UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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November 27, 2020

Dear Tiffany & Co. Stockholders:

On behalf of the board of directors (the “Board”) of Tiffany & Co. (the “Company”), we cordially invite you to attend a special meeting of stockholders of the Company, which will be held on December 30, 2020, at 9:00 a.m., Eastern Time (the “special meeting”). Due to public health concerns surrounding the novel coronavirus (COVID-19) and to prioritize the health and well-being of our employees, stockholders and other community members, the Company will hold the special meeting in a virtual meeting format only on http://www.virtualshareholdermeeting.com/TIF2020SM (the “virtual meeting website”). You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

On November 24, 2019, the Company entered into a merger agreement (the “original merger agreement”) with LVMH Moët Hennessy-Louis Vuitton SE, a societas Europaea (European company) organized under the laws of France (“Parent”), Breakfast Holdings Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Holding”), and Breakfast Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Holding (“Merger Sub”). On October 28, 2020, the Company entered into an amended and restated merger agreement (the “merger agreement”) with Parent, Holding and Merger Sub, which amended and restated the original merger agreement in its entirety and provides for, among other things, the acquisition by Parent of the Company through the merger of Merger Sub with and into the Company (the “merger”), with the Company continuing as the surviving corporation in the merger and an indirect wholly owned subsidiary of Parent.

If the merger is completed, you will be entitled to receive $131.50 in cash, without interest, less any required withholding taxes, for each share of the common stock, par value $0.01 per share, of the Company (our “common stock”) owned by you immediately prior to completion of the merger (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares of our common stock), which represents a premium of approximately 33.4% to the Company’s closing price on October 25, 2019, the last trading day prior to the first media accounts regarding a possible acquisition of the Company by Parent, and a premium of approximately 43.4% to the Company’s thirty (30)-day volume-weighted average stock price on that same date.

The Board has determined that the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. The Board recommends that you vote “FOR” approval of the proposal to adopt the merger agreement. The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal. The Board recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger. The proposal to approve an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal. The Board recommends that you vote “FOR” the proposal to approve adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement.

In accordance with the General Corporation Law of the State of Delaware (as amended, and all rules and regulations promulgated thereunder, the “DGCL”), the amendment and restatement of the original merger agreement necessitates that the merger agreement be adopted by the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. As a result, you are now being asked to vote on the proposal to adopt the merger agreement, which amended and restated the original merger agreement in its entirety, despite the fact that you may have voted on the proposal to adopt the original merger agreement in connection with the February 4, 2020 special meeting of the Company’s stockholders.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. Whether or not you plan to attend the special meeting virtually, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-prepaid reply envelope, or submit your proxy by telephone or via the Internet. If your shares of our common stock are held in “street name” by your bank, broker or other nominee, your bank, broker or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, broker or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, broker or other nominee. If you fail to return your proxy card, submit your proxy by telephone or via the Internet or vote in person, or if your shares are held in “street name” by your bank, broker or other nominee, and you fail to instruct your bank, broker or other nominee to vote your shares of our common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Stockholders who do not vote in favor of the proposal to adopt the merger agreement, and who demand appraisal in writing to the Company prior to the special meeting and comply with all of the applicable requirements of Delaware law, which are summarized in the section entitled “Appraisal Rights” in the accompanying proxy statement and reproduced in its entirety as Annex D to the accompanying proxy statement, will be entitled to rights of appraisal to obtain the fair value of their shares of our common stock.

You have the right to revoke a proxy at any time prior to the taking of the vote at the special meeting. You may revoke your proxy prior to the taking of the vote at the special meeting, by submitting a new proxy to vote your shares over the Internet or by telephone (only your latest Internet or telephone proxy is counted), by signing a later-dated new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card or by sending a written revocation of your proxy to the Company prior to the special meeting. In addition, you may revoke your proxy by attending the special meeting virtually and voting in person; however, attending the special meeting virtually will not revoke your written, Internet or telephone proxy, as the case may be, unless you specifically request revocation or vote in person at the special meeting. The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, the changes to the original merger agreement, and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the entire proxy statement, and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission (the “SEC”).

If you have any questions or need assistance voting your shares of our common stock, please contact Innisfree M&A Incorporated, our proxy solicitor (“Innisfree”), by calling toll-free at (877) 687-1874. We look forward to seeing you at the special meeting.

Sincerely,

Roger N. Farah Chairman of the Board of Directors	Alessandro Bogliolo Chief Executive Officer

The proxy statement is dated November 27, 2020, and is first being mailed on or about December 1, 2020 to our stockholders of record who owned shares of our common stock as of the close of business on November 30, 2020.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held December 30, 2020

November 27, 2020

To the Stockholders of the Company:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Tiffany & Co. (the “Company”) will be held on December 30, 2020, at 9:00 a.m., Eastern Time (the “special meeting”). Due to public health concerns surrounding the novel coronavirus (COVID-19) and to prioritize the health and well-being of the Company’s employees, stockholders and other community members, the Company will hold the special meeting in a virtual meeting format only on http://www.virtualshareholdermeeting.com/TIF2020SM (the “virtual meeting website”). You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

The special meeting will be held for the following purpose:

1.

to consider and vote on a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 28, 2020, as it may be amended from time to time (the “merger agreement”), by and among the Company, LVMH Moët Hennessy-Louis Vuitton SE, a societas Europaea (European company) organized under the laws of France (“Parent”), Breakfast Holdings Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Holding”), and Breakfast Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Holding (“Merger Sub”), a copy of which is attached as Annex A to the accompanying proxy statement, which amended and restated the Agreement and Plan of Merger, dated as of November 24, 2019 (the “original merger agreement”), by and among the Company, Parent, Holding and Merger Sub, and pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving corporation in the merger and an indirect wholly owned subsidiary of Parent;

2.	to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger; and

3.

to consider and vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement.

The merger agreement, the changes to the original merger agreement, the merger and the other transactions that would be effected in connection with the merger are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.

The Company’s board of directors (the “Board”) has determined that the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of the common stock, par value $0.01 per share, of the Company (our “common stock”) issued and outstanding as of the close of business on the record date. The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal. The proposal to approve adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal.

The Board recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” the proposal to approve adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement.

In accordance with the General Corporation Law of the State of Delaware (as amended, and all rules and regulations promulgated thereunder, the “DGCL”), the amendment and restatement of the original merger agreement necessitates that the merger agreement be adopted by the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. As a result, you are now being asked to vote on the proposal to adopt the merger agreement, which amended and restated the original merger agreement in its entirety, despite the fact that you may have voted on the proposal to adopt the original merger agreement in connection with the February 4, 2020 special meeting of the Company’s stockholders.

Your vote is very important, regardless of the number of shares of our common stock that you own. Because stockholders cannot take any action at the special meeting unless a majority of the shares of our common stock issued and outstanding and entitled to vote thereat is represented, it is important that you attend the special meeting virtually or are represented by proxy at the special meeting. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. Whether or not you plan to attend the special meeting virtually, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-prepaid reply envelope, or submit your proxy by telephone or the Internet. If your shares of our common stock are held in “street name” by your bank, broker or other nominee, your bank, broker or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, broker or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, broker or other nominee. If you fail to return your proxy card, submit your proxy by telephone or via the Internet or vote in person, or if your shares are held in “street name” by your bank, broker or other nominee, and you fail to instruct your bank, broker or other nominee to vote your shares of our common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Stockholders who do not vote in favor of the proposal to adopt the merger agreement, and who demand appraisal in writing to the Company prior to the special meeting and comply with all of the applicable requirements of Delaware law, which are summarized in the section entitled “Appraisal Rights” in the accompanying proxy statement and reproduced in its entirety as Annex D to the accompanying proxy statement, will be entitled to rights of appraisal to obtain the fair value of their shares of common stock of the Company.

You have the right to revoke a proxy at any time prior to the taking of the vote at the special meeting. You may revoke your proxy prior to the taking of the vote at the special meeting, by submitting a new proxy to vote your shares over the Internet or by telephone (only your latest Internet or telephone proxy is counted), by signing a later-dated new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card or by sending a written revocation of your proxy to the Company prior to the special meeting. In addition, you may revoke your proxy by attending the special meeting virtually and voting in person; however, attending the special meeting virtually will not revoke your written, Internet or telephone proxy, as the case may be, unless you specifically request revocation or vote in person at the special meeting.

The Board has fixed the close of business on November 30, 2020 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only stockholders of record as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. These individuals and entities will be entitled to cast one (1) vote on each matter properly brought before the special meeting for each share of our common stock held of record as of the close of business on the record date. The stockholders of record as of the close of business on the record date for the special meeting, their duly appointed proxy holders, and the “street name” stockholders who beneficially owned shares of our common stock on the record date are entitled to participate in the virtual meeting and will need their assigned 16-digit control number to vote shares in person at the special meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned 16-digit control number, please follow the instructions on the voting instruction form, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly. Please note that if you are a beneficial owner of shares of our common stock held in the Tiffany and Company Employee Profit Sharing and Retirement Savings Plan, you will not be able to vote those shares in person at the special meeting.

Attendance at the special meeting will be limited to stockholders of record at the record date, their duly appointed proxy holders, and stockholders who beneficially owned shares of our common stock on the record date and our invited guests. Technical assistance will be available for attendees who experience an issue accessing the special meeting. Contact information for technical support will appear on the virtual meeting website prior to the start of the special meeting. Please note that recording of the special meeting will not be permitted.

A list of the stockholders entitled to vote at the special meeting will be available during ordinary business hours ten (10) business days before the special meeting at the Company’s principal place of business located at 200 Fifth Avenue, New York, New York 10010. Please contact the Company’s Investor Relations Department by sending an email to jason.wong@tiffany.com if you wish to inspect the list prior to the special meeting. To access the list during the special meeting, please use the virtual meeting website link set forth above.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING VIRTUALLY AND VOTE IN PERSON, YOUR IN PERSON VOTE WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED BY YOU.

BY ORDER OF THE BOARD OF DIRECTORS

Leigh M. Harlan
Secretary

-i-

-ii-

200 Fifth Avenue

New York, New York 10010

PROXY STATEMENT

Special Meeting of Stockholders

Introduction

This proxy statement is dated November 27, 2020, and is first being mailed on or about December 1, 2020 to the stockholders of record of Tiffany & Co., a Delaware corporation (the “Company”), as of the close of business on November 30, 2020 in connection with the solicitation of proxies by our board of directors (the “Board”), for use at a special meeting of stockholders of the Company to be held on December 30, 2020, at 9:00 a.m., Eastern Time, or at any adjournment or postponements thereof (the “special meeting”). Due to public health concerns surrounding the novel coronavirus (COVID-19) and to prioritize the health and well-being of the Company’s employees, stockholders and other community members, the Company will hold the special meeting in a virtual meeting format only on http://www.virtualshareholdermeeting.com/TIF2020SM (the “virtual meeting website”). You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Stockholders will be asked:

•

to consider and vote on a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 28, 2020, as it may be amended from time to time (the “merger agreement”), by and among the Company, LVMH Moët Hennessy-Louis Vuitton SE, a societas Europaea (European company) organized under the laws of France (“Parent”), Breakfast Holdings Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Holding”), and Breakfast Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Holding (“Merger Sub”), which amended and restated the Agreement and Plan of Merger, dated as of November 24, 2019 (the “original merger agreement”), by and among the Company, Parent, Holding and Merger Sub (the “merger proposal”);

•

to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger (the “compensation proposal”); and

•

to consider and vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal (the “adjournment proposal”).

A copy of the merger agreement is attached as Annex A to the proxy statement. Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving corporation in the merger and an indirect wholly owned subsidiary of Parent.

-iii-

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement, its annexes and the documents referred to in this proxy statement carefully before voting. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 141 of this proxy statement.

Parties to the Merger (Page 30)

Tiffany & Co.

Tiffany & Co., a Delaware corporation (as previously defined, the “Company”), with headquarters in New York, New York, is a holding company that operates through Tiffany and Company (“Tiffany”) and the Company’s other subsidiary companies. Charles Lewis Tiffany founded Tiffany’s business in 1837. Today, with more than 14,000 employees, Tiffany and the Company’s other subsidiaries design, manufacture and market jewelry, watches and luxury accessories. The Company operates more than 300 retail stores worldwide as part of its omni-channel approach. The Company is listed on the New York Stock Exchange (the “NYSE”) under the symbol “TIF.” A detailed description of the Company’s business is located in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, filed with the Securities and Exchange Commission (the “SEC”) on March 20, 2020, which is incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 141.

LVMH Moët Hennessy-Louis Vuitton SE

LVMH Moët Hennessy-Louis Vuitton SE, a societas Europaea (European company) organized under the laws of France (as previously defined, “Parent”), is a holding company that operates through a portfolio of wine and spirits brands that includes Moët & Chandon, Dom Pérignon, Veuve Clicquot Ponsardin, Krug, Ruinart, Mercier, Château d’Yquem, Domaine du Clos des Lambrays, Château Cheval Blanc, Château du Galoupet, Château d’Esclans, Colgin Cellars, Hennessy, Glenmorangie, Ardbeg, Belvedere, Woodinville, Volcán de Mi Tierra, Chandon, Cloudy Bay, Terrazas de los Andes, Cheval des Andes, Cape Mentelle, Newton, Bodega Numanthia and Ao Yun and a portfolio of fashion and leather goods brands that includes Louis Vuitton, Christian Dior Couture, Celine, Loewe, Kenzo, Givenchy, Pink Shirtmaker, Fendi, Emilio Pucci, Marc Jacobs, Berluti, Nicholas Kirkwood, Loro Piana, RIMOWA, Patou and Fenty. Parent is present in the Perfumes and Cosmetics sector with Parfums Christian Dior, Guerlain, Parfums Givenchy, Kenzo Parfums, Perfumes Loewe, Benefit Cosmetics, Make Up For Ever, Acqua di Parma, Fresh, Fenty Beauty by Rihanna and Maison Francis Kurkdjian. Parent has a portfolio of watches and jewelry brands that includes Bvlgari, TAG Heuer, Chaumet, Repossi, Dior Watches, Zenith, Fred and Hublot. Parent is also active in selective retailing as well as in other activities through DFS, Sephora, Le Bon Marché, La Samaritaine, Groupe Les Echos, Cova, Le Jardin d’Acclimatation, Royal Van Lent, Belmond and Cheval Blanc hotels. Additional information about Parent and its subsidiaries is included on its website: www.lvmh.com. The information provided or accessible through Parent’s website is not part of, or incorporated by reference in, this proxy statement.

Holding

Breakfast Holdings Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (as previously defined, “Holding”), was incorporated for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Holding, as the sole stockholder of Merger Sub, approved and adopted the terms and provisions of the merger agreement, including the consummation of the transactions contemplated thereby.

Merger Sub

Breakfast Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Holding (as previously defined, “Merger Sub”), was incorporated for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Prior to the effective time (as defined in the section entitled “Summary—The Merger” beginning on page 4) of the merger, Merger Sub will have conducted no other business activities and will have no assets, liabilities or obligations other than those incident to its formation and pursuant to the merger agreement and the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into the Company and will thereafter cease to exist.

The Special Meeting (Page 32)

Date, Time, Place and Purpose of the Special Meeting (Page 32)

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on December 30, 2020, at 9:00 a.m., Eastern Time. Due to public health concerns surrounding the novel coronavirus (COVID-19) and to prioritize the health and well-being of the Company’s employees, stockholders and other community members, the Company will hold the special meeting in a virtual meeting format only on http://www.virtualshareholdermeeting.com/TIF2020SM. You will not be able to attend the special meeting physically in person.

At the special meeting, holders of our common stock, par value $0.01 per share (our “common stock,” and the holders thereof, our “stockholders”), will be asked to approve the merger proposal, the compensation proposal and the adjournment proposal.

Record Date and Quorum (Page 33)

The Board has fixed the close of business on November 30, 2020 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting, and any adjournments or postponements thereof. Only holders of record of our common stock as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof.

As of November 22, 2020, there were 121,413,220 shares of our common stock issued and outstanding. We expect that a similar figure will be outstanding and entitled to vote at the special meeting as of the close of business on the record date. Each holder of our common stock issued and outstanding as of the close of business on the record date is entitled to cast one (1) vote on each matter properly brought before the special meeting for each share of such common stock.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote thereat as of the close of business on the record date constitutes a quorum. Abstentions (as described in the section entitled “The Special Meeting—Vote Required” starting on page 34) are counted as present for the purpose of determining whether a quorum is present. Because brokers do not have discretionary authority to vote on any of the proposals at the special meeting, if you do not instruct your bank, broker or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted (“broker non-votes”) and are not counted for the purpose of determining the presence of a quorum.

Vote Required (Page 34)

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger proposal.

Approval of the compensation proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal. Abstentions will have the same effect as a vote “AGAINST” approval of the compensation proposal. Broker non-votes will have no effect on the approval of the compensation proposal, assuming a quorum is present.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal. Abstentions will have the same effect as a vote “AGAINST” approval of the adjournment proposal. Broker non-votes will have no effect on the approval of the adjournment proposal, assuming a quorum is present.

In accordance with the General Corporation Law of the State of Delaware (as amended, and all rules and regulations promulgated thereunder, the “DGCL”), the amendment and restatement of the original merger agreement necessitates that the merger agreement be adopted by the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. As a result, you are now being asked to vote on the proposal to adopt the merger agreement, which amended and restated the original merger agreement in its entirety, despite the fact that you may have voted on the proposal to adopt the original merger agreement in connection with the February 4, 2020 special meeting of the Company’s stockholders.

As of November 22, 2020, the current directors and executive officers of the Company beneficially owned, in the aggregate, 638,214 shares of our common stock (not including any shares of our common stock deliverable upon exercise of or underlying any Company options, Company PSUs or Company RSUs (each as defined in the section entitled “Summary—Interests of Certain Persons in the Merger” beginning on page 8 and collectively, the “Company equity awards”)), representing less than 1% of the outstanding voting power of our common stock as of November 22, 2020. We expect that our directors and executive officers will beneficially own and be entitled to vote a similar figure at the close of business on the record date. The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock “FOR” approval of the merger proposal, “FOR” approval of the compensation proposal and “FOR” approval of the adjournment proposal.

Proxies and Revocation (Page 37)

Any stockholder of record entitled to vote at the special meeting may vote in person at the special meeting, or by submitting a proxy to vote via the Internet, by telephone or by mail using the enclosed postage-prepaid envelope. If you are a beneficial owner of shares of our common stock and your shares are held in “street name,” you should instruct your bank, broker or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or you do not provide your bank, broker or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the merger proposal, which will have the same effect as a vote “AGAINST” approval of the merger proposal.

If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy to vote via the Internet or by telephone, or if your shares of our common stock are held in “street name” by your bank, broker or other nominee, and you fail to instruct your bank, broker or other nominee to vote, your shares of our common stock will not be voted and will not have an effect on the approval of the compensation proposal or the adjournment proposal, assuming a quorum is present.

Shares of our common stock held in the Tiffany and Company Employee Profit Sharing and Retirement Savings Plan (the “Tiffany 401(k) Plan”) are voted by the Tiffany 401(k) Plan’s trustee in accordance with specific instructions given by Tiffany 401(k) Plan participants to whose accounts such shares have been allocated. Any shares of our common stock held in the Tiffany 401(k) Plan for which no instructions are received will be voted in the same proportion as those shares for which instructions are received. Please note that if you are a beneficial owner of shares of our common stock held through the Tiffany 401(k) Plan, you will not be able to vote those shares in person at the special meeting.

You have the right to revoke a proxy at any time prior to the taking of the vote at the special meeting. You may revoke your proxy prior to the taking of the vote at the special meeting, by submitting a new proxy to vote your shares over the Internet or by telephone (only your latest Internet or telephone proxy is counted), by signing a later-dated new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card or by sending a written revocation of your proxy to the Company prior to the special meeting. In addition, you may revoke your proxy by attending the special meeting virtually and voting in person; however, attending the special meeting virtually will not revoke your written, Internet or telephone proxy, as the case may be, unless you specifically request revocation or vote in person at the special meeting.

If you are a beneficial owner of shares of our common stock held in “street name”, you may change your instruction to your bank, broker or other nominee, as applicable, by submitting a subsequent instruction to such bank, broker or other nominee, or you may change your vote by attending the special meeting virtually and voting your shares.

If you are a beneficial owner of shares of our common stock held through the Tiffany 401(k) Plan, you may change your instruction to the Tiffany 401(k) Plan trustee by submitting a subsequent instruction to such trustee by 11:59 p.m., Eastern Time, on December 27, 2020. You will not be able to vote those shares in person at the special meeting.

The Merger (Page 41)

The Company entered into an Agreement and Plan of Merger, dated as of November 24, 2019, with Parent, Holding and Merger Sub, which we refer to as the “original merger agreement.” On October 28, 2020, the Company, Parent, Holding and Merger Sub entered into an Amended and Restated Agreement and Plan of Merger (the “merger agreement”), which amended and restated the original merger agreement in its entirety.

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the applicable provisions of the DGCL, at the effective time (as defined herein), Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the merger and an indirect wholly owned subsidiary of Parent. We refer to the time when the merger becomes effective as the “effective time,” which will occur upon a certificate of merger with respect to the merger executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL (the “certificate of merger”) having been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later time as the Company and Parent may agree in writing and specify in the certificate of merger in accordance with the relevant provisions of the DGCL). Following the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation. Unless the merger agreement is terminated, the closing of the merger (the “closing”) will take place on the day no later than the fifth (5th) business day after the conditions set forth in the merger agreement have been satisfied or waived (to the extent permitted by applicable law) by the party entitled to the benefit of such conditions, or on such other date and time as the Company and Parent may agree in writing (such date on which the closing occurs, the “closing date”).

Changes to the Original Merger Agreement Pursuant to the Merger Agreement (page 41)

The original merger agreement was amended and restated pursuant to the merger agreement to, among other things, (i) reduce the per share merger consideration to $131.50 in cash from $135.00 in cash, in each case, without interest, less any required withholding taxes, (ii) expressly permit the Company to declare and pay regular quarterly dividends of up to $0.58 per share in the Company’s sole discretion, (iii) eliminate certain conditions to the closing such as (A) the absence of a material adverse effect on the Company, and (B) the absence of (1) any legal prohibition by a governmental entity that is in effect and enjoins, prevents or otherwise prohibits, materially restrains or materially impairs or makes unlawful consummation of the transactions contemplated by the merger agreement and (2) any proceeding instituted by a governmental entity that seeks to temporarily or permanently impose a legal restraint, (iv) narrow the condition to the closing with respect to the accuracy of the Company’s representations and warranties to only select fundamental representations and warranties (relating to the Company’s organization, good standing and qualification, capital structure (except for de minimis inaccuracies), corporate authority and approval, actions taken to render inapplicable takeover statutes, absence of rights plans, absence of undisclosed broker’s or finder’s fees and receipt of financial advisor opinions), (v) expand the meaning of ordinary course of business (as defined in the section entitled “The Merger Agreement—Conduct of Our Business Pending the Merger” beginning on page 107) to include the manner in which the Company and its subsidiaries have been operating since the date of the original merger agreement through the date of the merger agreement, and to include any COVID-19 measures (as defined in the section entitled “The Merger Agreement—Representations and Warranties—COVID-19 Measures” beginning on page 106) taken after the signing of the merger agreement, and (vi) provide that if the merger has not been consummated within six (6) business days after the date on which the requisite company vote (as defined in the section entitled “Summary—The Merger Agreement—Termination” beginning on page 14) has been obtained as a result of the material breach of the merger agreement by Parent or Merger Sub (it being understood that the closing cannot take place prior to January 7, 2021), the Company will have no further obligation to comply with certain obligations in respect of the conduct of its business pending the merger. Parent further agreed that, in the event that any proceeding is brought by the Company to enforce the terms of the merger agreement or for money damages, the “per share merger consideration” will be deemed, for all purposes in that proceeding, including any award of specific performance or damages, to be $135.00 in cash, without interest and less any required withholding taxes.

As described in the section entitled “The Merger—Background of the Merger” beginning on page 42, on September 9, 2020, the Company filed a lawsuit against Parent, Holding and Merger Sub, and, on September 29, 2020, Parent, Holding and Merger Sub filed counterclaims against the Company (the “merger litigation”) in the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) related to the merger under the original merger agreement. Concurrently with the execution of the merger agreement, the Company, Parent, Holding and Merger Sub also entered into a settlement agreement (the “settlement agreement”) pursuant to which, among other things, each party agreed to dismiss with prejudice all claims that it brought in the merger litigation and filed a stipulation and order of dismissal dismissing with prejudice all claims asserted by the parties in the merger litigation.

For additional information, see the section entitled “The Merger—Changes to the Original Merger Agreement Pursuant to the Merger Agreement” beginning on page 41.

The Merger Consideration (Page 41)

At the effective time, upon the terms and subject to the conditions set forth in the merger agreement, each share of our common stock issued and outstanding immediately prior to the effective time (other than excluded shares, the “eligible shares”) will be automatically canceled and will cease to exist, and will be converted into the right to receive an amount of cash equal to $131.50 (the “per share merger consideration”), without interest, less any required withholding taxes, other than: (i) shares of our common stock that are owned or held in treasury immediately prior to the effective time by the Company or any wholly owned subsidiary of the Company or owned immediately prior to the effective time by Parent or any wholly owned subsidiary of Parent, including Holding and Merger Sub (collectively, the “cancelled shares”), which will be automatically canceled without payment of any consideration therefor and will cease to exist; and (ii) shares of our common stock, other than the cancelled shares, that are held by a stockholder of record who did not vote in favor of the merger proposal with respect to such shares and is entitled to demand and validly demands appraisal of such shares of our common stock pursuant to, and complies in all respects with, Section 262 of the DGCL (such shares, the “dissenting shares,” and together with the cancelled shares, the “excluded shares”).

Pursuant to the merger agreement, in the event that any proceeding is brought by the Company to enforce the terms of the merger agreement or for money damages, the “per share merger consideration” will be deemed, for all purposes in that proceeding, including any award of specific performance or damages, to be $135.00 in cash, without interest and less any required withholding taxes.

Reasons for the Merger; Recommendation of the Board (Page 57)

After careful consideration of various factors as described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Company’s Board of Directors” beginning on page 57, the Board determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, the Company and the Company’s stockholders, and approved and declared advisable the merger agreement and the execution, delivery and performance of the merger agreement by the Company and the consummation of the merger and the other transactions contemplated by the merger agreement. The Board also directed that the merger agreement be submitted to the stockholders for adoption at the special meeting and recommended that the stockholders vote to adopt the merger agreement and to approve and/or adopt such other matters that are submitted for their approval and/or adoption in connection with the merger agreement at the special meeting. In the course of reaching its determination and recommendation, the Board consulted with and received the advice and assistance of its outside legal and financial advisors and senior management at various times.

In considering the recommendation of the Board with respect to the merger proposal, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders of the Company that the merger agreement be adopted. For additional information, see the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 90.

The Board recommends that you vote “FOR” approval of the merger proposal, “FOR” approval of the compensation proposal and “FOR” approval of the adjournment proposal.

Opinions of Financial Advisors (Page 65)

Opinion of Centerview Partners (Page 65)

The Company retained Centerview Partners LLC (“Centerview”) as financial advisor to the Company in connection with the proposed merger and the other transactions contemplated by the merger agreement, which are collectively referred to as the “transaction” throughout this section and the summary of Centerview’s opinion in the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Centerview Partners” beginning on page 65. In connection with this engagement, the Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of shares of common stock (other than excluded shares) of the merger consideration proposed to be paid to such holders pursuant to the merger agreement. On October 28, 2020, Centerview rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 28, 2020 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration proposed to be paid to the holders of shares of common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Centerview, dated October 28, 2020, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with Centerview’s services as a financial advisor to the Board and pursuant to an engagement letter, as amended, between the Company and Centerview, the Company agreed to pay Centerview an aggregate fee of $45 million, $3 million of which was paid upon the rendering of Centerview’s opinion in connection with the original merger agreement, $3 million of which was paid upon the rendering of Centerview’s opinion in connection with the merger agreement and $39 million of which is payable contingent upon consummation of the merger.

For additional information, see the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Centerview Partners” beginning on page 65 and Annex B to this proxy statement.

Opinion of Goldman Sachs (Page 72)

At a meeting of the Board held on October 28, 2020, Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered to the Board its oral opinion, subsequently confirmed in its written opinion dated October 28, 2020, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the per share merger consideration of $131.50 to be paid to the holders (other than Parent and its affiliates) of shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 28, 2020, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached to this proxy statement as Annex C. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Board in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of shares of common stock should vote with respect to the merger or any other matter.

Pursuant to an engagement letter between the Company and Goldman Sachs, the Company agreed to pay Goldman Sachs for its services in connection with the merger an aggregate fee that is estimated, based on the information available as of the date of announcement, at approximately $32 million plus an additional discretionary fee of up to approximately $16 million, all of which is contingent upon completion of the merger.

For additional information, see the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman Sachs” beginning on page 72 and Annex C to this proxy statement.

Financing of the Merger (Page 86)

The merger is not subject to a financing condition.

Parent, Holding and Merger Sub have represented in the merger agreement that Parent and its controlled affiliates will have sufficient cash, available lines of credit or other sources of funds at the effective time necessary to consummate the transactions contemplated by the merger agreement. Parent, Holding and Merger Sub have further represented in the merger agreement that Parent and its controlled affiliates have the financial resources and capabilities to fully perform all of Parent’s, Holding’s and Merger Sub’s obligations under the merger agreement.

Parent has agreed to notify the Company if Parent or any of its subsidiaries has entered into any commitment letter or other agreement pursuant to which any person (or persons) has committed to provide debt financing for the purposes of financing the transactions contemplated by the merger agreement, and to identify to the Company the applicable person (or persons) that has committed to provide such debt financing. On November 25, 2019, Parent notified the Company that Parent has entered into a facilities agreement, dated as of November 25, 2019 (the “facilities agreement”), with, among others, Citigroup Global Markets Limited, as coordinator, and Citibank Group plc, UK Branch, as agent, which provides for a $8,500,000,000 bridge loan facility, a $5,750,000,000 364-day revolving credit facility and a €2,500,000,000 revolving credit facility. On February 11, 2020 and April 7, 2020, Parent completed eight (8) bond issuances totaling €10,700,000,000 (the “bonds”), following which the $8,500,000,000 bridge loan facility was terminated. Amongst other sources, proceeds of the 364-day revolving credit facility, the revolving credit facility and the bonds may be used for the payment of the merger consideration and fees and expenses in connection therewith.

Prior to the closing date, the Company has agreed to, and has agreed to cause its subsidiaries to, use commercially reasonable efforts to cause its and the subsidiaries’ respective affiliates and representatives to use commercially reasonable efforts to provide all customary cooperation that is reasonably requested by Parent in connection with any debt financing obtained by Parent or any of its subsidiaries for the purpose of financing the transactions contemplated by the merger agreement. For additional information with respect to the financing of the merger, see the section entitled “The Merger—Financing of the Merger” beginning on page 86.

Interests of Certain Persons in the Merger (Page 90)

In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that aside from their interests as Company stockholders, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Company stockholders generally. These interests include, among others:

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Under the merger agreement, in connection with the closing, (i) each award of options to purchase shares (“Company options”) that is outstanding immediately prior to the effective time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) $131.50 over (2) the per share exercise price for such Company option, multiplied by (B) the total number of shares underlying such Company option, less any required withholding taxes, (ii) each performance stock unit that vests on the basis of time and the achievement of performance metrics (“Company PSU”) that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the sum of (A) any accrued but unpaid cash in respect of dividend equivalent rights representing fractional shares with respect to such Company PSU, plus (B) the product of (1) the total number of shares subject to such Company PSU (including, for the avoidance of doubt, any dividend equivalent units credited in respect of Company PSUs) immediately prior to the effective time, multiplied by (2) $131.50, less any required withholding taxes and (iii) each restricted stock unit that vests solely on the basis of time (“Company RSU”) that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the sum of (A) any accrued but unpaid cash in respect of dividend equivalent rights representing fractional shares with respect to such Company RSU, plus (B) the product of (1) the total number of shares underlying such Company RSU (including, for the avoidance of doubt, any dividend equivalent units credited in respect of Company RSUs), multiplied by (2) $131.50, less any required withholding taxes; provided that if the consummation of the merger occurs on or following February 1, 2021 and prior to May 1, 2021, 25% of the Company equity awards granted in respect of the Company’s fiscal year 2021 will receive the foregoing treatment and the remainder of such awards will be forfeited.

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Each of the Company’s executive officers is party to a retention agreement with the Company that provides for “double-trigger” severance benefits in the event of qualifying terminations of employment within the two (2) year period following the merger. Parent and the Company have agreed that the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel will have “good reason” to resign under their respective retention agreements at the closing, subject to their continued employment though closing.

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Following the merger, the 1994 Tiffany and Company Supplemental Retirement Income Plan (the “Supplemental Plan”) provides for “double-trigger” vesting upon a qualifying termination, or “single-trigger” vesting at the time of the merger if the participant has either attained age 65, or age 55 with ten (10) years of service. Certain of the Company’s executive officers participate, but are not yet vested, in the Supplemental Plan.

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In accordance with the original merger agreement, with respect to compensation of the Company’s non-employee directors, annual equity awards in respect of fiscal year 2020 were granted in the ordinary course of business consistent with past practice solely in the form of Company RSUs, and cash fees in respect of fiscal year 2020 will be paid in full prior to the closing, to the extent not already paid. If the closing does not occur prior to May 1, 2021, annual equity awards in respect of fiscal year 2021 may be granted in the ordinary course of business consistent with past practice solely in the form of Company RSUs, and cash fees in respect of fiscal year 2021 will be paid in full prior to the closing.

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The Company may continue to implement strategies to mitigate the impact of Sections 280G and 4999 of the Code (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95) with respect to payments and other benefits that may be payable to employees (including executive officers) in connection with the transaction (including, without limitation, by entering into restrictive covenant agreements); provided that any action taken to accelerate any payments to such employees (other than actions substantially similar to mitigation actions taken prior to the date of the merger agreement) is subject to the prior consultation of Parent and in no event will the Company be permitted to provide or enter into tax gross-ups. In accordance with the foregoing, on December 13, 2019, the Board and/or the compensation committee of the Board (“Compensation Committee”), as applicable, approved the following actions to mitigate the potential impact of Sections 280G and 4999 of the Code on the Company and its executive officers (including certain of the named executive officers): (i) payment in December 2019 of a portion of the 2019 annual cash incentive awards that would otherwise have been payable in the first quarter of fiscal year 2020; (ii) acceleration of the vesting of certain Company RSUs and Company options scheduled to vest before January 31, 2021 (so that such Company RSUs and Company options vested as of December 17, 2019 and were settled or eligible for exercise, respectively, thereafter); (iii) acceleration of the vesting of a portion of the Company PSUs awarded in January 2017 (so that such Company PSUs, which were projected to vest and be earned in March 2020, vested as of December 17, 2019 and were settled thereafter); and (iv) payment in cash to certain of the executive officers who are not named executive officers in December 2019 of a portion of the annual equity awards that would have otherwise been granted in the ordinary course in January 2020, subject to clawback and repayment if the executive officer resigns without good reason or is terminated for cause prior to the closing, or if the merger agreement is terminated without the closing of the merger. In exchange for the treatment described above, each named executive officer entered into new restrictive covenant agreements that include non-competition and non-solicitation restrictions for a period of one (1) year post-employment (eighteen (18) months for the CEO). Additionally, on November 23, 2020, in accordance with the terms of the Merger Agreement, the Compensation Committee approved the following actions with respect to certain executive officers, including the Company’s named executive officers: (1) acceleration of the vesting of outstanding Company Options (so that such Company Options will vest as of November 23, 2020 and will be eligible for exercise thereafter), including for Messrs. Bogliolo (in the amount of 154,559 Company Options), Erceg (in the amount of 47,298 Company Options) and Galtie (in the amount of 43,941 Company Options) and Ms. Harlan (in the amount of 9,599 Company Options); (2) acceleration of the vesting of the total (maximum) number of the Company PSUs awarded in January 2018 and January 2019 (so that such Company PSUs will vest in December 2020 and be settled thereafter) including for Messrs. Bogliolo (in the amount of 150,220 Company PSUs), Erceg (in the amount of 46,263 Company PSUs) and Galtie (in the amount of 34,836 Company PSUs) and Ms. Harlan (in the amount of 18,779 Company PSUs) (in each case excluding future dividend equivalent units that may be credited in respect of such Company PSUs); and (3) acceleration of the vesting of outstanding Company RSU awards (so that such Company RSUs will vest in December 2020 and be settled thereafter) for Ms. Vitale (in the amount of 8,512 Company RSUs) (excluding future dividend equivalent units that may be credited in respect of such Company RSUs).

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The parties have agreed that the Company may grant cash retention bonuses to Company employees on terms determined by the Company acting in good faith following consultation with Parent; provided that any such award to certain persons, including all executive officers, is subject to the prior consent of Parent. On December 13, 2019, the Board approved the payment of retention awards to certain named executive officers (and three (3) other executive officers who are not named executive officers), subject to the execution of the restrictive covenant agreement described above and a special bonus agreement, which provides for clawback and repayment if the executive officer resigns without good reason (or pursuant to a claim of good reason where the claim is based solely upon the occurrence or anticipated occurrence of the merger) or is terminated for cause prior to January 31, 2021. The retention awards paid to named executive officers are as follows: Messrs. Bogliolo ($2,700,000) and Galtie ($800,000) and Mses. Harlan ($2,530,000) and Vitale ($900,000). The Company determined to pay these retention awards to the executive officers and certain other recipients who are not executive officers in December 2019 subject to the clawback provisions in order to mitigate the potential impact of Sections 280G and 4999 of the Code with respect to such awards.

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The Company’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies pursuant to the merger agreement (as described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 125).

Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the Company’s stockholders that the merger agreement be adopted. For additional information, see the sections entitled “The Merger—Background of the Merger” beginning on page 42 and “The Merger—Reasons for the Merger; Recommendation of the Company’s Board of Directors” beginning on page 57. These interests are described in more detail below in the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 90, and certain of them are quantified in the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 128.

Material U.S. Federal Income Tax Consequences of the Merger (Page 95)

If you are a U.S. holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95), the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 97)

All regulatory authorizations, consents, orders, approvals or waivers required for the merger under the merger agreement have been obtained. Pursuant to the original merger agreement, on January 3, 2020, Parent and the Company filed notification of the merger with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, and all rules and regulations promulgated thereunder, collectively, the “HSR Act”), and on February 3, 2020, the waiting period under the HSR Act in connection with the merger expired (the “original HSR clearance”). Further, on March 26, 2020, the Committee on Foreign Investment in the United States (“CFIUS”) informed the parties that it had concluded its review of the merger and determined that there are no unresolved national security concerns with respect to the transaction. Since then, the Company obtained the existing competition clearances (as defined in the section entitled “The Merger—Regulatory Approvals”) from certain non-U.S. governmental authorities with jurisdiction over antitrust and competition matters.

The original HSR clearance will expire as of February 2, 2021. Pursuant to the merger agreement, if the SEC does not confirm orally or in writing that it has no further comments on this proxy statement or that it does not intend to review this proxy statement prior to December 15, 2020, Parent, Holding, Merger Sub and the Company will, by no later than December 18, 2020, file a notification of the merger with the FTC and DOJ under the HSR Act, and will request early termination of the waiting period under the HSR Act. With such filing by December 18, 2020, the waiting period under the HSR Act is expected to expire by the middle of January 2021, such that the merger would have the antitrust clearance under the HSR Act, even after the original HSR clearance expires.

With respect to the existing competition clearances, if at any time it becomes reasonably apparent to the Company that, as a result of the timing of the potential closing date, it will not be reasonably likely that the closing date will occur prior to the expiration date of any such existing competition clearance, each of the Company and Parent, as applicable, are required to prepare and file, with respect to the transactions contemplated by the merger agreement, any notifications required or advisable under applicable antitrust laws, such complete filings to be made by no later than the business day after the applicable existing competition clearance expires. The merger agreement does not provide for any further action with respect to CFIUS.

Upon the terms and subject to the conditions set forth in the merger agreement, the Company and Parent have agreed to cooperate with each other and use (and cause their respective controlled affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or advisable on their respective parts under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including (i) maintaining in effect the existing competition clearances (including not taking any action that could reasonably be expected to cause any existing competition clearance to be withdrawn, rescinded or rendered invalid), (ii) preparing and filing, in consultation with the other, as promptly as practicable, with any governmental entity documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings, (iii) obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental entity in order to consummate the merger and the other transactions contemplated by the merger agreement and (iv) not taking any action that could, or could reasonably be expected to, cause any governmental entity to prevent, delay or impair consummation of the merger.

Further, if Parent or any of its affiliates (or any person acting on behalf of Parent or at Parent’s direction) receives any request for information from any governmental entity relating to the merger or the Company or is notified by the Company or any governmental entity of any request or requirement of any governmental entity for Parent to provide any information, document or filing to such governmental entity relating to the merger or the Company, Parent will provide, and will cause its affiliates to provide, a complete response to such request as promptly as reasonably practicable and in any event within five (5) business days of receiving such request for information. Parent must (i) notify the Company within twenty-four (24) hours of receipt of any communication or request for information from a governmental entity relating to the merger or the Company and (ii) consult with the Company with respect to all aspects of its response thereto prior to providing any substantive response to any governmental entity with respect thereto.

You should read the section entitled “The Merger—Regulatory Approvals” beginning on page 97 for a more detailed discussion of the parties’ obligations with respect to maintaining or obtaining regulatory approvals or waivers in connection with the merger.

The Merger Agreement (Page 99)

Treatment of Common Stock and Equity Awards (Page 100)

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Common Stock. At the effective time, each eligible share will be automatically canceled and will cease to exist, and will be converted into the right to receive, upon the terms and subject to the conditions set forth in the merger agreement, $131.50 in cash, without interest, less any required withholding taxes.

•

Company Options. At the effective time, each Company option that is outstanding immediately prior to the effective time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) $131.50 over (B) the per share exercise price for such Company option, multiplied by (ii) the total number of shares underlying such Company option, less any required withholding taxes.

•

Company PSUs. At the effective time, each Company PSU that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the sum of (A) any accrued but unpaid cash in respect of dividend equivalent rights representing fractional shares with respect to such Company PSU, plus (B) the product of (i) the total number of shares subject to such Company PSU (including, for the avoidance of doubt, any dividend equivalent units credited in respect of Company PSUs) immediately prior to the effective time, multiplied by (ii) $131.50, less any required withholding taxes; provided that if the consummation of the merger occurs on or following February 1, 2021 and prior to May 1, 2021, 25% of the Company PSUs granted in respect of the Company’s fiscal year 2021 will receive the foregoing treatment and the remainder of such awards will be forfeited.

•

Company RSUs. At the effective time, each Company RSU that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the sum of (A) any accrued but unpaid cash in respect of dividend equivalent rights representing fractional shares with respect to such Company RSU, plus (B) the product of (i) the total number of shares underlying such Company RSU (including, for the avoidance of doubt, any dividend equivalent units credited in respect of Company RSUs), multiplied by (ii) $131.50, less any required withholding taxes; provided that if the consummation of the merger occurs on or following February 1, 2021 and prior to May 1, 2021, 25% of the Company RSUs granted in respect of the Company’s fiscal year 2021 equity awards will receive the foregoing treatment and the remainder of such awards will be forfeited.

No Solicitation of Acquisition Proposals; Board Recommendation Changes (Page 112)

Until the effective time or earlier termination of the merger agreement in accordance with its terms, subject to certain exceptions, we are not permitted to (i) initiate, solicit, cause, propose or knowingly encourage, assist or facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of any acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 112) or any inquiry, proposal or request for information that would reasonably be expected to lead to, or result in, an acquisition proposal or (ii) engage in, conduct, continue, respond to or otherwise participate in any discussions or negotiations regarding, or disclose or furnish to any person any non-public information or data concerning the Company or its subsidiaries with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any acquisition proposal or any inquiry, proposal, offer or request for information that would reasonably be expected to lead to, or result in, an acquisition proposal.

Notwithstanding these restrictions, under certain circumstances, we may, prior to the time the requisite company vote (as defined in the section entitled “Summary—The Merger Agreement—Termination” beginning on page 14) is obtained, in response to an unsolicited, bona fide written acquisition proposal, acting upon the recommendation of the Board and subject to certain obligations to provide Parent with advance notice and to keep Parent informed: (i) provide information and data concerning the Company and its subsidiaries and access to the Company and its subsidiaries’ properties, books and records; provided that the Company must make available to Parent such information or data not previously made available to Parent, and that the Company must receive from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive on the person as the terms in the confidentiality agreement between the Company and Parent are on Parent; and (ii) engage or otherwise participate in any discussions or negotiations with such person regarding such acquisition proposal if the Board determines prior to taking such action that such acquisition proposal constitutes, or could reasonably be expected to result in, a superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes—Non-Solicitation Exceptions” beginning on page 113) and that the failure to take such action would be inconsistent with the Board’s fiduciary duties.

The merger agreement also provides, among other restrictions, that the Board cannot fail to include the recommendation that the holders of our common stock adopt the merger agreement in the proxy statement; withhold, withdraw, qualify, amend or modify the Board’s recommendation to stockholders to adopt the merger agreement; or approve or recommend any acquisition proposal. Notwithstanding the foregoing, as provided in the merger agreement, we may, prior to the time the requisite company vote is obtained, and subject to certain obligations to provide Parent with advance written notice, (x) make a change of recommendation (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes—Change of Recommendation or Termination of the Merger Agreement” beginning on page 114) (A)(1) in response to an acquisition proposal that the Board determines to be a superior proposal that is made and not withdrawn or (2) if an intervening event (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes—Change of Recommendation or Termination of the Merger Agreement” beginning on page 114) has occurred and (B) the Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that failure to take such action in response to such superior proposal or intervening event, as applicable, would violate the directors’ fiduciary duties under applicable law, or (y) subject to certain obligations to take into account any changes to the terms of the merger agreement proposed by Parent in good faith prior to termination and the payment of the termination fee (as defined in the section entitled “The Merger Agreement—Termination Fee” beginning on page 124) payable by the Company, authorize the Company to terminate the merger agreement in order to enter into a definitive written agreement with respect to such superior proposal if the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that, in light of such superior proposal, the failure to terminate the merger agreement and enter into an agreement with respect to such superior proposal would violate the directors’ fiduciary duties under applicable law.

Conditions to the Merger (Page 122)

The respective obligations of the Company, Parent, Holding and Merger Sub to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of certain customary conditions, including the adoption of the merger agreement by our stockholders, the maintenance or receipt of certain regulatory approvals or waivers (it being understood that the existing competition clearances are deemed to satisfy this condition to the extent still in effect), material compliance by the parties with their respective obligations under the merger agreement and the accuracy of certain of the parties’ representations and warranties (in the case of the Company’s representations and warranties, with such representations and warranties being limited to only select fundamental representations and warranties (relating to the Company’s organization, good standing and qualification, capital structure (except for de minimis inaccuracies), corporate authority and approval, actions taken to render inapplicable takeover statutes, absence of rights plans, absence of undisclosed broker’s or finder’s fees and receipt of financial advisor opinions)). For additional information, see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 122.

Termination (Page 123)

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time. The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time as follows.

By either Parent or the Company if:

•

the merger is not consummated on or before June 30, 2021 (as may be automatically extended to December 31, 2021, the “outside date,” as described in the section entitled “The Merger Agreement—Termination” on page 123) (the “termination date trigger”); or

•

the adoption of the merger agreement by the holders of a majority of our issued and outstanding shares of common stock entitled to vote on such matter at the special meeting (the “requisite company vote”) has not been obtained at the special meeting (the “requisite vote trigger”);

by the Company if:

•

there has been a breach of any representation, warranty, covenant or agreement made by Parent, Holding or Merger Sub set forth in the merger agreement, or if any representation or warranty of Parent, Holding or Merger Sub has become untrue following the date of the merger agreement, in either case, that would cause the conditions to the closing that relate to the accuracy of Parent’s, Holding’s or Merger Sub’s representations and warranties and the performance, in all material aspects, of the obligations of Parent, Holding and Merger Sub under the merger agreement to not be satisfied, subject to the conditions described in the section entitled “The Merger Agreement—Termination” on page 123; or

•

prior to the time the requisite company vote is obtained, to enter into an alternative acquisition agreement in compliance with the terms of the merger agreement; provided that the Company pays the termination fee (as defined in the section entitled “The Merger Agreement—Termination Fee” beginning on page 124) to Parent (the “superior proposal trigger”); and

by Parent if:

•

prior to the time the requisite company vote is obtained, there has been a change of recommendation (the “change of recommendation trigger”) or if the Company or any of its representatives has materially breached any of its obligations related to not soliciting acquisition proposals or a change of recommendation (the “no shop trigger”).

Subject to the payment, under certain circumstances, of the termination fee (as described in the section entitled “The Merger Agreement—Termination Fee”), in the event of termination of the merger agreement by Parent or the Company in accordance with its terms, the merger agreement will be terminated and become void and have no effect, without any liability or obligation on the part of the Company, Parent, Holding or Merger Sub (or any of their respective affiliates or representatives); provided that no such termination will relieve the Company, Parent, Holding or Merger Sub from any liability or damages for willful breach of the merger agreement prior to such termination or the requirement, under certain circumstances, to pay the termination fee and the miscellaneous and general provisions in the merger agreement and the provisions of the merger agreement with respect to the effect of termination will each survive the termination of the merger agreement. For additional information with respect to the termination of the merger, see the section entitled “The Merger Agreement—Termination” beginning on page 123.

Termination Fee (Page 124)

A termination fee equal to $575,000,000 would be payable by us in the event that the merger agreement is terminated in accordance with its terms:

•	by either the Company or Parent, pursuant to the termination date trigger or requisite vote trigger and, in each case:

•

any person has made an acquisition proposal to the Company or its stockholders (whether or not conditional or not withdrawn) or publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an acquisition proposal with respect to the Company or any of its subsidiaries; and

•

within twelve (12) months after such termination, the Company enters into any alternative acquisition agreement with respect to any acquisition proposal (with 50% being substituted in lieu of 15% in each instance thereof in the definition of “acquisition proposal”), then immediately prior to or concurrently with the occurrence of such entry into an alternative acquisition agreement;

•	by Parent, pursuant to the change of recommendation trigger or no shop trigger, then promptly, but in no event later than two (2) business days after the date of such termination; or

•	by the Company, pursuant to the superior proposal trigger, then simultaneously with, and as a condition to, the effectiveness of any such termination.

In no event will the Company be required to pay the termination fee on more than one (1) occasion.

Remedies (Page 125)

Other than in the case of actual or intentional fraud or willful breach of any provision of the merger agreement by the Company, the right to receive the termination fee will be the sole and exclusive monetary remedy of Parent, Holding and Merger Sub, with respect to the merger agreement and the transactions contemplated by the merger agreement, against the Company and its subsidiaries and any of their respective directors, officers, employees, stockholders and affiliates for all losses and damages suffered as a result of the failure of the merger or other transactions contemplated by the merger agreement to be consummated or for a breach for failure to perform obligations under the merger agreement.

No termination of the merger agreement will relieve or release any party to the merger agreement from any liabilities or damages arising out of its actual or intentional fraud or willful breach of any provision of the merger agreement.

Subject to the foregoing paragraph, the parties are entitled to injunctions to restrain any breaches or violations of the merger agreement and to seek to enforce specifically the terms and provisions of the merger agreement in addition to any other remedies to which they are entitled in equity or at law.

Further, pursuant to the merger agreement, in the event that any proceeding is brought by the Company to enforce the terms of the merger agreement or for money damages, the “per share merger consideration” will be deemed, for all purposes in that proceeding, including any award of specific performance or damages, to be $135.00 in cash, without interest and less any required withholding taxes.

Market Price of Common Stock (Page 131)

The closing price of our common stock on the NYSE on October 25, 2019, the last trading day prior to the first media accounts regarding a possible acquisition of the Company by Parent, was $98.55 per share of our common stock. If the merger is completed, you will be entitled to receive $131.50 in cash, without interest, less any required withholding taxes, for each eligible share owned by you, which represents a premium of approximately 33.4% to the Company’s closing price on October 25, 2019, the last trading day prior to the first media accounts regarding a possible acquisition of the Company by Parent, and a premium of approximately 43.4% to the Company’s thirty (30)-day volume-weighted average share price of $91.70 per share of our common stock on that same date.

On November 25, 2020, the last full trading day before the filing of this proxy statement, the closing price for our common stock on the NYSE was $131.58 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Appraisal Rights (Page 134)

If the merger is completed, the Company’s stockholders who do not vote in favor of the merger proposal are entitled to appraisal rights under Section 262 of the DGCL, but only if they fully comply with all of the applicable legal requirements of Section 262 of the DGCL, which are summarized in this proxy statement in the section entitled “Appraisal Rights” beginning on page 134 and set forth in their entirety in Section 262 of the DGCL (attached to this proxy statement as Annex D). This means that you may be entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the per share merger consideration, without interest, less any required withholding taxes, pursuant to the merger agreement, if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you may receive in an appraisal proceeding may be less than, equal to or more than the amount you would have otherwise received under the merger agreement.

To exercise your appraisal rights with respect to your shares of our common stock, you must, among other things, submit a written demand for appraisal to the Company before the vote is taken on the merger proposal and you must not vote (either in person or by proxy) in favor of the merger proposal with respect to such shares. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you will lose your appraisal rights. The requirements for exercising appraisal rights are further described in the section entitled “Appraisal Rights” beginning on page 134 and the text of the DGCL appraisal rights statute is reproduced in its entirety as Annex D to this proxy statement. We encourage you to read these provisions carefully and in their entirety. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, broker or other nominee. In view of the complexity of the DGCL relating to appraisal rights, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly. The discussion of appraisal rights in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex D.

Delisting and Deregistration of Common Stock (Page 139)

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934 (as amended, and all rules and regulations promulgated thereunder, collectively, the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information.”

Q.	What is the proposed merger and what effects will it have on the Company?

A.

The proposed merger is an indirect acquisition of the Company by Parent, through Holding and Merger Sub, pursuant to the terms and subject to the conditions of the merger agreement. If the merger proposal is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived (to the extent permitted by applicable law), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. As a result of the merger, the Company will no longer be a publicly held corporation, and you, as a holder of our common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Q.	What will I receive if the merger is completed?

A.

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be automatically canceled and will cease to exist, and will be converted into the right to receive, upon the terms and subject to the conditions set forth in the merger agreement, $131.50 in cash, without interest, less any required withholding taxes.

Q.	How does the per share merger consideration compare to the market price of our common stock prior to the announcement of the merger under the original merger agreement?

A.

The per share merger consideration of $131.50 per share of common stock represents a premium of approximately 33.4% to the closing price of our common stock as of October 25, 2019, the last trading day prior to the first media accounts regarding a possible acquisition of the Company by Parent, and a premium of approximately 43.4% to the thirty (30)-day volume-weighted average share price on that same date.

Q.	Why is there a second special meeting relating to the merger?

A.

The Company, Parent, Holding and Merger Sub agreed to reduce the per share merger consideration from $135.00 as set forth in the original merger agreement to $131.50 as set forth in the merger agreement and make other changes to the original merger agreement in connection with the settlement of the merger litigation. The Board believes, for the reasons described in this proxy statement, that it is in the best interests of the Company and its stockholders to agree to the reduced per share merger consideration and other amended terms, rather than proceed with such litigation. For a discussion of the changes made to the original merger agreement pursuant to the merger agreement, please see the section of this proxy statement entitled “The Merger—Changes to the Original Merger Agreement Pursuant to the Merger Agreement” beginning on page 41.

In accordance with the DGCL, the amendment and restatement of the original merger agreement necessitates that the merger agreement be adopted by the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. As a result, you are now being asked to vote on the proposal to adopt the merger agreement, which amended and restated the original merger agreement in its entirety, despite the fact that you may have voted on the proposal to adopt the original merger agreement in connection with the February 4, 2020 special meeting of the Company’s stockholders.

Q.	What changes were made to the original merger agreement pursuant to the merger agreement?

A.

The original merger agreement was amended and restated pursuant to the merger agreement to, among other things, (i) reduce the per share merger consideration to $131.50 from $135.00 in cash, in each case, without interest, less any required withholding taxes, (ii) expressly permit the Company to declare and pay regular quarterly dividends of up to $0.58 per share in the Company’s sole discretion, (iii) eliminate certain conditions to the closing such as (A) the absence of a material adverse effect on the Company, and (B) the absence of (1) any legal prohibition by a governmental entity that is in effect and enjoins, prevents or otherwise prohibits, materially restrains or materially impairs or makes unlawful consummation of the transactions contemplated by the merger agreement and (2) any proceeding instituted by a governmental entity that seeks to temporarily or permanently impose a legal restraint, (iv) narrow the condition to the closing with respect to the accuracy of the Company’s representations and warranties to only select fundamental representations and warranties (relating to the Company’s organization, good standing and qualification, capital structure (except for de minimis inaccuracies), corporate authority and approval, actions taken to render inapplicable takeover statutes, absence of rights plans, absence of undisclosed broker’s or finder’s fees and receipt of financial advisor opinions), (v) expand the meaning of ordinary course of business to include the manner in which the Company and its subsidiaries have been operating since the date of the original merger agreement through the date of the merger agreement, and any COVID-19 measures taken after the signing of the merger agreement, and (vi) provide that if the merger has not been consummated within six (6) business days after the date on which the requisite company vote has been obtained as a result of the material breach of the merger agreement by Parent or Merger Sub (it being understood that the closing cannot take place prior to January 7, 2021), the Company will have no further obligation to comply with certain obligations in respect of the conduct of its business pending the merger. Parent further agreed that, in the event that any proceeding is brought by the Company to enforce the terms of the merger agreement or for money damages, the “per share merger consideration” will be deemed, for all purposes in that proceeding, including any award of specific performance or damages, to be $135.00 in cash, without interest and less any required withholding taxes.

Q.	Why was the original merger agreement amended and restated to, among other things, reduce the per share merger consideration?

A.

As described in the section entitled “The Merger—Background of the Merger” beginning on page 42, the Company filed a lawsuit against Parent, Holding and Merger Sub, and Parent, Holding and Merger Sub filed counterclaims against the Company in the Delaware Court of Chancery related to the merger under the original merger agreement. After careful consideration of various factors as described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Company’s Board of Directors” beginning on page 57, including the attractive value of the per share merger consideration and reduction of uncertainty posed by the merger litigation, the Board determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, the Company and the Company’s stockholders, and approved and declared advisable the merger agreement and the execution, delivery and performance of the merger agreement by the Company and the consummation of the merger and the other transactions contemplated by the merger agreement. In the course of reaching its determination and recommendation, the Board consulted with and received the advice and assistance of its outside legal and financial advisors and senior management at various times.

Q.	Is it possible for stockholders to reject the merger agreement and return to the terms of the original merger agreement?

A.

No, the adoption of the merger agreement (which amended and restated the original merger agreement in its entirety) by our stockholders is a condition to closing the merger. If the merger agreement (which amended and restated the original merger agreement in its entirety) is not adopted by the holders of our common stock or if the merger is not completed for any other reason, holders of our common stock will not receive any payment from Parent for their shares of our common stock. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on the NYSE.

Q.	How does the Board recommend that I vote?

A.	The Board recommends that you vote “FOR” approval of the merger proposal, “FOR” approval of the compensation proposal and “FOR” approval of the adjournment proposal.

Q.	When do you expect the merger to be completed?

A.

We are working towards completing the merger as soon as possible. All regulatory authorizations, consents, orders, approvals or waivers required for the merger under the merger agreement have been obtained. Assuming the maintenance or, in the event any existing approval or waiver expires and the Company files for such approval or waiver again, receipt of such regulatory approvals or waivers, and the satisfaction or waiver (to the extent permitted by applicable law) of other closing conditions, including obtaining of the requisite company vote, we anticipate that the merger will be completed early in the calendar year 2021.

Q.	What happens if the merger is not completed?

A.

If the merger proposal is not approved by the stockholders of the Company in accordance with the requisite company vote, or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on the NYSE.

In the event that the merger agreement is terminated, depending on the circumstances surrounding the termination, it is possible that the Company will be required to pay Parent a termination fee of $575,000,000. You should read the section entitled “The Merger Agreement—Termination Fee” beginning on page 124 for a more detailed discussion of the termination fee.

Q.	What conditions must be satisfied to complete the merger?

A.

There are several conditions which must be satisfied or waived (to the extent permitted by applicable law) to complete the merger, including obtaining stockholder approval of the merger proposal in accordance with the requisite company vote, obtaining or maintaining certain regulatory approvals or waivers (it being understood that the existing competition clearances are deemed to satisfy this condition to the extent still in effect), and the accuracy of certain representations and warranties and material compliance with covenants contained in the merger agreement.

You should read the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 122 for a more detailed discussion of the conditions to completion of the merger.

Q.	Is the merger expected to be taxable to me?

A.

Yes. The exchange of shares of our common stock for the per share merger consideration pursuant to the merger will generally be a taxable transaction to U.S. holders (as defined under the section entitled “The

Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95) for U.S. federal income tax purposes.

If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. We encourage you to read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95 for a more detailed discussion of the U.S. federal income tax consequences of the merger.

You should also consult your tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.

You are receiving this proxy statement enclosed with the proxy notice and the enclosed proxy card or voting instruction form in connection with the solicitation of proxies by the Board for use at the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

In accordance with the DGCL, the amendment and restatement of the original merger agreement necessitates that the merger agreement be adopted by the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. As a result, you are now being asked to vote on the proposal to adopt the merger agreement, which amended and restated the original merger agreement in its entirety, despite the fact that you may have voted on the proposal to adopt the original merger agreement in connection with the February 4, 2020 special meeting of the Company’s stockholders.

Q.	When and where is the special meeting?

A.

The special meeting of the stockholders of the Company will be held on December 30, 2020, at 9:00 a.m., Eastern Time. Due to public health concerns surrounding the novel coronavirus (COVID-19) and to prioritize the health and well-being of the Company’s employees, stockholders and other community members, the Company will hold the special meeting in a virtual meeting format only on http://www.virtualshareholdermeeting.com/TIF2020SM. You will not be able to attend the special meeting physically in person.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on the following:

•	a proposal to adopt the merger agreement that provides for, among other things, the acquisition of the Company by Parent;

•	a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger proposal; and

•

a proposal to approve adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the merger proposal.

Q.

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.

Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, commonly referred to as “golden parachute” compensation.

Q.	What will happen if the Company’s stockholders do not approve the compensation proposal?

A.

Approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on the Company, Parent, Holding or Merger Sub. Because the merger-related compensation to be paid to the Company’s named executive officers in connection with the merger is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual obligations applicable thereto).

Q.	What vote is required for the Company’s stockholders to approve the merger proposal?

A.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. That means that the merger proposal will be approved if more than half of the shares of our common stock issued and outstanding as of the close of business on the record date vote “FOR” the proposal. Therefore, your abstentions from voting and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger proposal.

Q.	What vote of our stockholders is required to approve the compensation proposal?

A.

Approval of the compensation proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. That means that the compensation proposal will be approved if more than half of those shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter vote “FOR” the proposal. Therefore, your abstentions from voting will have the same effect as a vote “AGAINST” approval of the compensation proposal. Broker non-votes will have no effect on the approval of the compensation proposal, assuming a quorum is present.

Q.	What vote of our stockholders is required to approve the adjournment proposal?

A.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. That means that the adjournment proposal will be approved if more than half of those shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter vote “FOR” the proposal. Therefore, your abstentions from voting will have the same effect as a vote “AGAINST” approval of the adjournment proposal. Broker non-votes will have no effect on the approval of the adjournment proposal, assuming a quorum is present.

Q.	Do any of the Company’s directors or executive officers have interests in the merger that may differ from, or be in addition to, my interests as a stockholder?

A.

In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers may have certain interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders. See the sections entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 90 and “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 128.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares of our common stock. As the stockholder of record, you have the right to vote by proxy, which involves granting your voting rights directly to the Company or to a third party, or to vote in person at the special meeting.

If your shares of our common stock are held by a bank, broker or nominee, or if your shares are held in the Tiffany 401(k) Plan, then you are considered the beneficial owner of shares of our common stock, and the organization holding, or trustee of, your account is considered the stockholder of record with respect to those shares of our common stock. The organization holding, or trustee of, your account should send you, as the beneficial owner, a package describing the procedure for voting your shares of our common stock. You should follow the instructions provided by them to vote your shares of our common stock. You will need your assigned 16-digit control number to vote shares in person at the special meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned 16-digit control number, please follow the instructions on the voting instruction form, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly. Please note that if you are a beneficial owner of shares of our common stock held through the Tiffany 401(k) Plan, you will not be able to vote those shares in person at the special meeting.

As compared to holding shares as a stockholder of record, holding only beneficial ownership of shares of our common stock may affect the steps you are required to take in order to exercise your appraisal rights with respect to such shares, as described in Annex D of this proxy statement.

Q.

If my shares of common stock are held in “street name” by my bank, broker or other nominee, or through the Tiffany 401(k) Plan, will my bank, broker, Tiffany 401(k) Plan trustee or other nominee vote my shares of common stock for me?

A.

Your bank, broker or other nominee will only be permitted to vote your shares of our common stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of our common stock. Banks, brokers or other nominees who hold shares in street name for customers have the authority to vote only on “routine” proposals when they have not otherwise received instructions from the applicable beneficial owners. This means that banks, brokers and other nominees are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the merger proposal, the compensation proposal and the adjournment proposal, and, as a result, absent specific instructions from the applicable beneficial owner of such shares of our common stock, banks, brokers or other nominees are not empowered to vote those shares of our common stock on any of the proposals under consideration at this special meeting. If you do not instruct your bank, broker or other nominee to vote your shares of our common stock or if you do not vote in person at the special meeting, your shares of our common stock will not be voted, and the effect will be the same as a vote “AGAINST” approval of the merger proposal, and your shares of our common stock will not be voted and will not have an effect on the approval of the compensation proposal or the adjournment proposal, assuming a quorum is present.

Shares of our common stock held in the Tiffany 401(k) Plan are voted by the Tiffany 401(k) Plan’s trustee in accordance with specific instructions given by Tiffany 401(k) Plan participants to whose accounts such shares of our common stock have been allocated. Any shares held in the Tiffany 401(k) Plan for which no instructions are received will be voted in the same proportion as those shares for which instructions are received. Please note that if you are a beneficial owner of shares of our common stock held through the Tiffany 401(k) Plan, you will not be able to vote those shares in person at the special meeting.

Q.	Who can vote at the special meeting?

A.

All of the holders of record of our common stock as of the close of business on November 30, 2020, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.

Q.	How many votes do I have?

A.

You are entitled to cast one (1) vote on each matter properly brought before the special meeting for each share of our common stock held of record by you as of the close of business on November 30, 2020, the record date for the special meeting.

Q.	What is a quorum?

A.

A “quorum” is the minimum number of shares that must be present at the special meeting for a valid vote. For the special meeting, a majority of the shares of our common stock issued and outstanding as of the close of business on the record date must be present in person or represented by proxy (including, for any beneficial owner of shares held in street name, by the organization holding such stockholder’s account).

As of November 22, 2020, the number of shares of our common stock issued and outstanding was 121,413,220. We expect that a similar figure will be outstanding and entitled to vote at the special meeting as of the close of business on the record date.

Once a quorum is present at the special meeting, it will not be broken by the subsequent withdrawal of a stockholder. As such, if a stockholder is represented by proxy at the special meeting, his or her shares are deemed present for purposes of a quorum, even if the stockholder withholds his or her vote or elects to “abstain” for one (1) or more proposals, or if the stockholder fails to instruct his or her bank, broker or other nominee to vote on one (1) of the proposals.

Q.	How do I vote?

A.

You can vote your shares of our common stock at the special meeting either by submitting your proxy or instruction prior to the special meeting, or by attending the special meeting virtually and voting in person. Voting instructions, whether voting is in person or by proxy, vary depending on whether you are a stockholder of record (also known as a “registered stockholder”) or a beneficial owner of shares held in street name.

Stockholder of Record. If you are a stockholder of record, you may vote your shares of our common stock on matters presented at the special meeting in any of the following ways:

•

In Person. You may attend the special meeting in a virtual format on http://www.virtualshareholdermeeting.com/TIF2020SM and cast your vote there. You will need your assigned 16-digit control number to vote shares electronically at the special meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices.

•

By Telephone or via the Internet. You can submit a proxy to vote your shares by telephone or via the Internet by following the instructions on the enclosed proxy card. Proxies submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on December 29, 2020. Have your proxy card in hand as you will be prompted to enter your control number.

•

By Mail. You can submit a proxy to vote your shares by mail if you received a printed proxy card by completing, signing, dating and promptly returning your proxy card in the postage-prepaid envelope provided with the materials. Proxies submitted by mail must be received by the close of business on December 29, 2020 in order to ensure that your vote is counted.

Beneficial Owner. If you are the beneficial owner of shares of our common stock, please refer to the instructions provided by the organization holding, or trustee of, your account to see which of the above choices are available to you. Those instructions will identify which of the above choices are available to you in order to have your shares of our common stock voted. You may instruct your bank, broker, Tiffany 401(k) Plan trustee or other nominee, as applicable, how to vote on your behalf. Please note that if you are a beneficial owner of shares of our common stock held through the Tiffany 401(k) Plan, your proxies submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on December 27,

2020, and your proxies submitted by mail must be received by the close of business on December 27, 2020 in order to ensure that your vote is counted. Please note that if you are a beneficial owner of shares of our common stock held through the Tiffany 401(k) Plan, you will not be able to vote those shares in person at the special meeting.

To attend the special meeting virtually and vote your shares at that meeting, you will need your assigned 16-digit control number. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned 16-digit control number, please follow the instructions on the voting instruction form, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly. Please note that if you are a beneficial owner of shares of our common stock held through the Tiffany 401(k) Plan, you will not be able to vote those shares in person at the special meeting.

For additional information, see the instructions under the section entitled “The Special Meeting—Attendance” beginning on page 33 of this proxy statement.

IT IS IMPORTANT THAT YOU PROMPTLY SUBMIT A PROXY TO VOTE YOUR SHARES OF OUR COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING VIRTUALLY MAY REVOKE THEIR PROXIES BY VOTING IN PERSON OR PRIOR TO THE SPECIAL MEETING AS DESCRIBED HEREIN.

Q.	How can I change or revoke my vote?

A.

If you are a stockholder of record, you may revoke any prior proxy or voting instructions at any time prior to the taking of the vote at the special meeting, regardless of how your proxy or voting instructions were originally submitted, by:

•	sending an executed, later-dated proxy card to the Corporate Secretary of the Company, calling in different instructions or providing different instructions through the Internet voting site;

•	notifying the Corporate Secretary of the Company in writing that you wish to revoke your proxy, provided that such notice must be received by us before the special meeting; or

•	attending the special meeting virtually and voting your shares in person.

If you are a beneficial owner of shares of our common stock held in “street name”, you may change your instruction to your bank, broker or other nominee, as applicable, by submitting a subsequent instruction to such bank, broker or other nominee, or you may change your vote by attending the special meeting virtually and voting your shares.

If you are a beneficial owner of shares of our common stock held through the Tiffany 401(k) Plan, you may change your instruction to the Tiffany 401(k) Plan trustee by submitting a subsequent instruction to such trustee by 11:59 p.m., Eastern Time, on December 27, 2020. You will not be able to vote those shares in person at the special meeting.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, such person referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.”

Proxies will extend to, and be voted at, any adjournment or postponement of the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of our common stock voted?

A.

If you vote by proxy, you will have designated three officers of the Company to act as your proxies at the special meeting. One of them will then vote your shares at the special meeting in accordance with the instructions you have given them on the proxy card or by telephone or via the Internet with respect to each of the proposals presented in this proxy statement.

When completing the Internet or telephone processes on the enclosed proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you are a stockholder of record and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, the shares represented by your properly signed proxy will be voted in accordance with the following recommendations of the Board: “FOR” approval of the merger proposal, “FOR” approval of the compensation proposal and “FOR” approval of the adjournment proposal.

Shares of our common stock held in the Tiffany 401(k) Plan are voted by the Tiffany 401(k) Plan’s trustee in accordance with specific instructions given by Tiffany 401(k) Plan participants to whose accounts such shares of our common stock have been allocated. Any shares of our common stock held in the Tiffany 401(k) Plan for which no instructions are received will be voted in the same proportion as those shares of our common stock for which instructions are received.

Q.	How are votes counted?

A.

For the merger proposal, the compensation proposal and the adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as votes “AGAINST” approval of the merger proposal, the compensation proposal and the adjournment proposal. Broker non-votes will have the same effect as votes “AGAINST” approval of the merger proposal and will have no effect on the approval of the compensation proposal or the adjournment proposal, assuming a quorum is present.

All votes will be tabulated by American Election Services, LLC, the inspector of elections appointed for the special meeting.

Q.	What do I do if I receive more than one proxy card or set of voting instructions?

A.

If you received more than one proxy card, your shares of our common stock are likely registered in different names or with different addresses or are in more than one (1) account. You must separately vote the shares of our common stock shown on each proxy card that you receive in order for all of your shares of our common stock to be voted at the special meeting.

Q.	How do I ask questions at the special meeting?

A.

The stockholders of record, along with “street name” stockholders who beneficially owned shares of our common stock on the record date, and their duly appointed proxy holders, will need their assigned 16-digit control number to submit questions related to the matters to be voted on at the special meeting during the live webcast of the meeting. Such questions may be submitted by using the instructions on the virtual meeting website at http://www.virtualshareholdermeeting.com/TIF2020SM. The control number can be found on the proxy card, voting instruction form, or other previously received notices. Please note that if you are a beneficial owner of shares of our common stock held through the Tiffany 401(k) Plan, you will be able to submit questions but will not be able to vote those shares in person at the special meeting.

Q.	What if during the check-in time or during the special meeting I have technical difficulties or trouble accessing the virtual meeting website?

A.

If the Company experiences technical difficulties during the special meeting (e.g., a temporary or prolonged power outage), it will determine whether the special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, the Company will promptly notify stockholders of the decision via http://www.virtualshareholdermeeting.com/TIF2020SM.

Broadridge Financial Solutions will have technicians ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. Contact information for technical support will appear on the virtual meeting website prior to the start of the special meeting.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.

The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares of our common stock at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares of our common stock.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time?

A.

If you transfer your shares of our common stock after the special meeting but before the effective time, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your shares of our common stock. In order to receive the per share merger consideration, you must hold your shares of our common stock through the completion of the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Company has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Innisfree a fee of $25,000 plus additional potential fees to be determined at the conclusion of the solicitation. The Company has agreed to reimburse Innisfree for certain out-of-pocket fees, telephone charges and expenses and will also indemnify Innisfree, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses related to the proxy solicitation. The Company may advance monies to Innisfree to pay on the Company’s behalf charges rendered by banks, brokers, the Tiffany 401(k) Plan trustees or their agents for their respective expenses in forwarding proxy materials to beneficial owners of shares of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.

Even if you plan to attend the special meeting virtually, after carefully reading and considering the information contained in this proxy statement, please submit a proxy to vote promptly to ensure that your shares of our common stock are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of our common stock voted at the special meeting in one of three ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card; (ii) calling the toll-free number specified on your proxy card; or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. If you decide to attend the special meeting virtually and vote in person, your in person vote will revoke any proxy previously submitted by you. If you are a beneficial owner of shares of our common stock, please refer to the instructions provided by your bank, broker, Tiffany 401(k) Plan trustee or other nominee to see which of the above choices are available to you. You may instruct your broker or Tiffany 401(k) Plan’s trustee, as applicable, how to vote on your behalf.

Q.	Should I send in my stock certificates now?

A.

No. If the merger proposal is approved, you will be sent a letter of transmittal promptly after the completion of the merger, and in any event within five (5) business days of the closing date, describing how you may exchange your shares of our common stock for the per share merger consideration in accordance with the terms of the merger agreement. If your shares of our common stock are held in “street name” by a bank, broker or other nominee, or through the Tiffany 401(k) Plan, you should contact your bank, broker, Tiffany 401(k) Plan trustee or other nominee for instructions as to how to effect the surrender of your shares of our common stock in exchange for the per share merger consideration in accordance with the terms of the merger agreement. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of the Company’s common stock?

A.

Stockholders who do not vote in favor of the adoption of the merger agreement are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if they take certain actions and meet certain conditions. For additional information, see the section entitled “Appraisal Rights” beginning on page 134. For the full text of Section 262 of the DGCL, please see Annex D of this proxy statement. Because of the complexity of the DGCL relating to appraisal rights, if you wish to exercise your appraisal rights, we encourage you to seek the advice of financial and legal counsel.

Q.	Who can help answer any other questions I might have?

A.

If you have additional questions about the merger, merger agreement or special meeting, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree, our proxy solicitor, by calling toll-free at (877) 687-1874. Banks, brokers and other nominees should call at (212) 750-5833.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referenced herein, including, without limitation, statements relating to the merger and conditions to closing of the merger, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the merger (and the anticipated benefits thereof) and about the future plans, assumptions and expectations for the Company’s business and its results. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” “may,” “will,” or other similar expressions may identify such forward-looking statements.

These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in forward-looking statements, including, as a result of factors, risks and uncertainties over which we have no control. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include, but are not limited to, the following: (i) conditions to the completion of the merger, including stockholder approval of the merger proposal, may not be satisfied or the regulatory approvals or waivers required for the merger may not be obtained or maintained, in each case, on the terms expected or on the anticipated schedule; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the parties to the merger or affect the ability of the parties to recognize the benefits of the merger; (iii) the effect of the announcement or pendency of the merger on the Company’s business relationships, operating results and business generally; (iv) risks that the merger disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention; (v) risks that the merger may divert management’s attention from the Company’s ongoing business operations; (vi) potential litigation that may be instituted against the Company or its directors or officers related to the merger or the merger agreement between the parties to the merger and any adverse outcome of any such potential litigation; (vii) the amount and timing of the costs, fees, expenses and other charges related to the merger, including in the event of any unexpected delays; (viii) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period, or at all, which may affect the Company’s business and the price of the common stock of the Company; (ix) any adverse effects on the Company by other general industry, economic, business and/or competitive factors; (x) the COVID-19 pandemic, including the duration and scope thereof, the availability of a vaccine or cure that mitigates the effect of the virus, the potential for additional waves of outbreaks and changes in financial, business, travel and tourism, consumer discretionary spending and other general consumer behaviors, political, public health and other conditions, circumstances, requirements and practices resulting therefrom; (xi) protest activity in the U.S.; and (xii) such other factors as are set forth in the Company’s periodic public filings with the SEC, including, but not limited to, those described under the headings “Risk Factors” and “Forward Looking Statements” in the Company’s Form 10-Q for the fiscal quarter ended October 31, 2020, in the Company’s Form 10-K for the fiscal year ended January 31, 2020, and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. The consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s financial condition, results of operations, credit rating or liquidity or stock price. In addition, there can be no assurance that merger will be completed, or if it is completed, that it will close within the anticipated time period, or that the expected benefits of the merger will be realized.

Forward-looking statements reflect the views and assumptions of management as of the date of this communication with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

PARTIES TO THE MERGER

The Company

Tiffany & Co.

200 Fifth Avenue

New York, New York 10010

Telephone: (212) 755-8000

Tiffany & Co., a Delaware corporation (as previously defined, the “Company”), with headquarters in New York, New York, is a holding company that operates through Tiffany and Company (as previously defined, “Tiffany”) and the Company’s other subsidiary companies. Charles Lewis Tiffany founded Tiffany’s business in 1837. Today, with more than 14,000 employees, Tiffany and the Company’s other subsidiaries design, manufacture and market jewelry, watches and luxury accessories. The Company operates more than 300 retail stores worldwide as part of its omni-channel approach. The Company is listed on the NYSE under the symbol “TIF.” A detailed description of the Company’s business is located in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, filed with SEC on March 20, 2020, which is incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 141.

Parent

LVMH Moët Hennessy-Louis Vuitton SE

22 avenue Montaigne

75008 Paris, France

Telephone: +33 1 44 13 22 22

LVMH Moët Hennessy-Louis Vuitton SE, a societas Europaea (European company) organized under the laws of France (as previously defined, “Parent”), is a holding company that operates through a portfolio of wine and spirits brands that includes Moët & Chandon, Dom Pérignon, Veuve Clicquot Ponsardin, Krug, Ruinart, Mercier, Château d’Yquem, Domaine du Clos des Lambrays, Château Cheval Blanc, Château du Galoupet, Château d’Esclans, Colgin Cellars, Hennessy, Glenmorangie, Ardbeg, Belvedere, Woodinville, Volcán de Mi Tierra, Chandon, Cloudy Bay, Terrazas de los Andes, Cheval des Andes, Cape Mentelle, Newton, Bodega Numanthia and Ao Yun and a portfolio of fashion and leather goods brands that includes Louis Vuitton, Christian Dior Couture, Celine, Loewe, Kenzo, Givenchy, Pink Shirtmaker, Fendi, Emilio Pucci, Marc Jacobs, Berluti, Nicholas Kirkwood, Loro Piana, RIMOWA, Patou and Fenty. Parent is present in the Perfumes and Cosmetics sector with Parfums Christian Dior, Guerlain, Parfums Givenchy, Kenzo Parfums, Perfumes Loewe, Benefit Cosmetics, Make Up For Ever, Acqua di Parma, Fresh, Fenty Beauty by Rihanna and Maison Francis Kurkdjian. Parent has a portfolio of watches and jewelry brands that includes Bvlgari, TAG Heuer, Chaumet, Repossi, Dior Watches, Zenith, Fred and Hublot. Parent is also active in selective retailing as well as in other activities through DFS, Sephora, Le Bon Marché, La Samaritaine, Groupe Les Echos, Cova, Le Jardin d’Acclimatation, Royal Van Lent, Belmond and Cheval Blanc hotels. Additional information about Parent and its subsidiaries is included on its website: www.lvmh.com. The information provided or accessible through Parent’s website is not part of, or incorporated by reference in, this proxy statement.

Holding

c/o LVMH Inc.

19 East 57th Street

New York, New York 10022

Telephone: (212) 931-2727

Breakfast Holdings Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (as previously defined, “Holding”), was incorporated for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Holding, as the sole stockholder of Merger Sub, approved and adopted the terms and provisions of the merger agreement, including the consummation of the transactions contemplated thereby.

Merger Sub

c/o LVMH Inc.

19 East 57th Street

New York, New York 10022

Telephone: (212) 931-2727

Breakfast Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holding (as previously defined, “Merger Sub”), was incorporated for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Merger Sub will have conducted no other business activities and will have no assets, liabilities or obligations other than those incident to its formation and pursuant to the merger agreement and the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into the Company and will cease to exist.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on December 30, 2020, at 9:00 a.m., Eastern Time, or at any adjournment or postponement thereof. Due to public health concerns surrounding the novel coronavirus (COVID-19) and to prioritize the health and well-being of the Company’s employees, stockholders and other community members, the Company will hold the special meeting in a virtual meeting format only on http://www.virtualshareholdermeeting.com/TIF2020SM. You will not be able to attend the special meeting physically in person.

Purpose of the Special Meeting

At the special meeting, holders of our common stock will be asked to consider and vote on the following:

•	the merger proposal;

•	the compensation proposal; and

•	the adjournment proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE PROPOSALS.

The Company’s stockholders must approve the merger proposal in order for the merger to occur. If the Company’s stockholders fail to approve the merger proposal in accordance with the requisite company vote, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

In accordance with the DGCL, the amendment and restatement of the original merger agreement necessitates that the merger agreement be adopted by the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. As a result, you are now being asked to vote on the proposal to adopt the merger agreement, which amended and restated the original merger agreement in its entirety, despite the fact that you may have voted on the proposal to adopt the original merger agreement in connection with the February 4, 2020 special meeting of the Company’s stockholders.

The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, a stockholder may vote to approve the merger proposal and vote not to approve the compensation proposal, and vice versa. Because the vote on the compensation proposal is advisory in nature only, it will not be binding on the Company, Parent Holding or Merger Sub. Accordingly, if the merger agreement is adopted by the Company’s stockholders in accordance with the requisite company vote and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of their respective compensation agreements and arrangements even if the stockholders do not approve the compensation proposal.

The vote on the adjournment proposal relates to the merger proposal and, if adopted, will allow the Company to, if necessary or appropriate, solicit additional proxies, including if there are not sufficient votes to approve the merger proposal in accordance with the requisite company vote. Nonetheless, even if a quorum is not present at the special meeting, the chair of the special meeting or the holders of a majority of the voting power of the outstanding shares of capital stock entitled to be voted at the special meeting that are present, in person or by proxy, may adjourn or postpone the special meeting to another place, date or time, in accordance with the Company’s by-laws.

Record Date and Quorum

The Board has fixed the close of business on November 30, 2020 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting, and any adjournments or postponements thereof. Only holders of record of our common stock as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof.

As of November 22, 2020, there were 121,413,220 shares of our common stock issued and outstanding. We expect that a similar figure will be outstanding and entitled to vote at the special meeting as of the close of business on the record date. Each holder of our common stock issued and outstanding as of the close of business on the record date is entitled to cast one (1) vote on each matter properly brought before the special meeting for each share of such common stock.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. Once a quorum is present at the special meeting, it will not be broken by the subsequent withdrawal of a stockholder. As such, once a share of our common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Because brokers do not have discretionary authority to vote on any of the proposals at the special meeting, broker non-votes are not counted for the purpose of determining the presence of a quorum. Your vote is very important, regardless of the number of shares of our common stock that you own. Because stockholders cannot take any action at the special meeting unless a majority of the shares of our common stock issued and outstanding and entitled to vote thereat is represented, it is important that you attend the special meeting virtually or are represented by proxy at the special meeting.

In the event that a quorum is not present at the special meeting, we expect to adjourn, postpone or recess the special meeting, including to solicit enough proxies to obtain a quorum by no more than ten (10) days in connection with any one (1) adjournment, postponement or recess and no more than a total of twenty (20) days from the original date of the special meeting. The Company may also adjourn, postpone or recess the special meeting if the Board has determined in good faith (after consultation with outside legal counsel) that such adjournment, postponement or recess is necessary under applicable law to comply with the requirements made by the SEC or other applicable law with respect to the proxy statement or that failure to take such adjournment, postponement or recess action would be inconsistent with the directors’ fiduciary duties under applicable law by no more than ten (10) business days or such other amount of time reasonably agreed by the Company and Parent to be necessary to comply with applicable law. If the Company experiences technical difficulties during the special meeting (e.g., a temporary or prolonged power outage), it will determine whether the special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, the Company will promptly notify stockholders of the decision via http://www.virtualshareholdermeeting.com/TIF2020SM.

Attendance

Only stockholders of record as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. These individuals and entities will be entitled to cast one (1) vote on each matter properly brought before the special meeting for each share of our common stock held of record as of the close of business on the record date. The stockholders of record as of the close of business on the record date for the special meeting, their duly appointed proxy holders, along with “street name” stockholders who beneficially owned shares of our common stock on the record date, are entitled to participate in the virtual special meeting and will need their assigned 16-digit control number to vote shares in person at the special meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned 16-digit control number, please follow the instructions on the voting instruction form, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly. Please note that if you are a beneficial owner of shares of our common stock held through the Tiffany 401(k) Plan, you will not be able to vote those shares in person at the special meeting.

Attendance at the special meeting will be limited to stockholders of record at the record date, their duly appointed proxy holders, and stockholders who beneficially owned shares of our common stock on the record date and our invited guests. Technical assistance will be available for attendees who experience an issue accessing the special meeting. Contact information for technical support will appear on the virtual meeting website prior to the start of the special meeting virtually. Please note that recording of the special meeting will not be permitted.

Vote Required

For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the record date. That means that the merger proposal will be approved if more than half of the issued and outstanding shares of our common stock entitled to vote on the matter vote “FOR” the proposal. Therefore, abstentions from voting will have the same effect as a vote “AGAINST” approval of the merger proposal, but will count for the purpose of determining whether a quorum is present.

Your vote is very important, regardless of the number of shares of our common stock that you own. Because stockholders cannot take any action at the special meeting unless a majority of the shares of our common stock issued and outstanding and entitled to vote thereat is represented in person or by proxy, it is important that you attend the special meeting virtually or are represented by proxy at the special meeting. If you fail to return your proxy card, submit your proxy by telephone or via the Internet or vote in person, or if your shares of our common stock are held in “street name” by your bank, broker or other nominee and you fail to instruct your bank, broker or other nominee to vote your shares of our common stock, it will have the same effect as a vote “AGAINST” approval of the merger proposal.

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the special meeting or to grant your voting rights directly to the Company or to a third party by a proxy duly executed or transmitted in a manner in accordance with applicable law.

If your shares of our common stock are held in “street name” by a bank, broker or other nominee, or through the Tiffany 401(k) Plan, you are considered the “beneficial owner” of those shares of our common stock. In that case, this proxy statement has been forwarded to you by your bank, broker, Tiffany 401(k) Plan trustee or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner of those shares, you have the right to direct your bank, broker, Tiffany 401(k) Plan trustee or other nominee how to vote your shares of our common stock by following their instructions for voting. Your bank, broker, Tiffany 401(k) Plan trustee or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares.

Banks, brokers or other nominees who hold shares in “street name” for customers generally have the authority to vote only on “routine” proposals when they have not otherwise received instructions from the applicable beneficial owners. This means that banks, brokers and other nominees are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the merger proposal, the compensation proposal and the adjournment proposal, and, as a result, absent specific instructions from the applicable beneficial owner of such shares of our common stock, banks, brokers or other nominees are not empowered to vote those shares of our common stock on any of the proposals under consideration at this special meeting.

For the purposes of the merger proposal, if you attend the special meeting virtually and abstain from voting on this proposal, or if you have given a proxy and have abstained from voting on this proposal, this will have the same effect as if you voted “AGAINST” approval of the merger proposal. If you fail to return your proxy card, submit your proxy by telephone or via the Internet or vote in person, or if your shares are held in “street name” by your bank, broker or other nominee, and you do not instruct your bank, broker or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, and the effect will be the same as a vote “AGAINST” approval of the merger proposal.

For the compensation proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Approval of the compensation proposal requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy at the special meeting and entitled to vote on such proposal. That means that the compensation proposal will be approved if more than half of those shares present in person or represented by proxy at the special meeting and entitled to vote on the matter vote “FOR” the proposal. For purposes of the compensation proposal, if you attend the special meeting virtually and abstain from voting on the compensation proposal, or if you have given a proxy and abstained from voting on the compensation proposal, your shares will not be voted “FOR” or “AGAINST” such proposal, but will have the same effect as a vote “AGAINST” such proposal. If you fail to submit a proxy or vote in person at the special meeting or if your shares of our common stock are held in “street name” by a bank, broker or other nominee and you do not instruct your bank, broker or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted and will not have an effect on the approval of the compensation proposal, assuming a quorum is present.

For the adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy at the special meeting and entitled to vote on such proposal. That means that the adjournment proposal will be approved if more than half of those shares present in person or represented by proxy at the special meeting and entitled to vote on the matter vote “FOR” the proposal. For purposes of the adjournment proposal, if you attend the special meeting virtually and abstain from voting on the adjournment proposal, or if you have given a proxy and abstained from voting on the adjournment proposal, your shares will not be voted “FOR” or “AGAINST” such proposal, but will have the same effect as a vote “AGAINST” such proposal. If you fail to submit a proxy or vote in person at the special meeting or if your shares of our common stock are held in “street name” by a bank, broker or other nominee and you do not instruct your bank, broker or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted and will not have an effect on the approval of the adjournment proposal, assuming a quorum is present.

Shares of our common stock held in the Tiffany 401(k) Plan are voted by the Tiffany 401(k) Plan’s trustee in accordance with specific instructions given by Tiffany 401(k) Plan participants to whose accounts such shares have been allocated. Any shares of our common stock held in the Tiffany 401(k) Plan for which no instructions are received will be voted in the same proportion as those shares for which instructions are received.

Voting

Stockholder of Record. If you are a stockholder of record, you may vote your shares of our common stock on matters presented at the special meeting in any of the following ways:

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In Person. You may attend the special meeting in a virtual format on http://www.virtualshareholdermeeting.com/TIF2020SM and cast your vote there. You will need your assigned 16-digit control number to vote shares electronically at the special meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices.

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By Telephone or via the Internet. You can submit a proxy to vote your shares by telephone or via the Internet by following the instructions on the enclosed proxy card. Proxies submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on December 29, 2020. Have your proxy card in hand as you will be prompted to enter your control number.

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By Mail. You can submit a proxy to vote your shares by mail if you received a printed proxy card by completing, signing, dating and promptly returning your proxy card in the postage-prepaid envelope provided with the materials. Proxies submitted by mail must be received by the close of business on December 29, 2020 in order to ensure that your vote is counted.

Beneficial Owner. If you are the beneficial owner of shares of our common stock, please refer to the instructions provided by the organization holding, or trustee of, your account to see which of the above choices are available to you. Those instructions will identify which of the above choices are available to you in order to have your shares of our common stock voted. You may instruct your bank, broker, Tiffany 401(k) Plan trustee or other nominee, as applicable, how to vote on your behalf. Please note that if you are a beneficial owner of shares of our common stock held through the Tiffany 401(k) Plan, your proxies submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on December 27, 2020, and your proxies submitted by mail must be received by the close of business on December 27, 2020 in order to ensure that your vote is counted.

To attend the special meeting virtually and vote your shares at that meeting, you will need your assigned 16-digit control number. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned 16-digit control number, please follow the instructions on the voting instruction form, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly. Please note that if you are a beneficial owner of shares of our common stock held through the Tiffany 401(k) Plan, you will not be able to vote those shares in person at the special meeting.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you are a stockholder of record and you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the merger proposal, “FOR” approval of the compensation proposal and “FOR” approval of the adjournment proposal.

If you have any questions or need assistance voting your shares, please contact Innisfree, our proxy solicitor, by calling toll-free at (877) 687-1874. Banks, brokers and other nominees should call at (212) 750-5833.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK THAT YOU OWN. BECAUSE STOCKHOLDERS CANNOT TAKE ANY ACTION AT THE SPECIAL MEETING UNLESS A MAJORITY OF THE SHARES OF OUR COMMON STOCK ISSUED AND OUTSTANDING AND ENTITLED TO VOTE THEREAT IS REPRESENTED, IT IS IMPORTANT THAT YOU ATTEND THE SPECIAL MEETING VIRTUALLY OR ARE REPRESENTED BY PROXY AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY

TELEPHONE OR THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING VIRTUALLY AND VOTE IN PERSON, YOUR IN PERSON VOTE WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED BY YOU.

Voting by the Company’s Directors and Executive Officers

As of November 22, 2020, the current directors and executive officers of the Company beneficially owned, in the aggregate, 638,214 shares of our common stock (not including any shares of our common stock deliverable upon exercise of or underlying any Company equity awards), representing less than 1% of the outstanding voting power of our common stock as of November 22, 2020. We expect that our directors and executive officers will beneficially own and be entitled to vote a similar figure as of the close of business on the record date.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy via the Internet, by telephone or by returning the enclosed proxy card in the accompanying postage-prepaid reply envelope, or may vote in person by attending the special meeting virtually. If your shares of our common stock are held in “street name” by a bank, broker or other nominee, or through the Tiffany 401(k) Plan, you should instruct your bank, broker, Tiffany 401(k) Plan trustee or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, broker, Tiffany 401(k) Plan trustee or other nominee. If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy via the Internet or by telephone, or if your shares are held in “street name” by your bank, broker or other nominee, and you fail to instruct your bank, broker or other nominee to vote, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the merger proposal.

If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy via the Internet or by telephone, or if your shares are held in “street name” by your bank, broker or other nominee, and you fail to instruct your bank, broker or other nominee to vote, your shares of our common stock will not be voted and will not have an effect on the approval of the compensation proposal, assuming a quorum is present.

If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy via the Internet or by telephone, or if your shares are held in “street name” by your bank, broker or other nominee, and you fail to instruct your bank, broker or other nominee to vote, your shares of our common stock will not be voted and will not have an effect on the approval of the on the adjournment proposal, assuming a quorum is present.

Shares of our common stock held in the Tiffany 401(k) Plan are voted by the Tiffany 401(k) Plan’s trustee in accordance with specific instructions given by Tiffany 401(k) Plan participants to whose accounts such shares have been allocated. Any shares of our common stock held in the Tiffany 401(k) Plan for which no instructions are received will be voted in the same proportion as those shares for which instructions are received.

You have the right to revoke a proxy at any time prior to the taking of the vote at the special meeting. If you are a stockholder of record, you may revoke any prior proxy or voting instructions prior to the taking of the vote at the special meeting, regardless of how your proxy or voting instructions were originally submitted, by:

•	sending an executed, later-dated proxy card to the Corporate Secretary of the Company, calling in different instructions or providing different instructions through the Internet voting site;

•	notifying the Corporate Secretary of the Company in writing that you wish to revoke your proxy, provided that such notice must be received by us before the special meeting; or

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attending the special meeting virtually and voting your shares. You will need your assigned 16-digit control number to vote shares in person at the meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices.

If you are a beneficial owner of shares of our common stock held in “street name”, you may change your instruction to your bank, broker or other nominee, as applicable, by submitting a subsequent instruction to such bank, broker or other nominee, or you may change your vote by attending the special meeting virtually and voting your shares. You will need your assigned 16-digit control number to vote shares in person at the special meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned 16-digit control number, please follow the instructions on the voting instruction form, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly.

If you are a beneficial owner of shares of our common stock held through the Tiffany 401(k) Plan, you may change your instruction to the Tiffany 401(k) Plan trustee by submitting a subsequent instruction to such trustee by 11:59 p.m., Eastern Time, on December 27, 2020. You will not be able to vote those shares in person at the special meeting.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. All regulatory authorizations, consents, orders, approvals or waivers required for the merger under the merger agreement have been obtained. Assuming the maintenance or, in the event any existing approval or waiver expires and the Company files for such approval or waiver again, receipt of such regulatory approvals or waivers, and the satisfaction or waiver (to the extent permitted by applicable law) of other closing conditions, including obtaining of the requisite company vote, we anticipate that the merger will be completed early in the calendar year 2021. If our stockholders vote to approve the merger proposal in accordance with the requisite company vote, the merger will become effective no later than the fifth (5th) business day following the satisfaction or waiver (to the extent permitted by applicable law) of the other conditions to the merger, subject to the terms and conditions of the merger agreement. See the section entitled “The Merger Agreement—Closing and Effective Time” beginning on page 100.

Rights of Stockholders Who Seek Appraisal

If the merger is completed, the Company’s stockholders who do not vote in favor of the adoption of the merger agreement are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger, but only if they fully comply with all the applicable legal requirements for Section 262 of the DGCL. This means that you may be entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the per share merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you may receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to the Company before the vote is taken on the merger proposal and you must not vote (either in person or by proxy) in favor of the merger proposal. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you will lose your appraisal rights. The requirements for exercising appraisal rights are further described in the section entitled “Appraisal Rights” beginning on page 134 and the text of the DGCL appraisal rights statute is reproduced in its entirety as Annex D to this proxy statement. We encourage you to read these provisions carefully and in their entirety. If you hold your shares of our common stock through a bank, broker, the Tiffany 401(k) Plan or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, broker, Tiffany 401(k) Plan trustee or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, broker, Tiffany 401(k) Plan trustee or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Adjournments

Although it is not currently expected, the special meeting may be adjourned or postponed. Pursuant to the Company’s by-laws, if a quorum is not present at the special meeting, the chair of the special meeting or the holders of a majority of the voting power of the outstanding shares of capital stock entitled to be voted at the special meeting that are present, in person or by proxy, may adjourn the special meeting to another place, date or time and the Company otherwise retains full authority to the extent permitted under Delaware law to adjourn the special meeting for any purpose, or to postpone the special meeting before it is convened, without the consent of any stockholder of the Company, subject to certain limitations on the Company’s ability to postpone or adjourn the special meeting set forth in the merger agreement. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger proposal in accordance with the requisite company vote, then the stockholders of the Company may be asked to vote on the adjournment proposal. In the event that the adjournment proposal is not approved by the Company’s stockholders at such time, the Company may not be able to postpone or adjourn the special meeting if there are insufficient votes to approve the merger proposal.

If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the special meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days or the Board fixes a new record date for the special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original special meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Technical Difficulties or Trouble Accessing the Virtual Meeting Website

If the Company experiences technical difficulties during the special meeting (e.g., a temporary or prolonged power outage), it will determine whether the special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, the Company will promptly notify stockholders of the decision via http://www.virtualshareholdermeeting.com/TIF2020SM.

Broadridge Financial Solutions will have technicians ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. Contact information for technical support will appear on the virtual meeting website prior to the start of the special meeting.

Solicitation of Proxies; Payment of Solicitation Expenses

We will bear the costs of the solicitation of proxies for the special meeting. In addition to solicitation by mail, directors, officers and our employees may solicit proxies from stockholders by telephone, by facsimile, by mail, on the Internet or in person. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged Innisfree to assist in the solicitation of proxies and provide related advice and informational support, for a fee of $25,000 plus additional potential fees to be determined at the conclusion of the solicitation. The Company has agreed to reimburse Innisfree for certain out-of-pocket fees, telephone charges and expenses and will also indemnify Innisfree, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses related to the proxy solicitation. The Company may advance monies to Innisfree to pay on the Company’s behalf charges rendered by banks, brokers, trustees or their agents for their expenses in forwarding proxy materials to beneficial owners of shares of our common stock.

Questions and Additional Information

If you have more questions about the merger, merger agreement or special meeting, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card or voting instructions, please contact Innisfree, our proxy solicitor, by calling toll-free at (877) 687-1874. Banks, brokers and other nominees should call at (212) 750-5833.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully and in its entirety as it is the legal document that governs the merger.

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the applicable provisions of the DGCL, at the effective time, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the merger and an indirect wholly owned subsidiary of Parent. As a result of the merger, the Company will no longer be a publicly held corporation. You will not own any shares of the capital stock of the surviving corporation. The Company’s common stock will be delisted from the NYSE and deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC on account of our common stock.

Per Share Merger Consideration

At the effective time, each eligible share will be automatically canceled and will cease to exist, and will be converted into the right to receive, upon the terms and subject to the conditions set forth in the merger agreement, $131.50 in cash, without interest, less any required withholding taxes.

Changes to the Original Merger Agreement Pursuant to the Merger Agreement

The original merger agreement was amended and restated pursuant to the merger agreement to, among other things, (i) reduce the per share merger consideration to $131.50 from $135.00 in cash, in each case, without interest, less any required withholding taxes, (ii) expressly permit the Company to declare and pay regular quarterly dividends of up to $0.58 per share in the Company’s sole discretion, (iii) eliminate certain conditions to the closing such as (A) the absence of a material adverse effect on the Company, and (B) the absence of (1) any legal prohibition by a governmental entity that is in effect and enjoins, prevents or otherwise prohibits, materially restrains or materially impairs or makes unlawful consummation of the transactions contemplated by the merger agreement and (2) any proceeding instituted by a governmental entity that seeks to temporarily or permanently impose a legal restraint, (iv) narrow the condition to the closing with respect to the accuracy of the Company’s representations and warranties be limited to only select fundamental representations and warranties (relating to the Company’s organization, good standing and qualification, capital structure (except for de minimis inaccuracies), corporate authority and approval, actions taken to render inapplicable takeover statutes, absence of rights plans, absence of undisclosed broker’s or finder’s fees and receipt of financial advisor opinions), (v) expand the meaning of ordinary course of business to include the manner in which the Company and its subsidiaries have been operating since the date of the original merger agreement through the date of the merger agreement, and any COVID-19 measures taken after the signing of the merger agreement, and (vi) provide that if the merger has not been consummated within six (6) business days after the date on which the requisite company vote has been obtained as a result of the material breach of the merger agreement by Parent or Merger Sub (it being understood that the closing cannot take place prior to January 7, 2021), the Company will have no further obligation to comply with certain obligations in respect of the conduct of its business pending the merger. Parent further agreed that, in the event that any proceeding is brought by the Company to enforce the terms of the merger agreement or for money damages, the “per share merger consideration” will be deemed, for all purposes in that proceeding, including any award of specific performance or damages, to be $135.00 in cash, without interest and less any required withholding taxes.

In addition, under the merger agreement, Parent agreed that, at the special meeting, any adjournment thereof or any other meeting of the stockholders of the Company in connection with the merger, Parent will vote, and cause to be voted, any shares of common stock owned by it or any of its affiliates, as of the record date of such special meeting, in favor of the adoption of the merger agreement, the approval of the merger, and the approval of any actions required in furtherance thereof and against any proposal that could, or could reasonably be expected to, prevent, delay or impair consummation of the merger.

Merger Litigation Settlement

As described in the section entitled “The Merger—Background of the Merger”, the Company filed a lawsuit against Parent, Holding and Merger Sub, and Parent, Holding and Merger Sub filed counterclaims against the Company in the Delaware Court of Chancery related to the merger under the original merger agreement. Concurrently with the execution of the merger agreement, the Company, Parent, Holding and Merger Sub also entered into a settlement agreement (the “settlement agreement”) pursuant to which, among other things, each party agreed to dismiss with prejudice all claims that it brought in the merger litigation and filed a stipulation and order of dismissal dismissing with prejudice all claims asserted by the parties in the merger litigation.

Background of the Merger

From time to time, the Board, together with senior management of the Company, has reviewed and evaluated the Company’s business strategies, opportunities and challenges as part of its consideration and evaluation of the Company’s prospects and ways to increase stockholder value. These reviews and evaluations have focused on a diverse array of topics, including, among others, internal growth strategies, potential divestitures, commercial collaborations with third parties, potential strategic partnerships and potential acquisitions by the Company. The Board has also periodically reviewed with senior management and external advisors the luxury retail industry, trends and landscape and discussed the possibility of an acquisition of the Company by a financial or strategic buyer. In addition, in an effort to enhance preparedness in the event of potential strategic opportunities or activity, members of the Company’s senior management and the Chairman of the Board have from time to time met with representatives of investment banks and financial advisory firms to discuss various banking and financial advisory services, including mergers and acquisition advisory services. Nonetheless, except as otherwise described below, in the two years prior to Parent’s proposal to acquire the Company received on October 15, 2019, the Company did not have any discussions with any other party regarding a potential acquisition of the Company that led to the point of entering into a confidentiality or standstill agreement or sharing non-public information with any such party.

In February 2017, JANA Partners LLC (“JANA Partners”), together with Francesco Trapani, announced a 5.1% stake in the Company. Until 2012, Mr. Trapani served as the Chief Executive Officer of Bulgari S.p.A., which was acquired by Parent in 2011, and until February 2017, he was a director of Bulgari S.p.A. From 2011 to 2014, Mr. Trapani also served as Chairman and CEO of Parent’s Watches and Jewelry Division and on Parent’s Board of Directors, and following 2014, he continued to serve on Parent’s Board of Directors and as a senior advisor to Bernard Arnault, the Chairman and Chief Executive Officer of Parent, until 2016. On February 20, 2017, the Company entered into cooperation agreements (the “cooperation agreements”) with JANA Partners and Mr. Trapani pursuant to which, among other things, the Company agreed to appoint three new independent directors to the Board: Roger Farah, James Lillie and Mr. Trapani. Mr. Trapani was also appointed to the Board’s Search Committee, which was primarily responsible for overseeing the Company’s search for a new Chief Executive Officer, and the Board’s Nominating/Corporate Governance Committee. Mr. Trapani was subsequently appointed the following May to the Board’s Audit Committee. Under the cooperation agreements, JANA Partners and Mr. Trapani agreed to customary standstill commitments, prohibiting them from, among other things, soliciting proxies with respect to the voting of any securities of the Company, acquiring any securities of the Company and effecting or seeking to effect any extraordinary transaction, such as a merger, asset sale or tender or exchange offer, involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses. The cooperation agreements also contained other substantive provisions, the effectiveness of which was tied to the term of the standstill commitments. The standstill commitments and, consequently, the other key terms of the cooperation agreements, expired in February 2020.

On July 12, 2017, the Company appointed Alessandro Bogliolo as its Chief Executive Officer, a role he commenced in October 2017. Mr. Bogliolo had previously served as Chief Executive Officer of Diesel S.p.A., and prior to that served as a senior executive of, among other companies, each of Bulgari S.p.A. (serving in various management roles from 1996 to 2012) and Sephora USA Inc. (serving as Chief Operating Officer from 2012 to 2013), which are both owned by Parent. Upon becoming Chief Executive Officer of the Company, Mr. Bogliolo conducted a review of the Company’s multi-year strategic plan and announced numerous strategic initiatives for the Company.

On October 15, 2019, Mr. Bogliolo met with Antonio Belloni, Group Managing Director of Parent, whom Mr. Bogliolo knew from his prior experiences in the luxury retail industry. At the lunch meeting, which had been scheduled at Mr. Belloni’s request without advising Mr. Bogliolo of any agenda for discussion, Mr. Belloni presented a letter containing an unsolicited, non-binding proposal for Parent to acquire all of the issued and outstanding shares of our common stock at a value of $120.00 per share in cash (the “$120.00 proposal”). On the same day, Mr. Belloni reached out to Roger Farah, Chairman of the Board, to inform him of the earlier meeting with Mr. Bogliolo and the $120.00 proposal. The closing market price of our common stock on that date was $91.04. Parent requested a response from the Company by October 23, 2019.

On October 16, 2019, the Board held a meeting, with representatives from the Company’s outside legal counsel at the time present. The closing market price of our common stock on that date was $91.40. The Board discussed, in consultation with outside legal counsel, the proposed terms set forth in the $120.00 proposal, including Parent’s request for a response by October 23, 2019, and the process for formulating a response to Parent, including the role of the Board and the Company’s senior management in any potential sale process, the Board’s fiduciary duties, the potential engagement of financial advisors and plans to prepare for and convene a meeting of the Board to determine whether it was the right time for the Company to consider strategic alternatives to its stand-alone plan. The Board also discussed with management and outside counsel the expertise, experience and qualifications of potential financial advisors that could represent the Company in connection with a potential acquisition of the Company by Parent, as well as the Company’s relationship with Goldman Sachs under a pre-existing and unrelated engagement by the Company. The Board authorized Mr. Farah to reach out to Centerview in respect of potential financial advisory services.

Also on October 16, 2019, following a discussion with the Company’s outside legal counsel at the time and in view of his personal, business and financial relationships with Parent and his actual or potential conflicts of interest in relation to the matters to be discussed by the Board in relation to a potential acquisition of the Company by Parent, Mr. Trapani informed Mr. Farah that he decided to recuse himself from the Company’s consideration of a potential acquisition of the Company by Parent and any potential alternative proposals (including all future Board meetings convened to discuss such matters). Mr. Trapani subsequently agreed to communicate only with Mr. Farah and the Company’s General Counsel regarding a potential acquisition of the Company by Parent and to waive notice of all board meetings related to the Board’s consideration of matters related to Parent and any potential alternative proposals as well as receipt of all materials provided to directors in connection therewith. At that time, the Company’s outside counsel also discussed with Mr. Bogliolo his prior employment with subsidiaries of Parent and determined that he did not have a conflict in relation to a potential acquisition of the Company by Parent. Mr. Bogliolo has informed the Company that, as of the date of the filing of this proxy statement, Mr. Bogliolo has neither sought nor received any offer of employment from Parent or its representatives nor made any determination concerning whether he would accept any such offer.

On October 17, 2019, Mr. Farah contacted Centerview to discuss Centerview’s expertise and experience and to evaluate whether the Company should engage Centerview to advise the Company with respect to a potential acquisition of the Company by Parent.

Also on October 17, 2019, the Board held a meeting to continue the discussion from October 16, 2019, regarding the $120.00 proposal, with representatives from the Company’s outside legal counsel at the time present. Representatives from the Company’s outside legal counsel discussed with the Board its fiduciary duties and the process for evaluating potential strategic alternatives to the Company’s stand-alone plan. The closing market price of our common stock on that date was $91.58.

On October 18, 2019, after consultation with the Board, Mr. Farah sent a letter to Parent, stating that the Board would need to do further internal work and analysis with input from external advisors to evaluate the $120.00 proposal and requesting that all future communications from Parent be directed solely to him. Also on this date, following discussion with Centerview regarding the prospect of retaining Centerview to act as financial advisor to the Company, the Company executed a confidentiality agreement with Centerview.

On October 20, 2019, Centerview provided the Company with a letter describing Centerview’s relationships with Parent and its subsidiaries and Mr. Arnault and entities in which Mr. Arnault has a significant ownership interest or management involvement.

On October 21, 2019, the Finance Committee of the Board met to discuss the potential engagement of financial advisors in connection with a potential acquisition of the Company by Parent. Mr. Farah noted that, in the ordinary course, he and Mr. Bogliolo had met with several investment banks over the preceding twelve (12) months to discuss various services, including activism and mergers and acquisitions advisory services, were the Company to be approached at some future date by an activist investor or potential acquirer. Mr. Farah presented his and Mr. Bogliolo’s recommendation that Centerview and Goldman Sachs be engaged to serve as financial advisors with respect to a potential acquisition of the Company by Parent, subject to the negotiation and approval of satisfactory engagement terms, the review of their relationship disclosures, and a determination that such disclosures did not present any significant conflicts in relation to a potential acquisition of the Company by Parent. The Finance Committee of the Board expressed its support for the engagement of Centerview and Goldman Sachs, subject to the resolution of the foregoing points, and authorized the Company to continue to engage in discussions with Centerview and Mr. Farah to reach out to Goldman Sachs.

In the days following the meeting of the Finance Committee of the Board on October 21, 2019, Mr. Farah contacted Goldman Sachs, given the Company’s pre-existing and unrelated engagement of that firm, to discuss Goldman Sachs’ expertise and experience, to advise Goldman Sachs of the $120.00 proposal, and to request Goldman Sachs to confirm it would not have any material conflicts if Goldman Sachs were engaged to represent the Company with respect to a potential acquisition of the Company by Parent.

On October 22, 2019, Parent acknowledged receipt of the Company’s response letter dated October 18, 2019 and noted that Parent would continue to maintain confidentiality with respect to its communications with the Company and direct all communication solely to the attention of Mr. Farah.

On October 25, 2019, the Company executed a confidentiality agreement with Goldman Sachs. Also on that date, Goldman Sachs provided a disclosure letter to the Company regarding certain of its relationships with Parent and Groupe Arnault SAS, a significant shareholder of Parent (“Groupe Arnault”) and their majority-owned subsidiaries or managed funds.

Also on October 25, 2019, the Company’s management, after discussion with Mr. Farah, contacted Sullivan & Cromwell LLP (“Sullivan & Cromwell”) to discuss its credentials and expertise in handling matters similar to a potential acquisition of the Company by Parent. Sullivan & Cromwell confirmed that it did not have any conflicts.

On October 26, 2019, the Board held a meeting and, at management’s and Mr. Farah’s recommendation, engaged Sullivan & Cromwell as its outside legal counsel to advise with respect to matters related to a potential acquisition of the Company by Parent. At the meeting, with representatives of Sullivan & Cromwell and Centerview present, the Board discussed the latest interactions between representatives of Parent and the Company and the Company’s potential response to the $120.00 proposal. The closing market price of our common stock on the last trading day prior to October 26, 2019 was $98.55. Mr. Farah informed the directors that Mr. Belloni had stated that Parent would require “encouragement” of some kind or would withdraw the $120.00 proposal. Mr. Farah explained that he had informed Parent that the Board was considering the $120.00 proposal and expressed willingness to maintain an open dialogue with Parent. At this meeting, a representative of Sullivan & Cromwell discussed with the Board its fiduciary duties, and the Board agreed to convene another Board meeting the following week to review the Company’s stand-alone prospects with the management team to better inform the Board’s assessment of how the $120.00 proposal compared to the Company’s stand-alone value. The Board noted that Parent had approached the Company at a time when the Company’s management had not yet completed its annual strategic planning process (which is typically completed after the Company’s fiscal year end) and, as such, the Company’s management would need to prepare a multi-year strategic plan on a greatly accelerated basis, and without the benefit of any insight into fourth quarter results, which typically account for approximately 30% of the Company’s annual revenue. The Board requested this new multi-year management plan so that it could have an updated perspective on the Company’s current performance and projected future performance, since the last multi-year plan had been approved more than seven months prior and global macroeconomic and geopolitical conditions had materially changed since such time. Also on this date, the Finance Committee of the Board discussed the relationship disclosures provided by Centerview and Goldman Sachs and authorized management to negotiate potential fee arrangements for the financial advisors.

Also on October 26, 2019, certain media outlets published articles discussing that Parent had made a proposal to acquire the Company. Representatives from Citigroup Global Markets Inc. (“Citi”), one of Parent’s financial advisors with respect to a potential acquisition of the Company by Parent, and Centerview discussed with each other the news accounts of Parent’s proposal.

On October 27, 2019, Mr. Belloni and Mr. Farah had a phone conversation regarding the news accounts concerning the $120.00 proposal, in which they discussed potential sources of the leak and mutually reiterated the importance of confidentiality. On this date, Mark Erceg, Chief Financial Officer of the Company, also received an email from a party that appeared to be a small asset management fund (“Party A”) requesting a discussion of a potential proposal to acquire the Company. The email did not contain any potential price or other terms. After researching publicly available information concerning Party A and consulting with Mr. Farah, its financial advisors and Sullivan & Cromwell, the Company determined that Party A’s inquiry was not credible and that Party A was unlikely to have the resources to pay a higher price for the Company than Parent or to execute a transaction with an equity value of the Company’s size, and determined not to pursue discussions with Party A.

Also on this date, multiple media outlets reported that Parent had offered the Company a price of “roughly $120.00 a share.”

On October 28, 2019, Parent issued a press release disclosing that Parent had held preliminary discussions regarding a possible transaction with the Company. On the same day, the Company issued a press release confirming that Parent had made an unsolicited, non-binding proposal to purchase the Company for $120.00 per share in cash and disclosing that, while the parties were not in discussions at the time, the Board was carefully reviewing the proposal consistent with its fiduciary duties. The closing market price of our common stock on that date was $129.72.

Also on October 28, 2019, a representative of Goldman Sachs received a call from Mr. Arnault in which Mr. Arnault noted the disclosure in the Company’s press release issued earlier in the day that Goldman Sachs had been retained as financial advisor to the Company with respect to a potential acquisition of the Company by Parent. Mr. Arnault indicated that he would be available to speak with representatives of the Company at any point during the process, if appropriate. No discussion of the $120.00 proposal occurred during the call.

Also on October 28, 2019, Mr. Bogliolo and Mr. Erceg met with Centerview, Goldman Sachs and Sullivan & Cromwell to discuss preparation of the November 2019 management projections (as defined in the section entitled “The Merger—Certain Company Forecasts” beginning on page 81) by the Company’s management, as well as a general overview of the current macroeconomic environment, the luxury sector, trading multiples and current market perceptions concerning the Company. During the remainder of the week of October 28, 2019, the Company’s senior management worked to further develop the November 2019 management projections, consulting multiple times with the Company’s financial advisors and with Mr. Farah. Although the Company’s financial advisors had not yet been formally engaged by the Company, in the interest of time they discussed with management the development of the November 2019 management projections since the financial advisors would need to use that information in connection with their financial analyses.

Also on October 28, 2019, a representative of a law firm contacted a representative of Goldman Sachs on behalf of a stockholder of the Company that is a publicly traded company owning businesses in a variety of industries. The representative indicated that the stockholder strongly supported maintaining the independence of the Company and had capital to put towards that objective. The Company’s financial advisors did not consider the in-bound suggestion to be relevant to the Company’s situation. Nonetheless, Goldman Sachs informed the law firm representative that the Company was prepared to listen to any proposal from the stockholder. Neither the law firm nor the stockholder ever submitted a proposal to the Company.

On October 31, 2019, the Finance Committee of the Board met to discuss the terms of engagement for each of Centerview and Goldman Sachs and authorized Sullivan & Cromwell to proceed with negotiation of the engagements in consultation with Mr. Farah and the Chair of the Finance Committee. Later that same day, the Board met, with representatives of Sullivan & Cromwell, Centerview and Goldman Sachs present, to discuss the $120.00 proposal, certain considerations relevant to the Board’s assessment of the Company’s stand-alone prospects and third parties that could also potentially be interested in acquiring the Company. The closing market price of our common stock on that date was $124.51.

On November 3, 2019, the Board held a meeting, with representatives of Sullivan & Cromwell, Centerview and Goldman Sachs present for portions of the meeting. The closing market price of our common stock on the last trading day prior to the meeting was $127.00. During the meeting, the Board reviewed Centerview’s and Goldman Sachs’ relationship disclosures and concluded that nothing in such disclosures would prevent Centerview or Goldman Sachs from representing the Company as a financial advisor in connection with the engagement. The Board approved Centerview’s engagement as the Company’s financial advisor, and, because the terms of Goldman Sachs’ engagement were still being negotiated, the Board agreed that it would consider authorization of the engagement of Goldman Sachs at a subsequent meeting. Also at the meeting, a representative of Sullivan & Cromwell reviewed and discussed with the Board its fiduciary duties under Delaware law. Also at the meeting, Company management presented the November 2019 management projections to the Board, which represented management’s most probable assessment of the Company’s results based on its good faith expectations and assumptions. Management noted that the November 2019 management projections projected less robust performance for the Company in fiscal 2020 than currently assumed by Wall Street analyst consensus estimates because the Wall Street analyst consensus estimates did not yet fully take into account adverse impacts on the Company’s performance resulting from certain macroeconomic and socio-political events such as unrest in Hong Kong, the worsening of U.S.-China trade relations, the Yellow Vest movement in Paris and the slowdown in Chinese tourism. Management stated its expectation that the Wall Street consensus estimates would be revised downward once the Company announced its third quarter earnings on December 5, 2019, disclosing the impact of those and other recent developments. The Board observed that, in connection with preparation of an annual budget for fiscal 2020 and with setting fiscal 2020 compensation targets for management, the Board would push management to outperform the metrics projected to be achieved in 2020 under the November 2019 management projections. Following discussion, the Board approved the November 2019 management projections for use by the financial advisors in connection with analyzing the Company’s stand-alone value in relation to the $120.00 proposal and any other proposals to acquire the Company. Centerview and Goldman Sachs then discussed with the Board their preliminary financial perspectives based on the November 2019 management projections. The financial advisors also presented information about Parent, and the Board discussed whether there were any other potential buyers for the Company and the likelihood of any other party being willing to pay more to acquire the Company than Parent. The financial advisors observed that they had not received credible inbound indications of interest from any other parties since the $120.00 proposal had become public and shared their view that a private equity buyer likely would not be willing to pay more for the Company than the $120.00 proposal. After discussion and consideration of the presentations of management and the financial advisors, the Board instructed Mr. Farah to contact Parent to convey that the Board had rejected the $120.00 proposal but authorized Mr. Farah to continue his discussions with Parent to explore whether Parent would be willing to increase its proposed price.

On November 4, 2019, Mr. Farah contacted Mr. Belloni and rejected the $120.00 proposal and communicated that there would be no substantive engagement with Parent at a price of $120.00 per share of our common stock. Mr. Belloni acknowledged this response and said Parent would discuss the matter further internally.

Also on November 4, 2019, the Board met and received an update regarding the Company’s recent interactions with Parent and on the status of the engagement terms for Goldman Sachs.

Also on November 4, 2019, the Company and Centerview executed the engagement letter for Centerview’s engagement as the Company’s financial advisor.

During the weeks of November 4, 2019 and November 11, 2019, representatives of Centerview and Goldman Sachs, at the direction of Mr. Farah, reached out informally in ordinary course investment banking coverage discussions to four potential alternative bidders that they believed were most likely to be interested in an acquisition of the Company due to their financial capacity and/or potential synergistic opportunities to inquire whether such parties would have any interest in acquiring, or had any plans to seek to acquire, the Company. All four parties indicated that they did not have any interest in acquiring the Company at this time for a price in excess of the price contemplated by the $120.00 proposal.

On November 6, 2019, Mr. Belloni and Mr. Farah spoke via telephone, and Mr. Belloni asked whether Parent could begin conducting due diligence on the Company if Parent were to make a non-binding proposal to acquire all of the issued and outstanding shares of our common stock at a value of $125.00 per share in cash (the “$125.00 proposal”). The closing market price of our common stock on that date was $124.69. Later on this date, a representative of Citi called a representative of Centerview to communicate the same message. Members of the Board convened and received an update from Mr. Farah regarding the $125.00 proposal and Parent’s request for due diligence, and subsequently Mr. Farah conveyed to Mr. Belloni, and representatives of Centerview conveyed to representatives of Citi, that the $125.00 proposal would be insufficient to warrant the Company providing Parent with access to the Company’s confidential information for due diligence purposes.

Also on November 6, 2019, multiple news outlets reported that the Board had decided that the $120.00 proposal was too low to become the basis for negotiations and that the Company would open its books and provide confidential due diligence if Parent were to make a non-binding proposal to acquire all of the issued and outstanding shares of our common stock at a higher price per share.

On November 7, 2019, during a phone conversation with Mr. Belloni, Mr. Farah stated that Parent would need to counter with a higher price per share than the price per share contemplated by the $125.00 proposal for an opportunity to conduct due diligence on the Company. Mr. Belloni informed Mr. Farah that Parent could be required to issue external communications regarding a proposal to acquire the Company and that Parent could delay further communication with the Company about a potential acquisition of the Company by Parent until after the Company’s earnings release on December 5, 2019, in anticipation of potential negative results being released on such date and the consequential impact on the Company’s stock price. On the same date, a representative of Centerview received a call from a representative of Citi regarding the $125.00 proposal, and the representative of Centerview communicated the same message to Citi that Mr. Farah had communicated to Mr. Belloni.

On November 8, 2019, the Board met, with representatives from Centerview, Goldman Sachs and Sullivan & Cromwell present, and received an update regarding the Company’s recent interactions with Parent and next steps.

On November 11, 2019, Mr. Belloni informed Mr. Farah that Parent would be prepared to make a revised non-binding proposal to acquire all of the issued and outstanding shares of our common stock at a price of $130.00 per share in cash (the “$130.00 proposal”) if Parent could begin a confirmatory due diligence process with the Company. The closing market price of our common stock on that date was $125.57.

On November 15, 2019, the Board held a meeting, which was also attended by members of management and representatives of Sullivan & Cromwell, Centerview and Goldman Sachs, to discuss the $130.00 proposal. The closing market price of our common stock on that date was $125.08. Representatives of Centerview and Goldman Sachs discussed with the Board preliminary financial perspectives related to the $130.00 proposal. The Board also discussed potential alternative bidders, including the informal outreach performed by the Company’s financial advisors to four potential counterparties that had all indicated they would not be interested in acquiring the Company at a price greater than the $120.00 proposal. After discussion and consideration of the presentation of management and its discussion with the financial advisors, the Board determined to hold further discussions and begin a confirmatory due diligence process with Parent with the expectation that any potential acquisition of the Company by Parent be at a price per share higher than the price per share contemplated by the $130.00 proposal, and further that Parent not be granted exclusivity. The Board authorized Mr. Farah to engage with Mr. Belloni on such basis and instructed management to present to Parent selected details of the Company’s strategic plans, highlighting to Parent the potential additional value that was not yet reflected in the Company’s market price. Also during the meeting, the Board approved Goldman Sachs’ engagement as financial advisor to the Company, and, subsequently on that date, the Company and Goldman Sachs executed the engagement letter for Goldman Sachs’ engagement as the Company’s financial advisor.

On November 16, 2019, Mr. Farah informed Mr. Belloni of the Board’s willingness to proceed with discussions and a confirmatory due diligence process, but also expressed the Board’s view that the price per share contemplated by the $130.00 proposal was not sufficient to warrant granting exclusivity and would not be sufficient to warrant a sale of the Company to Parent. Mr. Farah emphasized his belief that Parent would find more value for the Company through the confirmatory due diligence process.

On November 17, 2019, at the direction of Mr. Farah, Sullivan & Cromwell sent a draft confidentiality agreement to Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Parent’s outside legal counsel, with respect to a potential acquisition of the Company by Parent. On November 18, 2019, the parties and their respective legal advisors exchanged several drafts of the confidentiality agreement, and on November 19, 2019, the parties executed the confidentiality agreement. Pursuant to the executed confidentiality agreement, Parent agreed to, among other things, a customary standstill for a period of six months, prohibiting Parent from (i) acquiring any beneficial ownership interest in the Company’s equity securities, (ii) seeking to influence the management, Board or governance of the Company or (iii) publicly announcing an intention to or entering into any arrangement prohibited by the standstill. The standstill under the confidentiality agreement expired on May 19, 2020.

On November 19, 2019, the Company opened a virtual data room to Parent and its advisors. The confirmatory due diligence process commenced and continued through November 24, 2019 and included, among other things, a review of financial, operational and legal information and a series of due diligence in-person meetings and calls with representatives of the Company and Parent and their respective advisors.

On November 20, 2019, Mr. Bogliolo and Mr. Erceg made a presentation to representatives of Parent regarding the Company, including the Company’s business, operations and financial information. The Company provided a portion of the November 2019 management projections to Parent, including estimates for sales, earnings before interest, income taxes, depreciation and amortization (“EBITDA”), capital expenditures and cash flows, and a high-level overview of certain key drivers of the November 2019 management projections, such as creation of a strong product innovation pipeline, increase in average transaction value, growth in China, rejuvenation of the Company’s U.S. retail network and acceleration of the Company’s e-commerce and digital presence.

Also on November 20, 2019, Skadden sent a draft of the original merger agreement to Sullivan & Cromwell. From November 20, 2019 until the execution of the original merger agreement on November 24, 2019, the parties and their respective legal and financial advisors exchanged several drafts of, and engaged in numerous discussions and negotiations concerning the terms of, the original merger agreement. Significant areas of discussion and negotiation included, among others, the amount of the merger consideration, the scope and terms of representations, warranties and covenants, including the interim operating restrictions, “deal protection” provisions of the original merger agreement (including the termination fee), Parent’s obligation to obtain regulatory approvals and certain employee-related issues.

Also on November 20, 2019, various media outlets reported that Parent and the Company had entered into discussions after Parent had made the $130.00 proposal. The closing market price of our common stock on that date was $123.33.

On November 21, 2019, Sullivan & Cromwell sent a revised draft of the original merger agreement to Skadden. Also on November 21, 2019, various in-person due diligence sessions were held with representatives of the Company and Parent and their respective advisors.

Also on November 21, Mr. Farah and Mr. Belloni met and discussed progress on the confirmatory due diligence process and Mr. Belloni’s perspectives on the Company, its prospects and Parent’s synergistic opportunities. Mr. Belloni reiterated Parent’s then-current $130.00 proposal, noting that it was the best price per share Parent could consider with respect to a potential acquisition of the Company. Mr. Belloni also noted that Parent could withdraw the $130.00 proposal and reevaluate at a later date, at which point the Company’s stock price could have decreased from its then-current price.

On November 22, Centerview and Citi held a series of discussions on price in consultation with Mr. Farah and Mr. Belloni, respectively. After Parent initially indicated that it would only be willing to increase its $130.00 proposal to a price of $131.00 per share of our common stock, Parent later indicated that it would be willing to discuss a potential acquisition of the Company at a price of $133.00 per share of our common stock (the “$133.00 proposal”). After further negotiations over the course of the day on November 22, 2019, during which Centerview conveyed that the $133.00 proposal was not sufficient, Citi informed Centerview that Parent was willing to further increase the price per share contemplated by its $133.00 proposal to a price of $135.00 per share of our common stock (the “$135.00 proposal”), but only if Mr. Farah could assure Parent that a deal would be agreed at that price, subject to the completion of the confirmatory due diligence process and the finalization of a merger agreement. Citi also signaled to Centerview that Parent would not consider an acquisition of the Company at a price per share above the $135.00 proposal and indicated that Parent would not further pursue a potential acquisition of the Company if the Company did not agree to proceed with the $135.00 proposal. Centerview then informed Mr. Farah of the $135.00 proposal. Mr. Farah discussed the $135.00 proposal with all but two members of the Board (with Mr. Trapani recused from such discussion), and after consultation with Mr. Farah, Centerview conveyed to Citi that while no Board approval could be assured, Mr. Farah would be willing to advocate for the $135.00 proposal and call a Board meeting to discuss the $135.00 proposal. Mr. Farah communicated this same message directly to Mr. Belloni, who then formally offered the $135.00 proposal directly to Mr. Farah. The closing market price of our common stock on that date was $125.51.

Also on November 22, 2019, Sullivan & Cromwell and Skadden exchanged revised drafts of the original merger agreement.

On November 23, 2019, Skadden sent Sullivan & Cromwell a revised draft of the original merger agreement. Also on November 23, 2019, members of the Finance Committee of the Board held a meeting that was also attended by members of management, Mr. Farah and representatives of Sullivan & Cromwell and Centerview, during which the Finance Committee discussed with Sullivan & Cromwell updates on the key open issues in the original merger agreement and the Finance Committee prepared a proposal addressing certain of such key open issues to present to Parent.

Later on November 23, 2019, Sullivan & Cromwell sent Skadden a revised draft of the original merger agreement, and representatives of Sullivan & Cromwell continued to negotiate the original merger agreement with representatives of Skadden. As of the morning of November 24, 2019, key open issues remaining in the draft original merger agreement included the allocation of regulatory risk in the transaction.

On the morning of November 24, 2019, at a meeting of the Board, with representatives of Company management, Centerview, Goldman Sachs and Sullivan & Cromwell in attendance, Mr. Farah reviewed the status of discussions and negotiations with Parent. Representatives of Sullivan & Cromwell then reviewed a summary of the key terms of the original merger agreement and the Board’s fiduciary duties under Delaware law. The Board also discussed the adoption of a proposed amendment to the Company’s by-laws that would designate certain courts located in Delaware as the exclusive forum for certain actions brought against the Company or any director, officer or other employee of the Company. Representatives of Centerview and Goldman Sachs reviewed the per share price progression for the directors and discussed financial analyses of the $135.00 proposal. Representatives of Centerview and Goldman Sachs also confirmed that there had been no changes to their relationship disclosures previously provided to the Board. The Board, with input from Centerview and Goldman Sachs, also discussed that no other bidders had emerged and that it was unlikely that any third party would be interested in acquiring the Company at a price greater than the price per share contemplated by the $135.00 proposal.

Also on the morning of November 24, 2019, various media outlets reported that Parent and the Company were both set to meet that day to approve the $135.00 proposal and that the potential acquisition could be announced as soon as the following day.

During the Board meeting on the morning of November 24, 2019, Mr. Farah spoke with Mr. Belloni, during which conversation Mr. Belloni communicated that Parent would accept a hell-or-high-water regulatory provision in the original merger agreement and addressed a number of other requests that the Board, the Company and its advisors had made during the course of negotiations.

Later in the day on November 24, 2019, at a meeting of the Board with representatives of Company management, Centerview, Goldman Sachs and Sullivan & Cromwell in attendance, Sullivan & Cromwell updated the Board with respect to changes in the original merger agreement since earlier in the day. Centerview rendered its oral opinion (which was subsequently confirmed by delivery of a written opinion dated November 24, 2019) that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Centerview as set forth in its written opinion, the per share merger consideration of $135.00 per share in cash to be paid to the holders of shares of our common stock (other than excluded shares) pursuant to the original merger agreement, was fair, from a financial point of view, to such holders. Goldman Sachs also rendered its oral opinion (which was subsequently confirmed by delivery of a written opinion dated November 24, 2019) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Goldman Sachs as set forth in its written opinion, the per share merger consideration of $135.00 per share in cash to be paid to the holders of shares of our common stock (other than Parent and its affiliates) pursuant to the original merger agreement, was fair, from a financial point of view, to such holders. Following further discussion and consideration of the presentations of management, the financial advisors and its legal advisors, the Board unanimously (with Mr. Trapani recused and abstaining from voting) determined that the merger and the other transactions contemplated by the original merger agreement were advisable to, and in the best interests of, the Company and its stockholders and approved and declared advisable the original merger agreement and the merger and the other transactions contemplated by the original merger agreement. The Board also resolved that each of Parent, Holding and Merger Sub, and any of their respective “affiliates” or “associates”, shall not become an “interested stockholder” of the Company solely by virtue of entry into the original merger agreement, and that the restrictions on “business combinations” set forth in Section 203 of the DGCL shall not apply to Parent, Holding or Merger Sub, or any of their respective “affiliates” or “associates”, as a result of the original merger agreement or the transactions contemplated thereby (each such term as defined in Section 203 of the DGCL). The Board also resolved that the original merger agreement be submitted for adoption by the stockholders of the Company at a special meeting of stockholders and recommended that the stockholders of the Company vote to adopt the original merger agreement. The Board also adopted the forum selection by-law amendment.

Parent, Holding, Merger Sub and the Company executed the original merger agreement in the evening of November 24, 2019.

The following morning, on November 25, 2019, the Company and Parent issued a joint press release announcing the transaction and the execution of the original merger agreement.

On November 26, 2019, Mr. Trapani tendered his resignation from the Board with immediate effect in order to pursue other opportunities.

Also on November 26, 2019, the Company received an email from a party (“Party B”) claiming that the Company could “get more money.” Representatives of Sullivan & Cromwell forwarded Party B’s email to Parent and Skadden. After consulting with representatives of Sullivan & Cromwell, the Company determined that Party B’s inquiry was not credible, and determined not to pursue discussions with Party B.

Following the execution of the original merger agreement, representatives of the Company met with representatives of Parent and provided Parent with access to certain books, records and personnel of the Company and its Subsidiaries in accordance with the original merger agreement.

Also following the execution of the original merger agreement, the parties prepared and submitted regulatory filings in the jurisdictions in which the parties agreed that regulatory filings may be required.

On December 10, 2019, the Company received an email from a party (“Party C”) offering to discuss a possible divestiture of a division of the Company to potential buyers known to Party C. That same day, representatives of Sullivan & Cromwell forwarded Party C’s email to Parent and Skadden. After consulting with representatives of Sullivan & Cromwell, the Company determined that Party C’s inquiry was not credible, and determined not to pursue discussions with Party C.

The Company filed a preliminary proxy statement on December 18, 2019 and a definitive proxy statement on January 6, 2020 in advance of the special meeting of stockholders held on February 4, 2020, in which the holders of our shares of common stock voted to approve the adoption of the original merger agreement and, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger proposed under the original merger agreement. At the stockholder meeting, 99.3% of the votes cast (representing more than 71% of all outstanding shares of our stock) approved the adoption of the original merger agreement.

On February 3, 2020, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired with respect to the merger.

On or about February 5, 2020, it was reported that Parent had successfully raised more than $10 billion to help pay for its acquisition of the Company.

On March 11, 2020, the World Health Organization designated the COVID-19 outbreak as a global pandemic. On March 13, 2020, the President of the United States declared COVID-19 a national emergency and announced a ban on non-U.S. citizens traveling from Europe to the United States. Starting the week of March 16, 2020, our common stock traded at a price as low as $104 per share, which was a 23% discount to the agreed-upon acquisition price of $135 per share.

On March 17, 2020, a representative of Parent inquired of a representative of the Company about the possibility of Parent obtaining a waiver of the confidentiality agreement’s standstill provision that would allow Parent to purchase shares of our common stock. On or about March 19, 2020, certain media outlets reported that Parent was considering the purchase of shares of our common stock. On March 23, 2020, Parent announced that it recalled that it was committed not to buy shares of our common stock at that time.

On March 26, 2020, the Committee on Foreign Investment in the United States cleared the merger.

On March 30, 2020, the Australian Competition and Consumer Commission issued a no-action letter, clearing the merger.

On April 7, 2020, the Canadian Competition Bureau indicated that it does not intend to challenge the merger, thereby clearing the merger.

Beginning on May 29, 2020, Parent sent the Company a series of letters requesting information about the Company’s business and performance, each of which the Company promptly responded to in writing.

In early June 2020, certain media outlets reported that the Board of Directors of Parent held a meeting on June 2, 2020 at which Parent’s directors discussed the merger “amid a deteriorating situation in the U.S. market” “as U.S. social unrest and the coronavirus pandemic weigh on the retail sectors.”

Also in early June 2020, certain media outlets reported that Mr. Arnault had been exploring ways to renegotiate the terms of the merger and that he had met with advisors during the first week of June to identify strategies to reduce the purchase price to below the agreed per share consideration of $135.

On June 4, 2020, Parent announced in a press release that its Board of Directors had met on June 2 and “notably focused [the Board of Directors’] attention on the development of the pandemic and its potential impact on the results and perspectives of Tiffany & Co. with respect to the agreement that links the two groups.” Parent also reiterated that it was not considering buying shares of our common stock in the open market.

Also on June 4, 2020, the Federal Antimonopoly Service of Russia formally cleared the merger.

Also on June 4, 2020, the Company received an email from a party (“Party D”) expressing interest in throwing its “hat into the ring.” Representatives of Sullivan & Cromwell forwarded Party D’s email to Skadden. After consulting with representatives of Sullivan & Cromwell, the Company determined that Party D’s inquiry was not credible, and determined not to pursue discussions with Party D.

On June 12, 2020, the Korea Fair Trade Commission of South Korea formally cleared the merger.

On June 15, 2020, in response to a request by Parent, the Company provided Parent with the June 2020 management projections (as defined in the section entitled “The Merger—Certain Company Forecasts” beginning on page 81) which included certain forecasted information for the Company’s fiscal years 2020 to 2024.

On July 3, 2020, the Australian Foreign Investment Review Board issued a notification indicating that it has no objection to the merger.

On July 25, 2020, the State Administration for Market Regulation of China decided that it will not prohibit the merger.

On August 14, 2020, the Company sent Parent a notice extending the outside date under the original merger agreement to November 24, 2020, pursuant to the terms of the original merger agreement and proposing to further extend the outside date to December 31, 2020.

On August 17, 2020, Parent sent the Company a letter in response to the Company’s August 14, 2020, letter stating that Parent was reserving all of its rights under the original merger agreement, including a purported right to challenge the validity of the Company’s extension of the outside date under the original merger agreement and its right to terminate the original merger agreement.

On August 18, 2020, Mr. Belloni called Mr. Farah and stated that Parent was reserving its purported right to challenge the Company’s extension of the outside date under the original merger agreement and suggested that a material adverse effect may have occurred with respect to the Company.

On August 24, 2020, the Company sent Parent a confirmatory notice of the extension of the outside date to November 24, 2020. Parent responded by disputing the Company’s right to extend the outside date and stating that it reserved the right to challenge the validity of the extension of the outside date under the original merger agreement.

On August 27, 2020, in response to a request by Parent, the Company provided Parent with certain financial and other information, including the August 2020 management projections (as defined in the section entitled “The Merger—Certain Company Forecasts” beginning on page 81).

On September 8, 2020, Parent informed the Company that Parent received a letter from the Ministre de l’Europe et des Affaires Etrangères, dated August 31, 2020 (the “French Ministry Letter”), which, according to a purported English translation of the French Ministry Letter provided by Parent to the Company, stated that Parent “should defer the closing of the pending Tiffany transaction until January 6, 2021” in order to support France’s intention to “take measures in order to dissuade the American authorities from putting [additional customs duty on the import of certain French goods] into effect.” Parent also advised the Company of its intent to honor the request set forth in the French Ministry Letter by refusing to close before January 6, 2021, while also informing the Company that Parent’s Board of Directors determined that Parent would not agree to extend the outside date under the original merger agreement beyond November 24, 2020. Parent also informed the Company of Parent’s beliefs that the Company did not have the right to extend the outside date from August 24, 2020 to November 24, 2020, that the Company had suffered a material adverse effect under the original merger agreement and that the Company had not operated the Company’s business in accordance with the original merger agreement such that Parent was not required to complete the merger. The Company understood these statements to mean that Parent was no longer willing to comply with its obligations under the original merger agreement to close the transaction on the agreed terms. Parent also shared its view that the Company should not have paid its regular quarterly dividends in 2020.

On September 9, 2020, Parent issued a press release announcing that its Board of Directors learned of the French Ministry Letter and concluded that Parent would not be able to complete the merger.

Also on September 9, 2020, the Company initiated the merger litigation by filing suit against Parent in the Delaware Court of Chancery, seeking, among other things, an order of specific performance requiring Parent to perform its obligations under the original merger agreement, including making all necessary antitrust filings and taking all other actions necessary to obtain the required antitrust approvals for the merger, and completing the transactions contemplated by the original merger agreement, and a declaratory judgment that Parent had breached certain of its obligations under the original merger agreement. The Company also filed an accompanying motion to expedite the proceedings, and requested that the trial take place before the outside date of November 24, 2020 under the original merger agreement.

On September 10, 2020, the Japan Fair Trade Commission and the Mexican competition authority (Comisión Federal de Competencia Económica) granted clearance of the merger.

Also on September 10, Parent publicly announced its intent to file a lawsuit against the Company.

On September 16, 2020, an individual close to Parent (the “Individual”), on behalf of Parent, contacted a representative of Centerview to inquire about the possibility of a settlement between the parties. The representative of Centerview conveyed to the Individual that the Company was confident in its legal position and was not prepared to settle at that time. The representative of Centerview consulted with Mr. Farah about the discussion with the Individual.

Also on September 16, 2020, Parent filed its response in opposition to the Company’s motion to expedite the proceedings in this matter.

On September 18, 2020, the Company filed a reply in further support of its motion to expedite proceedings.

On September 21, 2020, the Delaware Court of Chancery granted the Company’s motion to expedite proceedings and set January 5, 2021 to begin a four-day trial.

On September 23, 2020, the Company received an email from a party (“Party E”) claiming that an unidentified company proposed to acquire the Company for $17 billion and that, in a few years, Party E and the unidentified company would cause the Company to have a capitalization of 300 billion in unidentified currency. That same day, a representative of Sullivan & Cromwell forwarded Party E’s email to Skadden. After consulting with a representative of Sullivan & Cromwell, the Company determined that Party E’s inquiry was not credible, and determined not to pursue discussions with Party E.

On September 28, 2020, Parent answered the Company’s complaint and filed a counterclaim against the Company in the Delaware Court of Chancery, seeking a declaration that, among other things, various conditions precedent to Parent’s obligation to close the merger had not been met and that Parent had the right to terminate the original merger agreement.

On September 29, 2020, the Taiwan Fair Trade Commission determined to waive its jurisdiction over the merger, granting clearance of the merger.

On October 2, 2020, the Individual again contacted the representative of Centerview, asserting the view that Parent’s litigation claims were strong, but that, in the interest of the Company’s business, it would be beneficial for both parties to settle. Thereafter, the Individual contacted the representative of Centerview to indicate that Parent might be willing to engage in settlement discussions at a price of $120.00 per share. The representative of Centerview responded that the $120.00 price was unlikely to be acceptable to the Company. Thereafter, over the course of the ensuing two weeks, the Individual and the representative of Centerview engaged in a series of discussions in which the Individual indicated a willingness of Parent to increase the share price to the mid-$120s and then to the high-$120s price ranges. Promptly following each of these discussions, the representative of Centerview consulted with Mr. Farah. After consulting with Mr. Farah, the representative of Centerview informed the Individual that the Company would only be likely to consider a price reduction if the reduction were small and if Parent explicitly agreed that the Company could continue paying its regular quarterly dividend.

On October 13, 2020, the Company filed an answer to Parent’s counterclaim in the Delaware Court of Chancery.

On October 15, 2020, the Company announced its preliminary unaudited sales and operating results for August and September 2020, which reported an increase in operating earnings and nearly double the growth in global e-commerce sales from the comparable 2019 two-month period along with positive sales trends continuing into October, strong sales in mainland China, and a slight decline in worldwide net sales from the comparable period in 2019, among other things.

On October 18, 2020, the Individual and the representative of Centerview had a number of discussions, promptly following which, in each case, the representative of Centerview consulted with Mr. Farah concerning each discussion. The Individual indicated to the representative of Centerview that Parent might be willing to consider a price of $130.00 per share, which the representative of Centerview indicated was not likely to be sufficient to warrant a settlement by the Company. The representative of Centerview suggested that the Company would likely only consider a price reduction to the previously negotiated deal price of $135.00 per share under the original merger agreement if such reduction were linked to the amount of the Company’s dividends per share paid since the date of the original merger agreement. The Individual then proposed a price of $131.00 per share to the representative of Centerview. The representative of Centerview responded that the price would need to be $132.00 per share, adding that the Company would likely require an “airtight” contract that did not include any closing conditions that would excuse Parent from consummating the merger, apart from the required stockholder vote under Delaware law, and a settlement agreement approved by the Delaware Court of Chancery. The Individual indicated that Parent was prepared to settle for a price of $131.50 per share, but was not willing to include an express agreement that the Company could pay its fourth-quarter dividend.

On October 21, 2020, a representative of Sullivan & Cromwell received an email from an individual claiming to represent a wealthy family (“Party F”) and requesting a discussion of a potential proposal to acquire the Company. Party F also claimed to have a contract with a law firm that represents Parent on certain matters. The email did not contain any potential price or other terms. A representative of Sullivan & Cromwell forwarded Party F’s email to Skadden. After researching publicly available information concerning Party F, the Company determined that Party F’s inquiry was not credible, and determined not to pursue discussions with Party F.

Thereafter, on October 23, 2020, Mr. Farah and Mr. Belloni discussed a $131.50 per share price (the “$131.50 proposal”) which would be paired with an agreement that the Company would be expressly permitted to pay a fourth-quarter dividend. Mr. Belloni later proposed a share price of $131.00 as a headline figure, but stated that the Company could increase its quarterly dividend to be paid in January 2021 as part of the value the Company’s stockholders would receive in the aggregate. Mr. Farah declined that proposal. Mr. Farah also indicated that, in an amended and restated merger agreement, no terms providing for conditionality would be accepted. Mr. Belloni later indicated to Mr. Farah that Parent would consider accepting the $131.50 share price that was previously discussed.

On October 23, 2020, Mr. Farah discussed the $131.50 proposal individually with each of the other directors of the Company and thereafter communicated to Mr. Belloni that while no Board approval could be assured, Mr. Farah would be willing to bring the $131.50 proposal to the Board. The closing market price of our common stock on that date was $123.54.

On October 24, 2020, the Board held a meeting that was also attended by a member of management and representatives of Sullivan & Cromwell and Centerview to discuss the recent settlement negotiations with Parent, including the $131.50 proposal, the status of the litigation with Parent, the potential terms for an amended merger agreement and next steps regarding the merger. The Board instructed the Company and its advisors to continue to explore a potential settlement with Parent based on the $131.50 proposal, while continuing to pursue the litigation.

Following the Board meeting on October 24, 2020, a representative of Sullivan & Cromwell sent a draft of the merger agreement to Skadden. From October 24, 2020 until the execution of the merger agreement on October 28, 2020, the parties and their respective legal advisors exchanged several drafts of, and engaged in multiple discussions and negotiations concerning the terms of, the merger agreement. Significant areas of discussion and negotiation included, among others, the conditions to closing the merger, the scope of the interim operating restrictions, Parent’s obligation to obtain regulatory approvals and to avoid governmental restraints on the merger, and certain employee-related issues.

On October 26, 2020, the European Commission granted clearance of the merger, at which point the merger had received all required regulatory clearances.

On October 28, 2020, the Board met to discuss the terms of the merger agreement and the terms of a settlement agreement, with representatives of Company management, Centerview, Goldman Sachs and Sullivan & Cromwell in attendance. Representatives of Sullivan & Cromwell discussed the differences between the terms of the amended and restated merger agreement and the original merger agreement, and summarized the terms of the settlement agreement to the Board. Management discussed the October 2020 management projections (as defined in the section entitled “The Merger—Certain Company Forecasts” beginning on page 81). Centerview rendered its oral opinion (which was subsequently confirmed by delivery of a written opinion dated October 28, 2020) that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Centerview as set forth in its written opinion, the per share merger consideration of $131.50 per share in cash to be paid to the holders of shares of our common stock (other than excluded shares) pursuant to the merger agreement, was fair, from a financial point of view, to such holders. Goldman Sachs also rendered its oral opinion (which was subsequently confirmed by delivery of a written opinion dated October 28, 2020) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Goldman Sachs as set forth in its written opinion, the per share merger consideration of $131.50 per share in cash to be paid to the holders of shares of our common stock (other than Parent and its affiliates) pursuant to the merger agreement, was fair, from a financial point of view, to such holders. Following further discussion and consideration of the presentations of management, the financial advisors and its legal advisors, the Board unanimously determined that the merger and the other transactions contemplated by the merger agreement were advisable to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board also approved the settlement agreement as being advisable and in the best interests of the Company and its stockholders and authorized the execution and delivery of the settlement agreement. The terms of the merger agreement (as amended and restated) and the settlement agreement are described in the section entitled “The Merger—Changes to the Original Merger Agreement Pursuant to the Merger Agreement” on page 41 and “The Merger Agreement” beginning on page 99. See the section entitled “The Merger—Reasons for the Merger; Recommendation of the Company’s Board of Directors” beginning on page 57. The Board also resolved that each of Parent, Holding and Merger Sub, and any of their respective “affiliates” or “associates”, shall not become an “interested stockholder” of the Company solely by virtue of entry into the merger agreement, and that the restrictions on “business combinations” set forth in Section 203 of the DGCL shall not apply to Parent, Holding or Merger Sub, or any of their respective “affiliates” or “associates”, as a result of the merger agreement or the transactions contemplated thereby (each such term as defined in Section 203 of the DGCL). The Board also resolved that the merger agreement be submitted for adoption by the stockholders of the Company at a special meeting of stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement.

Also on October 28, 2020, the Company and Centerview executed an amendment to the engagement letter for Centerview’s engagement as the Company’s financial advisor.

Later that evening, Parent, Holding, Merger Sub and the Company executed the merger agreement, which amended and restated the original merger agreement. Immediately thereafter, Parent and the Company entered into a settlement agreement, pursuant to which, among other things, each party was required to dismiss all claims that it brought in the merger-related litigation with prejudice and agree to a stipulated order of dismissal that dismisses all claims asserted by the parties with prejudice.

The following morning on October 29, 2020, the Company and Parent issued a joint press release announcing the execution of the merger agreement and the settlement agreement.

Also on October 29, 2020, pursuant to the settlement agreement, the Company filed a joint stipulation of dismissal in the Delaware Court of Chancery dismissing the parties’ litigation claims against one another.

Reasons for the Merger; Recommendation of the Company’s Board of Directors

The Board recommends that you vote “FOR” approval of the merger proposal.

The Board, at a meeting held on October 28, 2020, (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable the merger agreement and the execution, delivery, and performance of the merger agreement by the Company and the consummation of the merger and the other transactions contemplated by the merger agreement; (iii) directed that the merger agreement be submitted to the stockholders for adoption at the special meeting; and (iv) recommended that the stockholders vote to adopt the merger agreement and to approve and/or adopt such other matters that are submitted for their approval and/or adoption in connection with the merger agreement at the special meeting. Approval of the merger proposal requires the affirmative vote of holders of a majority of the shares of our common stock issued and outstanding and entitled to vote on such proposal.

In the course of reaching its determination and recommendation, the Board consulted with and received the advice and assistance of its outside legal and financial advisors and senior management at various times.

Potential Positive Factors. In recommending that stockholders vote in favor of adoption of the merger agreement, the Board considered a number of factors, including, among others, the following (not necessarily in order of relative importance) that the Board believes support its decision:

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Attractive Value. The Board’s belief that the per share merger consideration of $131.50 per share of our common stock provides stockholders with an attractive value for their shares of our common stock in light of a number of factors, including:

•	Premium. The per share merger consideration constitutes a premium of:

•	approximately 45.7% to the closing price of our common stock on October 14, 2019, the last trading day prior to the receipt by the Company of Parent’s initial $120.00 proposal in October 2019;

•	approximately 33.4% to the closing price of our common stock on October 25, 2019, the last trading day prior to the first media accounts regarding a possible acquisition of the Company by Parent;

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approximately 7.1% to the closing price of our common stock on October 26, 2020, the last trading day prior to the first media accounts regarding a possible settlement and renegotiation of the terms of the merger; and

•	approximately 1.2% to the closing price of our common stock on October 28, 2020, the last trading date prior to the date the merger agreement was announced.

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Aggregate Value to Stockholders. If the Board declares and sets a record date for a dividend of $0.58 per share for the fourth quarter of fiscal year 2020 prior to the closing, as it is expressly permitted to do under the merger agreement, in addition to the per share merger consideration of $131.50, the aggregate amount that stockholders will receive after the execution of the merger agreement will be at least $132.08 per share. Moreover, when that $132.08 per share is combined with the $2.32 per share in quarterly dividends the Company has already paid since the original merger agreement was announced through the date of the merger agreement, the aggregate amount of the per share merger consideration will be not less than $134.40 per share, representing a less than 1% discount relative to the original per share merger consideration (without taking into account the time value of money).

•	Inherent Uncertainty of Litigation. Although the Board believed its claims against Parent were strong, litigation is inherently uncertain and the Board could not be assured of a successful resolution of the merger litigation. Further, even if the Company succeeded on its claims, the Company could not be assured that the Delaware Court of Chancery would order Parent to complete the transaction on the terms of the original merger agreement as opposed to awarding financial damages. In addition, the timing of a final, non-appealable decision from the Delaware Court of Chancery was uncertain, as the Delaware Court of Chancery’s ruling date was not known, nor was the length of time that might be required for an appeal. Moreover, even if a decision in favor of the Company became final and non-appealable by early 2021, the Company could not be assured that Parent would not frustrate the enforcement of such a decision.

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Uncertainty of Foreign Government Intervention. Even if the Company were successful in the merger litigation, it was also not certain whether the French government would permit the merger to proceed. In addition, at the time the Board reached its decision to recommend that stockholders approve the adoption of the merger agreement, the outcome of the U.S. presidential election was uncertain and the Board believed that such outcome could impact the U.S. trade policies that the French government asserted were the basis for its request that Parent delay consummating the merger and/or result in additional efforts by the French government to intervene in the transaction.

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Likelihood of Reduced Market Price of Our Common Stock. Informed by discussions with its financial advisors, the Board considered that it was likely that, if the transaction with Parent were terminated, whether due to a judgment in favor of Parent in the merger litigation, a governmental action, or any other reason, the Company’s share price would trade significantly below the per share merger consideration of $131.50.

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Impact of the Extended Pendency of the Merger under the Original Merger Agreement. Informed by discussions with management, the Board considered that a further extension of the period during which the Company was subject to interim operating covenants imposed by the original merger agreement could adversely impact the Company’s flexibility to operate the business, particularly to respond effectively to changing circumstances and exogenous events. The Board also considered that those constraints, together with continued uncertainty as to whether the merger would close in the near term or at all and the original merger agreement’s restrictions on the Company’s ability to take certain compensation actions with respect to the Company’s 2021 fiscal year or otherwise compensate employees using equity, could have adverse impacts on employee retention.

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Negotiations with Parent. The Board considered the improvement in the per share merger consideration offered by Parent in connection with the settlement of the merger litigation, after negotiation with the Company and its advisors, from $120.00 per share of our common stock at the time of Parent’s initial settlement proposal in early October 2020, to price ranges of the mid-$120s and high-$120s per share of our common stock later in October, to $130.00 per share of our common stock and then $131.00 per share of our common stock soon thereafter, and finally to $131.50 per share of our common stock on October 23, 2020, the fact that representatives of the Company considered that Parent would not be likely to increase its offer price above $131.50 per share of our common stock, the fact that Parent was willing to agree that the Company’s regular quarterly dividends are expressly excluded from the interim operating covenant prohibition on dividends, and other changes to the merger agreement favorable to the Company, as described in the section entitled “The Merger—Background of the Merger” beginning on page 42.

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Receipt of Fairness Opinions from Centerview Partners and Goldman Sachs. The Board considered the financial analyses presented to the Board by Centerview and Goldman Sachs. The Board also considered the oral opinion of Centerview rendered to the Board, subsequently confirmed in Centerview’s written opinion dated as of October 28, 2020, to the effect that, as of October 28, 2020, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the reviews undertaken, by Centerview in preparing such opinion, the per share merger consideration proposed to be paid to the holders of shares of our common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Centerview Partners” beginning on page 65 and which written opinion is attached in its entirety as Annex B hereto. The Board also considered the oral opinion of Goldman Sachs rendered to the Board, subsequently confirmed in Goldman Sachs’ written opinion dated as of October 28, 2020, to the effect that, as of October 28, 2020, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the reviews undertaken, by Goldman Sachs in preparing such opinion, the per share merger consideration to be paid to the holders of shares of our common stock (other than Parent and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman Sachs” beginning on page 72 and which written opinion is attached in its entirety as Annex C hereto.

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Certainty of Value. The per share merger consideration is all cash, which provides our stockholders immediate certainty of value and liquidity for their shares and enables our stockholders to realize value that has been created at the Company while eliminating long-term business and execution risk.

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Value Relative to Stand-Alone Prospects. The Board’s belief that the per share merger consideration compares favorably to the potential long-term value of a share of our common stock if the Company were to remain as a stand-alone entity after taking into account the risks and uncertainties associated with this alternative, including the Company’s business, competitive position and current market and financial conditions. Specifically, among other things, the Board considered:

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that taking into account the short-term impact that the pandemic has already had on the Company’s business to date (including, store closures, delays in the flagship renovation, a loss in profits in the first quarter of fiscal year 2020, the steep decrease in travel and tourism, the inherent uncertainty regarding the level of consumer spending during the holiday season, and potentially worsening economic conditions impacting consumer spending), the adverse impact of the pandemic could be sustained or even deepened in the future, and that at the time the Board approved the merger agreement, a “second wave” of COVID-19 cases in Europe appeared to be in the beginning stages and it was likely that a renewed round of related shutdowns and curfews would follow;

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that over the five years prior to the announcement of the original merger agreement, our common stock has traded on average at a discount to the trading multiples of other single-brand luxury peer companies;

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that the Company is currently executing against a multi-year strategic plan that seeks to reinvigorate its organic growth trajectory and that, although the Company has made meaningful progress, it is still in the early stages of execution with a significant portion of its projected growth dependent on macro factors that are outside of the Company’s control, such as the strength and accessibility of the Chinese consumer market, the strength of the U.S. economy and consumer confidence in the U.S. and the favorability of commodity input costs, and that the timing of implementation of its strategic plan and certain of the foregoing macro-economic factors have been impacted in the short term by the COVID-19 pandemic;

•	the Board’s assessment of the Company’s historical and projected financial performance, including the October 2020 management projections;

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the challenges of operating as a public company, including balancing the competing needs for improved or stable stockholder returns on a quarter-to-quarter basis, on the one hand, with the need for increased spending to advance implementation of the Company’s growth initiatives under its long-term strategic plan, on the other hand;

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the macroeconomic factors currently affecting the global luxury market and the broad economic, political and commercial trends affecting the Company’s business and financial results, including the COVID-19 pandemic, the impact of unrest in both the United States and Hong Kong, shifts in global tourism patterns, the potential impact of United States trade relations with China, the risk of a slowdown in the Chinese or U.S. economies, and certain other risk factors detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020;

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the fact that the October 2020 management projections forecasted that, despite expectations for a swift recovery in business during fiscal year 2021, it would take until fiscal year 2022 for sales and operating earnings to exceed fiscal year 2019 levels;

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the execution risks implicit in the October 2020 management projections, including the risk that new product designs may not succeed as planned, the risk that key systems implementations may be delayed or fail to generate the expected benefits, the risk that organic growth may slow as the Company’s store footprint becomes more saturated, the risk that the planned renovation of the Company’s New York Flagship store on Fifth Avenue in New York City may be further delayed or fail to generate the expected benefits, the risk that the Company’s omni-channel strategy may not be successful in driving in-store sales and the risk that the Company’s effort to capture more share with gold jewelry, rather than silver jewelry, may not be successful;

•	the execution risks related to the effects of the COVID-19 pandemic; and

•

the risks and uncertainties relating to the competition in the global jewelry industry, including the increased competition for engagement jewelry sales, competition from the lab-grown diamond market and competition from luxury fashion brands expanding into jewelry.

•

Value Relative to Other Strategic Alternatives. Following consultation with its financial advisors, the Board’s belief that Parent would be the potential transaction partner, and that seeking to consummate the merger under the terms of the merger agreement rather than the terms of the original merger agreement would be most likely to offer the best combination of value and closing certainty to stockholders. In reaching that determination, the Board considered, among other things:

•

that after the Company issued a press release publicly confirming Parent’s initial $120.00 proposal in October 2019 and continuing after the announcement of the original merger agreement, the Company did not receive any inquiries from any other credible parties relating to potential acquisitions of the Company, as described in the section entitled “The Merger—Background of the Merger” beginning on page 42;

•

that its financial advisors had informal discussions with four other potential counterparties that the Board considered to be among the parties most likely to be interested in an acquisition of the Company due to their financial capacity to acquire the Company and/or the potential synergistic opportunities, and all four potential counterparties informed the financial advisors that they were not interested in pursuing an acquisition of the Company at the time of the negotiation of the original merger agreement at a price greater than Parent’s initial $120.00 proposal in October 2019, as described in the section entitled “The Merger—Background of the Merger” beginning on page 42;

•

the Board’s belief, following consultation with Centerview and Goldman Sachs, that a financial sponsor would not be likely to pay a price greater than Parent’s initial $120.00 proposal in October 2019 given the size of the equity commitment that would be needed given the Company’s equity value, the private equity funds’ internal rate of return requirements and the likely leverage levels that a financial sponsor could impose on the Company, as described in the section entitled “The Merger—Background of the Merger” beginning on page 42; and

•	the Company’s rights under the merger agreement, subject to certain conditions, to respond to and negotiate with respect to certain unsolicited acquisition proposals made prior to the time the

Company’s stockholders approve the merger proposal and, in certain instances, to terminate the merger agreement to enter into an agreement with respect to a superior proposal, subject to Parent’s right to receive payment of the termination fee of $575 million, which amount the Board believed to be reasonable under the circumstances, taking into account the size of the transaction and the range of similar termination fees in comparable transactions, as described in the sections entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 112 and “The Merger Agreement—Termination Fee” beginning on page 124.

•	High Likelihood of Completion; Certainty of Payment. The Board’s belief that the merger represented a transaction that would likely be consummated based on, among other factors:

•

the Board’s belief, informed by the advice of representatives of Sullivan & Cromwell, that the outcome of the settlement, particularly given the terms of the merger agreement, is more certain than the outcome of the merger litigation;

•

the Board’s belief, informed by unsolicited communications from certain of the Company’s stockholders, that the Company’s stockholders would likely vote in favor of a more certain agreement providing for a price that is a discount to the price per share provided in the original merger agreement, in addition to the payment of another quarterly dividend;

•

the fact that the conditions to the closing of the merger are specific and limited in scope, including that the merger agreement removed certain conditions to the consummation of the merger that were included in the original merger agreement, namely (i) the absence of a law or order in effect that enjoins, prevents or otherwise prohibits the consummation of the merger issued by a governmental entity; (ii) the absence of a material adverse effect; and (iii) the requirement that most representations and warranties (other than select fundamental representations and warranties) of the Company that were made as of the signing must also be true and correct as of the closing date, each as described in the section entitled “The Merger—Changes to the Original Merger Agreement Pursuant to the Merger Agreement” beginning on page 41;

•

the fact that if the merger has not been consummated within six (6) business days after the date on which the requisite company vote (it being understood that the closing cannot take place prior to January 7, 2021) has been obtained as a result of the material breach of the merger agreement by Parent or Merger Sub, the Company will have no further obligation to comply with the Company’s interim operating covenants in respect of the conduct of its business pending the merger (and, in such event, the Company’s non-compliance with such obligations after the later of (i) January 7, 2021, and (ii) six (6) business days after the date of the requisite company vote, shall not be taken into account for purposes of assessing whether any of the conditions set forth in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 122 has been satisfied);

•

the fact that, if the closing does not occur by January 31, 2021, the Company will be permitted to take certain compensation actions with respect to the Company’s 2021 fiscal year, including, among other things, granting annual equity awards in respect of fiscal year 2021 in the ordinary course of business consistent with past practice (with time-based equity awards granted in the form of Company RSUs);

•

the fact that all the required existing regulatory clearances have been obtained for the merger pursuant to the original merger agreement, that such clearances will be deemed to satisfy the condition to the extent these are still in effect at the time the Merger is consummated, and that, in the event the SEC does not confirm orally or in writing that it has no further comments on this proxy statement or that it does not intend to review this proxy statement prior to December 15, 2020, Parent, Holding, Merger Sub and the Company are required, no later than December 18, 2020, to file a notification and report form with respect to the proposed merger with the FTC and DOJ under the HSR Act and will request early termination of the waiting period under the HSR Act;

•

Parent’s obligation under the merger agreement to use its reasonable best efforts to obtain the regulatory approvals necessary to consummate the merger, without any limitation on the amount of assets that Parent may be required to divest or hold separate in order to secure the requisite regulatory approvals, as described in the sections entitled “The Merger Agreement—Filings; Other Actions; Notification” beginning on page 117 and “The Merger—Regulatory Approvals” beginning on page 97;

•	Parent and the Company’s obligations not to take any action that could, or could reasonably be expected to, cause any governmental entity to prevent, delay or impair consummation of the merger;

•

Parent and the Company’s obligations not to permit their respective representatives to participate in any discussions or meetings with any governmental entity in respect of the transactions contemplated by the merger agreement unless the Company or Parent consults with the other in advance and, to the extent permitted by such governmental entity, gives the other the opportunity to attend and participate;

•

Parent’s obligation to notify the Company within twenty-four (24) hours of any communication or request for information from any governmental entity relating to the merger or the Company and to consult with the Company with respect to all aspects of its response to such communication or request prior to providing any substantive response to any Governmental Entity with respect to the merger or the Company;

•

the fact that the outside date will be automatically extended to December 31, 2021 if the merger will not have closed by June 30, 2021, provided that all closing conditions (other than those that by their nature are to be satisfied at closing) are satisfied or waived (to the extent permitted by applicable law) other than the closing conditions relating to receipt of regulatory approvals;

•

the fact that the merger agreement provides that, in the event that the Company brings any claim, litigation, or other similar proceeding to enforce the terms of the merger agreement or for money damages, the per share merger consideration will be deemed, for all purposes in such proceeding, including any award of specific performance or damages, to be $135.00 in cash, without interest and less any required tax withholding, as was in the original merger agreement;

•	the fact that the merger is not subject to the approval of Parent’s stockholders;

•	the absence of any financing condition to consummation of the merger; and

•

Parent’s representation that it and its controlled affiliates will have, at the closing, sufficient cash, available lines of credit or other sources of funds necessary to consummate the transactions contemplated by the merger agreement and that it and its controlled affiliates have the financial resources and capabilities to fully perform all of Parent’s, Holding’s and Merger Sub’s obligations under the merger agreement, as described in the section entitled “The Merger Agreement—Financing of the Merger” beginning on page 119.

•	Non-Price Terms of the Merger Agreement. The Board considered the non-price terms and conditions of the merger agreement and related transaction documents, including:

•

the provision allowing the Board to change its recommendation prior to obtaining the stockholder approval in specified circumstances relating to a superior proposal or intervening event, subject to Parent’s right to terminate the merger agreement and receive payment of the termination fee of $575 million;

•

the provision allowing the Board to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Parent to match the superior proposal and payment of the termination fee of $575 million), as described in the sections entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation

Changes” beginning on page 112, “The Merger Agreement—Termination” beginning on page 123, and “The Merger Agreement—Termination Fee” beginning on page 124;

•

the provisions requiring the Company and Parent to use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or advisable on their respective parts under the merger agreement and applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including among other things, maintaining in effect the existing regulatory clearances obtained for the merger pursuant to the original merger agreement, as described in the sections entitled “The Merger Agreement—Filings; Other Actions; Notification” beginning on page 117 and “The Merger—Regulatory Approvals” beginning on page 97;

•

the provisions requiring Parent to notify the Company of any matter that Parent believes is a breach of the Company’s interim operating covenants, following which the Company has fourteen (14) days to cure or take efforts to cure, as applicable, such breach before the breach can be taken into account for purposes of assessing whether the condition to the merger with respect to the Company’s performance of its obligations in all material respects has been satisfied, as described in the section entitled “The Merger Agreement—Conduct of Our Business Pending the Merger” beginning on page 107; and

•

the outside date of the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement, and the Board’s view that the outside date which the merger agreement extended to June 30, 2021, and which will be automatically extended to December 31, 2021 if all conditions are satisfied other than the receipt of the regulatory approvals, allow for sufficient time to consummate the merger.

•

Opportunity for the Company’s Stockholders to Vote. The Board considered the fact that the merger would be subject to the approval of the stockholders, and the stockholders would be free to evaluate the merger and vote for or against the adoption of the merger agreement at the special meeting.

•

Appraisal Rights. The Board considered the availability of statutory appraisal rights under Delaware law in connection with the merger for stockholders who timely and properly exercise such rights in compliance with Section 262 of the DGCL and the absence of any closing conditions in the merger agreement related to the exercise of appraisal rights by the Company’s stockholders.

Potential Negative Factors. In the course of reaching its recommendation, the Board also considered a variety of risks and potentially negative factors concerning the merger and the merger agreement, including the following (not necessarily in order of relative importance), among others:

•	that the Board believed in the strength of the Company’s claims against Parent in the merger litigation;

•

that, as of the Company’s public announcement on October 15, 2020, while the Company still expected full-year results for fiscal year 2020 to be substantially impacted by COVID-19, the Company was pleased with how its business had rebounded following the first quarter, and continued to rebound in the third quarter, especially in mainland China, and to recover in the United States;

•

that the stockholders will have no ongoing equity participation in the Company following the merger and the stockholders will cease to participate in the Company’s future earnings, dividends or growth, if any, and will not benefit from increases, if any, in the value of the Company following the merger;

•

that the Company is an iconic and unique luxury brand that has 90% or greater global brand awareness, and in recent years has significantly improved its brand strength in China, an important market for luxury goods;

•	that the Company has a proven track record of growing revenue, dividends and earnings per share (“EPS”), and has created significant shareholder value, since its initial public offering;

•

that the Company’s share price has not yet reflected all of the potential benefits of the Company’s investments in its strategic plan, including the potential benefits of its pending renovation of its New York Flagship store on Fifth Avenue in New York City and its plans to renovate its other U.S. stores, its strong product pipeline and planned faster cadence of new product launches, its higher spending on advertising and promotion with increased focus on China to drive growth, its new marketing and brand messaging that is increasing affinity with younger generations, its refreshed omni-channel strategy, and its investments in its systems and supply chain;

•	that our common stock traded at a price higher than the per share merger consideration of $131.50 between the announcement of the original merger agreement and as recently as March 10, 2020;

•

that, in the preceding twenty years, the Company has been able to recover from prior macroeconomic shocks, including the September 11, 2001 attacks on New York City and the 2008 credit crisis, within approximately two years in each case;

•	that the entry into the settlement of the merger litigation would release all claims against Parent arising prior to the settlement and relating to the original merger agreement;

•

the risk that all conditions to the parties’ obligations to consummate the merger, including obtaining or maintaining certain regulatory approvals, will not be satisfied on a timely basis or at all and that the merger therefore will be delayed or will not be consummated, including the risk that obtaining or maintaining such approvals could be affected adversely by potential changes in governance of the relevant jurisdictions;

•

the risk that the pendency of the merger or failure to consummate the merger could adversely affect the operations of the Company and its subsidiaries and the relationships of the Company and its subsidiaries with their respective employees (including making it more difficult to attract and retain key personnel), customers, key designers, suppliers and others with whom they have business dealings;

•	the effect that a failure to consummate the merger could have on the price of our common stock and on the market’s perceptions of the Company’s prospects, resulting in loss of value to stockholders;

•

the restrictions imposed by the terms of the merger agreement on the conduct of the Company’s business prior to consummation of the merger, which may delay or prevent the Company from capitalizing on business opportunities that may arise pending consummation of the merger, and the resultant risk if the merger is not consummated, as described in the section entitled “The Merger Agreement—Conduct of Our Business Pending the Merger” beginning on page 107;

•

the significant effort and cost involved in connection with negotiating the original merger agreement and the merger agreement and consummating the merger (including certain costs and expenses if the merger is not consummated), the substantial time and effort of management required to consummate the merger and the potential further disruptions to the Company’s day-to-day operations during the pendency of the merger;

•

the possibility that the Company may be required to pay Parent a termination fee of $575 million under certain circumstances following termination of the merger agreement, including if the Board changes its recommendation in light of an intervening event or terminates the merger agreement to accept a superior proposal, which, while as a percentage of the equity value of the Company is within a customary range for similar transactions, may discourage other parties that otherwise might have an interest in a business combination with, or an acquisition of, the Company or may reduce the price offered by such other parties in a competing bid, as described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 124;

•

the restrictions imposed by the merger agreement on soliciting competing acquisition proposals from third parties, as described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 112;

•

the effect that the right afforded to Parent under the merger agreement to match acquisition proposals from third parties may have to discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company, as described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 112;

•	the fact that the receipt of cash in exchange for our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes for many of our stockholders; and

•

the fact that the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the stockholders, including, among other things, the settlement of equity awards held by directors and executive officers, the payment of severance benefits to executive officers upon a qualifying termination of employment within the two (2) year period following the merger, accelerated vesting with respect to benefits under the Supplemental Plan for certain executive officers, cash retention bonuses granted in connection with the transaction, and the interests of the Company’s directors and officers in being entitled to continued indemnification, advancement of expenses and insurance coverage from the surviving corporation, as described in the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 90.

The foregoing discussion of the information and factors considered by the Board is intended to be illustrative and not exhaustive, but includes the material factors considered by the Board. In reaching its determination and recommendation, the Board did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Board may have considered various factors differently. The Board did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, each individual member of the Board applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board based its recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinions of the Company’s Financial Advisors

Opinion of Centerview Partners

On October 28, 2020, Centerview rendered to the Board its oral opinion, subsequently confirmed in a written opinion dated October 28, 2020 that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated October 28, 2020, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex B. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the merger agreement, dated October 28, 2020, referred to in this summary of Centerview’s opinion as the “draft merger agreement”;

•	Annual Reports on Form 10-K of the Company for the years ended January 31, 2020, January 31, 2019 and January 31, 2018;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its shareholders; and

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including the October 2020 management projections as described in the section entitled “The Merger—Certain Company Forecasts” beginning on page 81 and furnished to Centerview by the Company for purposes of Centerview’s analysis (collectively, the “internal data”).

Centerview also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the internal data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification of or any responsibility for, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Company’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company’s direction, that the internal data (including, without limitation, the October 2020 management projections) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered by the internal data and Centerview relied, at the Company’s direction, on the internal data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions on which it was based. In addition, at the Company’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the Company’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft merger agreement reviewed by Centerview. Centerview also assumed, at the Company’s direction, that the transaction will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the shares of common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction, including, without limitation, the structure or form of the transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the transaction, whether relative to the merger consideration to be paid to the shareholders pursuant to the merger agreement or otherwise. Centerview also did not express any view on, and Centerview’s opinion did not address, the per share merger consideration as compared to the consideration per share that was to be paid to the holders of shares of common stock (other than excluded shares) pursuant to the original merger agreement, or the likelihood that the Company would be successful in compelling the consummation of the transaction in accordance with the terms of the original merger agreement. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

•	Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated October 28, 2020. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the transaction. None of the Company, Parent, Holding, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 26, 2020 and is not necessarily indicative of current market conditions.

•	Selected Public Company Analysis

Centerview reviewed certain financial information of the Company and compared it to corresponding financial information of certain publicly traded companies that Centerview selected based on its experience and professional judgment (which are referred to as the “selected companies” in this summary of Centerview’s opinion). Although none of the selected companies are directly comparable to the Company, the companies listed below were chosen by Centerview, among other reasons, because they are publicly traded luxury and premium consumer goods companies with certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of the Company.

However, because none of the selected companies is exactly the same as the Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of October 26, 2020, Centerview calculated, among other things, for each selected company set forth below, the enterprise value (calculated, to the extent publicly available, as the market value of common equity (determined using the treasury stock method and taking into account outstanding in the money options, other equity awards and other convertible securities, as applicable, plus the principal balance of outstanding debt, preferred stock and non-controlling interests less cash and cash equivalents (excluding cash held in trust and restricted cash, as applicable) and equity investments)) which is referred to in this summary of Centerview’s opinion as “EV”, as a multiple of Wall Street research analyst consensus estimated EBITDA for the calendar years 2021 and 2022. Centerview also calculated each selected company’s ratio of its current stock price to its projected calendar year

2021 EPS and projected calendar year 2022 EPS (a ratio commonly referred to as a price to earnings ratio, or “P/E”). The results of these analyses are summarized as follows:

Selected Companies	EV / 2021E EBITDA	EV / 2022E EBITDA	2021E P/E		2022E P/E
Hermès International S.A.	29.7x	26.2x	55.4x		48.2x
Ferrari N.V.	20.3x	17.5x	39.9x		33.0x
LVMH Moët Hennessy-Louis Vuitton SE	15.8x	14.7x	30.1x		26.2x
Kering S.A.	13.0x	11.3x	23.8x		20.4x
Brunello Cucinelli S.p.A.	12.3x	10.8x	n.m.	[1]	41.1x
Compagnie Financière Richemont S.A.	10.7x	9.2x	31.4x		23.3x
Prada S.p.A.	10.3x	8.9x	60.7x		37.4x
The Swatch Group Ltd.	8.7x	7.2x	21.8x		15.6x
Salvatore Ferragamo S.p.A.	8.5x	7.0x	n.m.	[2]	37.4x
Burberry Group plc	7.6x	6.9x	22.1x		18.7x
Capri Holdings Limited	7.1x	6.0x	9.3x		6.5x
Ralph Lauren Corporation	6.7x	5.5x	15.0x		11.1x
Tapestry, Inc.	6.6x	6.1x	10.4x		9.0x

	EV / 2021E EBITDA	EV / 2022E EBITDA	2021E P/E		2022E P/E
Median (Luxury Conglomerates)[3]	13.0x	11.3x	30.1x		23.3x
Median (Luxury Brands)[4]	10.3x	8.9x	39.9x		37.4x
Median (Premium Brands)[5]	6.7x	6.0x	10.4x		9.0x

1.	Brunello Cucinelli S.p.A. 2021 EPS of $0.45 implies a multiple of 70.4x.
2.	Salvatore Ferragamo S.p.A. 2021 EPS of $0.11 implies a multiple of 136.6x.
3.	“Luxury Conglomerates” include Kering S.A., LVMH Moët Hennessy-Louis Vuitton SE and Compagnie Financière Richemont S.A.
4.	“Luxury Brands” include Brunello Cucinelli S.p.A., Burberry Group plc, Hermès International S.A., Salvatore Ferragamo S.p.A., Ferrari N.V., Prada S.p.A. and The Swatch Group Ltd.
5.	“Premium Brands” include Capri Holdings Limited, Ralph Lauren Corporation and Tapestry, Inc.

Based on the foregoing analyses and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of multiples of enterprise value to estimated 2021 calendar year EBITDA of 10.0x – 16.0x, a reference range of multiples of enterprise value to estimated 2022 calendar year EBITDA of 9.0x – 15.0x, a reference range of multiples of price to estimated 2021 calendar year earnings of 22.0x – 30.0x and a reference range of multiples of price to estimated 2022 calendar year earnings of 19.0x – 26.0x. In selecting these reference ranges, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analyses. Centerview applied the reference range of enterprise value to estimated 2021 calendar year EBITDA to the Company’s estimated 2021 fiscal year EBITDA of approximately $839 million (from the October 2020 management projections), which resulted in a range of implied values per share of common stock of approximately $65 to $106, rounded to the nearest dollar. Centerview applied the reference range of enterprise value to estimated 2022 calendar year EBITDA to the Company’s estimated 2022 fiscal year EBITDA of approximately $1,136 million (from the October 2020 management projections), which resulted in a range of implied values per share of common stock of approximately $80 to $135, rounded to the nearest dollar. Centerview applied the reference range of price to estimated 2021 calendar year earnings to the Company’s estimated 2021 fiscal year EPS of approximately $3.21 (from the October 2020 management projections), which resulted in a range of implied values per share of common stock of approximately $71 to $96, rounded to the nearest dollar. Centerview also applied the reference range of price to estimated 2022 calendar year earnings to the Company’s estimated 2022 fiscal year EPS of approximately $4.98 (from the October 2020 management projections), which resulted in a range of implied values per share of common stock of approximately $95 to $129, rounded to the nearest dollar. Centerview compared these ranges to the per share merger consideration of $131.50 to be paid to the holders of shares of common stock (other than excluded shares) pursuant to the merger agreement.

•	Selected Precedent Transaction Analysis

Centerview reviewed and analyzed certain information relating to the following selected transactions that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the Company and the transaction. These transactions were selected, among other reasons, because their participants, size or other factors, for purposes of Centerview’s analysis, may be considered similar to the transaction. Centerview used its experience, expertise and knowledge of the luxury and premium consumer goods industries to select transactions that involved companies with certain operations, results, business mix or product profiles that, for purposes of this analysis, may be considered similar to certain operations, results, business mix or product profiles of the Company.

Using publicly available information, Centerview calculated, for each selected transaction set forth below, among other things, the enterprise value (calculated as described above) implied for the applicable target company based on the consideration payable in the applicable selected transaction as a multiple of the target company’s EBITDA for the latest twelve (12) month period (“LTM”) at the time of the announcement of the transaction. The results of this analysis are summarized as follows:

Date Announced	Target	Acquiror	EV / LTM EBITDA
March 2011	Bulgari S.p.A.	LVMH Moët Hennessy-Louis Vuitton SE	25.8x
January 2013	Harry Winston Inc.	The Swatch Group Ltd.	24.4x
July 2013	Loro Piana S.p.A.	LVMH Moët Hennessy-Louis Vuitton SE	21.0x
February 2014	Zale Corporation	Signet Jewelers Ltd.	15.6x
April 2016	SMCP S.A.	Shandong Ruyi Technology Group Co., Ltd.	12.4x
April 2017	Christian Dior S.E.	LVMH Moët Hennessy Louis Vuitton SE	15.6x
May 2017	Kate Spade & Company	Coach, Inc.	10.4x
July 2017	Jimmy Choo PLC	Michael Kors Holdings Limited	17.5x
September 2018	Gianni Versace S.r.l.	Michael Kors Holdings Limited	22.0x
Median			17.5x

No company or transaction used in this analysis is identical or directly comparable to the Company or the transaction. The companies included in the selected transactions listed above were selected, among other reasons, based on Centerview’s experience and professional judgment, because they have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of the Company. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected transactions analysis. Accordingly, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected transactions analysis. This analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and the Company.

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of multiples of enterprise value to LTM EBITDA of 15.0x to 20.0x derived from the selected target companies in the selected precedent transactions. In selecting this reference range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected target companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or the Company in order to provide a context in which to consider the results of the quantitative analysis. Centerview applied this reference range to the Company’s LTM EBITDA of $649 million for the period ended July 31, 2020 (based on the internal data), which resulted in an implied per share equity value range for the shares of common stock of approximately $76 to $102, rounded to the nearest dollar. Centerview also applied this reference range to the Company’s 2019 fiscal year EBITDA of $1,009 million for the period ended January 31, 2020 (based on the internal data), which resulted in an implied per share equity value range for the shares of common stock of approximately $120 to $160, rounded to the nearest dollar. Centerview compared these ranges to the per share merger consideration of $131.50 to be paid to the holders of shares of common stock (other than excluded shares) pursuant to the merger agreement.

•	Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of the Company based on the October 2020 management projections. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated a range of equity values for the Company by (a) discounting to present value as of July 31, 2020 using discount rates ranging from 7.5% to 8.5% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital) and the mid-year convention: (i) the forecasted fully taxed unlevered free cash flows of the Company over the period beginning July 31, 2020 and ending on January 31, 2026 as calculated by Centerview as set forth in the section entitled “The Merger—Certain Company Forecasts” beginning on page 81, and (ii) a range of implied terminal values of the Company at the end of the Forecast period, calculated by Centerview applying an illustrative range of enterprise value to EBITDA multiples of 12.0x to 18.0x, which Centerview selected utilizing its professional judgment and expertise, to the Company’s EBITDA for the terminal year (approximately $1.7 billion), as set forth in the section entitled “The Merger—Certain Company Forecasts” beginning on page 81 and (b) subtracting from the foregoing results the Company’s net debt as of July 31, 2020 (approximately $455 million), calculated based on the internal data. Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding shares of common stock as of October 26, 2020 (approximately 123 million, calculated based on the internal data) to derive a reference range of implied values per share of approximately $119 to $179, rounded to the nearest dollar. Centerview compared this range to the per share merger consideration of $131.50 to be paid to the holders of shares of common stock (other than excluded shares) pursuant to the merger agreement.

•	General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion together represented only one of many factors taken into consideration by the Board in its evaluation of the transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Board or senior management of the Company with respect to the merger consideration or as to whether the Board would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Centerview provided advice to the Company during these negotiations. Centerview did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, Centerview was not (except for its current engagement) engaged to provide financial advisory or other services to the Company, and Centerview did not receive any compensation from the Company during such period (other than $3 million in compensation that it received in connection with its current engagement). In the two years prior to the date of its written opinion, Centerview was not engaged to provide financial advisory or other services to Parent and Centerview did not receive any compensation from Parent during such period. In the two years prior to the date of its written opinion, Centerview had been engaged to provide and was providing financial advisory services unrelated to the Company or the transaction to two portfolio companies of L Catterton Management Limited (“L Catterton”), an affiliate of Parent, including Il Makiage Cosmetics (2013) Ltd., and Centerview received compensation of less than $1 million for certain of the foregoing services, and may in the future receive additional compensation for certain of the foregoing services. Centerview may provide financial advisory and other services to or with respect to the Company, L Catterton, Parent or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, L Catterton or any of their respective affiliates or portfolio companies, or any other party that may be involved in the transaction.

The Board selected Centerview as its financial advisor in connection with the transaction based on Centerview’s expertise and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.

In connection with Centerview’s services as a financial advisor to the Board and pursuant to an engagement letter, as amended, between the Company and Centerview, the Company agreed to pay Centerview an aggregate fee of $45 million, $3 million of which was paid upon the rendering of Centerview’s opinion in connection with the original merger agreement, $3 million of which was paid upon the rendering of Centerview’s opinion in connection with the merger agreement and $39 million of which is payable contingent upon consummation of the merger. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Opinion of Goldman Sachs

At a meeting of the Board held on October 28, 2020 Goldman Sachs rendered to the Board its oral opinion, subsequently confirmed in its written opinion dated October 28, 2020, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the per share merger consideration of $131.50 to be paid to the holders (other than Parent and its affiliates) of shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 28, 2020, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached to this proxy statement as Annex C. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Board in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of shares of common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 31, 2020;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•

certain updated internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company (referred to in this section as the “October 2020 management projections” and which are summarized in the section entitled “The Merger—Certain Company Forecasts” beginning on page 81).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the luxury goods industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Board that the October 2020 management projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs assumed that the merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of common stock, as of the date of its opinion, of the per share merger consideration of $131.50 to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the merger, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the per share merger consideration of $131.50 to be paid to the holders (other than Parent and its affiliates) of shares of common stock pursuant to the merger agreement or otherwise. Goldman Sachs also did not express any view on, and its opinion did not address, the per share merger consideration of $131.50 to be paid to the holders (other than Parent and its affiliates) of shares of common stock pursuant to the merger agreement as compared to the consideration per share of common stock that was to be paid to the holders (other than Parent and its affiliates) of shares of common stock pursuant to the original merger agreement or the likelihood that the Company would be successful in compelling consummation of the transaction contemplated by the original merger agreement in accordance with the terms of the original merger agreement. Goldman Sachs did not express any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company or Parent or the proposed transaction, or as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Board in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of shares of common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

•	Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the Board in connection with Goldman Sachs’ rendering to the Board of the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 26, 2020, and is not necessarily indicative of current market conditions.

•	Implied Premia and Multiples

Goldman Sachs calculated and compared the implied premia and implied multiples described below based on the per share merger consideration of $131.50 to be paid to the holders (other than Parent and its affiliates) of common stock pursuant to the merger agreement:

•	the implied premia represented by the per share merger consideration of $131.50 relative to:

•	$122.82, the closing price of our common stock on October 26, 2020 (the “October 26 share price”);

•

$90.26, the closing price of our common stock on October 14, 2019, the last trading day prior to the date Parent submitted the $120.00 proposal in connection with the original merger agreement (the “pre-initial offer share price”);

•

$98.55, the closing price of our common stock on October 25, 2019, the last trading day prior to the first media accounts regarding a possible acquisition of the Company by Parent, prior to announcement of the original merger agreement (the “pre-publication share price”);

•	$139.50, the highest closing price of our common stock over the 104-week period ended October 25, 2019, prior to announcement of the original merger agreement (the “104-week high”);

•

the implied enterprise value for the Company as a multiple of estimated EBITDA for the Company for fiscal years 2020, 2021 and 2022 (referred to in the table below as “FY2020E EBITDA,” “FY2021E” and “FY2022 EBITDA”), as reflected in the October 2020 management projections; and

•

the per share merger consideration of $131.50 as a multiple of estimated EPS for the Company for fiscal years 2020, 2021 and 2022 (referred to in the table below as “FY2020E EPS,” “FY2021E EPS” and “FY2022E EPS”), as reflected in the October 2020 management projections.

Goldman Sachs calculated the implied equity value of the Company for purposes of calculating the foregoing multiples by multiplying the per share merger consideration of $131.50 by the total number of fully diluted shares of common stock outstanding as of October 26, 2020 of approximately 123 million, calculated using information provided by the Company’s management using the treasury stock method. Goldman Sachs calculated the implied enterprise value of the Company for purposes of calculating the foregoing multiples by adding to the implied equity value it calculated as described above, the Company’s net debt (defined for this purpose as the Company’s debt less cash, including the value of non-controlling interest, and referred to as “Net Debt”) as of July 31, 2020 of approximately $455 million, calculated using information provided by the Company’s management.

The results of these calculations and comparisons were as follows:

Implied Premium Represented by the Per Share Merger Consideration of $131.50
Reference Price Per Share:
October 26, 2020 Share Price of $122.82	7.1%
Pre-Initial Offer Share Price of $90.26	45.7%
Pre-Publication Share Price of $98.55	33.4%
104-Week High of $139.50	(5.7)%

Implied Enterprise Value as a Multiple of:	Multiples
FY2020E EBITDA (October 2020 Management Projections)	22.9x
FY2021E EBITDA (October 2020 Management Projections)	19.8x
FY2022E EBITDA (October 2020 Management Projections)	14.6x

Implied Price as a Multiple of:	Multiples
FY2020E EPS (October 2020 Management Projections)	50.2x
FY2021E EPS (October 2020 Management Projections)	41.0x
FY2022E EPS (October 2020 Management Projections)	26.4x

•	Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of common stock, based on theoretical future prices calculated by Goldman Sachs for the shares of common stock.

Goldman Sachs derived a range of theoretical future values per share for the shares of common stock as of January 31 of each of 2021, 2022, 2023 and 2024 by applying illustrative one-year forward price to EPS multiples ranging from 18.5x to 23.3x to estimates of the EPS of the Company for each of fiscal years 2020, 2021, 2022 and 2023 as reflected in the October 2020 management projections. By applying a discount rate of 7.2%, reflecting an estimate of the Company’s cost of equity, Goldman Sachs discounted to present value, as of October 26, 2020, both the theoretical future values per share it derived for the Company and the estimated dividends to be paid per share of common stock through the end of the applicable year as reflected in the October 2020 management projections, to yield illustrative present values per share of common stock ranging from $59 to $144, as rounded to the nearest dollar.

The illustrative one-year forward price to EPS multiples used in the foregoing analysis were derived by Goldman Sachs using its professional judgement and experience, taking into account the share price to EPS multiples calculated by Goldman Sachs for the Company and certain selected companies as summarized below under the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman Sachs—Selected Publicly Traded Companies Analysis” beginning on page 77. Goldman Sachs derived the discount rate used in the foregoing analysis by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

•	Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available data obtained from Dealogic databases, the premia paid in 352 acquisitions of publicly traded companies in the United States announced during the period from January 1, 2014 through October 26, 2020 in which the target company had an implied enterprise value of $1 billion or more. For the entire period and for each calendar year through October 26, 2020, Goldman Sachs calculated the average premia, and for the entire period also the median premia, of the price paid in acquisitions announced during such period relative to (i) the target company’s share price one trading day prior to the announcement or leak of the transaction (the “undisturbed price”), (ii) the target company’s highest closing share price over the 52-week period prior to the original announcement of the transaction and (iii) the target company’s highest closing share price over the 104-week period prior to the original announcement of the transaction. The following shows a summary of the results of the review:

	Premium to Undisturbed Price	Premium to 52-Week High	Premium/ (Discount) to 104-Week High
Entire Period
Average	36%	7%	0%
Median	29%	5%	1%

Calendar Years
2014 average	33.0%	13.5%	5.6%
2015 average	35.6%	5.0%	1.5%
2016 average	44.9%	1.9%	(6.3)%
2017 average	31.6%	10.0%	0.5%
2018 average	27.8%	3.8%	0.8%
2019 average	32.4%	7.4%	(0.5)%
2020 year to date average	53.2%	13.6%	3.5%

Based on its review of the foregoing data and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 30%-45% to the pre-initial offer share price of $90.26 per share. This analysis resulted in a range of implied values per share of common stock of $117 to $131, as rounded to the nearest dollar.

•	Selected Publicly Traded Companies Analysis

Using publicly available information, Goldman Sachs calculated and compared certain multiples with respect to the implied enterprise value and share price of the Company with corresponding information for the following selected group of publicly traded companies that are luxury conglomerates, luxury brand companies and U.S. premium brand companies and which are referred to in this section as the “selected companies”:

Luxury Conglomerates

LVMH Moët Hennessy-Louis Vuitton, SE

Kering SA

Compagnie Financière Richemont AG

Luxury Brand Companies

Hermès International SCA

Ferrari N.V.

Brunello Cucinelli S.p.A.

Prada S.P.A.

Salvatore Ferragamo S.p.A.

Burberry Group plc

The Swatch Group AG

U.S. Premium Brand Companies

Ralph Lauren Corporation

Capri Holdings Limited

Tapestry, Inc.

For each of the Company and the selected companies, Goldman Sachs calculated and compared its implied enterprise value as a multiple of its estimated EBITDA for the twelve (12) month period ended January 31, 2023 (or December 31, 2022 for companies with a December 31st fiscal year end) (“EV / FY2022E EBITDA”) and its closing share price as of October 26, 2020 (and, for the Company, also the pre-publication share price) as a multiple of its estimated EPS for the twelve (12) month period ended January 31, 2023 (or December 31, 2022 for companies with a December 31st fiscal year end) (“Price / FY2022E EPS”). Goldman Sachs calculated an implied enterprise value for each of the Company and the selected companies by multiplying its closing share price as of October 26, 2020 (and for the Company also the pre-publication share price) by the number of fully diluted shares of the company to derive an implied equity value for each company, and adding to the resulting implied equity value the amount of each company’s net debt and the value of its non-controlling interests. All such amounts for the selected companies were calculated based on information in the applicable company’s most recent publicly available filings as of October 26, 2020, and for the Company, as of October 26, 2020, as provided by the Company’s management.

For purposes of its calculations, Goldman Sachs used estimates of the EBITDA for the twelve (12) month period ended January 31, 2023 and EPS for the twelve (12) month period ended January 31, 2023 for the Company and each of the selected companies based on the median analyst estimates published as of October 26, 2020 by the Institutional Brokers’ Estimated System.

The results of these calculations were as follows:

Selected Company	EV / FY2022E EBITDA	Price / FY2022E EPS
Luxury Conglomerates
LVMH Moët Hennessy-Louis Vuitton, SE	14.1x	26.4x
Kering SA	11.3x	20.3x
Compagnie Financière Richemont AG	9.4x	22.8x
Median	11.3x	22.8x
Luxury Brand Companies
Hermès International SCA	26.3x	48.5x
Ferrari N.V.	17.6x	33.6x
Brunello Cucinelli S.p.A.	10.3x	40.5x
Prada S.P.A	8.9x	36.8x
Salvatore Ferragamo SPA	6.9x	34.5x
Burberry Group plc	7.7x	18.4x
The Swatch Group AG	7.2x	16.5x
Median	8.9x	34.5x
U.S. Premium Brand Companies
Ralph Lauren Corporation	6.2x	11.3x
Capri Holdings Limited	5.9x	6.4x
Tapestry, Inc.	6.2x	9.1x
Median	6.2x	9.1x
Tiffany & Co. (October 26 Share Price)	14.8x	25.5x
Tiffany & Co. (Pre-Publication Share Price)	11.9x	20.5x

Although none of the selected companies are directly comparable to the Company, Goldman Sachs selected these companies because they are publicly traded companies with certain operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

Based on the results of the foregoing calculations of implied EV / FY2022E EBITDA and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a range of enterprise value to EBITDA multiples of 6.9x to 14.1x to the Company’s estimated EBITDA for fiscal year 2022 as reflected in the October 2020 management projections, to derive a range of implied enterprise values for the Company. Goldman Sachs subtracted from this range of implied enterprise values the Company’s Net Debt as of July 31, 2020 of approximately $455 million, calculated using information provided by management, and divided the result by the implied total number of fully diluted shares of common stock outstanding as of October 26, 2020 ranging from 122 million to 123 million, based on the derived range of illustrative equity values, and calculated using information provided by management and the treasury stock method, to derive a range of implied values per share of common stock of $60 to $127, as rounded to the nearest dollar.

•	Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to certain acquisition transactions announced since March 1, 2011 involving target companies in the luxury goods and premium brands industries.

While none of the target companies in the selected transactions are directly comparable to the Company and none of the selected transactions are directly comparable to the proposed transaction, the target companies in the selected transactions are companies with certain operations that, for the purposes of analysis, may be considered similar to certain operations of the Company.

Using publicly available information, for each of the selected transactions, Goldman Sachs calculated the implied enterprise value of the applicable target company based on the consideration paid in the applicable transaction, as a multiple of the target company’s estimated LTM EBITDA for the period ended prior to announcement of each applicable transaction, as disclosed in public company filings and other publicly available information. The selected transactions and the implied enterprise value to LTM EBITDA multiples calculated for the transactions are set forth below.

Announced	Acquiror	Target	EV / LTM EBITDA
Mar-11	LVMH	Bulgari S.p.A.	25.8x
Mar-13	The Swatch Group AG	Harry Winston, Inc.	24.4x
Jul-13	LVMH	Loro Piana S.p.A.	21.0x
Mar-15	Compagnie Financiere Richemont AG	YOOX Net-A-Porter Group S.p.A.	15.9x
Aug-16	Samsonite International S.A.	Tumi Holdings, Inc.	13.6x
Apr-17	LVMH	Christian Dior SE	15.6x
May-17	Coach, Inc.	Kate Spade & Company	10.4x
Jul-17	Michael Kors Holdings Limited	Jimmy Choo Group Plc	17.5x
Sep-18	Michael Kors Holdings Limited	Gianni Versace S.p.A.	22.0x
Dec-18	LVMH	Belmond Ltd.	22.9x
Mean (All Targets)			18.9x
Mean (US Targets, Kate Spade and Tumi)			12.0x
Mean (Non-US Targets)			20.6x

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment and experience, Goldman Sachs applied a reference range of enterprise value to LTM EBITDA multiples of 12.0x to 20.6x to the Company’s estimated EBITDA for the Company’s fiscal year 2019 of approximately $1,009 million, as reflected in the Company’s publicly available filings, to derive a range of implied enterprise values for the Company. Goldman Sachs subtracted from this range of implied enterprise values the Company’s Net Debt as of January 31, 2021, as reflected in the Company’s publicly available filings, and divided the result by the implied total number of fully diluted common stock outstanding as of October 26, 2020 of approximately 123 million, based on the derived range of illustrative equity values, and calculated using information provided by management and the treasury stock method, to derive a range of implied values per share of common stock of $95 to $165, as rounded to the nearest dollar.

•	Illustrative Discounted Cash Flow Analysis

Using the October 2020 management projections, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of common stock.

Using discount rates ranging from 6.5% to 7.5%, reflecting estimates of the Company’s weighted average cost of capital, and a mid-year convention, Goldman Sachs derived a range of illustrative enterprise values for the Company, by discounting to present value as of July 31, 2020, (a) the estimates of the unlevered free cash flow to be generated by the Company for the period from August 1, 2020 to January 31, 2026, as reflected in the

October 2020 management projections, and (b) a range of illustrative terminal values for the Company as of January 31, 2026, calculated by applying a range of terminal year multiples of 12.0x to 15.0x to the Company’s estimated terminal year EBITDA of approximately $1.7 billion as reflected in the October 2020 management projections (which analysis implied perpetuity growth rates ranging from 1.4% to 3.5%). Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of terminal year multiples of enterprise value to EBITDA was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the October 2020 management projections and the multiples calculated by Goldman Sachs and summarized above under the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman Sachs—Selected Publicly Traded Companies Analysis” beginning on page 77.

Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it calculated for the unlevered free cash flow and illustrative terminal values, as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived the Company’s Net Debt as of October 26, 2020 of approximately $455 million, calculated using information provided by management, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values by the implied total number of fully diluted common stock outstanding as of October 26, 2020 of approximately 123 million, based on the derived range of illustrative equity values, and calculated using information provided by management and the treasury stock method, to derive a range of illustrative present values per share of common stock of $125 to $160, as rounded to the nearest dollar.

•	General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Board as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of common stock, as of the date of the opinion, of the per share merger consideration of $131.50 to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The per share merger consideration of $131.50 was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Goldman Sachs provided advice to the Board during the Company’s negotiations with Parent in connection with the merger agreement. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the Board and is qualified in its entirety by reference to the written opinion of Goldman Sachs, attached as Annex C to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Groupe Arnault, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the merger. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman Sachs expects to receive fees for its services in connection with the merger, all of which are contingent upon consummation of the merger, and the Company has agreed to reimburse certain of its expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. During the two (2) year period ended October 28, 2020, the Investment Banking Division of Goldman Sachs has not been engaged by the Company and/or Parent and/or their respective affiliates to provide financial advisory and/or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Groupe Arnault and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as a bookrunning manager with respect to a bank loan (aggregate principal amount $225,000,000) to Equinox Holdings Inc., a portfolio company of L Catterton Management Limited (“L Catterton”), an affiliate of Groupe Arnault and Parent, in March 2019 as joint lead book-running manager with respect to a public offering of 21,500,000 shares of common stock of Vroom, Inc., a portfolio company of L Catterton, in June 2020; and as joint lead book-running manager with respect to a follow on public offering of 10,800,000 shares of common stock of Vroom, Inc., in September 2020. During the two (2) year period ended October 28, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to L Catterton and its affiliates of approximately $25 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Groupe Arnault, L Catterton and their respective affiliates and, as applicable, portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Goldman Sachs also may have co-invested with Groupe Arnault or L Catterton or their respective affiliates from time to time and may have invested in limited partnership units or affiliates of Groupe Arnault or L Catterton from time to time and may do so in the future. In addition, a Director on the board of directors of Parent is affiliated with Goldman Sachs as a Regional Advisor.

The Company selected Goldman Sachs as one of its financial advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to an engagement letter between the Company and Goldman Sachs, dated November 15, 2019, the Company engaged Goldman Sachs to act as one of its financial advisors in connection with the merger. The engagement letter provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $32 million plus an additional discretionary fee of up to approximately $16 million (the amount of such fee, if any, to be determined by the Company in its sole discretion), all of which is contingent upon completion of the merger. In addition, the Company agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Company Forecasts

The Company does not, as a matter of course, publicly disclose long-term financial projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, at the request of the Board, prior to the execution of the original merger agreement, the Company’s management prepared and reviewed with the Board certain unaudited financial forecasts for internal use for the fiscal years 2019 to 2024 (the “November 2019 management projections”). The Company also provided the November 2019 management projections to Centerview and Goldman Sachs in November 2019 and, with the approval of the Company, representatives of Centerview and Goldman Sachs used the November 2019 management projections in connection with their financial analyses and for purposes of their opinions with respect to the original merger agreement. In June 2020, the Company’s management prepared certain unaudited financial forecasts for the fiscal years 2020 to 2024 (the “June 2020 management projections”). The Company provided the June 2020 management projections to Parent in June 2020 at Parent’s request.

At the request of the Board, in August 2020, the Company’s management prepared certain unaudited financial forecasts for the third and fourth quarters of fiscal year 2020 (the “August 2020 management projections”). The Company provided the August 2020 management projections to Parent in August 2020 at Parent’s request.

At the request of the Board, the Company’s management prepared and reviewed with the Board certain unaudited financial forecasts for internal use for the fiscal years 2020-2025 in October 2020 (the “October 2020 management projections”). The Company provided the October 2020 management projections to Centerview and Goldman Sachs. With the approval of the Company, representatives of Centerview and Goldman Sachs used the October 2020 management projections in connection with their financial analyses and for purposes of their opinions described under the sections entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Centerview Partners” beginning on page 65 and “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman Sachs” beginning on page 72.

A summary of certain projections from the November 2019 management projections, the June 2020 management projections, the August 2020 management projections and the October 2020 management projections is being included in this document not to influence the decision of our stockholders as to whether to vote for or against the merger proposal, but rather because certain of the management projections were made available to the Board, the November 2019 management projections and the October 2020 management projections were made available to Centerview and Goldman Sachs, and the November 2019 management projections, the June 2020 management projections and the August 2020 management projections were made available to Parent. The inclusion of this information should not be regarded as an indication that the Board, its advisors or any other person considered, or now considers, any of the management projections to be material or to be a reliable prediction of actual future results, and none of the management projections should be relied upon as such. All of the management projections are subjective in many respects. While all of the management projections were prepared in good faith by management, there can be no assurance that any of the management projections will be realized or that actual results will not be significantly higher or lower than forecasted. All of the management projections cover multiple periods, and such information by its nature becomes subject to greater uncertainty with each successive period. As a result, the inclusion of management projections in this proxy statement should not be relied on as necessarily predictive of actual future events.

None of the management projections were prepared with a view toward public disclosure or toward complying with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the use of non-GAAP measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to any of the management projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the

October 2020 management projections were relied upon by Centerview and Goldman Sachs for purposes of their financial analyses and opinions and by the Board in connection with its consideration of the merger and the Company’s entry into the merger agreement. The management projections are not subject to SEC rules requiring reconciliation of a non-GAAP financial measure to a GAAP financial measure.

Additionally, although the management projections presented below are presented with numerical specificity, they are not facts. The management projections were based on numerous variables and assumptions that were deemed to be reasonable as of the date when the applicable management projections were finalized. Such assumptions are inherently uncertain, are subject to change and are often beyond the control of the Company. Important factors that may affect actual results and cause the management projections not to be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets and its ability to retain key employees), industry performance, the legal and regulatory environment, global political conditions, the financial markets, the luxury and jewelry markets, general business and economic conditions and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28. In addition, the management projections were based solely upon information available to management at the time of their preparation and do not reflect updated prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the management projections were prepared, including, without limitation, the restrictions on the conduct of the Company’s business imposed by the terms of the merger agreement. The Company has not prepared revised forecasts to take into account these or any other variables that have changed since the date on which the October 2020 management projections were finalized. There can be no assurance that the management projections will be realized or that the Company’s future financial results will not materially vary from the management projections.

In developing the October 2020 management projections, as described above, the Company’s management made numerous assumptions. These include, without limitation, that:

•	sales will begin to recover from the impacts of the COVID-19 pandemic into fiscal year 2021 and grow through fiscal year 2025, with sales in fiscal year 2022 exceeding that of fiscal year 2019;

•	foreign currency exchange rates, commodity input costs and China duties and tariffs will remain unchanged from fiscal year 2020 through the end of fiscal year 2025;

•	selling, general & administrative expense (excluding marketing) as a percentage of sales is expected to decrease from fiscal year 2020 to the end of fiscal year 2025;

•	marketing expenditures as a percentage of sales will increase annually from fiscal year 2020 through fiscal year 2024 and remain unchanged in fiscal year 2025;

•	operating margin will increase from fiscal year 2020 to the end of fiscal year 2025;

•	gross margin will improve from fiscal year 2021 through the end of fiscal year 2025;

•

capital expenditures will increase dramatically in fiscal year 2021 (due primarily to the renovation of the Company’s flagship retail store in New York City and the delay in construction due to governmental edicts relating to the COVID-19 pandemic) before decreasing, but remaining above fiscal year 2020 levels from fiscal year 2022 to the end of fiscal year 2025 while also decreasing as a percentage of sales;

•

dividends will continue to be paid in the amount of $2.32 per share in fiscal year 2021, following which dividends per share will increase in fiscal years 2022 through 2025 in order to achieve a dividend payout ratio (calculated as dividends per share divided by EPS) of approximately 50% over time, in line with the Company’s previously stated objectives; and

•	there will be no material economic slowdown or significant macro shocks, outside of the impacts of the continued COVID-19 pandemic, and the contraction of sales in Hong Kong in fiscal year 2020.

The October 2020 management projections set forth the following estimates of the Company’s future revenue, EBITDA and EPS over the six (6) year period from fiscal year 2020 through fiscal year 2025, assuming the Company remains a public company. The following estimate of unlevered free cash flow over the same period was calculated from the October 2020 management projections by representatives of Centerview and Goldman Sachs.

Projections Included in or Calculated from the October 2020 Management Projections

($ in millions, except for EPS and Dividends Per Share)

	FY 2020(3)		FY 2021	FY 2022	FY 2023	FY 2024	FY 2025
Revenue	$3,599	(4)	$4,259	$4,950	$5,511	$6,015	$6,376
EBITDA(1)	$726	(5)	$839	$1,136	$1,361	$1,543	$1,655
Unlevered Free Cash Flow(2)	$340	(6)	($12)	$369	$605	$769	$890
EPS	$2.62		$3.21	$4.98	$6.30	$7.39	$7.97
Dividends Per Share	$2.32		$2.32	$2.40	$3.00	$3.48	$3.80

(1)	Refers to earnings before interest, taxes, depreciation and amortization.
(2)

Calculated as net operating profit after tax less capital expenditures and investment in working capital plus depreciation and amortization. Unlevered free cash flow was arithmetically calculated by representatives of Centerview and Goldman Sachs from the October 2020 management projections prepared and provided for, and approved by the Company for use by, Centerview and Goldman Sachs.

(3)

Excludes costs related to the pending merger, and amounts received as compensation for the previous acquisition of the premises containing one of the Company’s leased retail stores and an administrative office in Sydney, Australia under compulsory acquisition laws in that country and a charitable contribution to the Tiffany & Co. Foundation funded in connection with the compensation referenced above.

(4)

For purposes of the discounted cash flow analyses, Centerview and Goldman Sachs used an estimate of revenues calculated from the October 2020 management projections for the second half of the fiscal year of 2020 of $2,296 million.

(5)

For purposes of the discounted cash flow analyses, Centerview and Goldman Sachs used an estimate of EBITDA calculated from the October 2020 management projections for the second half of the fiscal year of 2020 of $608 million.

(6)

For purposes of the discounted cash flow analyses, Centerview and Goldman Sachs used an estimate of unlevered free cash flow calculated from the October 2020 management projections for the second half of the fiscal year of 2020 of $513 million.

In developing the November 2019 management projections, as described above, the Company’s management made numerous assumptions. These include, without limitation, that:

•	foreign currency exchange rates, commodity input costs and China duties and tariffs will remain unchanged from fiscal year 2020 through the end of fiscal year 2024;

•

selling, general & administrative expense (excluding marketing) as a percentage of sales is expected to increase from fiscal year 2019 to fiscal year 2020 and then decrease from fiscal year 2020 to the end of fiscal year 2024;

•	marketing expenditures as a percentage of sales will increase annually through fiscal year 2022 and remain unchanged in fiscal years 2023 and 2024;

•	operating margin will decrease from fiscal year 2019 to fiscal year 2020 and then increase from fiscal year 2020 to the end of fiscal year 2024;

•	current product category gross margins will remain unchanged through the end of fiscal year 2024;

•	inventory will remain flat in fiscal year 2020 and will grow at half the rate of Company sales from fiscal year 2021 to the end of fiscal year 2024;

•

capital expenditures will increase dramatically in fiscal year 2020 and remain moderately elevated in fiscal year 2021 (due primarily to the renovation of the Company’s flagship retail store in New York City) before returning to fiscal year 2019 levels from fiscal year 2022 to the end of fiscal year 2024; and

•	there will be no material economic slowdown or significant macro shocks, outside of continued contraction of sales in Hong Kong of nearly 20% in fiscal year 2020 compared to fiscal year 2019.

The November 2019 management projections set forth the following estimates of the Company’s future revenue, EBITDA and EPS over the six (6) year period from fiscal year 2019 through fiscal year 2024, assuming the Company remains a public company. The following estimate of unlevered free cash flow over the same period was calculated from the November 2019 management projections by representatives of Centerview and Goldman Sachs.

Projections Included in or Calculated from the November 2019 Management Projections

($ in millions, except for EPS and Dividends Per Share)

	FY 2019		FY 2020	FY 2021	FY 2022	FY 2023	FY 2024
Revenue	$4,405		$4,554	$4,836	$5,209	$5,615	$6,042
EBITDA(1)	$1,002		$1,023	$1,100	$1,227	$1,359	$1,503
Unlevered Free Cash Flow(2)	$379	(3)	$309	$386	$528	$613	$711
EPS	$4.55		$4.66	$5.14	$5.81	$6.62	$7.51
Dividends Per Share	$2.29		$2.35	$2.59	$2.93	$3.33	$3.78

(1)	Refers to earnings before interest, taxes, depreciation and amortization.
(2)

Calculated as net operating profit after tax less capital expenditures and investment in working capital plus depreciation and amortization. Unlevered free cash flow was arithmetically calculated by representatives of Centerview and Goldman Sachs from the November 2019 management projections prepared and provided for, and approved by the Company for use by, Centerview and Goldman Sachs.

(3)

For purposes of its discounted cash flow analysis, Goldman Sachs used estimates of unlevered free cash flow calculated from the November 2019 management projections for the fourth fiscal quarter of 2019 of $338 million.

The June 2020 management projections set forth the following estimates of the Company’s future revenue and EBITDA over the five (5) year period from fiscal year 2020 through fiscal year 2024, assuming the Company remains a public company.

Projections Included in the June 2020 Management Projections

($ in millions rounded to the nearest hundred million)

	FY 2020(1)	FY 2021	FY 2022	FY 2023	FY 2024
Revenue	$3,200	$4,300	$5,000	$5,500	$6,000
EBITDA(2)	$500	$800	$1,100	$1,400	$1,500

(1)

Excludes costs related to the pending merger, and amounts received as compensation for the previous acquisition of the premises containing one of the Company’s leased retail stores and an administrative office in Sydney, Australia under compulsory acquisition laws in that country and a charitable contribution to the Tiffany & Co. Foundation funded in connection with the compensation referenced above.

(2)	Refers to earnings before interest, taxes, depreciation and amortization.

The August 2020 management projections set forth the following estimates of the Company’s future revenue and EBITDA over the six (6) month period comprising the third and fourth quarters of fiscal year 2020, assuming the Company remains a public company.

Projections Included in the August 2020 Management Projections

($ in millions rounded to the nearest million)(1)

	Q3 2020	Q4 2020	FY 2020(3)
Revenue	$932.0	$1,297.2	$3,531.8
EBITDA(2)	$171.7	$372.8	$662.6

(1)	Excludes costs related to the pending merger.
(2)	Refers to earnings before interest, taxes, depreciation and amortization.
(3)

Also excludes amounts received as compensation for the previous acquisition of the premises containing one of the Company’s leased retail stores and an administrative office in Sydney, Australia under compulsory acquisition laws in that country and a charitable contribution to the Tiffany & Co. Foundation funded in connection with the compensation referenced above.

Financing of the Merger

Financing

The merger is not subject to a financing condition.

Parent, Holding and Merger Sub have represented in the merger agreement that Parent and its controlled affiliates will have sufficient cash, available lines of credit or other sources of funds at the effective time necessary to consummate the transactions contemplated by the merger agreement. Parent, Holding and Merger Sub have further represented in the merger agreement that Parent and its controlled affiliates have the financial resources and capabilities to fully perform all of Parent’s, Holding’s and Merger Sub’s obligations under the merger agreement.

Parent has agreed to notify the Company if Parent or any of its subsidiaries has entered into any commitment letter or other agreement pursuant to which any person (or persons) has committed to provide debt financing for the purposes of financing the transactions contemplated by the merger agreement and to identify to the Company the applicable person (or persons) that has committed to provide such debt financing.

On November 25, 2019, Parent notified the Company that Parent has entered into the facilities agreement, dated as of November 25, 2019, with, among others, Citigroup Global Markets Limited, as coordinator, and Citibank Group plc, UK Branch, as agent, which provides for a $8,500,000,000 bridge loan facility, a $5,750,000,000 364-day revolving credit facility and a €2,500,000,000 revolving credit facility. On February 11, 2020 and April 7, 2020, Parent completed eight bond issuances totaling €10,700,000,000 (the “bonds”), following which the $8,500,000,000 bridge loan facility was terminated. Amongst other sources, proceeds of the 364-day revolving credit facility, the revolving credit facility and the bonds may be used for the payment of the merger consideration and fees and expenses in connection therewith. If the closing of the merger has not occurred on or prior to May 24, 2021, each of the 364-day revolving credit facility and the revolving credit facility shall be canceled and any outstanding amounts thereunder repaid within five (5) business days thereof.

Financing Cooperation

Prior to the closing date, the Company has agreed to, and has agreed to cause its subsidiaries to, use commercially reasonable efforts to cause its and their respective affiliates and representatives to use commercially reasonable efforts to provide all customary cooperation that is reasonably requested by Parent in connection with any debt financing obtained by Parent or any of its subsidiaries for the purpose of financing the transactions contemplated by the merger agreement. If reasonably requested by Parent, the Company must, and must cause its subsidiaries to, and must use commercially reasonable efforts to cause its and their respective affiliates and representatives to, use commercially reasonably efforts to reasonably cooperate with Parent, Holding and Merger Sub, with respect to certain senior unsecured notes and the related indentures or note purchase agreements of the Company and its subsidiaries, as the case may be, (i) if any of them determines to commence (A) one or more offers to purchase any or all of the outstanding series of such senior unsecured notes for cash or (B) one or more offers to exchange any or all of such outstanding senior unsecured notes for securities issued by Parent or any of its subsidiaries and (ii) to conduct consent solicitations to obtain consent from the requisite holders thereof to certain amendments to, or waivers with respect to, such indentures; provided that (1) such offers and consent solicitations must be consummated no earlier than closing, and (2) such offers and consent solicitations must be made on customary terms and conditions (including the price to be paid and conditionality) as are reasonably proposed by Parent or any of its subsidiaries, are reasonably acceptable to the Company and are permitted or required by the terms of such senior unsecured notes, the applicable indentures and applicable laws, including SEC rules and regulations. Any such transaction described in clause (i) above must be funded using consideration provided by Parent or any of its subsidiaries; and Parent will be responsible for all other liabilities incurred by the Company or any of its subsidiaries in connection therewith.

Subject to the receipt of the requisite consents, in connection with any consent solicitations, the Company must execute supplemental indentures, amendments or waivers to the applicable indentures in accordance with the terms thereof amending the terms and provisions of such indentures in a form as reasonably requested by Parent and reasonably acceptable to the Company, which supplemental indentures, amendments or waivers will become effective no earlier than the closing. In connection with the financing cooperation provided for in the merger agreement, at the expense of Parent and its subsidiaries, the Company must, and must cause its subsidiaries to, and must use commercially reasonable efforts to cause its and their respective affiliates and representatives to, upon the reasonable request of Parent or any of its subsidiaries, use commercially reasonably efforts to provide reasonable assistance and cooperation (i) with Parent’s and its respective agents’ due diligence, (ii) to aid in the preparation by Parent of customary documentation used to complete any offers or consent solicitations and (iii) by requesting, and using commercially reasonable efforts to cause, (A) to the extent historical financial statements of the Company are or would be required to be included by Parent in a relevant registration statement of Parent for any offers or consent solicitations under the rules and regulations of the SEC, the Company’s independent accountants to provide customary consents for use of their reports to the extent customary and necessary in connection with such offers or consent solicitations and (B) the Company’s representatives to furnish any customary or necessary certificates, or comfort letters in connection with the indentures and the offers or consent solicitations. The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any offers or consent solicitations will be selected by Parent or its subsidiaries and be reasonably acceptable to the Company and their fees and out-of-pocket expenses will be paid directly by Parent. The merger is not conditioned on the occurrence or success, or the making or obtaining, as applicable, of any offers or consent solicitations.

Parent must (i) promptly upon request by the Company, reimburse (or cause to be reimbursed) the Company and its subsidiaries for all reasonable out-of-pocket fees and expenses (including reasonable out-of-pocket auditor’s and attorneys’ fees and expenses) of the Company and its subsidiaries and all reasonable out-of-pocket fees and expenses of their representatives incurred in connection with any requested financing cooperation under the merger agreement or the original merger agreement and (ii) indemnify (or cause to be indemnified), defend and hold harmless the Company, its subsidiaries, its affiliates and its and their respective representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, tax, cost (including the cost of investigation), expense (including reasonable out-of-pocket fees and expenses of counsel) or settlement payment, of any kind, incurred by, imposed on, sustained by, suffered by or asserted against any of them, directly or indirectly relating to, arising out of or resulting from the financing, or the performance by the Company, its subsidiaries, its affiliates and its and their respective representatives of any obligations with respect to any financing cooperation under the merger agreement or the original merger agreement.

Notwithstanding anything to the contrary in the provisions related to financing cooperation and paying down the Company’s indebtedness in the merger agreement, such provisions: (i) will not require the Company to take any action to the extent it would: (A) unreasonably disrupt or interfere with the conduct of the Company’s or its subsidiaries’ business, (B) require the Company or any of its subsidiaries to incur any fees, expenses or other liability prior to the effective time for which it is not entitled to be reimbursed or indemnified pursuant to the terms of the merger agreement (other than customary authorization letters required in connection with financing the transactions contemplated by the merger agreement), (C) subject any director, officer or employee of the Company or any of its subsidiaries to personal liability, (D) require the Company to breach, waive or amend any terms of the merger agreement, (E) require the Company to provide any information that is prohibited or restricted from being provided by applicable law or is subject to attorney-client privilege or protection, (F) require cooperation to the extent that it would reasonably be expected to conflict with or violate any applicable law or result in a breach of, or a default under, any contract (including a breach of any confidentiality obligation), (G) require the directors of the Company or any subsidiary of the Company to authorize or adopt any resolutions approving the agreements, documents, instruments, actions or transactions contemplated in connection with the above-described financing or indebtedness cooperation covenants, (H) require the Company, any of its subsidiaries or any of its or their respective representatives to make any representation to Parent, any of its affiliates or any other person, in connection with the above-described financing or indebtedness cooperation covenants (other than customary authorization letters required in connection with financing the transactions contemplated by the merger agreement), (I) require the Company to furnish any financial statements, audit reports or financial information other than as required under the merger agreement and other than to the extent such statements, reports or information are readily available to the Company, any of its subsidiaries or any of their respective representatives or (J) require the Company, any of its subsidiaries, or any of its or their respective affiliates or representatives to be the issuer of any securities or issue any offering document prior to the closing date or furnish any legal opinions. The Company and its subsidiaries also will not be required to execute or perform any agreement, document or instrument, including any definitive financing agreement, with respect to the above-described financing or indebtedness cooperation covenants or provide any indemnity the effectiveness of which is not conditioned upon closing occurring.

Closing and Effective Time

Subject to the provisions of the merger agreement, the closing will take place at 12:00 p.m. (Eastern Time) on the day that is no later than the fifth (5th) business day following the date on which the last of the conditions to the closing (described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 122) has been satisfied or waived (to the extent permitted by applicable law) by the party entitled to the benefit of the applicable condition (other than those conditions that by their nature can only be satisfied by action taken at or immediately prior to the closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of those conditions) or at such other date and time as the Company and Parent may agree in writing.

All regulatory authorizations, consents, orders, approvals or waivers required for the merger under the merger agreement have been obtained. Assuming the maintenance or, in the event any existing approval or waiver expires and the Company files for such approval or waiver again, receipt of such regulatory approvals or waivers, and the satisfaction or waiver (to the extent permitted by applicable law) of other closing conditions, including obtaining of the requisite company vote, we anticipate that the merger will be completed early in the calendar year 2021. See the section entitled “The Merger Agreement—Closing and Effective Time” beginning on page 100.

Upon the terms and subject to the conditions set forth in the merger agreement, as soon as practicable on the closing date, the parties will (i) cause the certificate of merger to be duly executed and properly filed with the

Secretary of State of the State of Delaware as provided under the DGCL and (ii) make any and all other filings, recordings or publications required to be made by the parties under the DGCL in connection with the merger.

The effective time will occur upon the certificate of merger having been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later time as the Company and Parent may agree in writing and specify in the certificate of merger in accordance with the relevant provisions of the DGCL).

Notwithstanding anything to the contrary set forth in the merger agreement, the closing may not take place prior to January 7, 2021.

Payment of the Per Share Merger Consideration and Surrender of Shares

Prior to the effective time, Parent will designate a bank or trust company reasonably acceptable to the Company, to serve as paying agent in connection with the merger. Parent will deposit, or cause to be deposited, with the paying agent a cash amount in immediately available funds sufficient to provide all funds necessary for the paying agent to pay the aggregate per share merger consideration in accordance with the merger agreement.

As soon as reasonably practicable after the effective time, and in any event within five (5) business days of the closing date, Parent will cause the paying agent to mail or otherwise provide each stockholder of record of eligible shares that are (A) represented by stock certificates or (B) book-entry shares notice advising such stockholders of the effectiveness of the merger, which notice will include appropriate transmittal materials (including a letter of transmittal) specifying that delivery must be effected, and risk of loss and title to the stock certificates or such book-entry shares must pass, only upon delivery of the stock certificates (or affidavits of loss in lieu of the stock certificates, as provided in the merger agreement) or the surrender of such book-entry shares to the paying agent (which will be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such book-entry shares or such other reasonable evidence, if any, of such surrender as the paying agent may reasonably request) and instructions describing how such stockholder of record may surrender such certificates (or affidavits of loss in lieu of the stock certificates, as provided in the merger agreement) or such book-entry shares to the paying agent in exchange for the portion of the aggregate per share merger consideration to which such stockholder is entitled to receive as a result of the merger pursuant to the merger agreement.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. Holders of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the per share merger consideration that such holder is entitled to receive as a result of the merger pursuant to the merger agreement.

Upon surrender to the paying agent of eligible shares in accordance with the terms of the merger agreement, the holder of such eligible shares will be entitled to receive in exchange therefor, and Parent will cause the paying agent to pay and deliver to each such stockholder an amount in cash in immediately available funds (after giving effect to any required tax withholdings as provided in the merger agreement) equal to the product obtained by multiplying (1) the number of such eligible shares surrendered by (2) the per share merger consideration. Interest will not be paid or accrued in respect of the per share merger consideration. From the effective time until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the per share merger consideration.

From and after the effective time, there will be no further transfers of shares of our common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, any certificate or acceptable evidence of a book-entry share formerly representing any eligible share is presented to the surviving corporation, Parent or the paying agent for transfer or any other reason, it will be canceled and exchanged for the aggregate per share merger consideration to which the stockholder of the certificate is entitled upon the terms and subject to the conditions set forth in the merger agreement.

In the event of a transfer of ownership of any eligible shares represented by a certificate that has not been registered in the transfer records of the Company, or if a holder of shares would like payment of the applicable per share merger consideration to be made to a person other than the person in whose name the surrendered certificate is registered, a check for any cash to be exchanged upon due surrender of the certificate may be issued to such transferee or other person if the certificates formerly representing such eligible shares are properly endorsed and are otherwise in proper form for surrender and are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the paying agent. Payment of the applicable portion of the aggregate per share merger consideration with respect to book-entry shares will only be made to the person in whose name such book-entry shares are registered in the transfer records of the Company.

If any cash deposited with the paying agent remains unclaimed for twelve (12) months from and after the closing date, such cash will be delivered to Parent (or such other person caused by Parent to deposit such cash, as the case may be) or the surviving corporation, as determined by Parent. Thereafter, holders of eligible shares who have not exchanged their shares in accordance with the merger agreement will be entitled to look only to the surviving corporation for payment of the aggregate per share merger consideration to which such stockholders are entitled pursuant to the merger agreement as a general creditor thereof for such payment (after giving effect to any required tax withholdings).

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration (after giving effect to any required tax withholdings) in a form of a check, you will be required to provide an affidavit of the loss, theft or destruction, in a form reasonably acceptable to Parent, and, if required by Parent or the paying agent, post a bond in a customary amount and upon such terms as may be reasonably required by Parent or the paying agent as an indemnity against any claim that may be made against Parent or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.

Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from the per share merger consideration such amounts as are required to be deducted and withheld with respect to the making of such payment under any tax law. Any sum that is withheld will be remitted to the appropriate taxing authority, and will be treated for all purposes of the merger agreement as having been paid to the holder of shares with regard to whom it is deducted and withheld.

The per share merger consideration paid upon the surrender of certificates or transfer of book-entry shares in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the eligible shares formerly represented by the certificates or book-entry shares so surrendered or transferred.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that aside from their interests as Company stockholders, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Company stockholders generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Company stockholders that the merger agreement be adopted. For additional information, see the sections entitled “The Merger—Background of the Merger” beginning on page 42 and “The Merger—Reasons for the Merger; Recommendation of the

Company’s Board of Directors” beginning on page 57. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 128.

Treatment of Outstanding Equity Awards

As described further in the section entitled “The Merger Agreement—Treatment of Common Stock and Equity Awards” beginning on page 100, Company equity awards will be subject to the following treatment:

•

Company Options. At the effective time, each Company option that is outstanding immediately prior to the effective time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) $131.50 over (B) the per share exercise price for such Company option, multiplied by (ii) the total number of shares underlying such Company option, less any required withholding taxes.

•

Company PSUs. At the effective time, each Company PSU that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the sum of (A) any accrued but unpaid cash in respect of dividend equivalent rights representing fractional shares with respect to such Company PSU, plus (B) the product of (i) the total number of shares subject to such Company PSU (including, for the avoidance of doubt, any dividend equivalent units credited in respect of Company PSUs) immediately prior to the effective time, multiplied by (ii) $131.50, less any required withholding taxes; provided that if the consummation of the merger occurs on or following February 1, 2021 and prior to May 1, 2021, 25% of the Company PSUs granted in respect of the Company’s fiscal year 2021 will receive the foregoing treatment and the remainder of such awards will be forfeited.

•

Company RSUs. At the effective time, each Company RSU that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the sum of (A) any accrued but unpaid cash in respect of dividend equivalent rights representing fractional shares with respect to such Company RSU, plus (B) the product of (i) the total number of shares underlying such Company RSU (including, for the avoidance of doubt, any dividend equivalent units credited in respect of Company RSUs), multiplied by (ii) $131.50, less any required withholding taxes; provided that if the consummation of the merger occurs on or following February 1, 2021 and prior to May 1, 2021, 25% of the Company RSUs granted in respect of the Company’s fiscal year 2021 will receive the foregoing treatment and the remainder of such awards will be forfeited.

To the extent that the closing is expected to occur following the anticipated vesting date for those Company PSUs granted in 2018, the Company is permitted to take any necessary actions, including the amendment of the Company PSUs, to cause the Company PSUs to vest in the total number of shares subject to each Company PSU (regardless of the actual level of performance during the performance period). Additionally, as permitted by the original merger agreement, in March 2020, the Company caused the Company PSUs granted in 2017 to vest in the total number of shares subject to each Company PSU (regardless of the actual level of performance during the performance period). For an estimate of the additional value of the Company PSUs granted in 2017 that vested pursuant to the original merger agreement (which has been calculated based on the difference between the total number of shares subject to such Company PSUs and the amount earned based on estimated actual performance) for Messrs. Erceg and Galtie and Ms. Harlan, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 128. The additional value of the Company PSUs that vested pursuant to the original merger agreement (which has been calculated based on the difference between the total number of shares subject to such Company PSUs and the amount earned based on estimated actual performance) with respect to one (1) executive officer who is not an NEO is $1,054,036.

The executive officers are subject to restrictive covenants with a post-employment term that will terminate upon the earlier to occur of the closing or the first anniversary of the termination of employment. In addition, the executive officers remain subject to indefinite confidentiality provisions post-closing. See the section entitled “The Merger—Interests of Certain Persons in the Merger—Other Compensation Matters” beginning on page 94 for information regarding new restrictive covenant agreements.

For an estimate of the amounts that would be payable to each of the Company’s named executive officers in settlement of their unvested Company equity awards, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 128. The estimated aggregate amount that would be payable to the Company’s three (3) executive officers who are not named executive officers in settlement of their unvested Company equity awards that are outstanding as of November 13, 2020 if the merger were to be completed at such time is $10,691,985. The estimated aggregate amount that would be payable to the Company’s nine (9) non-employee directors in settlement of their unvested Company equity awards that are outstanding as of November 13, 2020 if the effective time were to occur at such time is $2,795,296. The amounts in this paragraph were determined using the per share merger consideration of $131.50. These amounts do not include any other incentive award grants (including any equity awards that may be granted in respect of fiscal year 2021), issuances or forfeitures that may be made or occur, or dividends or dividend equivalents that may be accrued, or may be accrued after November 13, 2020 and prior to the completion of the merger, and do not reflect any Company equity or other incentive awards that have vested or are expected to vest in accordance with their terms or by the action of the Board or its Compensation Committee after November 13, 2020 and prior to the completion of the merger.

Retention Agreements

Each of the Company’s executive officers (including each of the named executive officers) is party to a retention agreement with the Company that provides for certain severance entitlements. The retention agreements provide that, upon a termination without cause or a voluntary resignation for good reason within two (2) years after a change in control, the executive officer is entitled to the following benefits:

i.

a lump sum payment equal to two (2) times the sum of (a) the greater of such executive officer’s (1) annual rate of base salary from Tiffany in effect immediately prior to the date of the qualifying termination and (2) the highest annual rate of such executive officer’s base salary from Tiffany in effect at any point during the three (3)-year period ended on the date on which a change in control occurs (the “reference salary”); and (b) the target annual bonus applicable to such executive officer for the year in which the qualifying termination occurs (disregarding for this purpose any reduction that is the basis of a good reason event) (the “reference bonus”);

ii.

a lump sum payment of the executive officer’s pro-rated reference bonus for the fiscal year in which the qualifying termination occurs, calculated on the assumption that all performance targets have been or will be achieved at 100%;

iii.

continuation of all insured and self-insured employee medical and dental welfare benefit plans in which the executive officer was entitled to participate prior to his or her date of termination for two (2) years post-termination; provided that such period will terminate earlier on the commencement date of equivalent benefits from a new employer or the executive officer’s attainment of age sixty-five (65), whichever occurs first; and

iv.	any earned but unpaid base salary, vacation pay and bonus or annual incentive award for any completed fiscal year that remains unpaid.

The payments set forth under (i), (ii) and (iv) above will be made within ten (10) days of the executive officer’s date of termination.

The retention agreements provide that any payments and benefits payable to the executive officer will be reduced to the extent necessary to avoid any excise taxes on “excess parachute payments” that would otherwise be imposed under Sections 280G and 4999 of the Code unless the total payments to be received by him or her without reduction would result in a higher after-tax benefit.

Parent and the Company have agreed that the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel will have good reason to resign under their respective retention agreements following the closing, subject to their continued employment through closing and the terms of the retention agreements. However, none of the Chief Executive Officer, Chief Financial Officer or General Counsel will have good reason to resign under their respective retention agreement in the event that the Company determines in good faith that the executive could be terminated from employment for cause on or prior to the closing.

For an estimate of the value of the payments and benefits described above that would be payable to the Company’s named executive officers under the retention agreements upon a qualifying termination in connection with the merger, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 128 of this proxy statement. The estimated aggregate cash severance amount (two (2) times the sum of base salary and target bonus), pro-rated reference bonus payments and COBRA continuation payments that would be payable to the three (3) executive officers who are not named executive officers under the retention agreements if the merger were to be completed and they were to experience a qualifying termination on November 13, 2020 is $5,961,465, based on base salary and target bonus amounts in effect as of the date of this proxy statement.

Supplemental Plan

Following the merger, the Supplemental Plan provides for “double-trigger” vesting with respect to benefits upon a termination without cause or voluntary resignation for good reason lasting until such time as the participant has attained minimum age and service, or “single-trigger” vesting at the time of the merger if the participant has either attained age sixty-five (65), or age fifty-five (55) with ten (10) years of service. Two (2) executive officers who are not named executive officers participate, but are not yet vested in the Supplemental Plan.

The estimated value of the benefits under the Supplemental Plan that would vest upon a qualifying termination in connection with the merger for the two executive officers who are not named executive officers is $2,272,132 (based on the valuation of such executive officers’ benefits as of November 13, 2020). The payment of such benefits is not accelerated due to the single-trigger or double-trigger vesting.

Annual Incentive Payments for the Company’s 2020 Fiscal Year

Pursuant to the merger agreement, the Company may make payments pursuant to its short-term and other annual bonus, commission, and incentive plans for fiscal year 2020 based on actual performance as determined by the Company in the ordinary course of business consistent with past practice; provided that, for fiscal year 2020, payments of the Company’s short-term/annual bonus will be determined and paid as follows: (x)(i) with respect to the individual component of the short-term/annual bonus (the “Individual Portion”), the Company will determine actual performance in January 2021 in the ordinary course of business consistent with past practice; provided that such determination will be subject to prior consultation with Parent; provided further that, the Individual Portion payable to each management employee will be reduced by 50%; and (ii) the corporate, quantitative component (the “Quantitative Portion”) will be calculated on the basis of the final certified consolidated financial results in March 2021 based on actual performance relative to the financial goals and payout curves established and approved by the Company at the beginning of the fiscal year and relative to the payout formula established and approved by the Board with respect to executive officers on March 19, 2020; provided that, prior to the closing, the Board may make such adjustments to performance as it determines reasonable in light of the effect of COVID-19 on the Company or any COVID-19 measure, subject to prior consultation with Parent; and (y) the sum of the Individual Portion and the Quantitative Portion will be paid together as promptly as practicable after the certification of the financial results and, in any event, no later than March 31, 2021.

Non-Employee Director Compensation

In accordance with the original merger agreement, with respect to compensation of the Company’s non-employee directors, annual equity awards in respect of fiscal year 2020 were granted in the ordinary course of business consistent with past practice solely in the form of Company RSUs, and cash fees in respect of fiscal year 2020, to the extent not already paid, will be paid in full prior to the closing. Additionally, if the closing does not occur prior to May 1, 2021, annual equity awards in respect of fiscal year 2021 may be granted in the ordinary course of business consistent with past practice solely in the form of Company RSUs, and cash fees in respect of fiscal year 2021 will be paid in full prior to the closing.

Other Compensation Matters

The Company may continue to implement strategies to mitigate the impact of Sections 280G and 4999 of the Code with respect to payments and other benefits that may be payable to employees (including executive officers) in connection with the transaction (including, without limitation, by entering into restrictive covenant agreements); provided that any action taken to mitigate the impact of Sections 280G and 4999 of the Code that would accelerate any payments to such employees (other than actions substantially similar to mitigation actions taken prior to the date of the merger agreement) will be subject to the prior consultation of Parent; provided further that in no event will the Company be permitted to offer or provide any tax gross-ups.

To mitigate the potential impact of Sections 280G and 4999 on the Company and its executive officers (including certain of the named executive officers), on December 13, 2019, the Board and/or the Compensation Committee, as applicable, approved the following actions: (i) payment in December 2019 of a portion of the 2019 annual cash incentive awards that would otherwise have been payable in the first quarter of fiscal year 2020 to Messrs. Bogliolo ($793,800), Erceg ($266,560) and Galtie ($250,880) and Mses. Harlan ($135,240) and Vitale ($47,942), and to three (3) other executive officers who are not named executive officers in the aggregate amount of $438,680; (ii) acceleration of the vesting of certain Company RSUs and Company options scheduled to vest before January 31, 2021 (so that such Company RSUs and Company options vested as of December 17, 2019 and were settled or eligible for exercise, respectively, thereafter) for Messrs. Bogliolo (in the amounts of 4,450 Company RSUs and 220,213 Company options), Erceg (in the amount of 97,170 Company options) and Galtie (in the amounts of 3,062 Company RSUs and 70,319 Company options) and Ms. Harlan (in the amounts of 3,762 Company RSUs and 36,782 Company options), and for three (3) other executive officers who are not named executive officers in the amounts of 10,711 Company RSUs and 48,745 Company options in the aggregate; (iii) acceleration of the vesting of a portion of the Company PSUs awarded in January 2017 and projected to vest and be earned in March 2020 (so that such Company PSUs vested as of December 17, 2019 and were settled thereafter) for Messrs. Erceg (in the amount of 10,779 Company PSUs) and Galtie (in the amount of 4,945 Company PSUs) and Ms. Harlan (in the amount of 4,375 Company PSUs), and for one (1) other executive officer who is not a named executive officer in the amount of 4,870 Company PSUs; and (iv) payment in cash to certain of the executive officers who are not named executive officers in December 2019 of all or a portion of the annual equity awards that would have otherwise been granted in the ordinary course in January 2020, subject to clawback and repayment if the executive officer resigns without good reason or is terminated for cause prior to the closing, or if the merger agreement is terminated without the closing of the merger, to two (2) executive officers who are not named executive officers in the aggregate amount of $1,343,672. In exchange for the treatment described above, each named executive officer entered into new restrictive covenant agreements that include non-competition and non-solicitation restrictions for a period of one year post-employment (18 months for the CEO). Additionally, on November 23, 2020, in accordance with the terms of the Merger Agreement, the Compensation Committee approved the following actions with respect to certain executive officers, including the Company’s named executive officers: (1) acceleration of the vesting of outstanding Company Options (so that such Company Options will vest as of November 23, 2020 and will be eligible for exercise thereafter), including for Messrs. Bogliolo (in the amount of 154,559 Company Options), Erceg (in the amount of 47,298 Company Options) and Galtie (in the amount of 43,941 Company Options) and Ms. Harlan (in the amount of 9,599 Company Options) and three (3) executive officers who are not named executive officers in the aggregate amount of 25,387 Company Options; (2) acceleration of the vesting of the total (maximum) number of the Company PSUs awarded in January 2018 and January 2019 (so that such Company PSUs will vest in December 2020 and be settled thereafter) including for Messrs. Bogliolo (in the amount of 150,220 Company PSUs), Erceg (in the amount of 46,263 Company PSUs) and Galtie (in the amount of 34,836 Company PSUs) and Ms. Harlan (in the amount of 18,779 Company PSUs) and three (3) executive officers who are not named executive officers in the aggregate amount of 48,817 Company PSUs (in each case excluding future dividend equivalent units that may be credited in respect of such Company PSUs); and (3) acceleration of the vesting of outstanding Company RSU awards (so that such Company RSUs will vest in December 2020 and be settled thereafter) for Ms. Vitale (in the amount of 8,512 Company RSUs) (excluding future dividend equivalent units that may be credited in respect of such Company RSUs). The Company equity awards that were accelerated would have otherwise vested, if not earlier vested, upon consummation of the merger, assuming it is consummated.

Further Actions

The parties have agreed that the Company may grant cash retention bonuses to Company employees on terms determined by the Company acting in good faith following consultation with Parent; provided that any such award to certain persons, including all executive officers, is subject to the prior consent of Parent (not to be unreasonably withheld). On December 13, 2019, the Board approved the payment of retention awards to certain of the named executive officers. The retention awards that were paid to named executive officers are as follows: Messrs. Bogliolo ($2,700,000) and Galtie ($800,000) and Mses. Harlan ($2,530,000) and Vitale ($900,000), and to three (3) executive officers who are not named executive officers in the aggregate amount of $2,650,000. Registrant paid such retention awards prior to December 31, 2019, subject to the execution of the restrictive covenant agreement described above and a special bonus agreement, which provides that the recipient will be required to repay the amount if the recipient resigns without good reason (or pursuant to a claim of good reason where the claim is based solely upon the occurrence or anticipated occurrence of the merger) or is terminated for cause prior to January 31, 2021. The Company determined to pay these retention awards to its executive officers and certain other persons in December 2019 subject to the recoupment provisions in order to mitigate the potential impact of Sections 280G and 4999 with respect to such awards.

New Management Arrangements

As of the date of this proxy statement, except as set forth above, there are no other new employment, equity contribution or other agreements between any Company executive officer or director, on the one hand, and the Company or Parent, on the other hand. Prior to the effective time, Parent, or with Parent’s permission, the Company, may enter into employment or other arrangements with executive officers or other arrangements with the executive officers and/or provide for payments (or the right to future payments) in connection with the merger. The Company is permitted to enter into perpetual mutual non-disparagement agreements with each of its directors and executive officers.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, the Company’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 125 for a description of such ongoing indemnification and coverage obligations.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the

“Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under Medicare contribution tax on net investment income, nor does it address any tax consequences arising under state, local or foreign tax laws or U.S. federal tax laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, governmental agencies or instrumentalities, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain former citizens or former long-term residents of the United States, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities or investors in such partnerships, S corporations or other pass-through entities, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders who will hold (actually or constructively) an equity interest in Parent immediately after the merger, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences in respect of dissenting shares.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of common stock, you should consult your tax advisor.

This summary of material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the Medicare contribution tax on net investment income and any other U.S. federal, or state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in its shares of common stock.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding at the statutory rate. To avoid backup withholding, a non-corporate U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner. U.S. holders are urged to consult their tax advisors as to the qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Regulatory Approvals

All regulatory authorizations, consents, orders, approvals or waivers required for the merger under the merger agreement have been obtained. Pursuant to the original merger agreement, on January 3, 2020, Parent and the Company filed notification of the merger with the FTC and the DOJ under the HSR Act, and on February 3, 2020, the waiting period under the HSR Act in connection with the merger expired (the “original HSR clearance”). Further, on March 26, 2020, CFIUS informed the parties that it had concluded its review of the merger and determined that there are no unresolved national security concerns with respect to the transaction. Since then, regulatory authorizations, consents, orders, approvals or waivers for the merger pursuant to the original merger agreement have been granted by applicable competition authorities in the European Union (European Commission), Canada (Competition Bureau), China (State Administration for Market Supervision), Japan (Japan Fair Trade Commission), Mexico (Comisión Federal de Competencia Económica), Russia (Federal Antimonopoly Service), South Korea (Korea Fair Trade Commission), Australia (Foreign Investment Review Board and Australian Competition and Consumer Commission) and Taiwan (Fair Trade Commission) (the “existing competition clearances”).

The original HSR clearance will expire as of February 2, 2021. Pursuant to the merger agreement, if the SEC does not confirm orally or in writing that it has no further comments on this proxy statement or that it does not intend to review this proxy statement prior to December 15, 2020, Parent, Holding, Merger Sub and the Company will, by no later than December 18, 2020, file a notification of the merger with the FTC and DOJ under the HSR Act, and will request early termination of the waiting period under the HSR Act. With such filing by December 18, 2020, the waiting period under the HSR Act is expected to expire by the middle of January 2021, such that the merger would have the antitrust clearance under the HSR Act, even after the original HSR clearance expires.

With respect to the existing competition clearances, if at any time it becomes reasonably apparent to the Company that, as a result of the timing of the potential closing date, it will not be reasonably likely that the closing date will occur prior to the expiration date of any such existing competition clearance, each of the Company and Parent, as applicable, is required to prepare and file, with respect to the transactions contemplated by the merger agreement, any notifications required or advisable under applicable antitrust laws, such complete filings to be made by no later than the business day after the applicable existing competition clearance expires. The merger agreement does not provide for any further action with respect to CFIUS.

Upon the terms and subject to the conditions set forth in the merger agreement, the Company and Parent have agreed to cooperate with each other and use (and cause their respective controlled affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or advisable on their respective parts under the merger agreement and applicable laws to promptly consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including (i) maintaining in effect the existing competition clearances (including not taking any action that could reasonably be expected to cause any existing competition clearance to be withdrawn, rescinded or rendered invalid), (ii) preparing and filing, in consultation with the other, as promptly as practicable with any governmental entity, documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings, (iii) obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental entity in order to consummate the merger and the other transactions contemplated by the merger agreement and (iv) not taking any action that could, or could reasonably be expected to, cause any governmental entity to prevent, delay or impair consummation of the merger.

Further, if Parent or any of its affiliates (or any person acting on behalf of Parent or at Parent’s direction) receives any request for information from any governmental entity relating to the merger or the Company or is notified by the Company or any governmental entity of any request or requirement of any governmental entity for Parent to provide any information, document or filing to such governmental entity relating to the merger or the Company, Parent will provide, and will cause its affiliates to provide, a complete response to such request as promptly as reasonably practicable and in any event within five (5) business days of receiving such request for information. Parent must (i) notify the Company within twenty-four (24) hours of receipt of any communication or request for information from a governmental entity relating to the merger or the Company and (ii) consult with the Company with respect to all aspects of its response thereto prior to providing any substantive response to any governmental entity with respect thereto.

With respect to obtaining clearance under any applicable antitrust laws, Parent and the Company’s reasonable best efforts will also include: (i) taking or committing to take actions that may limit or impact any of the parties’ or their respective subsidiaries’ freedom of action regarding, or their ability to retain, operations, divisions, businesses, products lines, contracts, customers or assets; (ii) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effect the above or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the merger and the other transactions contemplated by the merger agreement that may be issued by any court or other governmental entity; and (iii) creating, terminating or divesting relationships, contractual rights or obligations of the Company, Parent or their respective subsidiaries in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by the merger agreement under the HSR Act or any other antitrust law or from any governmental entity so as to enable the closing to occur as promptly as reasonably practicable.

There can be no certainty that the regulatory approvals or waivers required to consummate the merger will be obtained or maintained during the period of time contemplated by the merger agreement or that any such approvals would not be conditioned upon actions that are not required to be taken by the Company or Parent under the merger agreement, or that a regulatory challenge to the merger will not be made. For a more detailed description of the parties’ obligations with respect to regulatory approvals or waivers related to the merger, see the section entitled “The Merger Agreement—Filings; Other Actions; Notification” beginning on page 117 of this proxy statement.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary are included in this proxy statement to provide you with information regarding its material terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent, Holding and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified by and subject to important limitations agreed to by the Company, Parent, Holding and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by matters set forth in our confidential disclosure letter delivered to Parent, Holding and Merger Sub in connection with the merger agreement (the “Company disclosure letter”) and the confidential disclosure letter Parent, Holding and Merger Sub delivered to us in connection with the merger agreement (the “Parent disclosure letter”), which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Holding, Merger Sub or any of their respective subsidiaries or affiliates.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the applicable provisions of the DGCL, at the effective time, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the merger and an indirect wholly owned subsidiary of Parent.

Immediately prior to the effective time, the Company will deliver to Parent the resignation of each member of the Board. The directors of Merger Sub and the officers of the Company immediately prior to the effective time will, from and after the effective time, be the initial directors and officers, respectively, of the surviving corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until the earlier of their death, resignation, incapacity or removal, as the case may be.

At the effective time, by virtue of the merger, the certificate of incorporation of the Company will be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the effective time (except (i) the Company’s name must not be amended, (ii) the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub must be omitted, and (iii) any provisions required to be included in the certificate of incorporation of the surviving corporation pursuant to the merger agreement provisions governing indemnification and directors’ and officers’ insurance must not be amended, altered or repealed), and as so amended will be the certificate of incorporation of the surviving corporation until thereafter duly amended, restated or amended and restated as provided therein or by applicable law.

At the effective time, the by-laws of the Company will be amended and restated in their entirety to read as the by-laws of Merger Sub in effect immediately prior to the effective time (except (i) the name of the Company must remain “Tiffany & Co.,” and (ii) any provisions required to be included in the by-laws of the surviving corporation pursuant to the merger agreement provisions governing indemnification and directors’ and officers’ insurance must not be amended, altered or repealed), and as so amended will be the by-laws of the surviving corporation until thereafter duly amended, restated or amended and restated as provided therein or by applicable law.

Following the completion of the merger, our common stock will be delisted from the NYSE and will be deregistered under the Exchange Act and the Company will cease to be publicly traded.

Closing and Effective Time

Subject to the provisions of the merger agreement, the closing will take place at 12:00 p.m. (Eastern Time) on the day that is no later than the fifth (5th) business day following the date on which the last of the conditions to the closing (described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 122) has been satisfied or waived (to the extent permitted by applicable law) by the party entitled to the benefit of the applicable condition (other than those conditions that by their nature can only be satisfied by action taken at or immediately prior to the closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of those conditions) or at such other date and time as the Company and Parent may agree in writing.

All regulatory authorizations, consents, orders, approvals or waivers required for the merger under the merger agreement have been obtained. Assuming the maintenance or, in the event any existing approval or waiver expires and the Company files for such approval or waiver again, receipt of such regulatory approvals or waivers, and the satisfaction or waiver (to the extent permitted by applicable law) of other closing conditions, including obtaining of the requisite company vote, we anticipate that the merger will be completed early in the calendar year 2021.

Upon the terms and subject to the conditions set forth in the merger agreement, as soon as practicable on the closing date, the parties will (i) cause the certificate of merger to be duly executed and properly filed with the Secretary of State of the State of Delaware as provided under the DGCL and (ii) make any and all other filings, recordings or publications required to be made by the parties under the DGCL in connection with the merger.

The merger will become effective upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as the Company and Parent may agree in writing and specify in the certificate of merger in accordance with the relevant provisions of the DGCL).

Notwithstanding anything to the contrary set forth in the merger agreement, the closing may not take place prior to January 7, 2021.

Treatment of Common Stock and Equity Awards

Common Stock. At the effective time, each eligible share will be automatically canceled and will cease to exist, and will be converted into the right to receive, upon the terms and subject to the conditions set forth in the merger agreement, $131.50 in cash, without interest, less any required withholding taxes.

Company Options. At the effective time, each Company option that is outstanding immediately prior to the effective time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) $131.50 over (B) the per share exercise price for such Company option, multiplied by (ii) the total number of shares underlying such Company option, less any required withholding taxes.

Company PSUs. At the effective time, each Company PSU that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the sum of (A) any accrued but unpaid cash in respect of dividend equivalent rights representing fractional shares with respect to such Company PSU, plus (B) the product of (i) the total number of shares subject to such Company PSU (including, for the avoidance of doubt, any dividend equivalent units credited in respect of Company PSUs) immediately prior to the effective time, multiplied by (ii) $131.50, less any required withholding taxes; provided that if the consummation of the merger occurs on or following February 1, 2021 and prior to May 1, 2021, 25% of the Company PSUs granted in respect of the Company’s fiscal year 2021 will receive the foregoing treatment and the remainder of such awards will be forfeited.

Company RSUs. At the effective time, each Company RSU that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the sum of (A) any accrued but unpaid cash in respect of dividend equivalent rights representing fractional shares with respect to such Company RSU, plus (B) the product of (i) the total number of shares underlying such Company RSU (including, for the avoidance of doubt, any dividend equivalent units credited in respect of Company RSUs), multiplied by (ii) $131.50, less any required withholding taxes; provided that if the consummation of the merger occurs on or following February 1, 2021 and prior to May 1, 2021, 25% of the Company RSUs granted in respect of the Company’s fiscal year 2021 will receive the foregoing treatment and the remainder of such awards will be forfeited.

Surrender and Payment Procedures

Prior to the effective time, Parent will designate a bank or trust company reasonably acceptable to the Company, to serve as paying agent in connection with the merger. Parent will deposit, or cause to be deposited, with the paying agent a cash amount in immediately available funds sufficient to provide all funds necessary for the paying agent to pay the aggregate per share merger consideration in accordance with the merger agreement.

As soon as reasonably practicable after the effective time, and in any event within five (5) business days of the closing date, Parent will cause the paying agent to mail or otherwise provide each stockholder of record of eligible shares that are (A) represented by stock certificates or (B) book-entry shares notice advising such stockholders of the effectiveness of the merger, which notice will include appropriate transmittal materials (including a letter of transmittal) specifying that delivery must be effected, and risk of loss and title to the stock certificates or such book-entry shares must pass, only upon delivery of the stock certificates (or affidavits of loss in lieu of the stock certificates, as provided in the merger agreement) or the surrender of such book-entry shares to the paying agent (which will be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such book-entry shares or such other reasonable evidence, if any, of such surrender as the paying agent may reasonably request) and instructions describing how such stockholder of record may surrender such certificates (or affidavits of loss in lieu of the stock certificates, as provided in the merger agreement) or such book-entry shares to the paying agent in exchange for the portion of the aggregate per share merger consideration to which such stockholder is entitled to receive as a result of the merger pursuant to the merger agreement.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. Holders of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the per share merger consideration that such holder is entitled to receive as a result of the merger pursuant to the merger agreement.

Upon surrender to the paying agent of eligible shares in accordance with the terms of the merger agreement, the holder of such eligible shares shall be entitled to receive in exchange therefor, and Parent will cause the paying agent to pay and deliver to each such stockholder an amount in cash in immediately available funds (after giving effect to any required tax withholdings as provided in the merger agreement) equal to the product obtained by multiplying (1) the number of such eligible shares surrendered by (2) the per share merger consideration. Interest will not be paid or accrued in respect of the per share merger consideration. From the effective time until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the per share merger consideration.

From and after the effective time, there will be no further transfers of shares of our common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, any certificate or acceptable evidence of a book-entry share formerly representing any eligible share is presented to the surviving corporation, Parent or the paying agent for transfer or any other reason, it will be canceled and exchanged for the aggregate per share merger consideration to which the stockholder of the certificate is entitled upon the terms and subject to the conditions set forth in the merger agreement.

In the event of a transfer of ownership of any eligible shares represented by a certificate that has not been registered in the transfer records of the Company, or if a holder of shares would like payment of the applicable per share merger consideration to be made to a person other than the person in whose name the surrendered certificate is registered, a check for any cash to be exchanged upon due surrender of the certificate may be issued to such transferee or other person if the certificates formerly representing such eligible shares are properly endorsed and are otherwise in proper form for surrender and are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the paying agent. Payment of the applicable portion of the aggregate per share merger consideration with respect to book-entry shares will only be made to the person in whose name such book-entry shares are registered in the transfer records of the Company.

If any cash deposited with the paying agent remains unclaimed for twelve (12) months from and after the closing date, such cash will be delivered to Parent (or such other person caused by Parent to deposit such cash, as the case may be) or the surviving corporation, as determined by Parent. Thereafter, holders of eligible shares who have not exchanged their shares in accordance with the merger agreement will be entitled to look only to the surviving corporation for payment of the aggregate per share merger consideration to which such stockholders are entitled pursuant to the merger agreement as a general creditor thereof for such payment (after giving effect to any required tax withholdings).

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration (after giving effect to any required tax withholdings) in a form of a check, you will be required to provide an affidavit of the loss, theft or destruction, in a form reasonably acceptable to Parent, and, if required by Parent or the paying agent, post a bond in a customary amount and upon such terms as may be reasonably required by Parent or the paying agent as an indemnity against any claim that may be made against Parent or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.

Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from the per share merger consideration such amounts as are required to be deducted and withheld with respect to the making of such payment under any tax law. Any sum that is withheld will be remitted to the appropriate taxing authority, and will be treated for all purposes of the merger agreement as having been paid to the holder of shares with regard to whom it is deducted and withheld.

The per share merger consideration paid upon the surrender of certificates or transfer of book-entry shares in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the eligible shares formerly represented by the certificates or book-entry shares so surrendered or transferred.

Representations and Warranties

Representations and Warranties of the Company

We made customary representations and warranties in the merger agreement with respect to the Company and its subsidiaries that are subject, in many cases, to specified exceptions and qualifications contained in the merger agreement, in the Company disclosure letter delivered in connection with the merger agreement or in certain reports filed with the SEC. These representations and warranties were generally made only as of the date of the original merger agreement, except in the case of certain representations and warranties specified in the merger agreement to apply as of the date of the merger agreement and/or as of the closing (as described under the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 122), and relate to, among other things:

•	our and our subsidiaries’ due organization, existence, good standing, qualification and corporate power and authority to carry on our and their businesses;

•	the capitalization of the Company and its subsidiaries;

•

our corporate power and authority to execute the merger agreement, including as it relates to the performance of our obligations to consummate the merger and the other transactions contemplated by the merger agreement, subject, in the case of the consummation of the merger, to obtaining of the requisite company vote, and the enforceability of the merger agreement against the Company;

•

resolutions by the Board (i) approving and declaring advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) declaring that it is in the best interests of the Company that the Company enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement, (iii) directing that the adoption of the merger agreement be submitted to a vote at the special meeting to be held as required by the merger agreement provision governing the special meeting and (iv) recommending that the stockholders of shares of common stock adopt the merger agreement, which resolutions, except to the extent expressly permitted by the merger agreement provision governing the special meeting, have not been rescinded, modified or withdrawn in any way;

•	no further corporate action being required by the Board in order for the Company to approve the merger agreement or the transactions contemplated by the merger agreement, including the merger;

•

required filings and authorizations, consents or approvals of governmental authorities and other third parties in connection with our execution, delivery and performance under the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement;

•

no violation of, or default under, the organizational documents of the Company or any of its subsidiaries, no required consent or other action by any person, no default or loss of any benefit under any contract, no creation or imposition of any encumbrance and no conflict with or violation of any law, each in connection with our execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•

the Company’s and its subsidiaries’ compliance with applicable laws, including applicable listing and corporate governance rules and regulations of the NYSE, the Sarbanes-Oxley Act, the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd1, et seq.), and all rules and regulations promulgated thereunder, other anti-bribery laws and export and sanctions regulations, and the possession by the Company and its subsidiaries of all licenses or other authorizations or approvals from governmental authorities necessary for the lawful conduct of the business of the Company and its subsidiaries;

•	our SEC filings since February 1, 2017 and the financial statements included therein and our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of undisclosed liabilities that would reasonably be expected to have a material adverse effect on the Company;

•	the absence of certain legal proceedings, investigations and governmental orders against the Company or any of its subsidiaries;

•	our conduct of business in the ordinary course from July 31, 2019, through the date of the merger agreement;

•

the absence since July 31, 2019, of certain changes, including any event, change, development, circumstance, fact or effect materially adverse to the financial condition, assets, liabilities, business operations or results of operations of the Company and its subsidiaries (taken as a whole) that individually or in the aggregate, has had, or would be reasonably expected to have, a material adverse effect;

•	that, since January 1, 2019, the Company has not made, declared or paid any dividend or any other distribution, except for certain listed exceptions;

•	matters relating to material contracts of the Company and its subsidiaries;

•	matters relating to employee benefit plans of the Company and its subsidiaries;

•	labor matters relating to the Company and its subsidiaries;

•	environmental matters relating to the Company and its subsidiaries;

•	tax matters relating to the Company and its subsidiaries;

•	the owned real property and leased real property of the Company and its subsidiaries;

•	intellectual property matters relating to the Company and its subsidiaries;

•	matters relating to the practices of the Company and its subsidiaries regarding information technology, data privacy and cybersecurity;

•	matters relating to the insurance policies of the Company and its subsidiaries;

•

the inapplicability of anti-takeover laws enacted under U.S. state or federal law to the merger agreement or the transactions contemplated thereby, and the absence of any stockholder rights plan, “poison pill,” anti-takeover plan or other similar agreement or plan to which the Company is a party or is otherwise bound;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the opinions of Centerview and Goldman Sachs received in connection with the merger;

•	the absence of transactions between the Company or any of its subsidiaries, on the one hand, and related parties, on the other hand; and

•	the absence of any other express or implied representation or warranty by the Company or any other person with respect to the Company or any of its affiliates.

Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means any event, occurrence, fact, condition, change, development, circumstance or effect, or the cause thereof, that, individually or in the aggregate with all other effects, (a) has had or would be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), business operations or results of operations of the Company and its subsidiaries, taken as a whole or (b) would or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the merger or to perform any of its obligations under the merger agreement by the outside date; provided, however, in the case of clause (a) no effect arising out of or resulting from any of the following will be deemed either alone or in combination to constitute a material adverse effect:

(i)	changes or conditions generally affecting the industries in which the Company and any of its subsidiaries operate;

(ii)

general economic or political conditions (including U.S.-China relations), commodity pricing or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction in which the Company or any of its subsidiaries operate;

(iii)

any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect, to the extent permitted by this definition);

(iv)

consequences resulting from the execution and delivery of the merger agreement and/or the original merger agreement or the public announcement or pendency of the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with employees, labor unions, customers, suppliers, designers, landlords or partners;

(v)

any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect, to the extent permitted by this definition);

(vi)	any change in law applicable to the Company’s business or GAAP (or authoritative interpretation thereof);

(vii)

geopolitical conditions, the outbreak or escalation of hostilities (including the Hong Kong protests and the “Yellow Vest” movement), any acts of war (whether or not declared), sabotage (including cyberattacks) or terrorism, or any escalation or worsening of any such acts of hostilities, war, sabotage or terrorism threatened or underway from the date of the original merger agreement through the date of the merger agreement;

(viii)	any hurricane, tornado, flood, earthquake or other natural disaster;

(ix)

any actions required to be taken or not to be taken by the Company or any of its subsidiaries pursuant to the merger agreement or the original merger agreement or, with Parent’s prior written consent, whether granted under the merger agreement or pursuant to the original merger agreement (subject to certain exceptions);

(x)

any effect described in any of the Company’s SEC filings, and the financial statements included therein, filed prior to the date of the merger agreement, any written communications delivered by the Company to Parent pursuant to the original merger agreement or discussed in Parent’s filings with the Delaware Court of Chancery in connection with the merger litigation; or

(xi)	any outbreak of a virus, infectious disease, other contagion or public health event (including COVID-19 and any COVID-19 measures);

except, in the case of clauses (i), (ii), (vi), (vii) and (viii), any such effect will be taken into account in determining whether a material adverse effect has occurred if it has a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to others in the industries and geographical regions in which affected businesses of the Company and its subsidiaries operate in respect of the business conducted in such industries and applicable geographical regions.

“COVID-19 measures” means:

(a)    any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable law, order or recommendations of a governmental entity, or policy or recommendation of any landlord, mall, airport or department store; or

(b)    any commercially reasonable measures adopted by the Company or any of its subsidiaries:

(i) for the protection of the health and safety of the Company’s employees, customers, vendors, service providers or any other persons who physically interact with representatives of the Company or visit any location over which the Company exercises any control;

(ii) to preserve the assets utilized in connection with the business of the Company and its subsidiaries; or

(iii) otherwise substantially consistent with actions taken by Parent or any of its subsidiaries or others in the industries and geographic regions in which affected businesses of the Company and its subsidiaries operate, in each case in connection with or in response to the COVID-19 pandemic or any other global or regional health event, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

Representations and Warranties of Parent

The merger agreement also contains customary representations and warranties made by Parent, Holding and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the Parent disclosure letter delivered in connection with the merger agreement. The representations and warranties of Parent, Holding and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	the existing competition clearances remaining in effect as of the date of the merger agreement;

•	the capitalization of Merger Sub;

•

their corporate power and authority related to the merger agreement, including their power to consummate the merger agreement, perform their obligations under the merger agreement and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•

required filings and authorizations and consents and approvals of governmental authorities or other third parties in connection with the execution, delivery and performance by Parent, Holding and Merger Sub of the merger agreement and the consummation by Parent, Holding and Merger Sub of the merger and other transactions contemplated by the merger agreement;

•

no violation of, or default under, the organizational documents of, Parent or any of its subsidiaries, no required consent or other action by any person, no default or loss of any benefit under any contract, no creation or imposition of any encumbrance and no conflict with or violation of any law, each in connection with our execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•

the absence of any pre-signing legal or contractual requirements to provide notice to, or enter into any consultation or bargaining procedure with, any labor union, labor organization or works council, which represents any employee, required in connection with the execution by Parent, Holding or Merger Sub of the merger agreement or the transactions contemplated by the merger agreement;

•

the absence of certain legal proceedings and governmental orders against Parent or any of its subsidiaries, except as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent, Holding or Merger Sub to consummate the transactions contemplated by the merger agreement;

•	that in the past three (3) years, none of Parent, Holding, Merger Sub or any of its subsidiaries was an “interested stockholder” as defined in Section 203 of the DGCL;

•

that Parent and its controlled affiliates will have sufficient cash, available lines of credit or other sources of funds at the closing to consummate the transactions contemplated by the merger agreement, and that Parent and its controlled affiliates have the financial resources and capabilities to fully perform all of Parent’s, Holding’s and Merger Sub’s obligations under the merger agreement;

•	the absence of any undisclosed broker’s or finder’s fees;

•

the absence of any other express or implied representation or warranty by Parent, Holding, Merger Sub or any other person with respect to Parent, Holding, Merger Sub or any of their respective affiliates; and

•

that none of Parent, Holding, Merger Sub or any of their respective affiliates or representatives is relying on, or has relied on, any representation or warranty of the Company that is not expressly set forth in the merger agreement.

The representations and warranties in the merger agreement of each of the Company, Parent, Holding and Merger Sub will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, until the effective time or earlier termination of the merger agreement in accordance with its terms, except (i) as specifically contemplated by the merger agreement (including exceptions set forth in the Company disclosure letter), (ii) as required by a governmental entity or applicable law, (iii) in compliance with certain of the Company’s material contracts, (iv) as consented to in writing by Parent (such consent (x) not to be unreasonably conditioned, withheld or delayed and (y) to be provided as described below), (v) as previously approved in writing by Parent pursuant to the original merger agreement, or (vi) for COVID-19 measures, the Company has agreed that it will, and that it will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business and, in each case, to the extent consistent with the ordinary course of business, use commercially reasonable efforts to preserve its and its subsidiaries’ business organizations substantially intact, maintain its and its subsidiaries’ existing relations and goodwill with governmental entities, counterparties, employees and others having significant business dealings with them, keep available the services of its and its subsidiaries’ officers and key employees, preserve and maintain the assets utilized in connection with the business of the Company and its subsidiaries, maintain in effect all governmental authorizations and maintain all material insurance policies with reputable insurers.

We have further agreed that, until the effective time or earlier termination of the merger agreement in accordance with its terms, (A) except as (i) specifically contemplated by the merger agreement (including exceptions set forth in the Company disclosure letter), (ii) required by a governmental entity, applicable law or certain of the Company’s material contracts, (iii) approved in writing by Parent (such consent (x) not to be unreasonably conditioned, withheld or delayed and (y) to be provided as described below), or (iv) previously approved in writing by Parent pursuant to the original merger agreement, and (B) except pursuant to COVID-19 measures, the Company will not, and will not permit its subsidiaries to, among other things:

•	adopt or propose any change in organizational documents;

•

acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets, the acquisition of which would not constitute capital expenditures, having a value in excess of $5,000,000 individually or of $25,000,000 in the aggregate outside the ordinary course of business;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or otherwise enter into any contract or understanding with respect to the voting of, (A) any shares of capital stock, Company equity awards or other equity interests of the Company (including, for the avoidance of doubt, shares of our common stock) or of any of its subsidiaries (other than (i) such issuance of shares of capital stock by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company, (ii) such issuance of shares of capital stock in respect of the exercise, vesting and settlement, as applicable, of Company equity awards outstanding as of the date of the merger agreement in accordance with their terms and, as applicable, the terms of the Company equity plans in effect on the date of the merger agreement or (iii) such issuance of dividend equivalent units in connection with the Company’s declaration and payment of quarterly dividends (or the issuance of shares of capital stock into which such units convert)) or (B) securities convertible into or exchangeable into or exercisable for any such shares of capital stock, or any options, warrants or other rights of any kind to acquire any such shares of capital stock or such convertible or exchangeable securities, in each case other than in respect of outstanding Company equity awards;

•

incur or commit any capital expenditures, or any obligations or liabilities in connection therewith, in excess of (A) $3,000,000 in respect of any particular location or project, in each case, other than as may be necessary in connection with any emergency repair, maintenance or replacement or for the protection of human health and safety and other than in connection with the renovation of the Company’s flagship retail location on Fifth Avenue in New York, New York (the “flagship renovation”), or (B) in respect of the flagship renovation within the budget set forth in the Company disclosure letter;

•

make any loans, advances, guarantees or capital contributions to, or investments in, any person, except (A) to or from the Company and any of its wholly owned subsidiaries and (B) for loans or advances made to directors, officers and other employees of the Company and its subsidiaries for business-related expenses in the ordinary course of business consistent with past practice or pursuant to certain existing indemnification and advancement rights of such persons;

•

declare, set aside, establish a record date for, accrue, make or pay any dividend or other distribution (whether payable in cash, stock, property or otherwise) in respect of, any capital stock of the Company or any of its subsidiaries or other equity or voting interests (including with respect to the Company, for the avoidance of doubt, our shares of common stock), except for (A) dividends paid by any wholly owned subsidiary of the Company to the Company or to any other wholly owned subsidiary of the Company and (B) the Company’s regular quarterly dividends not to exceed $0.58 per share of common stock which the Company may, in its sole discretion, declare and pay once in each fiscal quarter prior to the closing commencing with the fourth quarter of the Company’s 2020 fiscal year;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire (or offer to do any of the foregoing), directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity or voting interests or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities, including Company equity awards, except pursuant to the forfeiture provisions of such Company equity awards or the cashless exercise or tax withholding provisions of such Company equity awards, in each case, if and only to the extent permitted by the terms of such Company equity awards so in effect on the date of the merger agreement or otherwise change the capital structure of the Company or any of its subsidiaries, other than cashless exercise or withholding tax obligations upon exercise, vesting and settlement, as applicable, of Company equity awards outstanding as of the date of the merger agreement in accordance with their terms and, as applicable, certain equity plans as in effect on the date of the merger agreement;

•

directly or indirectly repurchase, prepay, incur or assume any indebtedness for borrowed money, guarantee any indebtedness for borrowed money or enter into a “keep well” or similar agreement in respect of indebtedness for borrowed money (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) indebtedness for borrowed money incurred in the ordinary course of business not to exceed $10,000,000 individually or $40,000,000 in the aggregate, (B) drawdowns or prepayments under certain credit agreements or other facilities or agreements made available to Parent prior to the execution of the merger agreement or borrowings under the Company’s existing commercial paper program and letters of credit in the ordinary course of business or (C) refinancings or replacements of any such indebtedness for borrowed money or agreements in respect of indebtedness for borrowed money in the ordinary course of business;

•

other than with respect to certain material contracts of the Company related to indebtedness, enter into, terminate or materially amend, modify, supplement or waive any material right to enforce, relinquish, release, transfer or assign any material rights or claims under certain of the Company’s material contracts or any contract that would have been required to be disclosed pursuant to the merger agreement, other than in the ordinary course of business;

•

other than with respect to the merger litigation and certain stockholder litigation related to the merger agreement or the transactions contemplated by the merger agreement, pay, discharge, satisfy, settle or compromise any proceeding (or agree to do any of the foregoing) for an amount in excess of (x) $10,000,000 individually in the case of any proceeding relating to an audit or $3,000,000 individually in the case of any other proceeding or (y) $25,000,000 in the aggregate, or in a manner that would have certain other material effects;

•	adopt or implement any stockholder rights plan, “poison pill,” anti-takeover plan or other similar agreement or plan;

•	grant any material refunds, credits, rebates or other allowances to any end user, customer, retailer or distributor, in each case other than in the ordinary course of business;

•

write down any of its material assets except as required by GAAP or the Company’s accounting policies applied in the ordinary course or with respect to normal obsolescence or make any changes with respect to accounting policies or procedures, except as required by changes in law or GAAP;

•

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, file any income or other material tax returns that have been prepared in a manner that is inconsistent with past practice, enter into any closing agreement with respect to any material amount of taxes, settle any claim or assessment in respect of a material amount of taxes, surrender any right to claim a refund of a material amount of taxes, agree to an extension or waiver of the statute of limitations (other than in the ordinary course of business) with respect to the assessment or determination of any material taxes or settle any material tax claim;

•

transfer, sell, lease, sublease, license, pledge, mortgage, assign, divest, cancel or otherwise dispose of, or permit or suffer to exist the creation of any material encumbrances (other than permitted encumbrances under the merger agreement) upon, including pursuant to a sale-leaseback transaction or an asset securitization transaction, any material assets (not including any intellectual property rights), including capital stock of any of its subsidiaries, except in the ordinary course of business;

•

sell, transfer, license, grant, cancel, abandon, allow to lapse or otherwise dispose of any material intellectual property rights owned by the Company or any of its subsidiaries, or otherwise take any action or fail to take any action which action or failure to act has resulted or would reasonably be expected to result in the non de minimis loss or reduction in value of any material intellectual property rights or key trademarks, except (A) non-exclusive licenses in the ordinary course of business consistent with past practice; (B) licenses granted in connection with distribution agreements entered into in the ordinary course of business; (C) licenses granted in connection with talent agreements and the development of in-store displays, creative visual merchandising, marketing and advertising assets, and related branded content entered into in the ordinary course of business; (D) licenses granted in connection with the production of co-branded or third-party products in the ordinary course of business; and (E) lapse or abandonment of intellectual property rights that are of de minimis value to the business of the Company and its subsidiaries as currently conducted;

•

except as required by the terms of any Company benefit plan or collective bargaining agreement in effect as of the date of the merger agreement, (A) grant any equity or equity-based awards or increase the compensation or benefits provided to any current or former director, officer, employee or service provider of the Company and its subsidiaries other than base salary or wage (and corresponding bonus) increases for non-executive officer employees in the ordinary course of business consistent with past practice, (B) grant or provide any change in control, severance, termination retention or similar payments or benefits to any current or former director, officer, employee or service provider of the Company and its subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any tax incurred by any such individual, including under Section 409A or 4999 of the Code), (C) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former director, officer, employee or natural person service provider of the Company and its subsidiaries, (D) establish, adopt, enter into, terminate or amend any Company benefit plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be a Company benefit plan if it were in existence as of the date of the merger agreement, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, (E) hire or engage, or make an offer to hire or engage, any employee at the level of Vice President or above (provided that such restriction shall only apply to employees located in the European Union at the level of Senior Vice President and above), or individual independent contractor whose annual fee arrangement exceeds $350,000 or (F) terminate the employment or engagement of any current employee at the level of Vice President or above, or individual independent contractor (excluding individual independent contractors arrangements for a limited period of time or that expire in accordance with their terms) whose annual fee arrangement exceeds $350,000 other than for cause;

•

except as required by the terms of any collective bargaining agreement, (A) modify, extend or enter into any collective bargaining agreement, or (B) recognize or certify any labor union, labor organization, works council or group of employees of the Company or any of its subsidiaries as the bargaining representative for any employees of the Company or any of its subsidiaries;

•

except as required by the terms of any Company benefit plan or collective bargaining agreement in effect as of the date of the merger agreement, waive the restrictive covenant obligations of any employee of the Company or any of its subsidiaries;

•

enter into any lease or sublease of material real property (whether as a lessor, sublessor, lessee or sublessee) other than in the ordinary course of business, (B) modify or amend in any material respect, or exercise any right to renew, any lease or sublease of material real property other than in the ordinary course of business or (C) acquire any fee simple or ownership interest in material real property;

•	form any subsidiary of the Company or any of its subsidiaries;

•

enter into a new line of business or abandon or discontinue any existing line of business, other than launches (including sales of Company-branded products and services and brand-based promotional activities) and wind-downs of products in the ordinary course of business; or

•	agree, authorize or commit to do any of the foregoing;

provided that, if the merger has not been consummated within six (6) business days after the date on which the requisite company vote has been obtained as a result of the material breach of the merger agreement by Parent or Merger Sub (it being understood that closing can under no circumstances take place prior to January 7, 2021), the Company will have no further obligation to comply with the obligations in respect of the conduct of its business pending the merger described above (and, in such event, the Company’s compliance with such obligations after the later of (i) January 7, 2021 and (ii) the date of the requisite company vote shall not be taken into account for purposes of assessing whether any of the conditions set forth in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 122 have been satisfied).

For purposes of the merger agreement and this proxy statement, “ordinary course of business” means, with respect to any person, the conduct by a person of the relevant business in the ordinary course, which in the case of the Company or any of its subsidiaries shall be deemed to include, without limitation, the manner in which the Company and its subsidiaries have been operating at any time since the date of the original merger agreement through the date of the merger agreement and any COVID-19 measures taken by the Company and its subsidiaries following the date of the merger agreement.

Committee Structure: Conferring Matters; Approval Matters

Prior to the closing, a committee of representatives of the Company and Parent (the “committee”) will meet each week at 10:00 a.m. New York City Time on Thursdays (a “committee meeting”), or on such other date and time as the key committee members (as defined herein) unanimously agree, to (i) discuss any actions of the Company or its subsidiaries that Parent believes are in breach of the Company’s obligations described above in the section entitled “The Merger Agreement—Conduct of Our Business Pending the Merger” beginning on page 107) (the “purported breach matters”), (ii) discuss and have Parent decide upon any matters for which the Company has requested Parent’s approval (the “approval matters”) and (iii) discuss any other topics relating to the Company, in particular the work progress concerning the flagship renovation, and the ongoing operation of its business which the key committee members unanimously agree should be discussed at the committee meeting.

The committee will be composed of Alessandro Bogliolo and Antonio Belloni (the “key committee members”) with each key committee member being permitted, but not required, to select one (1) such additional representative subject to the reasonable approval of the other key committee member. If a key committee member cannot attend a committee meeting, the applicable party may nominate another reasonably senior representative to attend such meeting on their behalf.

Prior to 11:00 a.m. New York City Time each Monday prior to the closing, the Company will provide notice of any approval matters which it wishes to be the subject of a committee meeting and an update on the progress of the flagship renovation, and Parent will provide notice of any purported breach matters which it wishes to be the subject of a committee meeting. By 12:00 p.m. New York City Time each Wednesday, Parent may make written requests for additional information regarding the approval matters to be discussed at such meeting and the Company may make written requests for additional information regarding the basis of the purported breach matters to be discussed at such meeting.

Prior to the closing, if the Company believes in good faith that an approval matter requires attention before the next committee meeting (an “urgent approval matter”), the Company may provide notice in writing of such urgent approval matter at any time. On or before 5:00 p.m. New York City Time on the second (2nd) business day following receipt of such urgent approval matter, Parent may make written requests for such additional information as it reasonably requires to consider such urgent approval matter. If Parent makes such a request for information, Parent must provide its decision as to the urgent approval matter within forty-eight (48) hours of the receipt of the requested information or confirmation in writing from the Company that the requested information does not exist. If Parent does not make such a request within such time frame, Parent must provide its decision as to the urgent approval matter by 5:00 p.m. New York City Time on or before the third (3rd) business day following the receipt of the urgent approval matter.

Cure Rights of the Company

Notwithstanding anything to the contrary set forth in the merger agreement, a purported breach matter may only be taken into account for purposes of assessing whether the condition to the merger with respect to the Company’s performance of its obligations in the merger agreement in all material respects has been satisfied if such purported breach matter was:

(i)	validly notified to the Company and discussed at a committee meeting; and

(ii)	(A) is curable unilaterally by the Company and has not been cured by the Company within fourteen (14) days of the committee meeting at which the purported breach matter was so discussed;

(B) is not curable unilaterally by the Company and the Company had knowledge (as defined in the merger agreement) prior to the taking of the actions that directly caused the purported breach matter that such actions would be taken, and such purported breach matter has not been cured by the Company within fourteen (14) days of the committee meeting at which the purported breach matter was so discussed; or

(C) is not curable unilaterally by the Company and the Company did not have knowledge prior to the taking of the actions that directly caused the purported breach matter that such actions would be taken, and the Company has not used its good faith, reasonable best efforts to cure such alleged non-compliance within fourteen (14) days of the committee meeting at which the purported breach matter was so discussed.

Neither any failure of the Company to perform any of its obligations with respect to the committee meetings, nor any discussion of, or response to a request for information in relation to, any purported breach matter, may be taken into account for purposes of assessing whether the condition to the merger with respect to the Company’s performance of its obligations in the merger agreement in all material respects has been satisfied.

No Solicitation of Acquisition Proposals; Board Recommendation Changes

No Solicitation

Until the effective time or earlier termination of the merger agreement in accordance with its terms, and subject to certain exceptions, the Company has agreed that we will, and will cause our subsidiaries, directors, executive officers and controlled affiliates, and will instruct our other representatives to:

•	immediately cease any discussion or negotiations with a third party with respect to an acquisition proposal or a proposal that would reasonably be expected to lead to an acquisition proposal;

•	terminate access to any physical or electronic data room relating to the Company for any such acquisition proposal; and

•

request the prompt return or destruction of any confidential information provided to any third party in connection with an acquisition proposal made in the twelve (12) months prior to the date of the merger agreement.

The Company and its subsidiaries, executive officers and directors also agreed to use our reasonable best efforts to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its subsidiaries is a party or a beneficiary in connection with an acquisition proposal.

In addition to the foregoing, until the effective time or earlier termination of the merger agreement in accordance with its terms, and subject to certain exceptions, the Company has agreed that it will not, and will cause its subsidiaries, and each of our respective directors, executive officers or controlled affiliates, and will instruct any other representatives and other employees not to, directly or indirectly:

•

initiate, solicit, cause, propose or knowingly encourage, assist or facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of any acquisition proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to, or result in, an acquisition proposal;

•

engage in, conduct, continue, respond to or otherwise participate in any discussions or negotiations with respect to any acquisition proposal or any inquiry, proposal, offer or request for information that would reasonably be expected to lead to, or result in, an acquisition proposal;

•

disclose or furnish any non-public information or data concerning the Company or its subsidiaries to any person in connection with any acquisition proposal or any inquiry, proposal, offer or request for information that would reasonably be expected to lead to, or result in, an acquisition proposal;

•

afford access (other than customer access to retail locations in the ordinary course of business and except pursuant to Section 220 of the DGCL) to the business, properties, assets, books or records of the Company or any of its subsidiaries to any person in connection with any acquisition proposal or any inquiry, proposal, offer or request for information that would reasonably be expected to lead to, or result in, an acquisition proposal;

•

recommend, authorize, approve, adopt, endorse, declare advisable (or make any public statement recommending, authorizing, approving, adopting, endorsing or declaring advisable) or enter into any alternative acquisition agreement;

•

approve any transaction, or any person becoming an “interested stockholder,” under Section 203 of the DGCL or approve any transaction, or any person becoming a “Substantial Stockholder”, under Article IX of the Company Charter (in each case, other than with respect to the merger agreement, the transactions contemplated thereby or Parent or its affiliates);

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal; or

•	resolve, agree, authorize or commit to do any of the foregoing.

“Acquisition proposal” means any (a) proposal, offer, inquiry or indication of interest (whether in writing or otherwise) relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, asset purchase, extraordinary dividend, business combination or similar transaction involving the Company or any of its subsidiaries or (b) direct or indirect acquisition (whether by tender offer, share purchase, share exchange or other manner) in a single transaction or a series of related transactions by any person or group (as defined under Section 13 of the Exchange Act), or any proposal, offer, inquiry or indication of interest with respect to any such direct or indirect acquisition, which, in each case of (a) or (b), if consummated would result in any person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, fifteen percent (15%) or more (i) measured by either voting power or value, of the shares of our common stock and other equity and voting interests in the Company (or any class thereof) or (ii) of the revenue, net income, EBITDA or assets of the Company and its subsidiaries (taken as a whole), in each case, other than the transactions contemplated by the merger agreement.

Non-Solicitation Exceptions

If, prior to the time, but not after, the requisite company vote is obtained, the Company receives an unsolicited, bona fide written acquisition proposal from a person and only if the Company did not violate the non-solicitation of acquisition proposals provisions with respect to such person, the Company may (acting upon the recommendation of the Board) in accordance with the terms of the merger agreement:

•

provide information and data concerning the Company and its subsidiaries and access to the Company and its subsidiaries’ properties, books and records in response to a request to the person who made such acquisition proposal; provided that substantially concurrently (but in any event within twenty-four (24) hours after the provision of such information or data), the Company must make available to Parent any such information or data the Company provides to any such person that was not previously made available to Parent and that, prior to furnishing any such information, the Company must receive from the person making such acquisition proposal an executed confidentiality agreement with terms that are at least as restrictive on the other party as the terms of Parent’s confidentiality agreement with the Company are on Parent; and

•	engage or otherwise participate in any discussions or negotiations with any such person regarding such acquisition proposal;

if, and only if, prior to taking any of the foregoing actions, (i) the Board determines in good faith (after consultation with its legal advisor) that (A) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal and (B) based on the information then available, including the terms and conditions of such acquisition proposal and those of the merger agreement, failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; and (ii) prior to engaging or otherwise participating in any such discussions or negotiations with or furnishing any information to such person, the Company gives Parent written notice as described below.

“Superior proposal” means an unsolicited, bona fide written acquisition proposal (with all references to fifteen percent (15%) in the definition of acquisition proposal deemed to reference eighty and 1/10th percent (80.1%)) that the Board has determined in good faith (after consultation with a financial advisor (of nationally recognized reputation) and outside legal counsel), taking into account all financial, legal, regulatory and other aspects of such acquisition proposal and the merger agreement, (a) to be reasonably likely to be consummated in accordance with its terms and (b) would result in a transaction more favorable to the stockholders of the Company (solely in their capacities as such) from a financial point of view than the transactions contemplated by the merger agreement (after taking into account any revisions to the terms of the merger agreement proposed by Parent pursuant to the merger agreement); provided that such acquisition proposal was not obtained or made as a direct or indirect result of a breach of the merger agreement.

Notification to Parent

The Company must promptly (and in any event within twenty-four (24) hours) notify Parent in writing of (i) any inquiries, proposals or offers with respect to an acquisition proposal or which could reasonably be expected to lead to an acquisition proposal received by, (ii) any non-public information or data concerning the Company or its subsidiaries requested in connection with any acquisition proposal from, or (iii) any discussions or negotiations relating to an acquisition proposal sought to be engaged in or continued with, it, its subsidiaries or any of its or any of the Company’s officers, directors or financial advisors, setting forth in such notice a summary of the material terms and conditions with respect to any such proposal or offer and a summary of the material content of any such inquiry, as applicable. The Company must then (1) keep Parent reasonably informed, on a prompt basis of the status and material terms and conditions of any such acquisition proposals or requests (including any related amendments, modifications or supplements, within twenty-four (24) hours of receipt) and the status of any such discussions or negotiations and (2) provide Parent (or its outside legal counsel) with unredacted copies of all writings or media containing any terms or conditions of any proposals or proposed transaction agreements relating to any acquisition proposal as promptly as practicable (and in any event, within twenty-four (24) hours of receipt or delivery). The Company agreed that it will not, and will cause its subsidiaries not to, enter into any confidentiality agreement subsequent to the date of the merger agreement that prohibits the Company from providing to Parent such material terms and conditions and other information.

Change of Recommendation or Termination of the Merger Agreement

Subject to certain exceptions, the Board may not effect a “change of recommendation,” which means any of the following actions:

•

withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify) the Board’s recommendation to stockholders with respect to the merger in any manner adverse to Parent, Holding or Merger Sub;

•

following the date any acquisition proposal or any material modification thereto is first made public or sent or given to stockholders of the Company, fail to issue a press release publicly reaffirming the Board’s recommendation to stockholders to adopt the merger agreement within five (5) business days (or, if earlier, prior to the special meeting) following Parent’s written request to do so (which request may only be made once with respect to any such acquisition proposal, except that Parent may make an additional request after any material change in the terms of such acquisition proposal);

•

following the commencement of any tender or exchange offer relating to the securities of the Company, fail to issue a press release publicly announcing within ten (10) business days of such commencement that the Company recommends rejection of such tender or exchange offer and reaffirming the Board’s recommendation with respect to the merger;

•

fail to include the Board’s recommendation to stockholders to adopt the merger agreement in the proxy statement or make or authorize the making of any public statement (oral or written) that has the substantive effect of a withdrawal, qualification or modification of such recommendation;

•

approve or recommend, or propose publicly to approve or recommend, any acquisition proposal or proposal reasonably expected to lead to an acquisition proposal or approve or recommend, or publicly declare advisable or publicly propose, to enter into, or enter into, any alternative acquisition agreement;

•	except as expressly permitted by, and after compliance with, the terms of the merger agreement, cause or permit the Company to enter into an alternative acquisition agreement; or

•	agree, authorize or commit to do any of the foregoing.

Nevertheless, the Board may:

•

effect a change of recommendation prior to the time the requisite company vote is obtained, if (1) a written acquisition proposal that the Board determines in good faith (after consultation with outside legal counsel) is bona fide and that did not arise from or in connection with a breach of the Company’s non-solicitation obligations is received by the Company and not withdrawn prior to the change of recommendation and, the Board determines, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such acquisition proposal constitutes a superior proposal or (2) an intervening event has occurred, and, in either case, the Board has determined in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that failure to effect a change of recommendation would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law; or

•

take action to terminate the merger agreement pursuant to, and in accordance with, the termination provision relating to the entrance into an alternative acquisition agreement with respect to a written acquisition proposal that the Board determines in good faith (after consultation with outside legal counsel) is bona fide and that did not arise from or in connection with a breach of the Company’s non-solicitation obligations and that the Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that (1) such acquisition proposal constitutes a superior proposal and (2) failure to effect a change of recommendation would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law;

in either case, provided, however, that such change of recommendation or action to terminate the merger agreement may not be made (i) unless the Company shall have complied in all material respects with its non-solicitation and change of recommendation obligations; and (ii) unless and until the Company has given Parent written notice of such action four (4) business days in advance, setting forth in writing that the Board intends to consider whether to take such action, the reasons with respect thereto and (I) in the case of a superior proposal, the material terms and conditions of such superior proposal and (II) in the case of an intervening event, a reasonable description of such intervening event. After giving such initial notice, the Company must, and will instruct its legal and financial advisors to, negotiate in good faith with Parent and its representatives through such four (4) business day period (to the extent Parent wishes to negotiate) and make such revisions to the terms of the merger agreement such that the failure to effect a change of recommendation or to take such action to terminate the merger agreement would no longer be reasonable be likely to be inconsistent with its fiduciary duties. At the end of such four (4) business day period, prior to taking action to effect a change of recommendation or taking action to terminate the merger agreement, the Board must have taken into account any changes to the terms of the merger agreement proposed by Parent in writing and any other information offered by Parent in writing in response to such initial notice, and have determined in good faith (after consultation with outside legal counsel) that (A) in the case of a superior proposal, the superior proposal continues to constitute a superior proposal, and (B) in the case of an intervening event, the failure to effect a change of recommendation in response to such intervening event would be inconsistent with the directors’ fiduciary duties under applicable law.

“Intervening event” means any event, occurrence, fact, condition, change, development, circumstance or effect, or cause thereof, occurring or arising after the date of the merger agreement that is material to the Company and its subsidiaries, taken as a whole, and (a) was not known to, or reasonably foreseeable by, the Board as of or prior to the execution of the merger agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Board), which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Board prior to the requisite company vote being obtained and (b) does not in any way involve or relate to (i) an acquisition proposal, (ii) any changes in the market price or trading volume of the Company or Parent or the major stock indexes in the U.S. market, (iii) any changes in the Company’s credit ratings, (iv) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or market consensus earnings projections, in each case in and of itself or (v) any changes or conditions generally affecting the economies or the industries in which the Company and its subsidiaries operate, except to the extent such effect has a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries (it being understood that with respect to each of the foregoing effects listed in (i) through (iv) above, the effect giving rise or contributing to such change or event may be taken into account when determining whether an intervening event has occurred to the extent not otherwise excluded from this definition).

The Special Meeting

The Company is required to take all action necessary, in accordance with applicable law and its organizational documents, to duly call, give notice of, convene and hold a special meeting of the Company’s stockholders as promptly as practicable (but in no event later than thirty-five (35) days) after the SEC confirms that it has no further comments on the proxy statement or that it does not intend to review the proxy statement, to secure the requisite company vote in respect of the approval of the merger and the adoption of the merger agreement, and to cause such vote to be taken. The Company may not postpone, recess or adjourn the special meeting unless:

•

at the time the special meeting is originally scheduled, there are insufficient shares of our common stock represented (either in person or by proxy) in order to establish a quorum or to obtain the requisite company vote, in which case, the Company may postpone or adjourn the special meeting by no more than ten (10) days in connection with any one (1) adjournment, postponement or recess and no more than a total of twenty (20) days from the original date;

•

provided that, the Company must, and must instruct its proxy solicitor to, use reasonable best efforts to, solicit as promptly as practicable the presence, in person or by proxy, of a quorum, but must only be obligated to do so in the absence of the change of recommendation and until there are a sufficient number of shares of our common stock present or represented to obtain such a quorum, and in no event more than ten (10) days after the date originally scheduled for the special meeting;

•

provided, further, that the Company must, at Parent’s instruction, postpone or adjourn the special meeting if there are not sufficient votes in person or by proxy to approve the merger proposal to allow reasonable time (but in no event more than twenty (20) days) for the solicitation of proxies for the purpose of obtaining of the requisite company vote;

•

the Board has determined in good faith (after consultation with outside legal counsel) that it is necessary under applicable law to comply with the requirements made by the SEC or other applicable law with respect to the proxy statement or that failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties under applicable law, in which case, the Company may adjourn or postpone the special meeting by no more than ten (10) business days or such other amount of time reasonably agreed by the Company and Parent to be necessary to comply with applicable law; or

•	it has Parent’s prior consent to do so.

Moreover, the Company must establish the earliest reasonable record date for the special meeting, subject to compliance with applicable rules and law, which may not be changed without Parent’s prior written consent.

The Company has agreed that the Board will recommend adoption of the merger agreement to the Company’s stockholders, subject to the Board’s rights to effect a change of recommendation as discussed above under the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes—Change of Recommendation or Termination of the Merger Agreement” beginning on page 114. Any change of recommendation by the Board does not affect the Company’s obligation under the merger agreement to hold the special meeting and submit the merger agreement to the Company’s stockholders for adoption described herein.

In addition, under the merger agreement, Parent agreed that, at the special meeting, any adjournment thereof or any other meeting of the stockholders of the Company in connection with the merger, Parent will vote, and cause to be voted, any shares of common stock owned by it or any of its affiliates, as of the record date of such special meeting, in favor of the adoption of the merger agreement, the approval of the merger, and the approval of any actions required in furtherance thereof and against any proposal that could, or could reasonably be expected to prevent, delay or impair consummation of the merger.

Filings; Other Actions; Notification

Upon the terms and subject to the conditions set forth in the merger agreement, the Company and Parent have agreed to cooperate and use (and cause their respective controlled affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or advisable on their respective parts under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including:

•

maintaining in effect the existing competition clearances (including not taking any action that could reasonably be expected to cause any existing competition clearance to be withdrawn, rescinded or rendered invalid);

•

preparing and filing, in consultation with the other, as promptly as practicable with any governmental entity, documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings including (i) those required pursuant to the HSR Act, and (ii) those required by other non-U.S. governmental authorities with jurisdiction concerning antitrust and competition matters;

•

obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental entity in order to consummate the merger and the other transactions contemplated by the merger agreement; and

•	not taking any action that could, or could reasonably be expected to, cause any governmental entity to prevent, delay or impair consummation of the merger.

In furtherance of the above, pursuant to the merger agreement, if the SEC does not confirm orally or in writing that it has no further comments on this proxy statement or that it does not intend to review this proxy statement prior to December 15, 2020, Parent, Holding, Merger Sub and the Company will, no later than December 18, 2020, file notification of the merger with the FTC and DOJ under the HSR Act, and will request early termination of the waiting period under the HSR Act. Further, if at any time it becomes reasonably apparent to the Company that, as a result of the timing of the potential closing date, it will not be reasonably likely that the closing date will occur prior to the expiration date of any such existing competition clearance, each of the Company and Parent, as applicable, is required to prepare and file, with respect to the transactions contemplated by the merger agreement, any notifications required or advisable under applicable antitrust laws, such complete filings to be made by no later than the business day after the applicable existing competition clearances expires.

If Parent or any of its affiliates (or any person acting on behalf of Parent or at Parent’s direction) receives any request for information from any governmental entity relating to the merger or the Company or is notified by the Company or any governmental entity of any request or requirement of any governmental entity for Parent to provide any information, document or filing to such governmental entity relating to the merger or the Company, Parent will provide, and will cause its affiliates to provide, a complete response to such request as promptly as reasonably practicable and in any event within five (5) business days of receiving such request for information.

With respect to obtaining clearance under any applicable antitrust laws, “reasonable best efforts” will include: (i) taking or committing to take actions that may limit or impact Parent’s or any of its subsidiaries’ (including the Company’s or any of its subsidiaries’) freedom of action with respect to, or its ability to retain, any of Parent’s or any of its subsidiaries’ (including the Company’s or any of its subsidiaries’) operations, divisions, businesses, products lines, contracts, customers or assets; (ii) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the completion of the merger and the other transactions contemplated by the merger agreement, in any case, that may be issued by any court or other governmental entity; and (iii) creating, terminating or divesting relationships, contractual rights or obligations of the Company, Parent or their respective subsidiaries, in each case in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by the merger agreement under the HSR Act or any other antitrust law or from any governmental entity so as to enable the closing to occur as promptly as reasonably practicable.

The Company and Parent have agreed to keep each other apprised of the status of governmental and third-party approval matters relating to the completion of the merger and the other transactions contemplated by the merger agreement, subject to applicable laws. In particular, the Company and Parent have agreed:

•

to promptly furnish the other with copies of all material notices or other material communications received by Parent or the Company from any third party and/or governmental entity with respect to the transactions contemplated by the merger agreement;

•

that each has the right to review in advance and, to the extent practicable, to consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to itself, any of its controlled affiliates or any of their respective representatives that appears in any presentation, filing, or written materials submitted to any governmental entity in connection with the transactions contemplated by the merger agreement;

•	not to permit their respective representatives to participate in any discussions or meetings with any governmental entity in respect of the transactions contemplated by the merger agreement unless the

Company or Parent consults with the other in advance and, to the extent permitted by such governmental entity, gives the other the opportunity to attend and participate; and

•

Parent must (i) notify the Company within twenty-four (24) hours of receipt of any communication or request for information from a governmental entity relating to the merger or the Company and (ii) consult with the Company with respect to all aspects of its response thereto prior to providing any substantive response to any governmental entity with respect thereto.

Subject to the foregoing, Parent will have the final authority to direct and implement (or direct the implementation by the Company of) the regulatory strategy; provided, however, that Parent must comply with the merger agreement in connection with, and consider the Company’s views in good faith prior to making any decisions regarding, such strategy, and Parent must make available its representatives to discuss such strategy in good faith promptly upon the Company’s request.

Financing of the Merger

Financing

The merger is not subject to a financing condition.

Parent, Holding and Merger Sub have represented in the merger agreement that Parent and its controlled affiliates will have sufficient cash, available lines of credit or other sources of funds at the effective time necessary to consummate the transactions contemplated by the merger agreement. Parent, Holding and Merger Sub have further represented in the merger agreement that Parent and its controlled affiliates have the financial resources and capabilities to fully perform all of Parent’s, Holding’s and Merger Sub’s obligations under the merger agreement.

Parent has agreed to notify the Company if Parent or any of its subsidiaries has entered into any commitment letter or other agreement pursuant to which any person (or persons) has committed to provide debt financing for the purposes of financing the transactions contemplated by the merger agreement, and to identify to the Company the applicable person (or persons) that has committed to provide such debt financing.

On November 25, 2019, Parent notified the Company that Parent has entered into the facilities agreement, with, among others, Citigroup Global Markets Limited, as coordinator, and Citibank Group plc, UK Branch, as agent, which provides for a $8,500,000,000 bridge loan facility, a $5,750,000,000 364-day revolving credit facility and a €2,500,000,000 revolving credit facility. On February 11, 2020 and April 7, 2020, Parent completed eight bond issuances totaling €10,700,000,000 (the “bonds”), following which the $8,500,000,000 bridge loan facility was terminated. Amongst other sources, proceeds of the 364-day revolving credit facility, the revolving credit facility and the bonds may be used for the payment of the merger consideration and fees and expenses in connection therewith. If the closing of the merger has not occurred on or prior to May 24, 2021, each of the 364-day revolving credit facility and the revolving credit facility shall be canceled and any outstanding amounts thereunder repaid within five (5) business days thereof.

Financing Cooperation

Prior to the closing date, the Company has agreed to, and has agreed to cause its subsidiaries to, use commercially reasonable efforts to cause its and their respective affiliates and representatives to use commercially reasonable efforts to provide all customary cooperation that is reasonably requested by Parent in connection with any debt financing obtained by Parent or any of its subsidiaries for the purpose of financing the transactions contemplated by the merger agreement. If reasonably requested by Parent, the Company must, and must cause its subsidiaries to, and must use commercially reasonable efforts to cause its and their respective affiliates and representatives to, use commercially reasonably efforts to reasonably cooperate with Parent, Holding and Merger Sub, with respect to certain senior unsecured notes and the related indentures or note purchase agreements of the Company and its subsidiaries, as the case may be, (i) if any of them determines to commence (A) one or more offers to purchase any or all of the outstanding series of such senior unsecured notes for cash or (B) one or more offers to exchange any or all of such outstanding senior unsecured notes for securities issued by Parent or any of its subsidiaries and (ii) to conduct consent solicitations to obtain consent from the requisite holders thereof to certain amendments to, or waivers with respect to, such indentures; provided that (1) such offers and consent solicitations must be consummated no earlier than closing, and (2) such offers and consent solicitations must be made on customary terms and conditions (including the price to be paid and conditionality) as are reasonably proposed by Parent or any of its subsidiaries, are reasonably acceptable to the Company and are permitted or required by the terms of such senior unsecured notes, the applicable indentures and applicable laws, including SEC rules and regulations. Any such transaction described in clause (i) above must be funded using consideration provided by Parent or any of its subsidiaries; and Parent will be responsible for all other liabilities incurred by the Company or any of its subsidiaries in connection therewith.

Subject to the receipt of the requisite consents, in connection with any consent solicitations, the Company must execute supplemental indentures, amendments or waivers to the applicable indentures in accordance with the terms thereof amending the terms and provisions of such indentures in a form as reasonably requested by Parent and reasonably acceptable to the Company, which supplemental indentures, amendments or waivers must become effective no earlier than the closing. In connection with the financing cooperation provided for in the merger agreement, at the expense of Parent and its subsidiaries, the Company must, and must cause its subsidiaries to, and must use commercially reasonable efforts to cause its and their respective affiliates and representatives to, upon the reasonable request of Parent or any of its subsidiaries, use commercially reasonably efforts to provide reasonable assistance and cooperation (i) with Parent’s and its respective agents’ due diligence, (ii) to aid in the preparation by Parent of customary documentation used to complete any offers or consent solicitations and (iii) by requesting, and using commercially reasonable efforts to cause, (A) to the extent historical financial statements of the Company are or would be required to be included by Parent in a relevant registration statement of Parent for any offers or consent solicitations under the rules and regulations of the SEC, the Company’s independent accountants to provide customary consents for use of their reports to the extent customary and necessary in connection with such offers or consent solicitations and (B) the Company’s representatives to furnish any customary or necessary certificates, or comfort letters in connection with the indentures and the offers or consent solicitations. The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any offers or consent solicitations will be selected by Parent or its subsidiaries and be reasonably acceptable to the Company and their fees and out-of-pocket expenses will be paid directly by Parent. The merger is not conditioned on the occurrence or success, or the making or obtaining, as applicable, of any offers or consent solicitations.

Parent must (i) promptly upon request by the Company, reimburse (or cause to be reimbursed) the Company and its subsidiaries for all reasonable out-of-pocket fees and expenses (including reasonable out-of-pocket auditor’s and attorneys’ fees and expenses) of the Company and its subsidiaries and all reasonable out-of-pocket fees and expenses of their representatives incurred in connection with any requested financing cooperation under the merger agreement or the original merger agreement and (ii) indemnify (or cause to be indemnified), defend and hold harmless the Company, its subsidiaries, its affiliates and its and their respective representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, tax, cost (including the cost of investigation), expense (including reasonable out-of-pocket fees and expenses of counsel) or settlement payment, of any kind, incurred by, imposed on, sustained by, suffered by or asserted against any of them, directly or indirectly relating to, arising out of or resulting from the financing, or the performance by the Company, its subsidiaries, its affiliates and its and their respective representatives of any obligations with respect to any financing cooperation under the merger agreement or the original merger agreement.

Notwithstanding anything to the contrary in the provisions related to financing cooperation and paying down the Company’s indebtedness in the merger agreement, such provisions: (i) will not require the Company to take any action to the extent it would: (A) unreasonably disrupt or interfere with the conduct of the Company’s or its subsidiaries’ business, (B) require the Company or any of its subsidiaries to incur any fees, expenses or other liability prior to the effective time for which it is not entitled to be reimbursed or indemnified pursuant to the terms of the merger agreement (other than customary authorization letters required in connection with financing the transactions contemplated by the merger agreement), (C) subject any director, officer or employee of the Company or any of its subsidiaries to personal liability, (D) require the Company to breach, waive or amend any terms of the merger agreement, (E) require the Company to provide any information that is prohibited or restricted from being provided by applicable law or is subject to attorney-client privilege or protection, (F) require cooperation to the extent that it would reasonably be expected to conflict with or violate any applicable law or result in a breach of, or a default under, any contract (including a breach of any confidentiality obligation), (G) require the directors of the Company or any subsidiary of the Company to authorize or adopt any resolutions approving the agreements, documents, instruments, actions or transactions contemplated in connection with the above-described financing or indebtedness cooperation covenants, (H) require the Company, any of its subsidiaries or any of its or their respective representatives to make any representation to Parent, any of its affiliates or any other person, in connection with the above-described financing or indebtedness cooperation covenants (other than customary authorization letters required in connection with financing the transactions contemplated by the merger agreement), (I) require the Company to furnish any financial statements, audit reports or financial information other than as required under the merger agreement and other than to the extent such statements, reports or information are readily available to the Company, any of its subsidiaries or any of their respective representatives or (J) require the Company, any of its subsidiaries, or any of its or their respective affiliates or representatives to be the issuer of any securities or issue any offering document prior to the closing date or furnish any legal opinions. The Company and its subsidiaries also will not be required to execute or perform any agreement, document or instrument, including any definitive financing agreement, with respect to the above-described financing or indebtedness cooperation covenants or provide any indemnity the effectiveness of which is not conditioned upon closing occurring.

Employee Benefits Matters

The parties have agreed that during the period commencing at the effective time and ending one (1) year after the effective time, Parent will provide, or will cause to be provided, to each employee of the Company and its subsidiaries at the effective time who continues to remain employed with the Company or its subsidiaries (collectively, the “continuing employees”):

•	an annual base salary or wage rate that is no less favorable than that provided to each such continuing employee immediately prior to the effective time;

•

target cash short-term incentive and commission opportunities that are substantially comparable in the aggregate to those provided to each such continuing employee immediately prior to the effective time;

•

employee benefits (excluding equity and equity-based compensation, nonqualified deferred compensation, defined benefit pensions, and retiree medical arrangements) that are substantially comparable in the aggregate to those provided to each such continuing employee immediately prior to the effective time; and

•	severance benefits as set forth in the Company disclosure letter.

Additionally, Parent has agreed that for all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any employee benefit plans of Parent and its subsidiaries solely to the extent such plans provide benefits to any continuing employee after the closing date (including the Company benefit plans) (the “new plans”), each such continuing employee will be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the effective time, to the same extent as such continuing employee was entitled, before the effective time, to credit for such service under any Company benefit plan in which such continuing employee participated or was eligible to participate immediately prior to the closing date; provided that the foregoing service credit will not be required to apply (i) to the extent it would result in a duplication of benefits, (ii) for purposes of any defined benefit pension accrual under any new plan (other than any Company benefit plan) and (iii) for purposes of any subsidy provided for any post-employment welfare benefits under any new plan (other than any Company benefit plan).

In addition, and without limiting the generality of the foregoing, Parent has agreed that:

•

each continuing employee will be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan is replacing comparable coverage under a Company benefit plan in which such continuing employee participated immediately before the closing date (such plans, collectively, the “old plans”); and

•

for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee, Parent will, or will cause its subsidiaries to, use commercially reasonable efforts, to cause:

•

all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such continuing employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable old plans in which such continuing employee participated immediately prior to the closing date; and

•

any eligible expenses incurred by any continuing employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such continuing employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Upon the written request of Parent at least thirty (30) business days prior to the closing date, effective as of immediately prior to the closing date and contingent upon the occurrence of the closing, the Company will terminate or will cause the termination of the U.S. tax-qualified defined contribution plan provided to current and former employees of the Company and its subsidiaries (the “Company qualified plan”). In such event, prior to the closing date and thereafter (as applicable), the Company and Parent will take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its subsidiaries (each, a “Parent qualified plan”), to permit each continuing employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such continuing employee from such Company qualified plan to the corresponding Parent qualified plan. If the Company qualified plan is terminated as described herein, the continuing employees will be eligible as soon as administratively practicable following the closing date to commence participation in a Parent qualified plan.

Prior to making any broad-based communication or written communications (including website postings) pertaining to employment, compensation or benefit matters that are or may be affected by the transactions contemplated by the merger agreement, the Company will provide Parent with a copy of the intended communication, Parent will have a reasonable period of time to review and comment on the communication, and Parent and the Company will cooperate in providing any such mutually agreeable communication.

Conditions to the Merger

The obligations of each of the Company, Parent, Holding and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the effective time of the following conditions:

•	the requisite company vote must have been obtained;

•	the expiration or earlier termination of the waiting period (and any extensions) applicable to the consummation of the merger under the HSR Act; and

•

the authorizations, consents, orders and approvals specified in the Company disclosure letter must have been obtained or terminated (it being understood that the existing competition clearances will be deemed to satisfy the foregoing condition to the extent still in effect).

The Company’s obligation to effect the merger is also subject to the satisfaction or waiver (to the extent permitted by applicable law) by the Company at or prior to the effective time of the following conditions:

•

the representations and warranties of Parent, Holding and Merger Sub set forth in the merger agreement must be true and correct as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement;

•	each of Parent, Holding and Merger Sub must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•

the Company must have received a certificate signed on behalf of Parent, Holding and Merger Sub by an executive officer of Parent certifying that the conditions described in the two immediately preceding bullet points have been satisfied.

The obligations of Parent, Holding and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:

•

each of the representations and warranties of the Company regarding aspects of its organization, good standing and qualification, capital structure (except for de minimis inaccuracies), corporate authority and approval, actions taken to render inapplicable takeover statutes, absence of rights plan, absence of undisclosed broker’s or finder’s fees and receipt of financial advisor opinions must be true and correct in all respects as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time);

•

the Company will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date, subject to the Company’s cure rights described in the section entitled “The Merger Agreement—Conduct of Our Business Pending the Merger—Cure Rights of the Company” beginning on page 112; and

•

Parent, Holding and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions described in the three immediately preceding bullets have been satisfied.

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time as follows:

By either Parent or the Company if:

•

the merger is not consummated on or before June 30, 2021 (the “outside date”); provided, however, that if all closing conditions (other than those that by their nature are to be satisfied at closing) are satisfied or waived (to the extent permitted by applicable law) other than the closing conditions relating to receipt of regulatory approvals, the outside date will be automatically extended to December 31, 2021 and such date, as so extended, will be the “outside date” (as previously defined, the “termination date trigger”); or

•	the requisite company vote has not been obtained (as previously defined, the “requisite vote trigger”);

by the Company if:

•

there has been a breach of any representation, warranty, covenant or agreement made by Parent, Holding or Merger Sub set forth in the merger agreement, or if any representation or warranty of Parent, Holding or Merger Sub has become untrue following the date of the merger agreement, in either case, that would cause the conditions to the closing relating to the accuracy of Parent’s, Holding’s or Merger Sub’s representations and warranties and the performance, in all material aspects, of the obligations of Parent, Holding and Merger Sub in the merger agreement to not be satisfied (and such breach or failure to be true and correct is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (i) twenty (20) days after the giving of notice thereof by the Company to Parent describing such breach or failure in reasonable detail and (ii) three (3) business days prior to the outside date); provided, however, that such right to terminate the merger agreement will not be available to the Company if the Company is then in material breach of the merger agreement or if any representation or warranty of the Company has become untrue, in either case, so as to result in the failure of any of the conditions to the closing relating to the accuracy of the Company’s representations and warranties and the performance, in all material aspects, of the Company’s obligations under the merger agreement; or

•

prior to the time the requisite company vote is obtained, to enter into an alternative acquisition agreement in compliance with the terms of the merger agreement; provided that the Company pays the termination fee (as defined in the section entitled “The Merger Agreement—Termination Fee” beginning on page 124) to Parent (as previously defined, the “superior proposal trigger”); and

by Parent if:

•

prior to the time the requisite company vote is obtained, if there shall have been a change of recommendation (as previously defined, the “change of recommendation trigger”) or if the Company or any of its representatives shall have materially breached any of its obligations with respect to acquisition proposals and change of recommendations (as previously defined, the “no shop trigger”) .

Subject to the payment, under certain circumstances, of the termination fee in the event of termination of the merger agreement by Parent or the Company in accordance with its terms, the merger agreement will be terminated and become void and have no effect, without any liability or obligation on the part of the Company, Parent, Holding or Merger Sub (or any of their respective affiliates or representatives); provided that no such termination will relieve the Company, Parent, Holding or Merger Sub from any liability or damages for willful breach of the merger agreement prior to such termination or the requirement, under certain circumstances, to pay the termination fee and the miscellaneous and general provisions in the merger agreement and the provisions of the merger agreement with respect to the effect of termination will each survive the termination of the merger agreement.

Termination Fee

A termination fee equal to $575,000,000 (the “termination fee”) would be payable by us in the event that the merger agreement is terminated in accordance with its terms:

•	by either the Company or Parent, pursuant to the termination date trigger or the requisite vote trigger, and, in each case:

•

any person has made an acquisition proposal to the Company or its stockholders (whether or not conditional or not withdrawn) or publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an acquisition proposal with respect to the Company or any of its subsidiaries; and

•	within twelve (12) months after such termination, the Company enters into any alternative acquisition agreement with respect to any acquisition proposal (with 50% being substituted in lieu of 15% in each instance thereof in the definition of “acquisition proposal”), then immediately prior to or concurrently with the occurrence of such entry into an alternative acquisition agreement; or

•	by Parent, pursuant to the change of recommendation trigger or no shop trigger, then promptly, but in no event later than two (2) business days after the date of such termination; or

•	by the Company pursuant to the superior proposal trigger, then simultaneously with, and as a condition to, the effectiveness of any such termination.

In no event will the Company be required to pay the termination fee on more than one occasion.

Fees and Expenses

Whether or not the merger is consummated, all costs, fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including all costs, fees and expenses of the representatives, must be paid by the party incurring such cost, fee or expense, subject to certain provisions of the merger agreement relating to remedies and indemnification and directors’ and officers’ insurance, as described below.

Remedies

Other than in the case of actual or intentional fraud or willful breach of any provision of the merger agreement by the Company and subject to the right to seek specific performance (as described below), in the event where the merger agreement is terminated under circumstances where the termination fee is payable, the payment of the termination fee will be the sole and exclusive monetary remedy of Parent, Holding and Merger Sub, with respect to the merger agreement and the transactions contemplated by the merger agreement, against the Company and its subsidiaries and any of their respective directors, officers, employees, stockholders and affiliates (the “company related parties”) for all losses and damages suffered as a result of the failure of the merger or other transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform thereunder or otherwise, and upon payment of the termination fee, other than in the case of actual or intentional fraud or any willful breach of any provision of the merger agreement by the Company, none of the company related parties will have any further liability or obligation to or arising out of the merger agreement or the transactions contemplated thereby.

No termination of the merger agreement will relieve or release any party to the merger agreement from any liabilities or damages arising out of its actual or intentional fraud or willful breach of any provision of the merger agreement.

Subject to the foregoing paragraph, the parties are entitled to injunctions to prevent breaches of the merger agreement and to enforce specific performance of obligations under the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

Further, pursuant to the merger agreement, in the event that any proceeding is brought by the Company to enforce the terms of the merger agreement or for money damages, the “per share merger consideration” will be deemed, for all purposes in that proceeding, including any award of specific performance or damages, to be $135.00 in cash, without interest and less any required withholding taxes.

Indemnification; Directors’ and Officers’ Insurance

During the six (6) years from and after the effective time (the “tail period”), to the fullest extent that the Company would have been permitted under applicable law and the Company’s organizational documents in effect as of the date of the merger agreement, Parent and the surviving corporation must, and Parent must cause the surviving corporation to, indemnify and hold harmless each present and former (determined as of the effective time) director or officer of the Company or any of its subsidiaries (or other individuals performing similar functions) (collectively, when, in each case, acting in such capacity or in serving as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a benefit plan of the Company, at the request or benefit of the Company or any of its subsidiaries, together with such individual’s respective heirs, executors or administrators, the “indemnified parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged proceeding in connection with, arising out of or otherwise related to matters, acts or omissions existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, based in whole or in part, or arising in whole or in part out of the fact that he or she is or was a director or officer of the Company or any of its subsidiaries, including in connection with the transactions contemplated by the merger agreement. Parent or the surviving corporation will advance all reasonable, documented out-of-pocket expenses as incurred in connection therewith (upon receipt from such indemnified party of a request therefor, accompanied by invoices or other relevant documentation) to the fullest extent that the Company would have been permitted to advance such expenses as of the date of the merger agreement under applicable law and the Company’s organizational documents; provided that any person to whom expenses are advanced must provide an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification; and provided further that any determination required to be made with respect to whether an indemnified party’s conduct complies with the standards set forth under applicable law and the Company’s organizational documents in effect as of the date of the merger agreement will be made by independent legal counsel selected by the surviving corporation and acceptable to the indemnified party (such acceptance not to be unreasonably conditioned, withheld or delayed).

Prior to the effective time, the Company must and, if the Company is unable to, Parent must cause the surviving corporation as of the effective time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies for a claims reporting or discovery period of the tail period from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of the merger agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies in effect on the date of the merger agreement for matters existing or occurring at or prior to the effective time (including in connection with the merger agreement or the transactions or actions contemplated by the merger agreement). The Company must give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company must give reasonable and good faith consideration to any comments made by Parent with respect selecting such a policy. If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for the tail period the D&O Insurance in place as of the date of the merger agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of the merger agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, purchase comparable D&O Insurance for the tail period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement; provided, however, that in no event will the annual premium of the D&O Insurance exceed during the tail period three hundred and fifty percent (350%) of the last annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the surviving corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

During the tail period, without the prior written consent of the indemnified party, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective time and rights to advancement of expenses relating thereto existing in favor of any indemnified party as provided in the organizational documents of the Company and its subsidiaries or any indemnification agreement between such indemnified party and the Company or any of its subsidiaries, in each case, as in effect on the date of the merger agreement, will not be amended, restated, amended and restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified party.

If Parent or the surviving corporation or any of their respective legal successors or permitted assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or consummates any division transaction, then, and in each such case, proper provisions must be made so that the legal successors and permitted assigns of Parent or the surviving corporation will assume all of the obligations in the provisions of the merger agreement relating to indemnification and directors’ and officers’ insurance.

Modification or Amendment

Subject to applicable law and certain provisions of the merger agreement relating to indemnification and directors’ and officers’ insurance, at any time prior to the requisite company vote is obtained, the parties to the merger agreement may modify or amend the merger agreement through a written agreement signed by the parties; provided that, after the requisite company vote is obtained, there will be no amendment or modification to the merger agreement made that by law requires the further approval of the stockholders of the Company without such further approval; and provided, further, that the provisions allowing for modification or amendment of the merger agreement, governing law and venue, submission to jurisdiction, selection of forum, waiver of trial by jury, third-party beneficiaries and successors and assigns (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions), in each case solely with respect to provisions relating directly to the persons committed to provide financing of the transactions contemplated by the merger agreement, may not be modified, waived or terminated in a manner that is adverse in any material respect to the persons committed to provide financing of the transactions without their prior written consent, not to be unreasonably withheld, conditioned or delayed.

Governing Law; Jurisdiction

The merger agreement is governed by the laws of the State of Delaware. All disputes, claims or controversies arising out of or relating to the merger agreement, or the negotiation, validity or performance of the merger agreement or the transactions contemplated by the merger agreement, are deemed to be made in and in all respects are to be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws, rules or principles to the extent that such laws, rules or principles would direct a matter to another jurisdiction.

NON-BINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of the Company that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. The golden parachute compensation payable to these individuals is subject to a non-binding, advisory vote of the Company’s stockholders, as described below in this section.

The table below sets forth, for the purposes of this golden parachute disclosure, the potential amount of payments and benefits (on a pre-tax basis) that each of the Company’s named executive officers would receive, assuming (1) that the effective time occurred on November 13, 2020 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), (2) that each of the Company’s named executive officers experienced a qualifying termination of employment at such time, (3) that each named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of November 13, 2020, (4) each named executive officer’s outstanding equity awards as of November 13, 2020 and (5) a price per share of $131.50 (the per share merger consideration).

The calculations in the table below do not include amounts the Company’s named executive officers were already entitled to receive or vested in as of November 13, 2020, and do not reflect any possible reductions under the Section 280G “net-better” cutback provisions included in the retention agreements described above in the section entitled “The Merger—Interests of Certain Persons in the Merger—Retention Agreements” beginning on page 92. These amounts do not include any other incentive or retention award payments, issuances or forfeitures, or dividends or dividend equivalents that accrued or may be accrued after November 13, 2020 and prior to the completion of the merger, and do not reflect any Company equity or other incentive awards that vested or are expected to vest in accordance with their terms or by the action of the Board or its Compensation Committee after November 13, 2020 and prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this discussion, “single-trigger” refers to benefits that arise solely as a result of the closing, and “double-trigger” refers to benefits that require two conditions, which are the closing as well as a qualifying termination of employment following the effective time, as applicable.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Alessandro Bogliolo	$11,454,905	$36,857,462	$48,431	$48,360,798
Mark J. Erceg	$3,772,919	$13,605,650	$48,431	$17,427,000
Philippe Galtie	$4,350,982	$10,079,981	$39,903	$14,470,866
Leigh M. Harlan	$4,746,076	$5,385,066	$48,431	$10,179,573
Daniella Vitale	$4,704,624	$3,346,178	$48,431	$8,099,233

(1)

Cash. The cash payments payable to the named executive officers by the Company consist of (a) a lump sum payment equal to two (2) times the sum of the reference salary and the reference bonus, payable within ten (10) days of the named executive officer’s date of termination; (b) a lump sum payment of the named executive officer’s pro-rated reference bonus for fiscal year 2020, calculated on the assumption that all performance targets will be achieved at 100%, payable within ten (10) days of the named executive officer’s date of termination; and (c) the lump sum cash retention payments paid in December 2019, which are subject to clawback and repayment if the named executive officer resigns without good reason (or pursuant to a claim of good reason where the claim is based solely upon the occurrence or anticipated occurrence of the merger) or is terminated for cause prior to January 31, 2021, and further subject to the new restrictive covenant agreement that includes non-competition and non-solicitation restrictions for a period of one year post-employment (18 months for the CEO). The cash severance amounts described in items (a) and (b) are “double-trigger” (i.e., the amounts are payable only upon a termination by the Company without cause or voluntary resignation for good reason within two years after a change in control). Set forth below are the separate values of each of the cash severance payments, pro-rated annual cash bonus awards for the 2020 fiscal year assuming achievement of 100% of target and cash retention payments:

Name	Cash Severance	Pro-Rata 2020 Annual Bonus	Retention Payment	Total
Alessandro Bogliolo	$7,087,500	$1,667,405	$2,700,000	$11,454,905
Mark J. Erceg	$3,213,000	$559,919	—	$3,772,919
Philippe Galtie	$3,024,000	$526,982	$800,000	$4,350,982
Leigh M. Harlan	$1,932,000	$284,076	$2,530,000	$4,746,076
Daniella Vitale	$3,240,000	$564,624	$900,000	$4,704,624

As described above, the pro-rated reference bonus is based on an assumed effective time of November 13, 2020 and the assumption that each named executive officer experienced a qualifying termination of employment at such time.

(2)

Equity. As described in more detail in the section entitled “The Merger Agreement—Treatment of Common Stock and Equity Awards” beginning on page 100, at the effective time, any outstanding Company options, Company PSUs (including any dividend equivalent units credited in respect of any Company PSUs) and Company RSUs (including any dividend equivalent units credited in respect of Company RSUs) will vest in full upon the closing (i.e., “single-trigger” vesting) and be settled for the merger consideration (less, in the case of Company options, the applicable exercise price), less any required withholding taxes. Set forth in the table below are the values of each type of unvested equity-based award that, in each case, would vest on closing based on the assumed effective time of November 13, 2020. These amounts do not account for any equity awards that may be granted in respect of fiscal year 2021. The named executive officers remain subject to indefinite confidentiality provisions post-closing.

Additionally, as described in the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 90, as permitted by the original merger agreement, in March 2020, the Company caused the Company PSUs granted in 2017 to vest in the total number of shares subject to each Company PSU (regardless of the actual level of performance during the performance period). In December 2019, the Company accelerated the vesting of the portion of the Company PSUs awarded in January 2017 that were projected to vest and be earned in March 2020 for Messrs. Erceg (in the amount of 10,779 Company PSUs) and Galtie (in the amount of 4,945 Company PSUs) and Ms. Harlan (in the amount of 4,375 Company PSUs). This column also reflects the additional value of the Company PSUs granted in 2017 that vested pursuant to the original merger agreement (which has been calculated based on the difference between the total number of shares subject to such Company PSUs and the amount that would have been earned based on estimated actual performance) for Messrs. Erceg and Galtie and Ms. Harlan.

Name	Stock Options ($)	Company PSUs ($)	Company RSUs ($)	Company 2017 PSUs	Total ($)
Alessandro Bogliolo	$6,143,670	$27,048,619	$3,665,173	—	$36,857,462
Mark J. Erceg	$1,871,261	$8,291,844	$1,109,689	$2,332,857	$13,605,650
Philippe Galtie	$1,738,985	$6,243,736	$1,026,838	$1,070,422	$10,079,981
Leigh M. Harlan	$379,763	$3,365,894	$692,373	$947,036	$5,385,066
Daniella Vitale	—	$2,226,887	$1,119,292	—	$3,346,178

As described above in the section entitled “The Merger—Interests of Certain Persons in the Merger—Other Compensation Matters” beginning on page 94, on November 23, 2020, in accordance with the terms of the Merger Agreement, the Compensation Committee approved certain Section 280G mitigation actions with respect to the Company’s named executive officers, including acceleration of the vesting of (i) outstanding Company Options (for all named executive officers except for Ms. Vitale); (ii) the total (maximum) number of the Company PSUs awarded in January 2018 and January 2019 (for all named executive officers except for Ms. Vitale); and (iii) outstanding Company RSU awards (for Ms. Vitale only). The Company equity awards that were accelerated would have otherwise vested, if not earlier vested, upon consummation of the merger, assuming it is consummated.

(3)

Perquisites/Benefits. Reflects the cost (determined on the basis of COBRA rates for post-employment continuation coverage) of continuation by the Company of all insured and self-insured employee medical and dental welfare benefit plans in which the named executive officers were entitled to participate prior to the assumed date of termination for the two (2) year period beginning on November 13, 2020, provided that such period will terminate earlier on the commencement date of equivalent benefits from a new employer or the named executive officer’s attainment of age sixty-five (65), whichever occurs first. Such benefits are “double-trigger” (i.e., the benefits are payable only upon a termination by the Company without cause or voluntary resignation for good reason within two (2) years after a change in control). For purposes of quantifying health care benefits, reflects assumptions used for financial reporting purposes under generally accepted accounting principles.

The Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, the Company is seeking a non-binding, advisory stockholder approval of the compensation of the Company’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives the Company’s stockholders the opportunity to express their views on the merger-related compensation of the Company’s named executive officers.

Accordingly, the Company is asking Company stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Company’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” are hereby APPROVED.”

Abstentions will have the same effect as a vote “AGAINST” approval of the compensation proposal. The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the compensation proposal and vice versa. If the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of their respective compensation agreements and arrangements even if Company stockholders fail to approve the proposal to approve the merger-related executive compensation.

The Board recommends a vote “FOR” the proposal to approve the compensation proposal.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NYSE under the symbol “TIF.” As of November 22, 2020, there were 121,413,220 shares of our common stock issued and outstanding, held by approximately 12,905 stockholders of record. Certain shares of our common stock are held in “street name” and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number. The table below shows the high and low sales prices of our common stock for the periods indicated, as reported on the NYSE, and the cash dividends declared per share during the periods indicated.

	Common Stock Price		Dividend Per Share
	High	Low
FY 2018
Quarter ended April 30, 2018	$107.21	$92.77	$0.50
Quarter ended July 31, 2018	$141.64	$100.27	$0.55
Quarter ended October 31, 2018	$138.41	$103.49	$0.55
Quarter ended January 31, 2019	$117.93	$73.04	$0.55
FY 2019
Quarter ended April 30, 2019	$108.87	$86.03	$0.55
Quarter ended July 31, 2019	$109.75	$86.38	$0.58
Quarter ended October 31, 2019	$130.40	$78.60	$0.58
Quarter ended January 31, 2020	$134.39	$122.11	$0.58
FY 2020
Quarter ended April 30, 2020	$134.42	$103.89	$0.58
Quarter ended July 31, 2020	$128.82	$111.27	$0.58
Quarter ended October 31, 2020	$130.91	$108.11	$0.58
Through November 25, 2020	$131.73	$130.81	$0.58

If the merger is completed, you will be entitled to receive $131.50 in cash, without interest, less any required withholding taxes, for each eligible share owned by you, which represents a premium of approximately 33.4% to the closing stock price of $98.55 per share of our common stock on October 25, 2019, the last trading day prior to the first media accounts regarding a possible acquisition of the Company by Parent, and a premium of approximately 43.4% to the thirty (30)-day volume-weighted average price of our common stock on that same date.

On November 25, 2020, the last full trading day before the filing of this proxy statement, the closing price for our common stock on the NYSE was $131.58 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows all persons who were known to us to be “beneficial owners” of at least five percent of the issued and outstanding shares of our common stock as of November 22, 2020, at which time there were 121,413,220 shares of our common stock issued and outstanding. Except as specified below, each person or entity below has the sole voting and investment power with respect to the shares of our common stock listed next to their name. Footnote (a) below provides a brief explanation of what is meant by the term “beneficial ownership.” This table is based upon reports filed with the SEC. Copies of these reports are publicly available from the SEC. All of the reports included a certification to the effect that the shares were not acquired and were not being held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and were not being held in connection with or as a participant in any transaction having that purpose or effect.

	Amount and Nature of Beneficial Ownership(a)		Percentage of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	13,340,783	(b)	10.99%

Qatar Investment Authority Ooredoo Tower Diplomatic Area Street, West Bay P.O. Box 23224 Doha, State of Qatar	11,822,436	(c)	9.74%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	7,847,227	(d)	6.46%

(a)

“Beneficial ownership” is a term broadly defined by the SEC and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes circumstances where a person has the right to acquire stock within sixty (60) days or has or shares the power to vote the stock or to sell it. Accordingly, some of the shares reported as beneficially owned in this table may actually be held by other persons or organizations. Those other persons and organizations are described in the reports filed with the SEC.

(b)

The Vanguard Group reported such beneficial ownership to the SEC on its Schedule 13G/A as of February 12, 2020 and stated that, as an investment advisor, it beneficially owned the number of shares referred to above. This Schedule stated that it had sole power to vote 163,873 shares of the Company’s common stock, shared power to vote 32,216 shares, sole power to dispose or direct the disposition of 13,155,426 shares, and shared power to dispose or direct the disposition of 185,357 shares.

(c)

Qatar Investment Authority, a citizen of Qatar, reported such beneficial ownership to the SEC on its Schedule 13G/A as of September 14, 2017 and stated that it had sole voting and disposition power with respect to all such shares.

(d)

Blackrock, Inc. reported such beneficial ownership to the SEC on its Schedule 13G/A as of February 6, 2020 and stated that, as a parent holding company of the subsidiaries identified in that Schedule, it beneficially owned the number of shares referred to above. This Schedule stated that Blackrock, Inc. had sole power to vote 6,600,308 shares of the Company’s common stock and sole power to dispose or direct the disposition of 7,847,227 shares.

OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the number of shares of our common stock beneficially owned as of November 22, 2020 by: each of our directors; our principal executive officer and principal financial officer; the three next most highly compensated executive officers of the Company at the end of our fiscal year ended January 31, 2020; and all of our directors and executive officers on November 22, 2020 as a group. In the notes to the table below, “Vested Stock Options” refer to stock options that are exercisable as of November 22, 2020 or will become exercisable within sixty (60) days as of that date.

Name	Amount and Nature of Beneficial Ownership		Percentage of Class(a)
Directors
Alessandro Bogliolo (CEO)	39,372		*
Rose Marie Bravo	42,233	(b)	*
Hafize Gaye Erkan	5,807	(c)	*
Roger N. Farah	44,634	(d)	*
Jane Hertzmark Hudis	5,807	(e)	*
Abby F. Kohnstamm	55,912	(f)	*
James E. Lillie	38,671	(g)	*
William A. Shutzer	355,769	(h)	*
Robert S. Singer	42,202	(i)	*
Annie Young-Scrivner	9,143	(j)	*
Executive Officers
Mark J. Erceg (CFO)	144,053	(k)	*
Philippe Galtie	36,609		*
Leigh M. Harlan	37,033	(l)	*
Daniella Vitale	—		*
All executive officers and directors as a group (17 persons):	904,981	(m)	*

(a)	An asterisk (*) is used to indicate less than 1% of the class outstanding.
(b)	Includes 34,373 shares issuable upon the exercise of Vested Stock Options.
(c)	Includes 4,951 shares issuable upon the exercise of Vested Stock Options.
(d)	Includes 24,633 shares issuable upon the exercise of Vested Stock Options and 10,000 shares held in a family trust.
(e)	Includes 4,951 shares issuable upon the exercise of Vested Stock Options.
(f)	Includes 34,373 shares issuable upon the exercise of Vested Stock Options.
(g)	Includes 15,026 shares issuable upon the exercise of Vested Stock Options.
(h)

Includes 34,373 shares issuable upon the exercise of Vested Stock Options; 107,250 shares held by KJC Ltd. of which Mr. Shutzer is the sole general partner and of which three of his adult children are limited partners; and 32,210 shares held in trust for one adult child of which trust Mr. Shutzer’s wife is sole trustee. Mr. Shutzer disclaims beneficial ownership of Company shares held by KJC Ltd. and shares held in the aforementioned trust.

(i)	Includes 31,896 shares issuable upon the exercise of Vested Stock Options.
(j)	Includes 8,277 shares issuable upon the exercise of Vested Stock Options.
(k)	Includes 73,914 shares issuable upon the exercise of Vested Stock Options.
(l)	Includes 12 shares held in Ms. Harlan’s account under the Tiffany 401(k) Plan.
(m)	Includes 266,767 shares issuable upon the exercise of Vested Stock Options; 2,758 shares held in accounts under the Tiffany 401(k) Plan; and three shares in the Tiffany Employee Stock Purchase Plan.

APPRAISAL RIGHTS

If the merger is completed, the Company’s stockholders who do not vote in favor of the merger proposal and who properly demand appraisal of their shares of our common stock, and otherwise comply with the requirements for perfecting and preserving appraisal rights, will be entitled to appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the “fair value” of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the consideration (i.e., $131.50 per share, without any interest, less any required withholding taxes, pursuant to the merger agreement) that you would otherwise be entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who do not vote in favor of the merger proposal and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to such appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, a company must notify each of its stockholders who were stockholders of record on the record date for notice of such meeting, with respect to shares for which appraisal rights are available, not less than twenty (20) days before the meeting to vote on the merger agreement, that appraisal rights are available. A copy of Section 262 of the DGCL must be included with the notice.

This proxy statement constitutes the Company’s notice pursuant to Section 262 of the DGCL to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex D, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D. Failure to strictly comply, timely and properly, with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, the Company encourages stockholders considering exercising such rights to seek the advice of financial and legal counsel.

If you wish to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: (i) you must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken on the merger proposal at the special meeting, which written demand must reasonably inform us of the identity of the stockholder of record of shares of our common stock who intends to demand appraisal of his, her or its shares of our common stock (provided that if you do not hold record ownership of your shares, such demand must be made by or on behalf of the record holder thereof); (ii) you must hold your shares of our common stock from the date of making such demand through the date on which the effective time occurs (the “effective date”); (iii) you must not vote or submit a proxy in favor of, or consent in writing to, the merger proposal with respect to your shares of our common stock for which you intend to demand appraisal; and (iv) you or any other stockholder or beneficial owner of shares of our common stock entitled to appraisal in connection with the merger must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock of all such stockholders within one hundred and twenty (120) days after the effective date. The Company, as the surviving corporation to the merger, is under no obligation to file any such petition and has no present intent of doing so. Accordingly, it is your obligation to initiate all necessary action to perfect your appraisal rights in respect of your shares of our common stock within the time prescribed in Section 262 of the DGCL.

If any of these conditions is not satisfied with respect to any of your shares of our common stock and the merger is completed, you will be entitled to receive the per share merger consideration for such shares of our common stock as provided in the merger agreement, but you will not have appraisal rights with respect to such shares of our common stock. A proxy with respect to any such shares that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, result in the loss of the stockholder’s right of appraisal with respect to such shares and nullify any previously delivered written demand for appraisal in respect thereof. Therefore, a stockholder who submits a proxy for his, her or its shares of our common stock and who wishes to exercise appraisal rights with respect to such shares must either revoke such proxy, submit a later-dated proxy with respect to such shares containing instructions to vote “AGAINST” the merger proposal or “ABSTAIN” from voting on the merger proposal or attend the special meeting virtually and vote in person “AGAINST” the merger proposal or “ABSTAIN” from voting on the merger proposal with respect to such shares. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal.

All demands for appraisal (i) should be addressed to the Corporate Secretary at 200 Fifth Avenue, New York, New York 10010, Attn: Corporate Secretary (Legal Department), or sent via electronic mail to legal@tiffany.com, (ii) must be delivered to the Company before the vote is taken on the merger proposal at the special meeting, and (iii) must be executed by, or on behalf of, the applicable stockholder of record of the shares of our common stock for which appraisal is sought. The demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the fair value of his, her or its shares of our common stock. A stockholder’s failure to deliver to the Company the written demand for appraisal prior to the taking of the vote on the merger proposal at the special meeting will result in the loss of appraisal rights.

Only a stockholder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name on the date the written demand for appraisal is made. Accordingly, to be effective, a demand for appraisal by a holder of our common stock must be made by, or on behalf of, the stockholder of record. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand should state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she is not also the stockholder of record of such shares of our common stock. If the beneficial owner is not the stockholder of record of such shares, the beneficial holder must have the applicable stockholder of record, such as a bank, broker or other nominee, submit the required demand in respect of those shares of our common stock. If you hold your shares of our common stock through a bank, broker, the Tiffany 401(k) Plan or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, broker, Tiffany 401(k) Plan trustee or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the stockholder or stockholders of record and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the stockholder or stockholders of record. A stockholder of record, such as a bank, broker or other nominee, who holds shares of our common stock as a nominee for others may exercise his or her right of appraisal with respect to such shares of our common stock held for one or more beneficial owners, while not exercising this right with respect to shares of our common stock held for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the stockholder of record. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record owner.

Within ten (10) days after the effective date, the Company, as the surviving corporation in the merger, must give notice of the effective date to each of the Company’s stockholders of record who has complied with Section 262 of the DGCL and who did not vote in favor of the merger proposal. At any time within sixty (60) days after the effective date, any stockholder who has demanded an appraisal but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the per share merger consideration in accordance with the terms of the merger agreement for that holder’s shares of our common stock by delivering to the Company, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective date will require written approval of the Company, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided that the foregoing will not affect the right of any stockholder that has made an appraisal demand but that has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the per share merger consideration, without interest, less any required withholding taxes, pursuant to the merger agreement within sixty (60) days after the effective date. If the Company, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand for appraisal within sixty (60) days after the effective date, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the per share merger consideration, that such stockholders would otherwise be entitled to receive in accordance with the terms of the merger agreement.

Within one hundred and twenty (120) days after the effective date, but not thereafter, either the Company, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the Company, as the surviving corporation. The Company, as the surviving corporation, has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262 of the DGCL, and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within one hundred and twenty (120) days after the effective date, any holder of dissenting shares will be entitled to receive from the Company, as the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after such written request has been received by Company, as the surviving corporation, or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder of record or beneficial owner, the stockholder of record or beneficial owner must deliver a copy of the petition to Company, as the surviving corporation, and the Company will then be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal and the Company, as the surviving corporation, from the Delaware Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Additionally, and notwithstanding anything herein to the contrary, because our common stock will have been publicly listed on the NYSE, the Delaware Court of Chancery is required under Section 262 of the DGCL to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of our common stock or (2) the per share merger consideration in respect of such total number of shares of common stock exceeds $1 million.

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares of our common stock in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceedings, the Delaware Court of Chancery will determine the “fair value” of our common stock as of the effective date after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceedings, if the Delaware Court of Chancery so determines, by the Company, as the surviving corporation, to the stockholders entitled to receive the same, upon surrender by those stockholders of the certificates representing their shares of our common stock or, in the case of holders of uncertificated shares of our common stock, forthwith. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date and the date of payment of the judgment. Notwithstanding anything herein to the contrary, at any time before the entry of judgment in the proceedings, the Company, as the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to “fair value” under Section 262 of the DGCL. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of

Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the per share merger consideration that stockholders would otherwise be entitled to receive in accordance with the terms of the merger agreement. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the per share merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each stockholder party to the appraisal proceeding is responsible for its own attorneys’ fees and expert witnesses’ fees and expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the effective time. If no petition for appraisal is filed within one hundred and twenty (120) days after the effective date, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of our common stock will be deemed to have been automatically canceled, ceased to exist, and converted at the effective time into the right to receive the per share merger consideration, without interest, less any applicable withholding taxes, pursuant to the merger agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of our common stock who desires such a petition to be filed is advised to file it on a timely basis. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the per share merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights are encouraged to consult their legal and financial advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

DELISTING AND DEREGISTRATION OF OUR COMMON STOCK

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the special meeting, as deemed by them to be in the best interest of our company and our stockholders.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokers that hold your shares have delivered only one proxy statement to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

A stockholder who wishes to receive a separate copy of the proxy statement may obtain one, without charge, by addressing a request to Tiffany & Co., 200 Fifth Avenue, 14th floor, New York, New York 10010, by calling 212-230-5302 or by sending an email to legal@tiffany.com. You may also obtain a copy of the proxy statement from the Company’s website www.tiffany.com, by clicking “Investors” and selecting “Financials.”

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, the Company will have no public stockholders, and there will be no public participation in any future meeting of stockholders. However, if the merger is not consummated, the Company will remain an independent public company and our stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is consummated early in the calendar year 2021, as is currently anticipated, the Company does not expect to hold an annual meeting of stockholders for the fiscal year ending January 31, 2021 (the “2021 annual meeting”).

If the 2021 annual meeting is to be held and you wish to nominate a candidate for election as a director to be included in the Company’s proxy statement for our 2021 annual meeting, we must receive notice of such nomination no earlier than November 21, 2020 and no later than December 21, 2020. If you wish to submit a proposal of other business to be included in the Company’s proxy statement for our 2021 annual meeting, we must receive such proposal no later than December 21, 2020. Proposals should be sent to the Company at 200 Fifth Avenue, New York, New York 10010 to the attention of the Corporate Secretary (Legal Department).

If the 2021 annual meeting is to be held and you wish to nominate a candidate for election as a director at the 2021 annual meeting or propose other business for consideration at the 2021 annual meeting, but do not intend for such nomination or proposal to be included in the Company’s proxy statement for the 2021 annual meeting, written notice complying with the requirements set forth in our By-laws generally must be delivered to the Company at 200 Fifth Avenue, New York, New York 10010 to the attention of the Corporate Secretary (Legal Department), not later than 90 days, and not earlier than 120 days, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2021 annual meeting, but not intended to be included in the Company’s proxy statement, must be received by the Company no earlier than February 1, 2021 and no later than March 3, 2021.

Except as required by applicable law, the Company will consider only proposals that are received by the Company within the applicable time frames set forth above, and that meet the applicable requirements of the SEC and our By-laws.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review the Company’s SEC filings on its website at https://investor.tiffany.com/financial-information or obtain copies of such filings by writing to the Corporate Secretary at 200 Fifth Avenue, New York, New York 10010, Attn: Corporate Secretary (Legal Department). Information included on the Company’s website is not, and will not be deemed to be, a part of this proxy statement or incorporated into this or any other filing with the SEC.

The SEC allows the Company to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents described below that the Company has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about the Company and its financial condition.

The following documents listed below that the Company has previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K, for the fiscal year ended January 31, 2020, filed with the SEC on March 20, 2020;

•

Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2020, filed with the SEC on June  9, 2020; Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2020, filed with the SEC on August 27, 2020; and Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2020, filed with the SEC on November 24, 2020; and

•

Current Report on Form  8-K filed with the SEC on March  31, 2020; Amended Current Report on Form 8-K/A filed with the SEC on April 7, 2020; Current Report on Form 8-K filed with the SEC on June 3, 2020; Current Report on Form 8-K filed with the SEC on August 25, 2020; Current Report on Form 8-K filed with the SEC on September 9, 2020; Current Report on Form 8-K filed with the SEC on September 17, 2020; Current Report on Form 8-K filed with the SEC on September 22, 2020; Current Report on Form 8-K filed with the SEC on September 29, 2020; and Current Report on Form 8-K filed with the SEC on October 29, 2020.

All documents that the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, will also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s public reference room or the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from the Company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the Company at the following address:

Corporate Secretary (Legal Department)

Tiffany & Co.

200 Fifth Avenue

New York, New York 10010

Telephone: 212-755-8000

Email: legal@tiffany.com

If you would like to request documents, please do so by December 16, 2020 to receive them before the special meeting. If you request any incorporated documents, the Company will strive to mail them to you by first-class mail, or another equally prompt means, within one (1) business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares at the special meeting. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated November 27, 2020. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

TIFFANY & CO.,

LVMH MOËT HENNESSY-LOUIS VUITTON SE,

BREAKFAST HOLDINGS ACQUISITION CORP.

and

BREAKFAST ACQUISITION CORP.

Dated as of October 28, 2020

A-ii

A-iii

A-iv

INDEX OF DEFINED TERMS

Acquisition Proposal	1.1
Affiliate	1.1
Agreement	Preamble
Alternative Acquisition Agreement	1.1
Antitrust Law	1.1
Applicable Date	1.1
Audit Committee	1.1
Bankruptcy and Equity Exception	1.1
Book-Entry Share	1.1
Business Day	1.1
Cancelled Shares	4.1(b)
Capitalization Date	5.2(a)
Certificate	1.1
Certificate of Merger	1.1
CFIUS	1.1
CFIUS Approval	1.1
Change of Recommendation	1.1
Chosen Courts	1.1
Closing	2.2
Closing Date	2.2
Code	1.1
Collective Bargaining Agreement	5.13(a)
Committee	4
Company	Preamble
Company Approvals	5.4(a)
Company Benefit Plan	1.1
Company Board	1.1
Company Bylaws	1.1
Company Charter	1.1
Company Debt	1.1
Company Disclosure Letter	1.1
Company Equity Awards	1.1
Company ERISA Affiliate	1.1
Company IT Systems	1.1
Company Material Contract	1.1
Company Note Offers and Consent Solicitations	79
Company Option	1.1
Company Option Consideration	4.3(a)
Company Preferred Stock	1.1
Company Property	1.1
Company PSU	1.1
Company PSU Consideration	4.3(b)
Company Qualified Plan	7.9(c)
Company Recommendation	5.3(b)
Company Related Parties	9.5(c)
Company Reports	1.1
Company RSU	1.1
Company RSU Consideration	4.3(c)
Company Stockholders Meeting	1.1

Company Termination Fee	9.5(b)
Confidentiality Agreement	1.1
Consent Solicitations	79
Continuing Employees	1.1
Contract	1.1
Copyright	1.1
Credit Agreements	1.1
D&O Insurance	7.10(b)
DAC6	5.15(k)
DGCL	Preamble
Disclosed Contract	5.11(b)
Dissenting Shares	4.1(d)
DPA	1.1
Effect	1.1
Effective Time	1.1
Eligible Shares	1.1
Employee	1.1
Encumber	1.1
Encumbrance	1.1
Environmental Claim	1.1
Environmental Law	1.1
Equity Plans	1.1
ERISA	1.1
ERISA Plans	1.1
Exchange Act	1.1
Exchange Fund	4.2(a)(ii)
Excluded Shares	1.1
Existing Indebtedness Payoff Amount	7.11
Export and Sanctions Regulations	1.1
FCPA	1.1
Filed Company Contract	5.11(a)
Financing	7.15(a)
Financing Sources	1.1
GAAP	1.1
GDPR	1.1
Governmental Authorization	1.1
Governmental Entity	1.1
Hazardous Substance	1.1
Holding	Preamble
HSR Act	1.1
Indebtedness	1.1
Indemnified Parties	1.1
Initial Notice	7.3(d)(ii)
Insurance Policies	1.1
Intellectual Property Rights	1.1
Intervening Event	1.1
IRS	1.1
Key Marks	1.1
Knowledge	1.1
Law	1.1

A-v

Material Adverse Effect	1.1
Material Suppliers	5.11(b)(xiii)
Merger	Preamble
Merger Sub	Preamble
Multiemployer Plans	1.1
New Plans	7.9(b)
Non-U.S. Company Benefit Plan	1.1
NYSE	1.1
OFAC	1.1
Offers to Exchange	79
Offers to Exchange”	79
Offers to Purchase	79
Old Plans	7.9(b)
Order	1.1
Ordinary Course of Business	1.1
Organizational Documents	1.1
Other Anti-Bribery Laws	1.1
Outside Date	9.2(a)
Owned Real Property	5.16(a)
Parent	Preamble
Parent Approvals	6.4(a)
Parent Board	1.1
Parent Disclosure Letter	VI
Parent Qualified Plan	7.9(c)
Parties	Preamble
Party	Preamble
Patents	1.1
Paying Agent	4.2(a)(i)
Per Share Merger Consideration	Preamble
Permitted Confidentiality Agreement	7.3(b)(i)
Permitted Encumbrances	1.1
Person	1.1
Personal Information	1.1

Privacy Laws	1.1
Privacy Obligations	1.1
Proceeding	1.1
Proxy Statement	7.4(a)(i)
Proxy Statement Clearance Date	7.4(a)(iv)
Real Property Leases	5.16(a)
Record Date	7.4(a)(iv)
Release	1.1
Representative	1.1
Requisite Company Vote	1.1
Sanctioned Person	1.1
Sarbanes-Oxley Act	1.1
SEC	1.1
Securities Act	1.1
Senior Unsecured Notes	1.1
Share	Preamble
Software	1.1
Subsidiary	1.1
Superior Proposal	1.1
Surviving Corporation	2.1
Tail Period	1.1
Takeover Statute	1.1
Tax Returns	1.1
Taxes	1.1
Taxing Authority	1.1
Third-Party Data	1.1
Trade Secrets	1.1
Trademarks	1.1
Transaction Litigation	7.14
Transfer Taxes	1.1
U.S. Company Benefit Plan	1.1
United States	1.2(c)(xii)
Wholly Owned Subsidiary	1.1
Willful Breach	1.1

A-vi

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 28, 2020, is entered into by and among Tiffany & Co., a Delaware corporation (the “Company”), LVMH Moët Hennessy-Louis Vuitton SE, a societas Europaea (European company) organized under the laws of France (“Parent”), Breakfast Holdings Acquisition Corp., a Delaware corporation and a Wholly Owned Subsidiary of Parent (“Holding”), and Breakfast Acquisition Corp., a Delaware corporation and a Wholly Owned Subsidiary of Holding (“Merger Sub” and, together with the Company, Holding and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of November 24, 2019 (the “Original Signing Date”);

WHEREAS, the Parties desire to amend and restate the Original Merger Agreement in its entirety on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties intend to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each share of the Company’s common stock, par value $0.01 per share (“Share”), shall be converted into the right to receive $131.50 in cash, without interest and less any required withholding Taxes (such amount, the “Per Share Merger Consideration”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger, (c) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders Meeting and (d) resolved to recommend that this Agreement be adopted by the holders of Shares;

WHEREAS, the Parent Board has unanimously (a) determined that it is in the best corporate interests (i.e., “intérêt social,” as defined under the laws of France applicable to Parent) of Parent (including the best interests of its stakeholders), and declared it advisable to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger, and (b) approved the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement by Merger Sub and the consummation of the transactions contemplated by this Agreement, including the Merger and (c) resolved to recommend that this Agreement be adopted by Holding as the sole stockholder of Merger Sub;

WHEREAS, Holding, as the sole stockholder of Merger Sub, shall (a) approve the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (b) adopt this Agreement, in each case, substantially concurrently with (but deemed to occur a moment thereafter) the execution and delivery of this Agreement by each of the Parties;

WHEREAS, the Existing Competition Clearances (as hereinafter defined) have been obtained;

WHEREAS, the Parties are each a party to the action titled Tiffany & Co., v. LBMH Moët Hennessy-Louis

Vuitton SE; Breakfast Holdings, Acquisition Corp., and Breakfast Acquisition Corp., C.A. No. 2020-0768-JRS (the “Merger Litigation”) and, immediately after execution of this Agreement, the Merger Litigation parties will enter into a settlement of that action on the terms set forth in the Settlement Agreement attached here to as Exhibit A hereto (the “Settlement Agreement”);

WHEREAS, the Settlement Agreement provides, among other things, that each Party shall dismiss all claims that it brought in the Merger Litigation with prejudice and agrees to a stipulated order of dismissal that dismisses all claims asserted by the Parties with prejudice; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION AND CONSTRUCTION

1.1 Definitions. For the purposes of this Agreement, except as otherwise specifically provided herein, the following terms have meanings set forth in this Section 1.1:

“Acquisition Proposal” means any (a) proposal, offer, inquiry or indication of interest (whether in writing or otherwise) relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, asset purchase, extraordinary dividend, business combination or similar transaction involving the Company or any of its Subsidiaries or (b) direct or indirect acquisition (whether by tender offer, share purchase, share exchange or other manner) in a single transaction or a series of related transactions by any Person or group (as defined under Section 13 of the Exchange Act), or any proposal, offer, inquiry or indication of interest with respect to any such direct or indirect acquisition, which, in each case of (a) or (b), if consummated would result in any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, fifteen percent (15%) or more (i) measured by either voting power or value, of the Shares and other equity and voting interests in the Company (or any class thereof) or (ii) of the revenue, net income, EBITDA or assets of the Company and its Subsidiaries (taken as a whole), in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person who is an “affiliate” of such Person within the meaning of Rule 405 promulgated under the Securities Act.

“Alternative Acquisition Agreement” means any Contract, letter of intent, memorandum of understanding, agreement in principle, term sheet, acquisition agreement, merger agreement, arrangement agreement, option agreement, joint venture agreement, partnership agreement, share purchase agreement, asset purchase agreement, share exchange agreement, lease agreement or other similar document, agreement or instrument (other than a Permitted Confidentiality Agreement) from any person (other than Parent and its Subsidiaries) relating to, providing for or contemplating, whether in a single transaction or series of related transactions, any Acquisition Proposal or requiring the Company (or that would require the Company) to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by this Agreement.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act, Council Regulation 139/2004 of the European Union and all other U.S.

or non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment, in any case that are applicable to the Merger.

“Applicable Date” means February 1, 2017.

“Audit Committee” means the audit committee of the Company Board.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Book-Entry Share” means each book-entry account formerly representing any non-certificated Eligible Shares.

“Business Day” means any day ending at 11:59 p.m. (New York time) other than (a) a Saturday or Sunday, (b) a day on which banks in New York, New York, Paris, France or London, England are, or the Secretary of State of the State of Delaware is, required by Law to be closed or (c) any day on which the principal office of the SEC in Washington D.C. is not open to accept filings.

“Certificate” means each certificate formerly representing any of the Eligible Shares.

“Certificate of Merger” means a certificate of merger with respect to the Merger executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL.

“CFIUS” means the Committee on Foreign Investment in the United States, and each member agency thereof acting in such capacity.

“CFIUS Approval” means the Parties shall have received (a) a written notice issued by CFIUS stating that CFIUS has concluded that the Merger is not a “covered transaction” and not subject to review under applicable Law, (b) a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the Merger, and has concluded all action under the DPA or (c) either (i) the President of the United States shall have notified the Parties of his determination not to use his powers pursuant to the DPA to unwind, suspend, condition or prohibit the consummation of the Merger or (ii) the period allotted for presidential action under the DPA shall have passed without any determination by the President.

“Change of Recommendation” means any of the actions set forth in clauses (A) through (G) of Section 7.3(d)(i).

“Chosen Courts” means the Court of Chancery of the State of Delaware or, if such court finds it lacks subject matter jurisdiction, the U.S. District Court for the District of Delaware (or if jurisdiction is not then available in the U.S. District Court for the District of Delaware (but only in such event), then in any Delaware State court sitting in New Castle County) or any appellate court of any such courts.

“Code” means the Internal Revenue Code of 1986.

“Committee” means a committee composed of Alessandro Bogliolo and Antonio Belloni (the “Key Committee Members”) and up to two (2) additional Representatives of the Company and the Parent, respectively, with each Key Committee Member being permitted, but not required, to select one (1) such additional Representative subject to the reasonable approval of the other Key Committee Member.

“Company Benefit Plan” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) each other employment agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, benefit programs, benefit agreements, benefit Contracts, benefit policies or benefit arrangements (whether or not in writing), other than any plan to which the Company or any Subsidiary contributes (or has an obligation to contribute) pursuant to applicable Law and that is sponsored or maintained by a Governmental Entity, in each case, (i) which is sponsored, maintained or contributed to for the benefit of or relating to any current or former director, officer or employee of the Company or any its Subsidiaries or (ii) with respect to which the Company, any of its Subsidiaries or any of their Company ERISA Affiliates has or may have any liability.

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the Restated Bylaws of the Company (as last amended on November 24, 2019).

“Company Charter” means the Restated Certificate of Incorporation of the Company (as last restated on May 16, 1996, and subsequently amended on May 20, 1999 and May 18, 2000).

“Company Debt” means the Credit Agreements and the Senior Unsecured Notes.

“Company Disclosure Letter” means the confidential disclosure letter delivered to Parent, Holding and Merger Sub by the Company prior to or concurrently with the execution and delivery of this Agreement.

“Company Equity Awards” means, collectively, Company Options, Company PSUs, and Company RSUs.

“Company ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Company IT Systems” means computers, computer systems, workstations, networks, servers, routers, hubs, circuits, switches, data communications lines, hardware, Software, databases and all other equipment and systems (including any outsourced systems and processes) used to process, store, maintain and operate data and functions used in connection with the business of the Company and its Subsidiaries, including systems to operate payroll, accounting, billing/receivables, payables, inventory, asset tracking, customer service and human resources functions.

“Company Material Contract” means any Filed Company Contract or Disclosed Contract.

“Company Option” means any option to purchase Shares under any Equity Plan.

“Company Preferred Stock” means the shares of preferred stock, par value $0.01 per share, of the Company.

“Company Property” means all Owned Real Property and all Real Property Leases.

“Company PSU” means a performance stock unit granted pursuant to any Equity Plan that vests on the basis of time and the achievement of performance and pursuant to which the holder has a right to receive Shares or cash following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company Reports” means the reports, forms, statements, certifications and documents required to be filed with or furnished by the Company to the SEC pursuant to the Exchange Act or the Securities Act since the

Applicable Date, and publicly filed or furnished, including publicly filed or furnished notes, exhibits, financial statements and schedules thereto and all other information incorporated therein by reference and any amendments and supplements thereto and those forms, statements, certifications, reports and documents publicly filed with or furnished to the SEC by the Company subsequent to the date of this Agreement, including publicly filed or furnished notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto.

“Company RSU” means a restricted stock unit granted pursuant to any Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive Shares or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company Stockholders Meeting” means the meeting of stockholders of the Company to be held to vote on the adoption of the Agreement, including any postponement or adjournment thereof.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of November 19, 2019, by and between the Company and Parent (together with any amendments, modifications or addenda thereto).

“Continuing Employees” means the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or its Subsidiaries.

“Contract” means any contract, subcontract, agreement, lease, license, sublicense, note, bond, loan, mortgage, indenture, consent, settlement, concession, conditional sales contract, purchase order, sales order, delivery order, task order, franchise, commitment or other instrument or obligation (whether written or oral), other than a Company Benefit Plan.

“Copyright” means any copyright and any other copyrightable subject matter, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“COVID-19 Measures” means (a) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order or recommendations of a Governmental Entity, or policy or recommendation of any landlord, mall, airport or department store, or (b) any commercially reasonable measures adopted by the Company or any of its Subsidiaries (i) for the protection of the health and safety of the Company’s employees, customers, vendors, service providers or any other persons who physically interact with representatives of the Company or visit any location over which the Company exercises any control, (ii) to preserve the assets utilized in connection with the business of the Company and its Subsidiaries or (iii) otherwise substantially consistent with actions taken by Parent or any of its Subsidiaries or others in the industries and geographic regions in which affected businesses of the Company and its Subsidiaries operate, in each case in connection with or in response to the COVID-19 pandemic or any other global or regional health event, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Credit Agreements” mean the Five Year Credit Agreement, dated as of October 25, 2018, by and among the Company and each other Subsidiary of the Company that is a borrower and is a signatory thereto and MUFG Bank, Ltd., as administrative agent, and various lenders party thereto and the Facility Agreement, dated as of June 24, 2019, by and among Tiffany & Co. (Shanghai) Commercial Company Limited, Bank of America, N.A., Shanghai Branch as coordinator, mandated lead arranger, bookrunner and facility agent and certain other banks and financial institutions party thereto as original lenders (each, together with any amendments, modifications or addendums from time to time thereto).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800 and 801.

“Effective Time” means the date and time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL.

“Eligible Shares” means each Share issued and outstanding immediately prior to the Effective Time other than the Excluded Shares.

“Employee” means each officer or employee who, as of immediately prior to the Effective Time, is employed by the Company and its Subsidiaries.

“Encumbrance” means any pledge, lien, charge, option, hypothecation, mortgage, deed of trust, right of first offer, right of first refusal, lease, sub-lease, easement, encroachment, preemptive right, community property interest, security interest, adverse right or claim, ownership interest of other Persons, claim, prior assignment, other rights and interests of record or otherwise, or any other encumbrance of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same), excluding, in all cases, transfer or assignment restrictions imposed by applicable securities Laws (and any action of correlative meaning, to “Encumber”).

“Environmental Claim” means any Proceeding or Order alleging liability under or noncompliance with or violation of any Environmental Law.

“Environmental Law” means any Law concerning: (a) the pollution or protection of the environment, natural resources or human health and safety as it relates to any Hazardous Substance; or (b) the generation, manufacture, processing, distribution, handling, use, storage, treatment, transportation, disposal, Release or threatened Release of or exposure to any Hazardous Substance, but excluding, for the avoidance of doubt, any Law specifically concerning products liability.

“Equity Plans” means, collectively, the (a) 2014 Employee Incentive Plan, (b) 2005 Employee Incentive Plan, (c) 2017 Directors Equity Compensation Plan, and (d) the 2008 Directors Equity Compensation Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” means “employee benefit plans” within the meaning of Section 3(3) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Competition Clearances” means the authorizations, consents, orders, approvals or waivers obtained from the European Union (European Commission), Canada (Competition Bureau), China (State Administration for Market Supervision), Japan (Japan Fair Trade Commission), Mexico (Comisión Federal de Competencia Económica), Russia (Federal Antimonopoly Service), South Korea (Korea Fair Trade Commission), Australia (Foreign Investment Review Board and Australian Competition and Consumer Commission) and Taiwan (Fair Trade Commission) with respect to the Merger under the applicable Laws of the foregoing jurisdictions, respectively.

“Excluded Shares” means, collectively, the Cancelled Shares and the Dissenting Shares.

“Export and Sanctions Regulations” means all applicable trade embargoes or economic or financial sanctions, antiboycott Laws, and export control Laws in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations, U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including OFAC’s Specially Designated Nationals and Blocked Persons List, and the U.S. Department of State, and economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United Nations Security Council, the European Union, or her Majesty’s Treasury of the United Kingdom.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Financing Sources” means the Persons (if any) that have committed to provide the Financing pursuant to any commitment letter, definitive financing agreement or otherwise and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in the Financing and their successors and assigns (in each case where Parent has notified the Company that such commitment letter or other agreement has been entered into and has identified to the Company the applicable Person (or Persons) that has committed to provide the Financing under such commitment letter or other agreement).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authorization” shall mean any permit, license, certification, franchise, certificate, approval, consent, commission, order, permission, variance, clearance, registration, qualification, exemption or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity.

“Governmental Entity” means any federal, national, state, provincial or local, whether domestic or foreign, government, any department or agency thereof or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory or licensing authority, bureau, board, judicial or arbitral body, department, political subdivision, tribunal or instrumentality, whether domestic, foreign or supranational or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority or government sponsored enterprise.

“Hazardous Substance” means (a) any substance, material or waste that is listed, defined, regulated, classified or otherwise characterized as “hazardous,” “toxic,” “radioactive,” “pollutant” or “contaminant” or terms of similar meaning or effect under any Environmental Law and (b) petroleum or its by-products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), radon, mold, fungi and other substances, including related precursors and breakdown products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (a) for borrowed money, whether current or funded, fixed or contingent, secured or unsecured (including deposits or advances of any kind to such Person), (b) evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment but excluding said obligations of such Person incurred in the Ordinary Course of Business), (d) for capitalized leases (as determined in accordance with GAAP) with respect to which such Person is the lessee, (e) pursuant to securitization or factoring programs or arrangements, (f) arising out of swaps, options, forward sales contracts, derivatives and other hedging, cap, collar or futures Contracts, financial instruments or arrangements, (g) letters of credit, performance bonds, bank guarantees, keepwells, and other similar Contracts or arrangements entered into by or on behalf of such Person or (h) pursuant to direct or indirect guarantees and arrangements having the economic effect of a guarantee (other than a clearing house guarantee) of any obligation or undertaking of any other Person contemplated by the foregoing clauses (a) through (h) of this definition (other than solely between or among any of Parent and its Wholly Owned Subsidiaries or solely between or among the Company and its Wholly Owned Subsidiaries), in each case including all principal, interest, penalties, fees, “make-whole” amounts, damages, reimbursements, costs of unwinding and other payments or liabilities due with respect thereto.

“Indemnified Parties” means, collectively, each present and former (determined as of the Effective Time) director or officer of the Company or any of its Subsidiaries (or other individuals performing similar functions), in each case, when acting in such capacity or in serving as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a Company Benefit Plan, at the request or benefit of the Company or any of its Subsidiaries, together with such individual’s respective heirs, executors or administrators.

“Insurance Policies” means any fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies, including any reinsurance policies and self-insurance programs and arrangements as well as any fidelity bonds covering the assets, business, equipment, properties, operations, directors, officers and employees of the Company and its Subsidiaries.

“Intellectual Property Rights” means all intellectual property or industrial property rights existing anywhere in the world, including: (a) Patents, (b) Trademarks, (c) Copyrights and rights in Software, (d) product designs and industrial designs, including registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (e) database rights and rights in data and collections of data, (f) Internet domain names, URLs, intellectual property rights in email addresses and social media handles, accounts and other identifiers, (g) rights of publicity and privacy, moral rights and rights of attribution and integrity, (h) Trade Secrets and (i) all rights in the foregoing and in other similar intangible assets, including all common law rights therein and all applications and registrations for the foregoing.

“Intervening Event” means any event, occurrence, fact, condition, change, development, circumstance or effect or cause thereof (“Effect”) occurring or arising after the date of this Agreement that is material to the Company and its Subsidiaries, taken as a whole, and (a) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Company Board), which Effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the time the Requisite Company Vote is obtained and (b) does not in any way involve or relate to (i) an Acquisition Proposal, (ii) any changes in the market price or trading volume of the Company or Parent or the major stock indexes in the U.S. market, (iii) any changes in the Company’s credit ratings, (iv) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or market consensus earnings projections, in each case in and of itself or (v) any changes or conditions generally affecting the economies or the industries in which the Company and its Subsidiaries operate, except to the extent such Effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries (it being understood that with respect to each of the foregoing clauses (i) through (iv) the Effect giving rise or contributing to such change or event may be taken into account when determining whether an Intervening Event has occurred to the extent not otherwise excluded from this definition).

“IRS” means the U.S. Internal Revenue Service.

“Key Marks” means the following Trademarks: TIFFANY, TIFFANY & CO., TIFFANY BLUE BOX, the TIFFANY BLUE BOX design, TIFFANY BLUE® and the color Tiffany Blue.

“Knowledge” or any similar phrase means (a) with respect to the Company, the knowledge of the individuals set forth in Section 1.1 of the Company Disclosure Letter, and (b) with respect to Parent, Holding and Merger Sub, the knowledge of the individuals set forth in Section 1.1 of the Parent Disclosure Letter.

“Law” means any U.S. or non-U.S. federal, state, provincial, local, municipal or other law, statute,

constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or any Order.

“Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) has had or would be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), business operations or results of operations of the Company and its Subsidiaries, taken as a whole or (b) would or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or to perform any of its obligations under this Agreement by the Outside Date; provided, however, in the case of clause (a) no Effect arising out of or resulting from any of the following shall be deemed either alone or in combination to constitute a Material Adverse Effect: (i) changes or conditions generally affecting the industries in which the Company and any of its Subsidiaries operate, (ii) general economic or political conditions (including U.S.-China relations), commodity pricing or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, (iii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (iv) consequences resulting from the execution and delivery of this Agreement and/or the Original Merger Agreement or the public announcement or pendency of the transactions contemplated hereby or thereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers, designers, landlords or partners, (v) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (vi) any change in Law applicable to the Company’s business or GAAP (or authoritative interpretation thereof), (vii) geopolitical conditions, the outbreak or escalation of hostilities (including the Hong Kong protests and the “Yellow Vest” movement), any acts of war (whether or not declared), sabotage (including cyberattacks) or terrorism, or any escalation or worsening of any such acts of hostilities, war, sabotage or terrorism threatened or underway from the date of the Original Merger Agreement through to the date of this Agreement, (viii) any hurricane, tornado, flood, earthquake or other natural disaster, (ix) any actions required to be taken or not taken by the Company or any of its Subsidiaries (other than the Company’s obligations under the first sentence of Section 7.1(a)) pursuant to this Agreement or the Original Merger Agreement, or, with Parent’s prior written consent (whether granted hereunder or pursuant to the Original Merger Agreement), (x) any Effect described in any of the Company Reports filed prior to the date of this Agreement, any written communication delivered by the Company to Parent pursuant to the Original Merger Agreement or discussed in Parent’s filings with the Court of Chancery of the State of Delaware in connection with the Merger Litigation or (xi) any outbreak of a virus, infectious disease, other contagion or public health event (including COVID-19 and any COVID-19 Measures), except, in the case of clauses (i), (ii), (vi), (vii) and (viii) to the extent such Effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries and geographical regions in which affected businesses of the Company and its Subsidiaries operate in respect of the business conducted in such industries and applicable geographical regions.

“Multiemployer Plans” means “multiemployer plans” as defined in Section 3(37) of ERISA.

“Non-U.S. Company Benefit Plan” means a Company Benefit Plan that is maintained primarily for the benefit of Employees outside of the United States.

“NYSE” means the New York Stock Exchange.

“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, the conduct by a Person of the relevant business in the ordinary course, which in the case of the Company or any of its Subsidiaries shall be deemed to include, without limitation, the manner in which the Company and its Subsidiaries have been operating at any time since the Original Signing Date through the date of this Agreement and any COVID-19 Measures taken by the Company and its Subsidiaries following the date of this Agreement.

“Organizational Documents” means with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating, stockholders or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person; and (b) all bylaws and voting agreements to which such Person is a party relating to the organization or governance of such Person.

“Other Anti-Bribery Laws” means, other than the FCPA, all anti-bribery, anti-corruption, anti-money-laundering and similar applicable Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any authorized agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries.

“Parent Board” means the board of directors of Parent.

“Parent Disclosure Letter” means the confidential disclosure letter delivered to the Company by Parent prior to or concurrently with the execution and delivery of this Agreement.

“Patents” means (a) patents and patent applications (including for utility and design patents), and statutory invention registrations, including divisionals, re-issues, re-examinations, continuations, continuations-in-part, revisions, supplementary protection certificates, renewals, extensions and substitutes thereof, and (b) inventions, including the right to file applications and priority rights associated therewith.

“Permitted Encumbrances” means: (a) Encumbrances for current Taxes or other governmental charges not yet due and payable and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business consistent with past practice relating to obligations as to which there is no default on the part of Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established or adequate disclosure has been made on the financial statements included in or incorporated by reference into the Company Reports filed at least two (2) Business Days prior to the date of this Agreement in accordance with GAAP; (c) Encumbrances, whether or not of record, that do not, and would not reasonably be likely to, individually or in the aggregate, materially impair the continued use, operation, marketability or value of the specific parcel of real property to which they relate; (d) other Encumbrances that do not, and would not reasonably be likely to, individually or in the aggregate, materially impair the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (provided, however, that this clause (d) shall not be taken into account as part of the definition of “Permitted Encumbrances” when such term is used in Article VII); (e) Encumbrances arising under or relating to this Agreement or the Original Merger Agreement; (f) licenses, covenants not to sue and similar rights under Intellectual Property Rights incurred not in connection with the borrowing of money or granting of a security interest; (g) Encumbrances that will be released or not in effect as of the Closing and (h) any Encumbrances expressly permitted under the Company Debt.

“Person” means any natural person, corporation (including not-for-profit), partnership (limited or general),

group (as defined under Section 13 of the Exchange Act), limited liability company, company, joint venture, estate, trust, association, organization, Governmental Entity or other legal entity of any kind or nature and any permitted successors or assigns of such person.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information,” “personal data” or “PII”) provided by applicable Law, or by the Company or its Subsidiaries in any of their written and publicly published and posted privacy policies or privacy notices or contractual obligations to customers and other third parties, any information that identifies or could reasonably be used to identify an individual person as well as any information maintained in association with such information where such information would be considered personal information under applicable Law. Personal Information may relate to any individual, including a current, prospective, or former customer, end-user or employee of any Person, and may include information in any form or media, whether paper, electronic, or otherwise.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, transfer (including cross-border) or protection of Personal Information or Company IT Systems, including, as applicable, the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), Health Insurance Portability and Accountability Act (“HIPAA”), Health Information Technology for Economic and Clinical Health Act (HITECH), Genetic Information Nondiscrimination Act (GINA), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (“GDPR”) and any national laws supplementing the GDPR, California’s Shine the Light Law and similar Laws in other jurisdictions, state Laws concerning privacy policies and any and all applicable Laws requiring notification in connection with loss, theft, misuse or unauthorized access, use, modification or disclosure of Personal Information.

“Privacy Obligations” means the publicly published and posted agreements, notices and policies, and any obligations under any Contract to customers and other third parties, in each case, of the Company and any of its Subsidiaries, regarding collection, storage, use, disclosure, transfer or other processing, or the protection, of Personal Information.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, subpoena, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise commenced, brought, conducted or heard by or before or otherwise involving a Governmental Entity.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.

“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other authorized advisor or agent of such person, in each case acting in their capacity as such.

“Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at the Company Stockholders Meeting.

“Sanctioned Person” means one or more Persons that are (a) the subject of any sanctions, (b) located, organized, or resident in, or a government instrumentality of, a country or territory that is the subject of Export and Sanctions Regulations or (c) any entity that is owned or controlled by, or otherwise acting on behalf of, any of the foregoing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Unsecured Notes” means, collectively, any and all outstanding amounts of the Company’s 4.40% Series B Notes due July 2042, 3.80% Senior Notes due October 2024, 4.90% Senior Notes due October 2044 and 0.78% Senior Notes due August 2026.

“Software” means any (a) computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) and all documentation (including user manuals and other training documentation) relating to the foregoing.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural person) of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, other than, with respect to the Company, TCO Reliance India Private Limited.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (with all references to fifteen percent (15%) in the definition of Acquisition Proposal deemed to reference eighty and 1/10th percent (80.1%)) that the Company Board has determined in good faith (after consultation with a financial advisor (of nationally recognized reputation) and outside legal counsel), taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and this Agreement, (a) to be reasonably likely to be consummated in accordance with its terms and (b) would result in a transaction more favorable to the stockholders of the Company (solely in their capacities as such) from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement proposed by Parent pursuant to Section 7.3(d)(ii)); provided that such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of Section 7.3.

“Tail Period” means the six (6) years from and after the Effective Time.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar takeover or anti-takeover statute or any similar Law.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns and other documents and attachments thereto) relating to Taxes or the administration of any Laws relating to Taxes, including any amendment thereof, filed or supplied or required to be filed or supplied to any Taxing Authority.

“Taxes” means (a) federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, profits, license, occupation, windfall profits, premium, alternative or add-on minimum, registration, inventory, franchise, transfer, net income, gross receipts, capital gains, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, social security, unemployment, disability, use, real property, personal property, withholding, excise, estimated taxes, production, value added, ad valorem, occupancy and other taxes, duties or assessments in the nature of a tax, and (b) all interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).

“Taxing Authority” means any Governmental Entity having competent jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Third-Party Data” means any third-party databases, data feeds and data used in connection with the business of the Company and its Subsidiaries.

“Trade Secrets” means (a) any confidential or proprietary information which (i) is not publicly known and (ii) has commercial value because it is secret, and (b) any other trade secrets or confidential or proprietary information under applicable Law, including discoveries, models, methodologies, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer lists.

“Trademarks” means any registered or unregistered trademarks, trade names, business names, corporate names, brand names, brands, designs, trade dress, logos, slogans, identifying indicia, service marks, certification marks, collective marks, d/b/a’s, symbols, and other indicia of origin, including registrations and applications for registration thereof, and all goodwill associated therewith and symbolized thereby, including all renewals of the same.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges.

“U.S. Company Benefit Plan” means each Company Benefit Plan (including any related trusts), other than Multiemployer Plans and Non-U.S. Company Benefit Plan.

“Wholly Owned Subsidiary” means, with respect to any Person, any other Person of which all of the equity or ownership interests of such other Person are directly or indirectly owned or controlled by such first Person.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant (regardless of whether breaching was the object of the act or omission).

1.2 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(b) All Preamble, Recital, Article, Section, Subsection, Company Disclosure Letter, Parent Disclosure Letter and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein and are hereby incorporated in and part of this Agreement as if set forth in full herein.

(c) Unless the context expressly otherwise requires, for purposes of this Agreement:

(i) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);

(ii) the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(iii) words importing the masculine gender shall include the feminine and neutral genders and vice versa;

(iv) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of similar import;

(v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement;

(vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(vii) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP;

(viii) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(ix) the phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement;

(x) all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires;

(xi) references to any Person or Governmental Entity include any successor to such Person or Governmental Entity, as applicable;

(xii) references in this Agreement to the “United States” or abbreviations thereof mean the United States of America and its territories and possessions; and

(xiii) references to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger.

(d) Except as otherwise specifically provided herein or the context expressly otherwise requires, the term “dollars” and the symbol “$” mean United States Dollars and all amounts in this Agreement shall be paid in United States Dollars, and in the event any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than United States Dollars, the United States Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to United States Dollars at the foreign exchange rates published in the Wall Street Journal or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time such amount, cost, fee or expense is paid, and in the event the resulting conversion yields a number that extends beyond two (2) decimal points, rounded to the nearest penny.

(e) Except as otherwise specifically provided herein, to the extent this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party or Parties, such obligation shall be deemed satisfied if (i) such one or more Parties or Representatives thereof made such information or document available in any virtual datarooms established by or on behalf of the Company in connection with the transactions contemplated by this Agreement or otherwise delivered or provided such information or document to such other Party or Parties or its or their Representatives prior to the execution of this Agreement or (ii) such information or document is publicly available prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC to the extent not subject to any redactions or omissions.

(f) Except as otherwise specifically provided herein, (i) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York and (ii) when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days shall refer to calendar days unless Business Days are specified.

(g) Except as otherwise specifically provided herein, (i) all references to any statute or regulation in this Agreement include the rules and regulations promulgated thereunder, and unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and (ii) all references to any Law in this Agreement shall be a reference to such Law as amended, modified, supplemented, re-enacted, consolidated or replaced as of the date of this Agreement.

(h) Except as otherwise specifically provided herein, (i) all references in this Agreement to any Contract, Organizational Document, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached or incorporated thereto and (ii) all references to this Agreement mean this Agreement (taking into account the provisions of Section 10.10(a)) as amended, supplemented or otherwise modified from time to time in accordance with Section 10.4.

(i) Inclusion of any matter or information in a Company Disclosure Letter or a Parent Disclosure Letter shall not be deemed to be an acknowledgement, agreement or admission that any such item or information (or any non-disclosed item or information of comparable or greater significance) is required to be disclosed under this Agreement, constitutes a violation of Law or a breach of Contract, is “material” or that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect. Any capitalized term used in any schedule, the Company Disclosure Letter or the Parent Disclosure Letter, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(j) The Parties agree and acknowledge that they have been represented by counsel during, and have participated jointly in, the negotiation, drafting and execution of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and the Parties irrevocably waive the application of any Law, holding or rule of construction favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1 The Merger. Upon the terms and subject to conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a Wholly Owned Subsidiary of Parent.

2.2 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall be effected by the electronic exchange of signatures by electronic transmission or, if such exchange is not practicable, at a Closing to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001 at 12:00 PM (Eastern Time) on the day no later than the fifth (5th) Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied by action taken at or immediately prior to the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions) or at such other date, time and place (or by means of remote communication) as the

Company and Parent may agree in writing; provided, however, that notwithstanding anything to the contrary set forth in this Agreement, the Closing shall not take place prior to January  7, 2021. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties shall (i) cause the Certificate of Merger to be duly executed and properly filed with the Secretary of State of the State of Delaware as provided under the DGCL and (ii) make any and all other filings, recordings or publications required to be made by the Parties under the DGCL in connection with the Merger. The Merger shall become effective at the Effective Time.

2.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Capitalization Certificate. Five (5) Business Days prior to the Closing, the Company shall deliver a certificate in the form set forth in Section 2.5 of the Company Disclosure Letter, signed on behalf of the Company by an executive officer of the Company certifying as true, as of such date, the number of (i) outstanding Shares, (ii) Shares underlying Company Options, (iii) Shares with respect to Company PSUs and (iv) Shares with respect to Company RSUs.

ARTICLE III

CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1 The Certificate of Incorporation of the Surviving Corporation. At the Effective Time, by virtue of the Merger, the Company Charter shall be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (except (i) the Company’s name shall not be amended, (ii) the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted, and (iii) any provisions required to be included in the certificate of incorporation of the Surviving Corporation pursuant to Section 7.10 shall not be amended, altered or repealed), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended, restated or amended and restated as provided therein or by applicable Law.

3.2 The Bylaws of the Surviving Corporation. At the Effective Time, the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time (except (i) the name of the Company shall remain “Tiffany & Co.”, and (ii) any provisions required to be included in the Bylaws of the Surviving Corporation pursuant to Section 7.10 shall not be amended, altered or repealed) and as so amended shall be the Bylaws of the Surviving Corporation until thereafter amended, restated or amended and restated as provided therein, the Company Charter or by applicable Law.

3.3 Directors of the Surviving Corporation. Subject to applicable Law, the Parties shall take all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation, incapacity or removal, as the case may be.

3.4 Officers of the Surviving Corporation. Except as otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall, from and after the Effective

Time, be the initial officers of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation, incapacity or removal, as the case may be.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or holders of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:

(a) Merger Consideration. Subject to Section 4.2(g), each Eligible Share shall be automatically converted into the right to receive the Per Share Merger Consideration, shall be automatically cancelled and shall cease to exist, and each holder of Eligible Shares represented by a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration in accordance with the terms of this Agreement.

(b) Treatment of Cancelled Shares. Each Share that is owned or held in treasury immediately prior to the Effective Time by the Company or any Wholly Owned Subsidiary of the Company and each Share that is owned immediately prior to the Effective Time by Parent or any Wholly Owned Subsidiary of Parent (including Holding and Merger Sub) shall be automatically cancelled without payment of any consideration therefor and shall cease to exist (collectively, the “Cancelled Shares”).

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and, collectively, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder of record who did not vote in favor of the adoption of this Agreement and is entitled to demand and validly demands appraisal of such Shares pursuant to, and complies in all respects with, Section 262 of the DGCL (any such shares meeting the requirements of this sentence, the “Dissenting Shares”) shall not be converted into the right to receive Per Share Merger Consideration, but instead, at the Effective Time, shall be converted into the right to receive payment of such amounts that are payable in accordance with Section 262 of the DGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares to the extent afforded by Section 262 of the DGCL); provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Per Share Merger Consideration in accordance with the terms of this Agreement. The Company shall give prompt written notice to Parent of any demands received by the Company for the appraisal of any Shares (or written threats thereof), of any withdrawals (purported or otherwise) of such demands and of any other documents or instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL and any alleged dissenters’ rights. Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, and Parent shall not direct the Company to, without the written consent of the Company, make any payment or demand with respect to, or settle or compromise or offer to settle or compromise, any such payment or demand, or agree to do any of the foregoing.

4.2 Exchange of Certificates and Delivery of Merger Consideration.

(a) Deposit of Merger Consideration and Paying Agent.

(i) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as payment agent (the “Paying Agent”) for the payment of the aggregate Per Share Merger Consideration in accordance with the terms of this Agreement.

(ii) At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the aggregate Per Share Merger Consideration payable in respect of the Eligible Shares pursuant to this Section 4.2(a) (such cash, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 4.2(a) except as expressly provided for in this Agreement.

(b) Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the Paying Agent shall invest the Exchange Fund as directed by Parent (after the Effective Time, on behalf of the Surviving Corporation); provided that (i) no such investment shall relieve Parent or the Paying Agent from making (or causing to be made) the payments required by this Article IV, and following any losses below the level required to make prompt cash payments of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly provide (or cause to be provided) additional funds to the Paying Agent for the benefit of the holders of Eligible Shares in the amount required so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments, (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-l or P-l or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $5 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be the sole exclusive property of Parent (or such other Person caused by Parent to deposit the Exchange Fund, as the case may be) and paid to Parent (or such other Person caused by Parent to deposit the Exchange Fund, as the case may be) upon its request (after the Effective Time, on behalf of the Surviving Corporation).

(c) Procedures for Surrender.

(i) As soon as reasonably practicable after the Effective Time (but in any event within five (5) Business Days of the Closing Date), Parent shall cause the Paying Agent to mail or otherwise provide each holder of record of Eligible Shares that are (A) represented by Certificates or (B) Book-Entry Shares notice advising such holders of the effectiveness of the Merger, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(f)) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request), as applicable, such materials to be in such form and have such other provisions as Parent and the Company may reasonably agree and (2) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(f)) or such Book-Entry Shares to the Paying Agent in exchange for the portion of the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 4.1(a).

(ii) Upon surrender to the Paying Agent of Eligible Shares that (A) are represented by Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(f)), together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent in accordance with the terms of the materials and instructions provided by the Paying Agent and (B) are Book-Entry Shares, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case of the foregoing clauses (A) and (B) of this Section 4.2(c)(ii), pursuant to such materials and instructions as contemplated by Section 4.2(c)(i), the holder of the Eligible Shares represented by such Certificate or such Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g), as applicable) equal to the product obtained by multiplying (1) the number of Eligible Shares represented by such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(f)) or such Book-Entry Shares by (2) the Per Share Merger Consideration.

(iii) For the avoidance of doubt, no profit, interest or income will be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable upon the surrender of any Eligible Shares.

(iv) In the event of a transfer of ownership of any Eligible Shares represented by a Certificate that is not registered in the stock transfer books or ledger of the Company or if the consideration payable is to be paid in a name other than that in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, a check for any cash to be exchanged upon due surrender of any such Certificate or Certificates may be issued to such a transferee if the Certificate or Certificates is or are properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Paying Agent. Payment of the applicable portion of the aggregate Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.

(d) Transfers. All Per Share Merger Consideration paid upon the surrender of a Certificate or Book-Entry Share in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to such Eligible Shares formerly represented by such Certificates or Book-Entry Shares. From and after the Effective Time, the stock transfer books or ledger of the Company shall be closed and there shall be no further transfers on the stock transfer books or ledger of the Surviving Corporation of the Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share formerly representing any Eligible Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(e) Termination of Exchange Fund.

(i) Any portion of the Exchange Fund (including the proceeds of any investments thereof (if any)) that remains unclaimed by the holders of Eligible Shares for twelve (12) months from and after the Closing Date shall be delivered to Parent (or such other Person caused by Parent to deposit the Exchange Fund, as the case may be) or the Surviving Corporation, as determined by Parent. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 4.2 shall thereafter look only to the Surviving Corporation as a general creditor thereof for such payments (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) in respect thereof (without any interest thereon).

(ii) Notwithstanding anything to the contrary set forth in this Article IV, none of the Surviving Corporation, Parent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificates or Book-Entry Shares shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any Per Share Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any Per Share Merger Consideration payable in accordance with this Article IV shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in a form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such lost, stolen or destroyed Certificate, the Paying Agent shall, in exchange for such Certificate, issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product obtained by multiplying (i) the number of Eligible Shares represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.

(g) Withholding Rights. Each of Parent, the Company, the Surviving Corporation and the Paying Agent (and any of their Affiliates) shall be entitled to (i) deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Law. To the extent that amounts are so withheld, such withheld amounts (x) shall be timely remitted to the applicable Governmental Entity and (y) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4.3 Treatment of Equity Awards.

(a) Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the per-share exercise price for such Company Option, multiplied by (ii) the total number of Shares underlying such Company Option (the “Company Option Consideration”); provided that if the exercise price per Share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be canceled without any cash payment or other consideration being made in respect thereof. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Company Option the Company Option Consideration (if any), less any required withholding Taxes, within two (2) Business Days following the Effective Time.

(b) Company PSUs. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the sum of (A) any accrued but unpaid cash in respect of dividend equivalent rights representing fractional Shares with respect to such Company PSU plus (B) the product of (i) the total number of Shares subject to such Company PSU (including for the avoidance of doubt any dividend equivalent units credited in respect of Company PSUs) immediately prior to the Effective Time, multiplied by (ii) the Per Share Merger Consideration (the “Company PSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Company PSU the Company PSU Consideration, less any required withholding Taxes, within two (2) Business Days following the Effective Time; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

(c) Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the sum of (A) any accrued but unpaid cash in respect of dividend equivalent rights representing fractional Shares with respect to such Company RSU plus (B) the product of (i) the total number of Shares underlying such Company RSU (including for the avoidance of doubt any dividend equivalent units credited in respect of Company RSUs), multiplied by (ii) the Per Share Merger Consideration (the “Company RSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Company RSU the Company RSU Consideration, less any required withholding Taxes, within two (2) Business Days following the Effective Time; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

(d) Company Actions; Cooperation. Prior to the Closing Date, the Company Board or a committee thereof shall have adopted resolutions to approve the treatment of the Company Equity Awards in accordance with this Section 4.3. Notwithstanding anything herein to the contrary, with respect to the Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties shall cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in this Section 4.3.

4.4 Adjustments to Prevent Dilution. Notwithstanding anything to the contrary set forth in this Agreement, if, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration shall be equitably adjusted to provide the holders of Shares as well as Parent, Holding and Merger Sub the same economic effect as contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration; provided, however, that nothing in this Section 4.4 shall be construed to permit the Company or any other Person to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

4.5 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest, perfect or confirm of record or otherwise in the Surviving Corporation its full right, title or interest in, and possession to all assets, property, rights, privileges, powers and franchises of each of the Company and Merger Sub, then the directors and officers of the Surviving Corporation shall be fully authorized in the name and behalf of the Company or otherwise to take all such lawful actions as may be necessary or desirable to accomplish such purpose or acts or to carry out this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (i) in the Company Reports publicly filed at least two (2) Business Days prior to the date of this Agreement and made available to Parent (to the extent that the relevance of any such disclosure with respect to any section of this Agreement is reasonably apparent on its face), but excluding, in each case, any exhibits or schedules to the Company Reports or disclosures set forth or referenced under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” or any similar section (it being understood that this clause (i) shall not apply to Section 5.1, Section 5.2, Section 5.3 or Section 5.4) or (ii) in the corresponding sections of the Company Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent from the face of such disclosure), the Company hereby represents and warrants to Parent, Holding and Merger Sub that, (x) in respect of the entirety of Article V (other than in respect of Section 5.1(a), Section 5.3, Section 5.20, Section 5.21 and Section 5.22), as of the Original Signing Date, and (y) in respect of Section 5.1(a), Section 5.3,

Section 5.20, Section 5.21 and Section 5.22, as of the date hereof (in the case of both (x) and (y), except for any such representation and warranty (or part thereof) that expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time):

5.1 Organization, Good Standing and Qualification.

(a) The Company and, as of the Original Signing Date, its “significant subsidiaries” (as defined by Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power to carry on its business as currently conducted. As of the Original Signing Date, except as would not be reasonably likely to be material to the Company and its Subsidiaries taken as a whole, each other Subsidiary of the Company is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power to carry on its business as currently conducted. Each of the Company and, as of the Original Signing Date, its Subsidiaries is duly licensed or qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each of the Company and, as of the Original Signing Date, its Subsidiaries has the full power and authority required to own, lease and operate the properties and assets it purports to own, lease and operate, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has made available to Parent copies of the Company’s Organizational Documents, each as amended, restated or amended and restated prior to the Original Signing Date, and each as made available to Parent is in full force and effect, and neither the Company nor, as of the Original Signing Date, any of its Subsidiaries is in violation of any provision of its respective Organizational Documents, except, in the case of the Subsidiaries of the Company, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Section 5.1(b) of the Company Disclosure Letter lists all Subsidiaries of the Company together with (i) the jurisdiction of organization of each such Subsidiary, (ii) for each such Subsidiary that is not wholly owned (directly or indirectly) by the Company, the percentage of issued and outstanding shares of capital stock or share capital owned directly or indirectly by the Company and (iii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than the Company or any Subsidiary (other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such Person). No Subsidiary of the Company owns any Shares.

5.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 240,000,000 Shares, of which 119,943,050 Shares were outstanding as of the close of business on October 31, 2019 (the “Capitalization Date”), and 2,000,000 shares of Company Preferred Stock, none of which were outstanding as of the Original Signing Date. All of the outstanding Shares have been, and all of the Shares reserved for issuance with respect to the Company’s Equity Plans, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable. The Company has a number of Shares reserved for issuance equal to at least the number of Company equity or equity-based awards outstanding and any equity or equity-based awards that may be issued by the Company following the Original Signing Date and before the Closing Date pursuant to and in accordance with the terms of the Original Merger Agreement and/or this Agreement. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned by the Company or by a Wholly Owned Subsidiary of the Company, free and clear of any Encumbrance (other than Permitted Encumbrances). Since the Capitalization Date, the Company has not issued, granted or repurchased any shares of its capital stock, voting or equity interests or any securities convertible into or exercisable into any shares of its capital stock, voting or equity interests, including for the avoidance of doubt, any Company Options, Company PSUs or Company

RSUs, other than pursuant to the outstanding Company Equity Awards and other than shares of its capital stock, voting or equity interests issued or granted in compliance with the Original Merger Agreement or Section 7.1(a)(xviii). At the close of business on the Capitalization Date, there were outstanding (1) Company Options to purchase an aggregate of 2,385,796 Shares, (2) Company PSUs (including for the avoidance of doubt any dividend equivalent units credited in respect of Company PSUs) with respect to an aggregate of 449,248 Shares (based on the total number of units awarded under each grant), (3) Company RSUs (including for the avoidance of doubt any dividend equivalent units credited in respect of Company RSUs) with respect to an aggregate of 578,502 Shares. Except for the capital stock of, or other equity or voting interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or other equity or voting interests in any Person (or any security or other right, Contract or commitment convertible into or exercisable or exchangeable for, any capital stock of, or other equity or voting interest in any Person). Neither the Company nor any of its Subsidiaries is party to any partnership, joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its Wholly Owned Subsidiaries) that is material to the Company and its Subsidiaries (taken as a whole). The certificate delivered pursuant to Section 2.5, when delivered, will be true and correct in all respects.

(b) Section 5.2(b) of the Company Disclosure Letter lists all outstanding Company Equity Awards as of the close of business on the Capitalization Date, by holder (on an anonymized basis), including (i) the type of award and number of Shares related thereto (and, with respect to Company PSUs, the total number of units awarded under each grant), (ii) the name of the Equity Plan under which the award was granted, (iii) date of grant, (iv) exercise price and (v) the country of tax residency of the applicable holder under the Company’s payroll records.

(c) Except as set forth in Section 5.2(a) or Section 5.2(b), there are no preemptive, antidilutive or other outstanding rights, subscriptions, options, warrants, conversion rights, exchangeable rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights (whether or not currently exercisable) of any kind that obligate the Company or any of its Subsidiaries to issue, transfer, exchange, register, redeem, acquire or sell any shares of capital stock, equity or voting interest or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for, purchase or acquire any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Shares on any matter.

(e) There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, the Company or any of its Subsidiaries.

5.3 Corporate Authority and Approval.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Requisite Company Vote. Assuming the accuracy of the representations and warranties of Parent, Holding and Merger Sub set forth in Section 6.7, the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder, subject, in the case of the consummation of the Merger, to obtaining the Requisite Company Vote.

This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent, Holding and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. Assuming the accuracy of the representations and warranties of Parent, Holding and Merger Sub set forth in Section 6.7, the Requisite Company Vote is the only approval of the Shares or any class or series of securities of the Company necessary to approve or adopt this Agreement and the transactions contemplated by this Agreement.

(b) The Company Board, at a meeting duly called and held at which the directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the DGCL, duly adopted resolutions (A) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) declaring that it is in the best interests of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (C) directing that the adoption of this Agreement be submitted to a vote at the Company Stockholders Meeting to be held as set forth in Section 7.5 and (D) recommending that the holders of Shares adopt this Agreement (the “Company Recommendation”), which resolutions, except to the extent expressly permitted by Section 7.3, have not been rescinded, modified or withdrawn in any way. Assuming the accuracy of the representations and warranties of Parent, Holding and Merger Sub set forth in Section 6.7, no further corporate action is required by the Company Board in order for the Company to approve this Agreement or the transactions contemplated hereby, including the Merger.

5.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business and (ii) the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (1) under the HSR Act and other applicable Antitrust Laws, (2) with the SEC of a proxy statement relating to the Company Stockholders Meeting and other filings required in connection with the Merger under the Exchange Act, (3) required to be made with the NYSE, (4) with CFIUS related to obtaining CFIUS Approval and (5) as set forth in Section 5.5(a)(ii)(4) of the Company Disclosure Letter (collectively, the “Company Approvals”), as applicable, no expirations of waiting periods are required and no material filings, notices, reports, consents, registrations, approvals, permits, orders, declarations, licenses or authorizations are required to be made by the Company with, nor are any required to be made or obtained by the Company with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of Parent, Holding and Merger Sub set forth in Section 6.7, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement do not and will not: (i) assuming the Requisite Company Vote is obtained, constitute or result in a conflict, breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation under, any provision of any Contract (other than any Real Property Lease) binding upon the Company or any of its Subsidiaries, (iii) result in the creation or imposition of any Encumbrance, other than any Permitted Encumbrance, on any property or asset of the Company or any of its Subsidiaries pursuant to any Contract (other than any Real Property Lease) binding upon the Company or any of its Subsidiaries or (iv) assuming (solely with respect to performance of this Agreement and the consummation of the transactions contemplated by this Agreement) the Requisite Company Vote is obtained and compliance with the matters referred to in Section 5.4(a) above, conflict with or violate any Law to which the Company, any of its Subsidiaries is subject, except, in the case of clauses (ii), (iii) or (iv) of this Section 5.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.5 Compliance with Laws; Licenses.

(a) Compliance with Laws.

(i) The Company and its Subsidiaries are and, since the Applicable Date, have been, in compliance with all Governmental Authorizations and Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or any of their business or operations, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and each of its Subsidiaries have all Governmental Authorizations necessary to conduct their respective businesses as presently conducted and to own, operate and lease their properties and assets, except where the failure to have any such Governmental Authorization would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since the Applicable Date, the Company has not received any written notice from any Governmental Entity regarding (A) any actual or possible violation of any Law or Governmental Authorization, or any failure to comply in any respect with any term or requirement of any Governmental Authorization that have not been cured as of the date of this Agreement or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, in each case of clause (A) or clause (B), other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) The Company is in compliance in all material respects with (A) the applicable listing and corporate governance rules and regulations of the NYSE and (B) the provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to it. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its controlled Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(b) FCPA and Other Anti-Bribery Laws.

(i) The Company, its Subsidiaries, their respective directors and officers and, to the Knowledge of the Company, employees, agents and other Persons acting for or on behalf of the Company or its Subsidiaries are in compliance with and, for the past five (5) years, have complied with the FCPA and the Other Anti-Bribery Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

(ii) For the past five (5) years, none of the Company, any of its Subsidiaries, any of their respective directors or officers or, to the Knowledge of the Company, employees, agents or other Persons acting for or on behalf of the Company or its Subsidiaries have, in any material respect, corruptly paid, offered or promised to pay, or authorized or ratified such corrupt payment, directly or indirectly, of any monies or anything of value to any official or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity (including any official or employee of any entity directly or indirectly owned or controlled, in whole or in part, by any Governmental Entity or sovereign wealth fund) or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage.

(iii) Neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries is involved in any Proceeding relating to, or since the Applicable Date, has received a written request for information or written communication alleging its non-compliance with, the FCPA or any of the Other Anti-Bribery Laws from any Governmental Entity. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and the Other Anti-Bribery Laws.

(c) Export and Sanctions Regulations.

(i) The Company and each of its Subsidiaries are in compliance in all material respects and, for the past five (5) years, have been in compliance in all material respects with the Export and Sanctions Regulations. For the past five (5) years, neither the Company nor any of its Subsidiaries nor any of their respective directors or executive officers, or, to the Knowledge of the Company, other officers, employees, agents or Representatives, to the extent acting in their capacity as such, has (A) been organized, operated, or resided in or (B) engaged, directly or indirectly, in any dealings or transactions in Cuba, Iran, North Korea, Sudan (prior to October 12, 2017), Syria, the Crimea region of the Ukraine or any country or territory that (or with any Person who) is or was the subject of sanctions at the time of the dealing or transaction.

(ii) Neither the Company nor any of its Subsidiaries is involved in any Proceeding relating to, or during the past five (5) years has received a written request for information or any other form of communication from any Governmental Entity nor are there any judgements imposed (or threatened to be imposed) upon the Company or any of its Subsidiaries by or before a Governmental Entity, in each case, in connection with any actual or alleged material violation of any Export and Sanctions Regulations. The Company and its Subsidiaries maintain, and for the past five (5) years have maintained, policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations by the Company and its Subsidiaries and their respective, directors, officers, employees, agents and representatives.

(iii) Neither the Company nor any of its Subsidiaries is, or is owned, fifty percent (50%) or more, directly or indirectly, by, controlled by, or otherwise acting on behalf of a Sanctioned Person.

5.6 Company Reports.

(a) Since the Applicable Date, the Company has filed with or furnished to the SEC, as applicable, on a timely basis, all Company Reports.

(b) Each of the Company Reports filed or furnished since the Applicable Date, at the time of its filing with or being furnished to the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively, and if amended or supplemented, on the date of such amendment or supplement), complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, including the rules and regulations promulgated thereunder. As of their respective dates or, if amended or supplemented, as of the date of such amendment or supplement (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company Reports filed or furnished since the Applicable Date have not, and will not (as applicable), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Since the Applicable Date through the Original Signing Date, there are no amendments or modifications to the Company Reports that were required to be filed with (or furnished to) the SEC prior to the Original Signing Date.

(c) Since the Applicable Date through the Original Signing Date, the Company has not received any comment letters from the staff of the SEC relating to the Company Reports.

(d) None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13a or 15d of the Exchange Act.

5.7 Disclosure Controls and Procedures and Internal Control over Financial Reporting.

(a) The Company (with respect to itself and its consolidated Subsidiaries) has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in Rule 13a-15 and 15d-15 under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the

Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to, and since the Applicable Date, have been reasonably designed to, ensure that all material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer, its principal financial officer or those individuals responsible for the preparation of the consolidated financial statements of the Company included in the Company Reports to allow timely decisions regarding required disclosure and to make the certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) The Company (with respect to itself and its consolidated Subsidiaries) has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(c) Since the Applicable Date, the Company has disclosed, based on the most recent evaluation of its disclosure controls and procedures and internal control over financial reporting by its executive officer and its chief financial officer prior to the Original Signing Agreement, to the Company’s auditors and the Audit Committee, (i) any “significant deficiencies” in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and Audit Committee any “material weaknesses” in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has no “significant deficiencies” or “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information.

(d) From the Applicable Date until the Original Signing Date no material complaints, allegations, assertions, claims or notifications from any source regarding the Company’s accounting, internal accounting controls or auditing practices, procedures or methods have been reported in writing to the Audit Committee by the Company’s head of internal audit.

(e) To the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or outstanding SEC comment.

(f) To the Knowledge of the Company, there are no pending SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case, regarding any accounting practices of the Company. To the Knowledge of the Company, at no time since the Applicable Date through the Original Signing Date has there been any internal investigation of the Company or any of its Subsidiaries regarding revenue recognition or other accounting or auditing issues discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Company Board or any committee thereof.

(g) To the Knowledge of the Company, since the Applicable Date and prior to the Original Signing Date, (i) no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

5.8 Financial Statements; No Undisclosed Liabilities.

(a) Financial Statements. Each of the consolidated financial statements (including the related notes) included in or incorporated by reference into the Company Reports filed since the Applicable Date was prepared and fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will be prepared and will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated financial statements included in, or incorporated by reference into, the Company Reports filed since the Applicable Date was prepared and fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will be prepared and will fairly present in all material respects the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto and in the case of Company Reports filed after the date of this Agreement, as has not had and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(b) No Undisclosed Liabilities.

(i) Except for obligations and liabilities (A) reflected or reserved against in the Company’s most recent audited financial statements included in or incorporated by reference into the Company Reports filed prior to the Original Signing Date, (B) incurred in the Ordinary Course of Business consistent with past practice since the date of such consolidated balance sheet, (C) permitted or contemplated in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement or the Original Merger Agreement or (D) incurred pursuant to Contracts binding on the Company or any of its Subsidiaries or pursuant to which their respective properties and assets are bound (other than those resulting from a breach of such Contract or Permit), there are no obligations or liabilities of the Company or any of its Subsidiaries of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, whether or not absolute, accrued, known, unknown, contingent or otherwise and whether or not required to be disclosed or any other facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, except as have not had, and would not, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company Reports.

5.9 Litigation.

(a) Section 5.9(a) of the Company Disclosure Letter sets forth a true and complete list of each lawsuit with a potential amount in controversy estimated to equal or exceed $5,000,000 that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no Proceedings material to the Company and its Subsidiaries (taken as a whole) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) There is no Order outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

5.10 Absence of Certain Changes.

(a) Since July 31, 2019, and through the Original Signing Date, except in connection with the execution and delivery of the Original Merger Agreement and the consummation of the transactions contemplated by the

Original Merger Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

(b) Since July 31, 2019, and through the Original Signing Date, there has not been any event, change, development, circumstance, fact or effect materially adverse to the financial condition, assets, liabilities (contingent or otherwise), business operations or results of operations of the Company and its Subsidiaries (taken as a whole) that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(c) Since January 1, 2019, and through the Original Signing Date, the Company has not made, declared or paid any dividend or any other distribution, except for (i) $0.55 per Share in cash (declared on February 21, 2019), (ii) $0.58 per Share in cash (declared on June 4, 2019), (iii) $0.58 per Share in cash (declared on August 15, 2019) and (iv) $0.58 per Share in cash (declared on November 21, 2019).

5.11 Company Material Contracts.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 5.11(b) of the Company Disclosure Letter sets forth a true and complete list of each of the following Contracts in effect as of the Original Signing Date and to which the Company or any of its Subsidiaries is a party or is otherwise bound, except for Original Merger Agreement (any Contract so disclosed or required to be so disclosed, a “Disclosed Contract”):

(i) any Contract (other than solely among Wholly Owned Subsidiaries of the Company) relating to Indebtedness for borrowed money (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $30,000,000;

(ii) any Contract pursuant to which the Company or any of its Subsidiaries (A) grants or obtains any right to use or register any material Intellectual Property Rights or Key Marks (other than standard Contracts granting to the Company or any of its Subsidiaries rights to use readily available “off-the-shelf” commercial software, non-exclusive (or, in respect of rights granted to the Company’s or its Subsidiaries’ distributors under trade agreements, exclusive or non-exclusive) licenses granted in connection with distribution agreements entered into in the Ordinary Course of Business and non-exclusive licenses granted or received in the Ordinary Course of Business consistent with past practice), or (B) is restricted in its rights, or permits other Persons, to use or register any material Intellectual Property Rights or Key Marks, including any license agreements, coexistence agreements, and covenants not to sue (other than non-exclusive licenses granted to other Persons in the Ordinary Course of Business consistent with past practice and licenses granted in connection with distribution agreements entered into in the Ordinary Course of Business);

(iii) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture entity material to the Company and its Subsidiaries taken as a whole, except for any such Contract solely between the Company and its Wholly Owned Subsidiaries or solely among the Company’s Wholly Owned Subsidiaries;

(iv) any Contract relating to the acquisition or disposition of any business or any assets that constitute a business or business unit or division of any Person (whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into after the Applicable Date or which otherwise contains outstanding obligations on the part of the Company or any of its Subsidiaries with respect to indemnification (other than for customary fundamental matters, including in respect of representations and warranties and covenants that survive indefinitely or for periods equal to a statute of limitations and obligations to indemnify directors and officers or other individuals performing similar functions pursuant to acquisition agreements) or material restrictions on the Company’s or a Subsidiary’s business activities or (B) pursuant to which the Company or any of its Subsidiaries reasonably expects to be required to pay any earn-out, deferred or other contingent payments with a value in excess of $500,000 individually or $3,000,000 in the aggregate;

(v) any Contract that contains a put, call, right of first refusal, right of first offer or similar right or obligation pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, all or any substantial part of any material assets, rights or properties of the Company or any of its Subsidiaries;

(vi) any Contract that (A) purports to materially restrict the ability of the Company or any of its controlled Affiliates or, at or after the Effective Time, Parent of any of its controlled Affiliates from (1) engaging in any business or competing in any business with any Person, (2) operating its business in any manner or location, in each case, other than with respect to soliciting or hiring employees or (3) acquiring assets or securities of another (whether through a standstill or otherwise), or (B) would require the disposition of any material assets or line of business of the Company or its controlled Affiliates or acquisition of any material assets or line of business of any Person or, at or after the Effective Time, Parent or any of its controlled Affiliates, other than, in each case, radius restrictions in any retail leases of the Company and its Subsidiaries and any such restrictions resulting from rights granted to the Company’s distributors under Contracts entered into in the Ordinary Course of Business;

(vii) any Contract that restricts the ability of the Company or any of its Subsidiaries to declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity or voting interests;

(viii) any voting agreement, voting trust, stockholder agreement or registration rights agreement to which the Company or any of its Wholly Owned Subsidiaries is a party;

(ix) any material Contract with a designer for products of the Company that are, as of the Original Signing Date, currently distributed or in the Company’s inventory (other than, for the avoidance of doubt, any such Contracts (A) relating to the design of the Company’s retail stores, (B) with vendors on the Company’s standard merchandise list that supply finished good products or (C) with employees or independent contractors engaged to conduct design work for the Company or any of its Subsidiaries);

(x) any Collective Bargaining Agreement;

(xi) any Contract containing a mortgage, pledge, security agreement, deed of trust or similar Encumbrance (other than any Permitted Encumbrance) on any property or assets material to the Company and its Subsidiaries (taken as a whole);

(xii) any Contract (including customer, client and supply Contracts), other than real property leases, that involved annual consideration (whether or not measured in cash) of greater than $15,000,000 during the fiscal year ended January 31, 2019, except for any such Contract entered into in the Ordinary Course of Business, any purchase order, any invoice or any Contract that may be canceled, without material penalty or other liability to the Company or any of its Subsidiaries, upon notice of ninety (90) days or less;

(xiii) any Contract with any of the twenty (20) largest product and/or raw materials suppliers of the Company and its Subsidiaries, taken as a whole, determined on the basis of payments made to the applicable supplier by the Company and its Subsidiaries, taken as a whole, for the 12-month period ended January 31, 2019 (collectively, the “Material Suppliers”) that has a term greater than one year and is not terminable without penalty upon notice of ninety (90) days or less, other than quotes, purchase orders, invoices or Contracts that are not a main agreement governing the supply relationship between the applicable Material Supplier and the Company;

(xiv) any Contract providing for any settlement of any Proceeding that (A) imposes material future limitations on the operation of the Company and its Subsidiaries or (B) involves payments after January 31, 2019 in excess of $5,000,000; and

(xv) any Contract entered into with any director, officer or other Affiliate of the Company or any of its Subsidiaries, or any entity in which any such Person has a direct or indirect material interest, other than a Company Benefit Plan, required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(c) A true and complete copy of each Company Material Contract (including all material amendments or waivers thereto), but subject to redactions reasonably apparent on the face of such copy of the Company Material Contract, has been made available to Parent or its Representatives. Except for expirations in the Ordinary Course of Business and in accordance with the terms of such Company Material Contract, each Company Material Contract is valid and binding on the Company and/or one or more of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There is no breach or event of default under any such Contracts by the Company or any of its Subsidiaries or, as of the Original Signing Date to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, result in a Material Adverse Effect. To the Knowledge of the Company, as of the Original Signing Date neither the Company nor any of its Subsidiaries has received any written indication or notice from, the counterparty to any Company Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate or cancel (or exercise any call or put option with respect to) any Company Material Contract (whether as a result of a change of control or otherwise).

5.12 Employee Benefits.

(a) Section 5.12(a) of the Company Disclosure Letter sets forth a correct and complete list of each material Company Benefit Plan (other than individual employment agreements or offer letters with Employees with an annual base salary less than $350,000).

(b) The Company has made available to Parent a correct and complete copy of the following items with respect to material U.S. Company Benefit Plans (other than individual employment agreements or offer letters with Employees with an annual base salary less than $350,000): (i) the plan document or other governing Contract, including all related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) for the most recent plan year, the IRS Form 5500 and all schedules thereto, (iii) the most recently distributed summary plan description and any summary of material modifications thereto, (iv) written summaries of all non-written Company Benefit Plans, (v) the most recently received IRS determination letter or opinion letter, as applicable and (vi) the most recently prepared financial statements, if applicable.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) each U.S. Company Benefit Plan has been established, operated and administered incompliance with its terms and applicable Laws, including ERISA and the Code, and (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each U.S. Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP in all respects.

(d) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Company Benefit Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably would be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

(e) Neither the Company nor any Company ERISA Affiliate has maintained, sponsored, contributed to in the last six (6) years or has any current or contingent liability under or with respect to: (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA; (ii) a pension plan subject to the minimum funding standards of

Section 302 of ERISA or Section 412 of the Code; (iii) Multiemployer Plan; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No current or former employee, officer, director, consultant or other service provider of the Company is or may become entitled under any “employee benefit plan” within the meaning of Section 3(3) of ERISA to receive health, life insurance or other welfare benefits (whether or not insured), beyond retirement or other termination of service, other than (A) coverage mandated by applicable Law (including, without limitation, health continuation coverage as described in Part 6 of Title I(B) of ERISA) or pursuant to any Collective Bargaining Agreement, (B) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (C) benefits that are not inconsistent with customary labor practices in the applicable jurisdiction, and (D) under any individual employment agreements or arrangements with the employees as set forth on Section 5.12(a) of the Company Disclosure Letter.

(f) With respect to any Company Benefit Plan, (i) no material Proceedings (other than routine claims for benefits), are pending, or, to the Knowledge of the Company, threatened in writing against such Company Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Company Benefit Plan with respect to the operation thereof, and (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such material Proceeding.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries to material severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due under any Company Benefit Plan, (iii) directly or indirectly require the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) otherwise give rise to any liability to the Company and its Subsidiaries under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h) Except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole, (i) all Non-U.S. Company Benefit Plans comply in all respects with applicable Law, (ii) all liabilities of the Company and its Subsidiaries with respect to any such Non-U.S. Company Benefit Plan are funded to the extent required by applicable Law or the plan terms or have been accrued to the extent required by U.S. GAAP or other applicable accounting rules, and (iii) there is no pending or, to the Knowledge of the Company, threatened litigation relating to Non-U.S. Company Benefit Plans.

(i) No person is entitled to receive any additional payment (including any tax gross up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Section 4999 or Section 409A of the Code.

(j) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is in documentary compliance with, and is in operational compliance with, Section 409A of the Code.

5.13 Labor Matters.

(a) There are no collective bargaining, works council or similar labor-related agreements, Contracts, arrangements or understandings, with any labor union, labor organization, employee association, works council, or other employee-representative bodies, other than industry-wide or statutorily mandated agreements in non-U.S. jurisdictions, (each, a “Collective Bargaining Agreement”) that pertain to any employees of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries are parties or bound, nor is any such labor-related agreement currently being negotiated by the Company or any of its Subsidiaries, other than amendments to Collective Bargaining Agreements required by applicable Law or the terms of such Collective Bargaining Agreement. No labor union, labor organization, trade union, works council, or group of employees of the Company represents employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, there are, and since the Applicable Date, have been, no actual or, to the Knowledge of the Company, threatened organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations, charges, complaints or grievances, or other labor disputes against or affecting the Company or any of its Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have satisfied any pre-signing legal or contractual requirement to provide notice to, or enter into any consultation or bargaining procedure with, any labor union, labor organization or works council, which represents any employee, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are, and since the Applicable Date, have been, in compliance with (i) all Collective Bargaining Agreements, employment agreements, employment policies, and severance agreements, in each case, to which the Company or any of its Subsidiaries is party or bound and (ii) all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, including workplace discrimination and harassment, sexual harassment, occupational safety and health, workers’ compensation, immigration, employee leave issues, equal opportunity, affirmative action (including with respect to Executive Order 11246), plant closures and layoffs, employee and worker classification and wages and hours, and are not and have not engaged in any unfair labor practice. Since the Applicable Date, none of Company or any of its Subsidiaries has incurred any material liability or material obligation under the Worker Adjustment and Retraining notification Act of 1988 or any similar foreign, state or local Law that remains unsatisfied.

(c) None of the Company or its Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor that involves allegations relating to sexual harassment by an executive officer of the Company. To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment have been made against a current or former executive officer of the Company.

(d) Except for any violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, no employee of the Company at the executive officer level is in any respect in violation of any nondisclosure agreement, non-competition agreement or other restrictive covenant: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

5.14 Environmental Matters. Except as would not, individually or in the aggregate, result in a Material Adverse Effect: (i) the Company and its Subsidiaries are and have at all times since the Applicable Date been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Authorizations required by Environmental Laws; (ii) to the Knowledge of the Company, there has been no Release of, or exposure to, any Hazardous Substance which would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (iii) there are no Environmental Claims pending against or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries, and there are no facts, conditions or circumstances that would be reasonably expected to result in such a claim against the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries is subject to any Order or other agreement with any Governmental Entity relating to liabilities or obligations under any Environmental Law.

5.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Taxing Authority and all such filed Tax Returns are correct and complete, (ii) have paid all Taxes that are due (except for Taxes that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP), (iii) have withheld, collected and paid all Taxes required to have been withheld, collected and paid in connection with amounts paid or owing to or from any employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes) (except for Taxes that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP), (iv) have complied in all respects with all information reporting (and related withholding) and record retention requirements and (v) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, the income Tax Returns of the Company and each of its Subsidiaries for all years up to and including December 31, 2009 have been examined by the IRS or other Taxing Authorities of the relevant jurisdiction or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(c) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, no deficiency with respect to Taxes has been proposed or asserted in writing or assessed by any Taxing Authority against the Company or any of its Subsidiaries and there are no pending or, to the Knowledge of the Company, threatened in writing Proceedings regarding any Taxes of the Company and its Subsidiaries or, in respect of Taxes or Tax matters, the assets of the Company and its Subsidiaries.

(d) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, there are no Encumbrances for Taxes other than Permitted Encumbrances on any of the assets of the Company or any of its Subsidiaries.

(e) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement solely between or among the Company and its Subsidiaries, and other than such an agreement or arrangement entered into in the Ordinary Course of Business consistent with past practice and the primary purpose of which is unrelated to Tax).

(f) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or has filed any other affiliated, consolidated, combined, unitary or similar Tax Return under state, local or non-U.S. Law (other than a group the common parent of which was the Company or any of its Subsidiaries) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor of any other person (other than the Company or any of its Subsidiaries), or by Contract with any other person (other than the Company or any of its Subsidiaries) other than a Contract entered into in the Ordinary Course of Business consistent with past practice and the primary purpose of which is unrelated to Tax.

(g) Neither the Company nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) No material closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings that are still in effect as of the Original Signing Date have been entered into or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries, and no material closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority after December 31, 2008 with respect to the Company or any of its Subsidiaries.

(i) The Company and each of its Subsidiaries is and has at all times been resident in its country of incorporation for Tax purposes and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement), and neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

(j) Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, the Company and each of its Subsidiaries has conducted all intercompany transactions in substantial compliance with the principles of Section 482 of the Code and the regulations promulgated by the U.S. Department of the Treasury thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law). Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, the Company and each of its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in substantial compliance with Sections 482 and 6662 of the Code and the regulations promulgated by the U.S. Department of the Treasury thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law).

(k) None of the Company or any of its Subsidiaries has (A) participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any similar provision of state, local or non-U.S. Law) or (B) to the Knowledge of the Company, since June 25, 2018, engaged in any transaction or series of transactions in connection with which it will be required as from July 1, 2020 to make disclosure to any Taxing Authority under any Law implementing or adopted pursuant to Council Directive (EU) 2018/822 of May 25, 2018 amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements (“DAC6”).

5.16 Real Property.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of addresses of properties subject to all leases for the Company’s retail spaces, manufacturing and distribution facilities and service centers, in addition to certain material storage and warehouse facilities, and manufacturing research facilities to which the Company or any of its Subsidiaries is a party (as landlord, sub-landlord, tenant, sub-tenant, licensee, lessee, ground lessor, or a similar party thereto) or under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”) and lists all of the material real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”).

(b) The Company and any of its Subsidiaries has good and marketable title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. All buildings, structures, fixtures and building systems included in the Company Property are in good operating condition in all material respects, subject to reasonable wear and tear, and are sufficient in all material respects to enable the Owned Real Property to continue to be used and operated in the manner currently being used and operated by the Company or its applicable Subsidiaries.

(c) Each Real Property Lease is valid, legally binding, enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception. None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other counterparty is in breach of or default in any material respect under any of the Real Property Leases for the Company’s thirty (30) largest retail stores by net sales (including all amendments, modifications, waivers, supplements, extensions, renewals, subleases and other Contracts related thereto) and, to the Knowledge of the Company, no event has occurred, which, with notice, lapse of time or both, would constitute a material breach or event of default by any of the Company or its Subsidiaries thereunder. Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), none of the Company or any of its Subsidiaries nor, to the Knowledge of the

Company, any other counterparty is in breach of or default under any other Real Property Lease, in any material respect and, to the Knowledge of the Company, no event has occurred, which, with notice, lapse of time or both, would constitute a breach or event of default by any of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor permit termination, modification or acceleration by any party thereunder or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, nor has the Company or any of its Subsidiaries received any written notice to such effect since the Applicable Date with respect to any such matter that would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole). True and correct copies of all Real Property Leases for the Company’s thirty (30) largest retail stores by net sales (including all amendments, modifications, waivers, supplements, extensions, renewals, subleases and other Contracts related thereto), have been made available to Parent as of the Original Signing Date.

(d) Other than any Encumbrances that would be shown by a current title report or similar report and Permitted Encumbrances, the Owned Real Property (i) includes all right, title and interest in entitlements, air and development rights (including excess floor area development right) relating or appurtenant to such real property and no such interests have been transferred to any third party, except as set forth in Section 5.16(d) of the Company Disclosure Letter and (ii) is sufficient as of the Original Signing Date to conduct the business as conducted on the applicable Owned Real Property as of the Original Signing Date. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries (taken as a whole) (A) other than the Company and its Subsidiaries, no party has any rights of use, occupancy or similar rights with respect to the Owned Real Property, other than pursuant to any Permitted Encumbrances and (B) there are no rights of first offer, rights of first refusal, options to purchase, or other options to acquire all or any part of or interests in the Owned Real Property. The Company enjoys peaceful and undisturbed possession of the Owned Real Property in all material respects.

(e) Except for such matters as would not have a material adverse effect on the use or operation of the Company Properties, (i) no condemnation, zoning or other similar Proceeding is pending or, to the Knowledge of the Company, threatened against any of the Owned Real Properties, (ii) the present use of the land, buildings, structures and improvements on the Owned Real Properties are in conformity with applicable Laws and (iii) the present use of the land, buildings, structures and improvements on the Owned Real Property are in conformity with applicable Laws.

5.17 Intellectual Property.

(a) Section 5.17(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, in each case which is owned or purported to be owned by the Company or any of its Subsidiaries.

(b) The Company or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations therefor, record owner of all of the items set forth in Section 5.17(a) of the Company Disclosure Letter, and all such material Intellectual Property Rights are subsisting, and to the Knowledge of the Company, the material issued and granted items included therein are valid, and enforceable.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries own, free and clear of all Encumbrances (other than Permitted Encumbrances), or have a valid right to use, all Intellectual Property Rights used or held for use in, or necessary to conduct, the business of the Company and its Subsidiaries as currently conducted.

(d) There are no orders, writs, injunctions, or decrees to which the Company or any of its Subsidiaries is subject with respect to any Intellectual Property Rights or Key Marks adversely affecting the Company’s or any of its Subsidiaries’ use of or rights to (or the value of) such Intellectual Property Rights or Key Marks that are, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole).

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since the Applicable Date has not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property Rights of any third party. There has been no such Proceeding asserted or threatened in writing (including in the form of offers or invitations to obtain a license) against the Company or any of its Subsidiaries and since the Applicable Date, the Company and its Subsidiaries have not received any written notice challenging the ownership, scope, validity or enforceability of any Intellectual Property Rights or Key Marks (including any cancellation, opposition, or other Proceeding before an intellectual property registry) owned or purported to be owned by the Company or any of its Subsidiaries, in each case, that are, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole).

(f) To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating in any material respect any Intellectual Property Rights owned by the Company or any of its Subsidiaries, and, since the Applicable Date, no such Proceedings have been asserted or threatened in writing against any Person by the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(g) To the Knowledge of the Company, there is no jurisdiction in which any Key Marks are not available for use and registration by the Company or one of its Subsidiaries in connection with the material products and services of the Company and its Subsidiaries in connection with which such Key Marks are used.

(h) The Company and its Subsidiaries take (and, since the Applicable Date, have taken) reasonable measures to protect the confidentiality of material Trade Secrets owned or used by the Company and its Subsidiaries, including requiring all Persons having access thereto to complete training with respect to the Company’s and its Subsidiaries’ confidentiality policies and abide by such policies.

(i) The consummation of the transactions contemplated by this Agreement will not result in (i) the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any of its Subsidiaries right to own, use, or hold for use any Intellectual Property Rights as owned, used, or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted (including any ownership or retention of any such Intellectual Property Rights by a current or former Affiliate, partner, director, stockholder, officer or employee of the Company or any of its Subsidiaries), except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (ii) Parent or any of its Affiliates (other than the Company and its Subsidiaries) being bound by or subject to any obligation to grant any license, covenant not to assert or other right with respect to its material Intellectual Property Rights.

(j) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company IT Systems operate and perform in a manner that is reasonably adequate for the Company and its Subsidiaries to conduct their respective businesses as currently conducted; since the Applicable Date, there has been no (A) to the Knowledge of the Company, breach, violation, data loss or unauthorized access to or of any Company IT Systems or (B) outage or service interruption of any Company IT System that has not been remedied.

5.18 Privacy & Cybersecurity. For the purposes of this Section 5.18, the terms “controller,” “data subject,” “personal data breach,” “processing” (and its cognates) and “processor” shall have the meaning given to them in the GDPR.

(a) The Company and its Subsidiaries (i) take and have taken reasonable measures consistent with industry practices and applicable cybersecurity Laws (including the implementation, use, maintenance, monitoring and testing of plans, policies and procedures, and associated appropriate technical, physical and administrative safeguards) designed to (x) identify threats to the Company IT Systems, (y) protect, preserve, maintain, and secure the performance, security, operation, and integrity of the Company IT Systems (and all Software, information and data stored or contained thereon), including to secure the Company IT Systems from unauthorized access or use by any third party, and to ensure the continued, uninterrupted and error-free operation of the Company IT Systems, and (z) to ensure that all Personal Information and other material data collected, stored, used, disclosed, transferred or otherwise processed by the Company or any of its Subsidiaries is protected against unauthorized access, use, modification, disclosure, or other misuse, and (ii) have implemented disaster recovery and business continuity plans, and security, maintenance, backup, archiving, and virus and malicious device scanning and protection measures with respect to the material Company IT Systems consistent with industry practices and applicable cybersecurity Laws.

(b) The Company and each of its Subsidiaries have, since the Applicable Date, complied in all material respects with all applicable Privacy Laws and Privacy Obligations, including in each case, that is, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole) and where applicable by (i) introducing and implementing applicable Privacy Obligations and implementing appropriate procedures and technical, physical and organizational safeguards in relation to the processing of Personal Information as required under applicable Privacy Laws, (ii) appointing a data protection officer, (iii) maintaining records of their personal data processing activities as required under Privacy Laws, (iv) issuing fair processing notices to the relevant data subjects in accordance with Privacy Laws, (v) obtaining all required consents, approvals and/or authorizations to process and transfer Personal Information lawfully and in accordance with applicable Privacy Laws and (vi) effecting all transfers of Personal Information to and from the Company or its Subsidiaries or third parties located outside of the European Economic Area pursuant to a valid data transfer mechanism; without limiting the foregoing, to the Knowledge of the Company, the operation of the Company’s and its Subsidiaries’ internet websites in connection with the business and the use and dissemination of all data, including Third-Party Data, by or on behalf of the Company and its Subsidiaries, do not violate any applicable Privacy Laws in any material respect.

(c) The Company and its Subsidiaries have used commercially reasonable efforts to ensure that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or its Subsidiaries have agreed to comply with applicable Privacy Laws and Privacy Obligations and take reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure. Without limiting the foregoing, to the extent required by applicable Privacy Laws, the Company and its Subsidiaries have put in place written agreements with any Material Supplier (i) acting as processor, or (ii) with which they have any other legally recognized relationship under Privacy Laws, which agreements contain provisions to protect and maintain the confidentiality and security of Personal Information and otherwise comply with applicable requirements under Privacy Laws and, in the case of processors, the Company and its Subsidiaries have developed and implemented GDPR-compliant data processing addenda as applied to all vendor and customer agreements. To the extent required under GDPR, any third party who has provided Personal Information to the Company or its Subsidiaries has done so in material compliance with such agreements (to the extent applicable) and GDPR, including providing any such notice and obtaining any such consent required by GDPR.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), since the Applicable Date, (i) neither the Company nor any of its Subsidiaries has received any written notice of any claims (including written notice from third parties acting on their behalf) of, or been subject to any Proceedings concerning, the violation of any Privacy Laws or Privacy Obligations, (ii) there have been no past and, to the Knowledge of the Company, are no pending or threatened written claims from individuals exercising their rights under or concerning the violation of any Privacy Laws and (iii) to the Knowledge of the Company, no pending or expected written claims, notice or Proceeding of any kind from any individual has been served on, or initiated against, the Company or any of its Subsidiaries under any applicable Privacy Law or Privacy Obligation or by any data subject alleging a violation of privacy or personal information or data rights, and, to the Knowledge of the Company, there are no facts or circumstances that could form the basis of any such notice or claim under the foregoing (i), (ii) or (iii). None of the Company’s or any of its Subsidiaries’ publicly facing statements or notices regarding its collection and treatment of Personal Information are materially misleading or materially deceptive.

(e) Since the Applicable Date, there have been no material personal data breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or its Subsidiaries or collected, used or processed by or on behalf of the Company or its Subsidiaries and the Company and its Subsidiaries have not provided or been required to provide any notices to any Person in connection with a disclosure of Personal Information, in any material respect; the Company and its Subsidiaries have conducted reasonable privacy and data security testing or audits (including vulnerability assessments and penetration tests) and have resolved or remediated any and all material privacy or data security issues or vulnerabilities identified (including identifying and remediating the root cause thereof); neither the Company nor its Subsidiaries nor any third party acting at the direction or authorization of the Company or its Subsidiaries has paid (i) any perpetrator of any personal data breach, cybersecurity incident or cyber-attack or (ii) any third party with actual or alleged information about a personal data breach, cybersecurity incident or cyber-attack related to such personal data breach, cybersecurity incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or third party; since the Applicable Date, there have been no past and, to the knowledge of the Company, no pending or expected complaints, investigations, actions, fines, or other penalties facing the Company or any of its Subsidiaries from any Governmental Entity in connection with any security breaches of Personal Information or cybersecurity incidents.

5.19 Insurance.

(a) All Insurance Policies maintained by the Company or any of its Subsidiaries are, to the extent applicable, with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount customary for Persons engaged in similar businesses and subject to the same or similar risks, except as would not, individually or in the aggregate, result in a Material Adverse Effect. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, each Insurance Policy is in full force and effect and, to the extent applicable, all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or lapse of time or both, would constitute a breach or event of default, or permit a termination of any of the Insurance Policies.

(b) No such insurer has informed the Company or any of its Subsidiaries of any denial of coverage, except for such denials that would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have not received any written notice of cancellation of any Insurance Policies currently in effect, except for such cancellations as would not reasonably be expected to have a Material Adverse Effect.

5.20 Takeover Statutes; No Rights Plan.

(a) Assuming the accuracy of the representations and warranties of Parent, Holding and Merger Sub set forth in Section 6.7, the Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby all potentially applicable Takeover Statutes (including Section 203 of the DGCL) and any similar provisions in the Company Charter (including Article IX thereof) or the Company Bylaws. Assuming the accuracy of the representations and warranties of Parent, Holding and Merger Sub set forth in Section 6.7, no holder of Shares will be entitled to any rights pursuant to potentially applicable Takeover Statutes (including Section 203 of the DGCL) and any similar provisions in the Company Charter (including Article IX thereof) or the Company Bylaws in connection with the transactions contemplated by this Agreement.

(b) There is no stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement or plan in effect to which the Company is a party or is otherwise bound.

5.21 Brokers and Finders. Neither the Company nor any of its Subsidiaries, directors or employees (including any officers) has employed any broker, finder or investment bank, or incurred any liability for any brokerage fees, reimbursement of expenses, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except that the Company has employed Goldman Sachs & Co. LLC and Centerview Partners as its financial advisors, and there are no arrangements made by and on behalf of the Company or any of its Subsidiaries with any broker, finder or investment banker in connection with this Agreement and the transactions contemplated by this Agreement for which Parent or any of its Subsidiaries could have any liability in a circumstance where the transactions contemplated by this Agreement are not consummated. The Company has heretofore delivered to Parent a true and complete copy of the Company’s engagement letters with Goldman Sachs & Co. LLC and Centerview Partners, all agreements under which any fees or any expenses are payable to Goldman Sachs & Co. LLC and Centerview Partners in connection with the transactions contemplated by this Agreement and all indemnification and other agreements related to the engagement of Goldman Sachs & Co. LLC and Centerview Partners.

5.22 Opinions of Financial Advisors. The Company Board has received the oral opinions (to be confirmed by delivery of written opinions) of each of its financial advisors, Goldman Sachs & Co. LLC and Centerview Partners, to the effect that, as of the date of such written opinions and subject to the factors, assumptions and limitations set forth in the written opinions, the Per Share Merger Consideration to be paid to the holders of Shares pursuant to this Agreement is fair from a financial point of view to the holders of Shares (it being agreed that such opinions are for the benefit of the Company Board and may not be relied upon by Parent, Holding or Merger Sub).

5.23 Related Party Transactions. Since the Applicable Date, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and any current or former director, officer or other Person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the Ordinary Course of Business consistent with past practice) and has not been disclosed in the Company Reports.

5.24 No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by the Company in this Agreement and in any instrument or other document delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDING AND MERGER SUB

Except as set forth in the corresponding sections of the Parent Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent from the face of such disclosure), Parent, Holding and Merger Sub each hereby represent and warrant to the Company that:

6.1 Organization, Good Standing and Qualification. Each of Parent, Holding and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its jurisdiction of organization. Each of Parent, Holding and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Holding or Merger Sub to consummate the transactions contemplated by this Agreement. Parent has made available to the Company copies of Parent’s, Holding’s and Merger Sub’s Organizational Documents, each as amended, restated or amended and restated to the date of this Agreement, and each as made available to the Company is in full force and effect as of the date of this Agreement. The Existing Competition Approvals remain in effect as of the date of this Agreement.

6.2 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of one-hundred (100) shares of common stock, par value $0.01 per share, all of which were outstanding as of the date of this Agreement and Holding holds sole record and beneficial ownership over all such shares. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and owned by Holding. Merger Sub has not conducted any business and has no assets, liabilities or obligations of any nature, in each case other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

6.3 Corporate Authority and Approval. Each of Parent, Holding and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by each of Parent, Holding and Merger Sub, the consummation by Parent, Holding and Merger Sub of the Merger and the other transactions contemplated by this Agreement, and the compliance by each of Parent, Holding and Merger Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent, Holding and Merger Sub, and no other corporate proceedings on the part of Parent, Holding or Merger Sub are necessary to authorize the execution and delivery of this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent, Holding and Merger Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent, Holding and Merger Sub, as applicable, enforceable against Parent, Holding and Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.4 Governmental Filings; No Violations.

(a) Other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business and (ii) the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (1) under the HSR Act and other applicable Antitrust Laws, (2) under the Exchange Act, (3) pursuant to the rules or regulations of any national securities exchange (including Euronext Paris), national securities or interdealer quotation system (including any listing agreement related thereto) and (4) with CFIUS related to obtaining CFIUS Approval and (5) set forth in Section 6.4(a)(ii)(5) of the Parent Disclosure Letter (collectively, the “Parent Approvals”), as applicable, no expirations of waiting periods are required and no material filings, notices, reports, consents, registrations, approvals, permits, orders, declarations, licenses or authorizations are required to be made by Parent, Holding or Merger Sub with, nor are any required to be made or obtained by Parent, Holding or Merger Sub from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Parent, Holding and Merger Sub and the consummation of the transactions contemplated by this Agreement, or in connection with the continuing operation of the business of Parent and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Holding or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent, Holding and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement will not, constitute or result in (i) a conflict, breach or violation of, or a default under, the Organizational Documents of Parent or any of its Subsidiaries, (ii) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract binding upon Parent, Holding, Merger Sub or any of their Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting Parent, Holding, Merger Sub or any of their Subsidiaries, (iii) result in the creation or imposition of any Encumbrance, other than any Permitted Encumbrance, on any property or asset of Parent or any of its Subsidiaries or (iv) assuming (solely with respect to performance of this Agreement and the consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 6.4(a) above, conflict with or violate any Law to which Parent, any of its Subsidiaries or any of their respective properties, assets, business or operations is subject, except, in the case of clauses (ii), (iii) or (iv) of this Section 6.4(b), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Holding or Merger Sub to consummate the transactions contemplated by this Agreement.

6.5 Labor Matters. No pre-signing legal or contractual requirement to provide notice to, or enter into any consultation or bargaining procedure with, any labor union, labor organization or works council, which represents any employee, is required in connection with the execution by Parent, Holding or Merger Sub of this Agreement or the transactions contemplated by this Agreement.

6.6 Litigation.

(a) As of the date of this Agreement, other than the Merger Litigation, there are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent, Holding or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) As of the date of this Agreement, other than the Merger Litigation, neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any Order, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

6.7 Beneficial Ownership of Shares. None of Parent, Holding, Merger Sub or any of their respective Subsidiaries is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

6.8 Available Funds. Parent and its controlled Affiliates will have sufficient cash, available lines of credit or other sources of funds at the Closing necessary to consummate the transactions contemplated by this Agreement. Parent and its controlled Affiliates have the financial resources and capabilities to fully perform all of Parent’s, Holding’s and Merger Sub’s obligations under this Agreement.

6.9 Brokers and Finders. Neither Parent nor any of its directors or employees (including any officers) has employed any broker, finder or investment bank or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except that Parent has employed Citigroup Global Markets Inc. and J.P. Morgan as its financial advisors, and there are no arrangements made by and on behalf of Parent or any of its Subsidiaries with any broker, finder or investment bank in connection with this Agreement and the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries could have any liability in a circumstance where the transactions contemplated by this Agreement are not consummated.

6.10 No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by Parent, Holding and Merger Sub in this Agreement and in any instrument or other document delivered pursuant to this Agreement, none of Parent, Holding, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Holding, Merger Sub or any of their respective Affiliates. Notwithstanding anything herein to the contrary, Parent, Holding and Merger Sub each hereby acknowledge and agree (on their own behalf and on behalf of each of their respective Affiliates and Representatives) that, except for the representations and warranties of the Company expressly set forth in Article V, (a) neither the Company, any Subsidiary of the Company, any stockholder of the Company, any of their respective Affiliates or any of their respective Representatives (collectively, the “Company Parties”) makes, or has made, any representation or warranty and (b) none of Parent, Holding, Merger Sub, any of their respective Affiliates or any of their respective Representatives is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any Company Party, in each case regarding any Company Party, its or their business, this Agreement, the Merger, the other transactions contemplated hereby or any other matter related hereto.

ARTICLE VII

COVENANTS

7.1 Conduct of the Company.

(a) From and after the execution and delivery of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with Article IX, the Company shall, and shall cause each of its Subsidiaries to, except as set forth in Section 7.1(a)(i)-(xxiv) of the Company Disclosure Letter, consented to in writing by Parent (such consent (x) not to be unreasonably conditioned, withheld or delayed and (y) to be provided as set forth in Section 7.2), previously approved in writing by Parent pursuant to the Original Merger Agreement or in compliance with a Company Material Contract, and except (A) as otherwise specifically contemplated by this Agreement, (B) as is required by a Governmental Entity or applicable Law or (C) COVID-19 Measures, (1) comply in all material respects with all applicable Laws and the material requirements of all Company Material Contracts and conduct its business in all material respects in the Ordinary Course of Business and (2) in connection therewith and, in each case, to the extent consistent with the Ordinary Course of Business, use their respective commercially reasonable efforts to preserve its and its Subsidiaries’ business organizations substantially intact, maintain its and its Subsidiaries’ existing relations and goodwill with Governmental Entities, suppliers, distributors, consultants, licensors, licensees, creditors, lessors, employees and others having significant business dealings with them, keep available the services of its and its Subsidiaries’ officers and key employees, preserve and maintain the assets utilized in connection with the business of the Company and its Subsidiaries, maintain in effect all Governmental Authorizations and maintain all material Insurance Policies with reputable insurers; provided, however, that no action taken or failed to be taken by the Company or any of its Subsidiaries with respect to the matters specifically addressed by clauses (i) through (xxiv) of this Section 7.1(a) shall be deemed to be a breach of this Section 7.1(a) unless such action would constitute a breach of clauses (i) through (xxiv). Without limiting the generality of and in furtherance of the foregoing sentence, from the execution and delivery of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with Article IX, except as otherwise specifically contemplated by this Agreement, required by a Governmental Entity, applicable Law or a Company Material Contract, pursuant to any COVID-19 Measures, approved in writing by Parent (such consent (x) not to be unreasonably conditioned, withheld or delayed and (y) to be provided as set forth in Section 7.2)), previously approved in writing by Parent pursuant to the Original Merger Agreement or set forth in Section 7.1(a) of the Company Disclosure Letter, the Company shall not and shall not permit any of its Subsidiaries, to:

(i) adopt or propose any change in its Organizational Documents;

(ii) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets (not including, for the avoidance of doubt, any other business or Person or division thereof), the acquisition of which would not constitute capital expenditures, having a value in excess of $5,000,000 individually or of $25,000,000 in the aggregate outside the Ordinary Course of Business;

(iii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(iv) except as set forth in clause (vii) or (xviii) of this Section 7.1(a), issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, Encumber, or otherwise enter into any Contract or understanding with respect to the voting of, (A) any shares of capital stock, Company Equity Awards or other equity interests of the Company (including, for the avoidance of doubt, Shares) or of any of its Subsidiaries (other than (1) such issuance of shares of capital stock by a Wholly Owned Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company, (2) such issuance of shares of capital stock in respect of the exercise, vesting and settlement, as applicable, of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the terms of the Equity Plans in effect on the date of this Agreement) or (3) such issuance of dividend equivalent units in connection with the Company’s declaration and payment of quarterly dividends (or the issuance of shares of capital stock into which such units convert)) or (B) securities convertible into or exchangeable into or exercisable for any such shares of capital stock, or any options, warrants or other rights of any kind to acquire any such shares of capital stock or such convertible or exchangeable securities, in each case other than in respect of outstanding Company Equity Awards;

(v) incur or commit any capital expenditures, or any obligations or liabilities in connection therewith, in excess of (i) $3,000,000 in respect of any particular location or project, in each case other than as may be necessary in connection with any emergency repair, maintenance or replacement or for the protection of human health and safety and other than in connection with the renovation of the Company’s flagship retail location on Fifth Avenue in New York, New York (the “Flagship Renovation”), or (ii) in respect of the Flagship Renovation, the budget set forth in Section 7.1(a)(v) of the Company Disclosure Letter;

(vi) make any loans, advances, guarantees or capital contributions to, or investments in, any Person except (A) to or from the Company and any of its Wholly Owned Subsidiaries and (B) for loans or advances made to directors, officers and other employees of the Company and its Subsidiaries (x) for business-related travel, other business-related expenses, in each case, in the Ordinary Course of Business consistent with past practice or (y) pursuant to the indemnification and advancement rights of such Persons in effect as of the date hereof under any agreement between or among such Person and the Company or any Subsidiary thereof or the Organizational Documents of the Company or any Subsidiary thereof;

(vii) declare, set aside, establish a record date for, accrue, make or pay any dividend or other distribution (whether payable in cash, stock, property or otherwise) in respect of, any capital stock of the Company or any of its Subsidiaries or other equity or voting interests (including with respect to the Company, for the avoidance of doubt, Shares), except for (i) dividends paid by any Wholly Owned Subsidiary to the Company or to any other Wholly Owned Subsidiary of the Company and (ii) regular quarterly dividends of up to $0.58 per share which the Company may, in its sole discretion, declare and pay once in each fiscal quarter prior to the Closing commencing with the fourth quarter of the Company’s 2020 fiscal year;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire (or offer to do any of the foregoing), directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (including with respect to the Company, for the avoidance of doubt, Shares) or other equity or voting interests or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities, including Company Equity Awards, except pursuant to the forfeiture provisions of such Company Equity Awards or the cashless exercise or tax withholding provisions of such Company Equity Awards, in each case, if and only to the extent permitted by the terms of such Company Equity Awards so in effect on the date of this Agreement or otherwise change the capital structure of the Company or any of its Subsidiaries, other than cashless exercise or withholding Tax obligations upon exercise, vesting and settlement, as applicable, of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Equity Plans as in effect on the date of this Agreement;

(ix) directly or indirectly repurchase, prepay, incur or assume any Indebtedness for borrowed money, guarantee any Indebtedness for borrowed money or enter into a “keep well” or similar agreement in respect of Indebtedness for borrowed money (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) Indebtedness for borrowed money incurred in the Ordinary Course of Business not to exceed $10,000,000 individually or $40,000,000 in the aggregate, (B) drawdowns or prepayments under the Credit Agreements or other facilities or agreements made available to Parent prior to the execution of this Agreement or borrowings under the Company’s existing commercial paper program and letters of credit in the Ordinary Course of Business or (C) refinancings or replacements of any such Indebtedness for borrowed money or agreements in respect of Indebtedness for borrowed money in the Ordinary Course of Business;

(x) other than with respect to Company Material Contracts related to Indebtedness, which shall be governed by Section 7.1(a)(ix) and Section 7.10, enter into, terminate or materially amend, modify, supplement or waive any material right to enforce, relinquish, release, transfer or assign any material rights or claims under any Company Material Contract or any Contract that would have been required to be disclosed pursuant to Section 5.11 (or any Contract that would be a Company Material Contract if it were in effect as of the date of this Agreement), other than in the Ordinary Course of Business;

(xi) other than with respect to the Merger Litigation and the Transaction Litigation, which shall be governed by Section 7.14, pay, discharge, satisfy, settle or compromise any Proceeding (or agree to do any of the foregoing) (A) for an amount in excess of (x) $10,000,000 individually in the case of any Proceeding relating to an audit or $3,000,000 individually in the case of any other Proceeding or (y) $25,000,000 in the aggregate or (B) in a manner that would materially adversely affect the Company’s or any of its Subsidiaries’ use of or rights to, or the value of, material Intellectual Property Rights owned by the Company or any of its Subsidiaries or Key Marks; provided that any such payment, discharge, satisfaction, settlement or compromise of any such Proceeding does not include any material obligation (other than the payment of money or confidentiality obligations) to be performed by or material restrictions imposed against, the Company or any of its Subsidiaries;

(xii) adopt or implement any stockholder rights plan, “poison pill,” anti-takeover plan or other similar agreement or plan;

(xiii) grant any material refunds, credits, rebates or other allowances to any end user, customer, retailer or distributor, in each case other than in the Ordinary Course of Business;

(xiv) write down any of its material assets except as required by GAAP or the Company’s accounting policies applied in the Ordinary Course or with respect to normal obsolescence or make any changes with respect to accounting policies or procedures, except as required by changes in Law or GAAP;

(xv) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, file any income or other material Tax Returns that have been prepared in a manner that is inconsistent with past practice, enter into any closing agreement with respect to any material amount of Taxes, settle any claim or assessment in respect of a material amount of Taxes, surrender any right to claim a refund of a material amount of Taxes, agree to an extension or waiver of the statute of limitations (other than in the Ordinary Course of Business) with respect to the assessment or determination of any material Taxes or settle any material Tax claim;

(xvi) transfer, sell, lease, sublease, license, pledge, mortgage, assign, divest, cancel or otherwise dispose of, or permit or suffer to exist the creation of any material Encumbrance (other than Permitted Encumbrances) upon, including pursuant to a sale-leaseback transaction or an asset securitization transaction, any material assets (not including any Intellectual Property Rights), including capital stock of any of its Subsidiaries, except in the Ordinary Course of Business;

(xvii) sell, transfer, license, grant, cancel, abandon, allow to lapse or otherwise dispose of any material Intellectual Property Rights owned by the Company or any of its Subsidiaries, or otherwise take any action or fail to take any action which action or failure to act has resulted or would reasonably be expected to result in the non de minimis loss or reduction in value of any material Intellectual Property Rights or Key Marks, except (A) non-exclusive licenses in the Ordinary Course of Business consistent with past practice; (B) licenses granted in connection with distribution agreements entered into in the Ordinary Course of Business; (C) licenses granted in connection with talent agreements and the development of in-store displays, creative visual merchandising, marketing and advertising assets, and related branded content entered into in the Ordinary Course of Business; (D) licenses granted in connection with the production of co-branded or third-party products in the Ordinary Course of Business; and (E) lapse or abandonment of Intellectual Property Rights that are of de minimis value to the business of the Company and its Subsidiaries as currently conducted;

(xviii) except as required by the terms of any Company Benefit Plan or Collective Bargaining Agreement in effect as of the date hereof, (A) grant any equity or equity-based awards or increase the compensation or benefits provided to any current or former director, officer, employee or service provider of the Company and its Subsidiaries other than base salary or wage (and corresponding bonus) increases for non-executive officer Employees in the Ordinary Course of Business consistent with past practice, (B) grant or provide any change in control, severance, termination retention or similar payments or benefits to any current or former director, officer, employee or service provider of the Company and its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (C) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former director, officer, employee or natural person service provider of the Company and its Subsidiaries, (D) establish, adopt, enter into, terminate or amend any Company Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, (E) hire or engage, or make an offer to hire or engage, any employee at the level of Vice President or above (provided that such restriction shall only apply to employees located in the European Union at the level of Senior Vice President and above), or individual independent contractor whose annual fee arrangement exceeds $350,000 or (F) terminate the employment or engagement of any current employee at the level of Vice President or above, or individual independent contractor (excluding individual independent contractors arrangements for a limited period of time or that expire in accordance with their terms) whose annual fee arrangement exceeds $350,000 other than for cause;

(xix) except as required by the terms of any Collective Bargaining Agreement, (i) modify, extend or enter into any Collective Bargaining Agreement, or (ii) recognize or certify any labor union, labor organization, works council or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xx) except as required by the terms of any Company Benefit Plan or Collective Bargaining Agreement in effect as of the date hereof, waive the restrictive covenant obligations of any employee of the Company or any of its Subsidiaries;

(xxi) (A) enter into any lease or sublease of material real property (whether as a lessor, sublessor, lessee or sublessee) other than in the Ordinary Course of Business, (B) modify or amend in any material respect, or exercise any right to renew, any lease or sublease of material real property other than in the Ordinary Course of Business or (C) acquire any fee simple or ownership interest in material real property;

(xxii) form any Subsidiary of the Company or any of its Subsidiaries;

(xxiii) enter into a new line of business or abandon or discontinue any existing line of business, other than launches (including sales of Company-branded products and services and brand-based promotional activities) and wind-downs of products in the Ordinary Course of Business; or

(xxiv) agree, authorize or commit to do any of the foregoing;

provided that, if the Merger has not been consummated within six (6) Business Days after the date on which the Requisite Company Vote has been obtained (it being understood that Closing can under no circumstances take place prior to January 7, 2021) as a result of the material breach of this Agreement by Parent or Merger Sub, this Section 7.1(a) shall terminate in its entirety and the Company shall have no further obligation to comply with this Section 7.1(a) (and, in such event, the Company’s compliance with this Section 7.1(a) after the later of (i) January 7, 2021 and (ii) the date of the Requisite Company Vote shall not be taken into account for purposes of assessing whether any of the conditions set forth in Article VIII has been satisfied).

(b) Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time or give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Notwithstanding anything to the contrary in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 7.1 to the extent that the requirements of such consent could violate any applicable Law.

7.2 Conferring Matters; Approval Matters.

(a) Prior to the Closing, the Parties shall cause the Committee to meet on a weekly basis (each a “Committee Meeting”) to (i) discuss any actions that Parent believes are in breach of Section 7.1(a) (the “Purported Breach Matters”), (ii) discuss and have Parent decide upon the matters for which the Company has requested Parent’s approval pursuant to Section 7.1(a) (the “Approval Matters”) and (iii) discuss any other topics relating to the Company, in particular the work progress concerning the Flagship Renovation, and the ongoing operation of its business which the Key Committee Members unanimously agree should be discussed at the Committee Meeting. Committee Meetings shall be held each Thursday at 10:00 a.m. New York City time, or on such other date and at such other time as the Key Committee Members shall unanimously agree. Prior to 11:00 a.m. New York City time on the Monday immediately prior to each Committee Meeting, (x) the Company shall provide notice in writing of any Approval Matters which it wishes to be the subject of a Committee Meeting and a presentation of the work progress concerning the Flagship Renovation and (y) Parent shall provide notice in writing of any Purported Breach Matters which it wishes to be the subject of a Committee Meeting and each Party shall expressly identify such matters in the written notice provided to the other. Prior to 12:00 p.m. New York City time on the Wednesday immediately prior to each Committee Meeting, (x) Parent may make written requests for such additional information as it reasonably requires to consider the Approval Matters to be discussed at such meeting and (y) the Company may make written requests for such additional information as it reasonably requires to consider the basis of the Purported Breach Matters to be discussed at such meeting. The Parties agree that if a Key Committee Member cannot attend a Committee Meeting, the applicable Party may nominate another reasonably senior Representative to attend such meeting on their behalf.

(b) Prior to the Closing, if the Company believes, acting reasonably and in good faith, that an Approval Matter requires attention before the next Committee Meeting (an “Urgent Approval Matter”), the Company may provide notice in writing of such Urgent Approval Matter at any time. On or before 5:00 p.m. New York City time on the second (2nd) Business Day following receipt of such Urgent Approval Matter, Parent may make written requests for such additional information as it reasonably requires to consider such Urgent Approval Matter. Parent shall provide its decision as to the Urgent Approval Matter, (i) if it has made a request for information, within forty-eight (48) hours of the receipt of the requested information or confirmation in writing from the Company that the requested information does not exist or (ii) if it has not made such a request, by 5:00 p.m. New York City time on the third (3rd) Business Day following the receipt of the Urgent Approval Matter.

(c) Notwithstanding the foregoing Sections 7.2(a)-(b), Parent may provide its consent to any Approval Matter or Urgent Approval Matter in advance of the timelines set forth therein.

(d) Notwithstanding anything to the contrary set forth in this Agreement, a Purported Breach Matter may only be taken into account for purposes of assessing whether the condition set forth in Section 8.2(b) has been satisfied if such Purported Breach Matter (x) was validly notified to the Company and discussed at a Committee Meeting and (y):

(i) is curable unilaterally by the Company and has not been cured by the Company within fourteen (14) days of the Committee Meeting at which such Purported Breach Matter was so discussed;

(ii) is not curable unilaterally by the Company and the Company had Knowledge prior to the taking of the actions that directly caused the Purported Breach Matter that such actions would be taken, and such Purported Breach Matter has not been cured by the Company within fourteen (14) days of the Committee Meeting at which such Purported Breach Matter was so discussed; or

(iii) is not curable unilaterally by the Company and the Company did not have Knowledge prior to the taking of the actions that directly caused the Purported Breach Matter that such actions would be taken, and the Company has not used its good faith, reasonable best efforts to cure such alleged non-compliance within fourteen (14) days of the Committee Meeting at which such Purported Breach Matter was so discussed.

(e) Without prejudice to the Company’s obligations pursuant to Section 7.1(a), neither (i) any failure of the Company to perform any of the covenants set forth in Section 7.2(a) or Section 7.2(b) nor (ii) any discussion of, or response to a request for information in relation to, any Purported Breach Matter, shall be taken into account for purposes of assessing whether the condition set forth in Section 8.2(b) has been satisfied.

7.3 Acquisition Proposals; Change of Recommendation.

(a) No Solicitation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, except as expressly permitted by this Section 7.3, the Company shall, and shall cause its Subsidiaries and the Company’s directors, executive officers, or controlled Affiliates, and shall instruct its other Representatives to, immediately cease any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal, terminate access to any physical or electronic dataroom relating to the Company for any such Acquisition Proposal and request the prompt return or destruction of any confidential information provided to any third party in connection with an Acquisition Proposal made in the twelve (12) months prior to the date of this Agreement (other than in respect of Parent and the Original Merger Agreement). From and after the date of this Agreement, the Company and its Subsidiaries and the Company’s executive officers and directors shall use their reasonable best efforts to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party in connection with an Acquisition Proposal or of which the Company or any of its Subsidiaries is a beneficiary in connection with an Acquisition Proposal. Without prejudice to the foregoing sentences, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, except as expressly permitted by this Section 7.3, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, executive officers or controlled Affiliates, and shall instruct any other Representatives and other employees not to, directly or indirectly:

(i) initiate, solicit, cause, propose or knowingly encourage, assist or facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of any Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal;

(ii) engage in, conduct, continue, respond to or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal or any inquiry, proposal, offer or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal;

(iii) disclose or furnish any non-public information or data concerning the Company or its Subsidiaries to any Person in connection with any Acquisition Proposal or any inquiry, proposal, offer or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal;

(iv) afford access (other than customer access to retail locations in the Ordinary Course of Business and except pursuant to Section 220 of the DGCL) to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person in connection with any Acquisition Proposal or any inquiry, proposal, offer or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal;

(v) recommend, authorize, approve, adopt, endorse, declare advisable (or make any public statement recommending, authorizing, approving, adopting, endorsing, declaring advisable) or enter into any Alternative Acquisition Agreement;

(vi) approve any transaction, or any Person becoming an “interested stockholder”, under Section 203 of the DGCL or approve any transaction, or any person becoming a “Substantial Stockholder”, under Article IX of the Company Charter (in each case, other than with respect to this Agreement, the transactions contemplated hereby or Parent or its Affiliates);

(vii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

(viii) resolve, agree, authorize or commit to do any of the foregoing.

(b) Exceptions. Notwithstanding anything to the contrary set forth in this Agreement, but, for the avoidance of doubt, subject to the provisions of Section 7.3(c), prior to the time, but not after, the Requisite Company Vote is obtained, in response to an unsolicited, bona fide written Acquisition Proposal that is made after the date of this Agreement (and in any event only if the Company did not violate this Section 7.3 with respect to such Person), the Company may (acting upon the recommendation of the Company Board), subject to compliance with this Section 7.3(b) and Section 7.3(c):

(i) provide information and data concerning the Company and its Subsidiaries and access to the Company and its Subsidiaries’ properties, books and records in response to a request to the Person who made such Acquisition Proposal; provided that substantially concurrently (but in any event within twenty-four (24) hours after the provision of such information or data), the Company shall make available to Parent any such information or data concerning the Company or its Subsidiaries that the Company provides to any such Person that was not previously made available to Parent and that, prior to furnishing any such information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms that are at least as restrictive to the other party as the terms in the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amending of an Acquisition Proposal, but shall not include any restrictions that would reasonably be expected to restrain the Company from satisfying its obligations contemplated by Section 7.3(c) or that would otherwise call for an exclusive right to negotiate with the Company prior to the termination of this Agreement) (any confidentiality agreement satisfying such criteria, a “Permitted Confidentiality Agreement”); and

(ii) engage or otherwise participate in any discussions or negotiations with any such Person regarding such unsolicited, bona fide written Acquisition Proposal, in each case of clause (i) and this clause (ii) of this Section 7.3(b), if, and only if, prior to taking any action described in clause (i) or this clause (ii) of this Section 7.3(b), the Company Board determines in good faith (after consultation with its legal advisor) that (A) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) based on the information then available, including the terms and conditions of such Acquisition Proposal and those of this Agreement, failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that prior to engaging or otherwise participating in any such discussions or negotiations with or furnishing any information to such Person, the Company gives Parent written notice in accordance with Section 7.3(c). The Company acknowledges and agrees that any action, that if taken by the Company would be a breach of this Section 7.3, is taken by a Representative of the Company, such action shall be deemed to constitute a breach of this Section 7.3 by the Company.

(c) Notice of Acquisition Proposals. The Company shall promptly (but, in any event, within twenty-four (24) hours) give notice to Parent if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal are received by, (ii) any non-public information or data concerning the Company or its Subsidiaries is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiations relating to an Acquisition Proposal are sought to be engaged in or continued with, it, its Subsidiaries or any of its or any of the Company’s officers, directors and financial advisors, setting forth in such notice a summary of the material terms and conditions with respect to any such proposal or offer and a summary of the material content of any such inquiry, as applicable, and thereafter shall (1) keep Parent reasonably informed, on a prompt basis of the status and material terms and conditions of any such Acquisition Proposals or requests (including any amendments, modifications or supplements thereto, within twenty-four (24) hours following receipt thereof) and the status of any such discussions or negotiations and (2) provide Parent (or its outside legal counsel) with unredacted copies of all writings or media containing any terms or conditions of any proposals or proposed transaction agreements relating to any Acquisition Proposal as promptly as practicable (and in any event, within twenty-four (24) hours following the receipt or delivery thereof). The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof that prohibits the Company from providing to Parent such material terms and conditions and other information.

(d) No Change of Recommendation.

(i) Except as permitted by Section 7.3(d)(ii) and Section 7.3(e), the Company Board, including any committee thereof, shall not:

(A) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify) the Company Recommendation with respect to the Merger in any manner adverse to Parent, Holding or Merger Sub;

(B) following the date any Acquisition Proposal or any material modification thereto is first made public or sent or given to stockholders of the Company, fail to issue a press release publicly reaffirming the Company Recommendation within five (5) Business Days (or, if earlier, prior to the Company Stockholders Meeting) following Parent’s written request to do so (which request may only be made once with respect to any such Acquisition Proposal, except that Parent may make an additional request after any material change in the terms of such Acquisition Proposal);

(C) following the commencement of any tender or exchange offer relating to the securities of the Company, fail to issue a press release publicly announcing within ten (10) Business Days of such commencement that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Recommendation;

(D) fail to include the Company Recommendation in the Proxy Statement or make or authorize the making of any public statement (oral or written) that has the substantive effect of a withdrawal, qualification or modification of the Company Recommendation;

(E) approve or recommend, or propose publicly to approve or recommend any Acquisition Proposal or proposal reasonably expected to lead to an Acquisition Proposal or approve or recommend, or publicly declare advisable or publicly propose to enter into, or enter into, any Alternative Acquisition Agreement;

(F) except as expressly permitted by, and after compliance with, Section 7.3(d)(ii) and Section 9.3(b), cause or permit the Company to enter into an Alternative Acquisition Agreement; or

(G) agree, authorize or commit to do any of the foregoing.

(ii) Notwithstanding anything to the contrary set forth in this Section 7.3, prior to the time the Requisite Company Vote is obtained, the Company Board may (A) effect a Change of Recommendation if (x)(1) a written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside legal counsel) is bona fide and that did not arise from or in connection with a breach of the obligations set forth in this Section 7.3 is received by the Company after the date of this Agreement and is not withdrawn prior to the Change of Recommendation, and the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes a Superior Proposal or (2) an Intervening Event has occurred, and (y) the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that failure to effect a Change of Recommendation would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law or (B) take action to terminate this Agreement pursuant to, and in accordance with, Section 9.3(b) to enter into an Alternative Acquisition Agreement with respect to a written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside legal counsel) is bona fide and that did not arise from or in connection with a breach of the obligations set forth in this Section 7.3 and that the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that (1) such Acquisition Proposal constitutes a Superior Proposal and (2) failure to effect a Change of Recommendation would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that a Change of Recommendation or action to terminate this Agreement pursuant to Section 9.3(b) may not be made (i) unless the Company shall have complied in all material respects with its obligations under this Section 7.3 and (ii) unless and until the Company has given Parent written notice of such action four (4) Business Days in advance (an “Initial Notice”), setting forth in writing that the Company Board intends to consider whether to take such action, the reasons with respect thereto and (I) in the case of a Superior Proposal, the material terms and conditions of such Superior Proposal and (II) in the case of an Intervening Event, a reasonable description of such Intervening Event (it being agreed that, in each case, the delivery of such notice by the Company shall not constitute a Change of Recommendation). After giving such Initial Notice and prior to effecting such Change of Recommendation or taking such action to terminate the Agreement pursuant to Section 9.3(b), the Company shall, and shall instruct its legal and financial advisors to, negotiate in good faith with Parent and its Representatives throughout such four (4) Business Day period (to the extent Parent wishes to negotiate) to make such revisions to the terms of this Agreement such that the failure of the Company Board to effect a Change of Recommendation or to take such action to terminate this Agreement pursuant to Section 9.3(b) would no longer be reasonably be likely to be inconsistent with its fiduciary duties. At the end of the four (4) Business Day period, prior to taking action to effect a Change of Recommendation or taking action to terminate the Agreement pursuant to Section 9.3(b), the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in writing in response to the Initial Notice, and shall have determined in good faith (after consultation with outside legal counsel) that (A) in the case of a Superior Proposal, the Superior Proposal continues to constitute a Superior Proposal, and (B) in the case of an Intervening Event, the failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law, in each case, if such changes offered in writing were to be given effect. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.3(d) except that the obligation to give advance written notice with respect thereto as set forth in this Section 7.3(d) shall be reduced to three (3) Business Days.

(e) Certain Permitted Disclosure. Nothing set forth in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal or (ii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided that any “stop look and listen” communication or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the Company Recommendation is affirmed or remains unchanged; and provided, further, that if any such disclosure or communication has the substantive effect of withdrawing, qualifying or modifying the Company Recommendation in a manner adverse to Parent, such disclosure or communication shall constitute a Change of Recommendation unless the Company expressly reaffirms the Company Recommendation in such disclosure or communication.

(f) Standstill Provisions. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

7.4 Proxy Statement; Other Regulatory Matters.

(a) Proxy Statement.

(i) As promptly as practicable after the date of this Agreement, but in any event within fifteen (15th) Business Days after the date of this Agreement, the Company shall prepare and file with the SEC, a proxy statement (as amended or supplemented, the “Proxy Statement”). Except under the circumstances expressly otherwise permitted by Section 7.3, the Proxy Statement shall include the Company Recommendation. Parent shall cooperate with the Company in the preparation of the Proxy Statement upon reasonable request of the Company and furnish all information concerning Parent as reasonably requested by the Company.

(ii) The Company shall use reasonable best efforts to ensure that the Proxy Statement will comply in all material respects with the provisions of the Exchange Act. Each of the Company and Parent shall use reasonable best efforts to ensure that none of the information supplied by it, any of its controlled Affiliates or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company, at the time of the Company Stockholders Meeting or of filing with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (1) the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, its controlled Affiliates or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement and (2) Parent, Holding and Merger Sub assume no responsibility with respect to information supplied by or on behalf of the Company, its controlled Affiliates or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

(iii) If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, any of their respective Affiliates or their respective directors, officers or Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification the Company shall (A) prepare (with the assistance of Parent) an amendment or supplement to the Proxy Statement and (B) cause the Proxy Statement as so amended or supplemented to be filed with the SEC as promptly as reasonably practicably thereafter and to be disseminated to its stockholders, in each case, as and to the extent required by applicable Law.

(iv) Notwithstanding anything to the contrary in this Section 7.4, prior to filing, furnishing or delivering such documents with the applicable Governmental Entity and disseminating the Proxy Statement (including any amendment or supplement thereto) to the stockholders of the Company or responding to comments of the SEC or its staff with respect thereto, the Company shall (A) provide Parent and its outside legal counsel with a reasonable opportunity to review and comment on drafts of such documents or communications related to the Company Stockholders Meeting and (B) consider in good faith for inclusion in the Proxy Statement (and any amendment or supplement thereto) and such other documents and communications related to the Company Stockholders Meeting (including with respect to any comment letters from the SEC) all comments reasonably proposed by Parent and its outside legal counsel and the Company agrees that all information relating to Parent, its Affiliates and their respective Representatives included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably. The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional material information and shall promptly provide to Parent copies of all written correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. Except in connection with a Change of Recommendation, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to stockholders of the Company as of the record date established for the Company Stockholders Meeting (the “Record Date”) as promptly as practicable after the date on which the SEC confirms orally or in writing, that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement (the “Proxy Statement Clearance Date”).

(b) Other Regulatory Matters.

(i) In addition to and without limiting the rights and obligations set forth in Section 7.1 and Section 7.4(a), subject to the terms and conditions of this Agreement, including for the avoidance of doubt, Section 7.4(b)(ii), the Company and Parent shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including (A) maintaining in effect the Existing Competition Clearances (including not taking any action that could reasonably be expected to cause any Existing Competition Clearance to be withdrawn, rescinded or rendered invalid), (B) preparing and filing, in consultation with the other, as promptly as practicable with any Governmental Entity, documentation to effect all necessary notices, reports, consents, registrations, approvals, permits, authorizations, expirations of waiting periods and other filings, (C) obtaining as promptly as practicable after the date of this Agreement all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity, including the Company Approvals and the Parent Approvals, in order to consummate the transactions contemplated by this Agreement and (D) not taking any action that could, or could reasonably be expected to, cause any Governmental Entity to prevent, delay or impair consummation of the Merger.

(ii) Without limiting the generality of, and in furtherance of the provisions of Section 7.4(b)(i) above:

(A) if the Proxy Statement Clearance Date has not occurred prior to December 15, 2020, the Parties will, no later than December 18, 2020, file a Notification and Report Form pursuant to the HSR Act with respect to the Merger and, in connection therewith, request early termination of the waiting period under the HSR Act;

(B) if at any time that it becomes reasonably apparent to the Company, that, as a result of the timing of the potential Closing Date, it will not be reasonably likely that the Closing Date will occur prior to the expiration date of any of the Existing Competition Clearances, each of the Company and Parent, as applicable, shall (and shall cause their respective controlled Affiliates to) prepare and file, with respect to the transactions contemplated by this Agreement, any notifications required or advisable under applicable Antitrust Laws, such complete filings to be made by no later than the Business Day after the applicable Existing Competition Clearance expires. Each of the Company and Parent shall also provide any information, document or filing or any supplementary information, document or filings requested or required by any Governmental Entity with jurisdiction over enforcement of any Antitrust Law with respect to the transactions contemplated by this Agreement as promptly as practicable. Without limiting the foregoing, in the event that Parent or any of its Affiliates (or any Person acting on behalf of Parent or at Parent’s direction) receives any request for information from any Governmental Entity relating to the Merger or the Company or is notified by the Company or any Governmental Entity of any request or requirement of any Governmental Entity for Parent to provide any information, document or filing to such Governmental Entity relating to the Merger or the Company, Parent will provide, and will cause its Affiliates to provide, a complete response to such request as promptly as reasonably practicable and in any event within five (5) Business Days of receiving such request for information.

(C) Hell or High Water. With respect to obtaining clearance under any applicable Antitrust Laws, “reasonable best efforts” shall include (i) taking or committing to take actions that may limit or impact Parent’s or any of its Subsidiaries’ (including the Company’s or any of its Subsidiaries’) freedom of action with respect to, or its ability to retain, any of Parent’s or any of its Subsidiaries’ (including the Company’s or any of its Subsidiaries’) operations, divisions, businesses, products lines, contracts, customers or assets, (ii) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated hereby, in any case, that may be issued by any court or other Governmental Entity, and (iii) creating, terminating or divesting relationships, contractual rights or obligations of the Company, Parent or their respective Subsidiaries, in each case in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law or from any Governmental Entity so as to enable to the Closing to occur as promptly as reasonably practicable.

(iii) Cooperation. Subject to applicable Laws, Parent and the Company shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of all material notices or other material communications received by Parent or the Company, as the case may be, from any third party and/or Governmental Entity with respect to the transactions contemplated by this Agreement. Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, any of their respective controlled Affiliates and any of their respective Representatives, that appears in any presentation or filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its or its Subsidiaries’ Representatives to participate in any discussions or meetings with any Governmental Entity in respect of the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat. Without limiting the foregoing, in the event that Parent or any of its Affiliates (or any Person acting on behalf of Parent or at Parent’s direction) receives any communication or request for information from any Governmental Entity relating to the Merger or the Company, Parent will (i) notify the Company within twenty-four (24) hours of receipt of such inquiry and (ii) consult with the Company with respect to all aspects of its response thereto prior to providing any substantive response to any Governmental Entity with respect thereto. Subject in all respects to Section 7.4(b)(i) and Section 7.4(b)(ii), as well as this Section 7.3(b)(iii), including the timing provisions, remedies obligations and restrictions on communications with Governmental Entities therein, Parent shall have the final authority to direct and implement (or direct the implementation by the Company of) the regulatory strategy; provided, however, that Parent will comply with this Agreement in connection with, and consider in good faith the views of the Company in advance of making any decisions with respect to, such strategy, and Parent will make available its Representatives to discuss such strategy in good faith promptly upon the Company’s request.

7.5 Company Stockholders Meeting.

(a) The Company shall take all action necessary, in accordance with applicable Law and its Organizational Documents, to duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable (but in no event later than thirty-five (35) days) after the Proxy Statement Clearance Date, to secure the Requisite Company Vote in respect of the approval of the Merger and the adoption of this Agreement, and to cause such vote to be taken. The Company shall not postpone, recess or adjourn such meeting except if (i) as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the definitive Proxy Statement), there are insufficient Shares represented (either in person or by proxy) in order to establish a quorum or to obtain the Requisite Company Vote, (ii) the Company Board has determined in good faith (after consultation with outside legal counsel) that it is necessary under applicable Law to comply with the requirements made by the SEC or other applicable Law with respect to the Proxy Statement or that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, or (iii) with prior consent of Parent; provided that in no event will the Company postpone or adjourn the Company Stockholders Meeting (x) in the case of clause (i), by more than ten (10) days in connection with any one postponement, recess or adjournment or more than an aggregate of twenty (20) days from the original date; or (y) in the case of clause (ii), by more than ten (10) Business Days or such other amount of time reasonably agreed by the Company and Parent to be necessary to comply with applicable Law; provided, further, that in the case of clause (i) the Company shall, and shall instruct its proxy solicitor to use reasonable best efforts to, solicit as promptly as practicable the presence, in person or by proxy, of a quorum, but shall only be obligated to do so in the absence of the Change of Recommendation and until there are a sufficient number of Shares present or represented to obtain such a quorum, and in no event more than ten (10) days after the date originally scheduled for the Company Stockholders Meeting. The Company shall, at the instruction of Parent, postpone or adjourn the Company Stockholders Meeting if there are not sufficient votes in person or by proxy to secure the Requisite Company Vote to allow reasonable time (but in no event more than twenty (20) days) for the solicitation of proxies for the purpose of obtaining the Requisite Company Vote. The Company will establish the earliest reasonable Record Date for the Company Stockholders Meeting, subject to compliance with the DGCL, the Exchange Act or the rules or regulations of any national securities exchange (including Euronext Paris), national securities or interdealer quotation system (including any listing agreement related thereto). In no event will the Record Date be changed without Parent’s prior written consent. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 7.5(a) shall not be affected by commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or any event constituting or that could constitute an Intervening Event.

(b) Subject to the Company Board’s fiduciary obligations under applicable Law, the Company shall use its reasonable best efforts to obtain the Requisite Company Vote, including the solicitation of proxies therefor.

(c) Parent covenants and agrees that, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, at the Company Stockholders Meeting, any adjournment thereof or any other meeting of the stockholders of the Company in connection with the Merger, Parent shall vote, and cause to be voted, any Shares then owned beneficially or of record by it or any of its Affiliates, as of the record date for such meeting, in favor of the adoption of this Agreement (as it may be amended or otherwise modified from time to time) and the approval of the Merger and the approval of any actions required in furtherance thereof and against any proposal that could, or could reasonably be expected to prevent, delay or impair consummation of the Merger.

7.6 Information and Access; Consents.

(a) The Company shall (and shall cause its Subsidiaries to), at Parent’s reasonable request, upon reasonable prior notice and subject to applicable Law, afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time or the termination of this Agreement, to its employees, agents, properties, offices and other facilities, Contracts, books and records and (promptly following the execution of a consent in form and substance reasonably acceptable to such auditors or independent accountants) accounts and work papers of the Company’s and its Subsidiaries’ independent accountants and auditors, and during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information and documents concerning or regarding its businesses, properties and assets (including Intellectual Property Rights) and personnel as may reasonably be requested by Parent; provided, however, that, subject to Section 7.6(b), neither the Company nor any of its Subsidiaries shall be required to provide such access or furnish such information and documents to the extent the Company reasonably determines (upon the advice of outside legal counsel) that such access or furnishing of information could result in (A) a violation of any applicable Law or Contract or (B) waiver of the protection of any attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections); provided that the Company shall use its commercially reasonable best efforts (x) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege (or such other protection) or (y) to develop an alternative to providing such information so as to address such matters that are reasonably acceptable to Parent and the Company.

(b) To the extent that any of the information or documents furnished or otherwise made available pursuant to this Section 7.6 or otherwise in accordance with the terms of this Agreement or the Confidentiality Agreement constitutes information or documents that may be subject to an attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material and information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under such privileges and protections.

(c) No access or information provided to Parent or any of its Representatives or to the Company or any of its Representatives following the date of this Agreement, whether pursuant to this Section 7.6 or otherwise, shall affect or be deemed to affect, modify or waive the representations and warranties of the Parties set forth in this Agreement and, for the avoidance of doubt, all information and documents disclosed or otherwise made available in connection with this Agreement and the transactions contemplated by this Agreement shall be governed by the terms and conditions of the Confidentiality Agreement (including the provisions limiting the use of all such information to the evaluation, negotiation and implementation of a Transaction) and subject to applicable Laws relating to the exchange or sharing of information and any restrictions or requirements imposed by any Governmental Entity. Parent and the Company hereby agree that Section 13(c)(ii) of the Confidentiality Agreement shall be amended and restated in its entirety to read “June 30, 2022”.

(d) As promptly as practicable after the date of this Agreement, the Company shall, and shall cause its controlled Affiliates and Subsidiaries to (i) use their respective reasonable best efforts (which efforts shall not require the Company or any of its Subsidiaries to pay any consideration, fees or expenses) to obtain any consents or waivers from any third parties in respect of any Company Material Contracts which are subject to termination or penalties as a result of the transactions contemplated by this Agreement and (ii) reasonably cooperate with Parent and its Representatives, to pursue such consents, including by making their Representatives reasonably available to meet with such third parties by telephone or in person and facilitating access to and communications with such third parties.

7.7 Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of Shares from the NYSE and the deregistration of the Shares and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.

7.8 Publicity. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release. Thereafter, neither the Company nor Parent shall, without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) issue or cause the publication of any press release or otherwise make any public statements, disclosures or communications with respect to the transactions contemplated by this Agreement except (a) as may be required by any applicable Law or Proceeding or by obligations pursuant to any listing agreement with or rules of any national securities exchange (including Euronext Paris), national securities quotation system, interdealer quotation service or the NYSE or (b) with respect to any Change of Recommendation made in accordance with this Agreement or Parent’s response thereto; provided the foregoing shall not apply to any public statements, disclosures or communications, so long as such statements, disclosures or communications are substantially similar in tone and substance with previous public statements, disclosures or communications jointly made by the Company and Parent or to the extent that they have been reviewed and previously approved by both the Company and Parent and would not otherwise require the other party to make additional public disclosure.

7.9 Employee Benefits.

(a) For a period of one (1) year immediately following the Closing Date (or if shorter, during the relevant period of employment), Parent shall provide, or shall cause to be provided, the Continuing Employees with (i) an annual base salary or wage rate that is no less favorable than that provided to each such Continuing Employee immediately prior to the Effective Time, (ii) target cash short-term incentive and commission opportunities that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time, (iii) employee benefits (excluding equity and equity-based compensation, nonqualified deferred compensation, defined benefit pensions, and retiree medical arrangements) that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time and (iv) the severance benefits set forth on Section 7.9(a) of the Company Disclosure Letter.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any employee benefit plans of Parent and its Subsidiaries solely to the extent such plans provide benefits to any Continuing Employee after the Closing Date (including the Company Benefit Plans) (the “New Plans”), each such Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing Date; provided that the foregoing service credit shall not be required to apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service, (ii) for purposes of any defined benefit pension accrual under any New Plan (other than any Company Benefit Plan) and (iii) for purposes of any subsidy provided for any post-employment welfare benefits under any New Plan (other than any Company Benefit Plan). In addition, and without limiting the generality of the foregoing, (A) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Continuing Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts, cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Continuing Employee participated immediately prior to the Closing Date and (y) any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Upon the written request of Parent at least thirty (30) Business Days prior to the Closing Date, effective as of immediately prior to Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or shall cause the termination of the U.S. tax-qualified defined contribution plan provided to current and former employees of the Company and its Subsidiaries (the “Company Qualified Plan”). In such event, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries (each, a “Parent Qualified Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company Qualified Plan to the corresponding Parent Qualified Plan. If the Company Qualified Plan is terminated as described herein, the Continuing Employees shall be eligible as soon as administratively practicable following the Closing Date to commence participation in a Parent Qualified Plan.

(d) The Parties shall take the actions set forth on Section 7.9(d) of the Company Disclosure Letter.

(e) Prior to making any broad-based communication or written communications (including website postings) pertaining to employment, compensation or benefit matters that are or may be affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(f) Nothing in this Agreement shall be treated as an amendment of, or undertaking to amend, any Company Benefit Plan or any other benefit plan, program, agreement or arrangement. The provisions of this Section 7.9 are solely for the benefit of the Parties, and nothing in this Section 7.9, express or implied, shall confer upon any current or former director, officer, employee or natural person service provider of the Company or any of its Subsidiaries or legal representative or beneficiary thereof, or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever, under this Agreement or any rights or remedies under any Company Benefit Plan that such employee, representative, beneficiary or other Person would not otherwise have under the terms of that Company Benefit Plan.

7.10 Indemnification; Directors’ and Officers’ Insurance.

(a) During the Tail Period, to the fullest extent that the Company would have been permitted under applicable Law and the Company’s Organizational Documents in effect as of the date of this Agreement, Parent and the Surviving Corporation shall, and Parent shall and shall cause the Surviving Corporation to, indemnify and hold harmless the Indemnified Parties against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Proceeding in connection with, arising out of or otherwise related to matters, acts or omissions existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of the fact that he or she is or was a director or officer of the Company or any of its Subsidiaries, including in connection with the transactions contemplated by this Agreement. Parent or the Surviving Corporation (including in connection with the enforcement of such Indemnified Party’s rights under this Section 7.10) shall advance all reasonable, documented out-of-pocket expenses as incurred in connection therewith (upon receipt from such Indemnified Party of a request therefor, accompanied by invoices or other relevant documentation) to the fullest extent that the Company would have been permitted to advance such expenses as of the date of this Agreement under applicable Law and the Company’s Organizational Documents; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and provided, further, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the Company’s Organizational Documents in effect as of the date of this Agreement shall be made by independent legal counsel selected by the Surviving Corporation and acceptable to the Indemnified Party (such acceptance not to be unreasonably conditioned, withheld or delayed).

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies for a claims reporting or discovery period of the Tail Period from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies as in effect as of the date hereof with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the annual premium of the D&O Insurance exceed during the Tail Period three-hundred and fifty percent (350%) of the last annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) During the Tail Period, without the prior written consent of the Indemnified Party, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, shall not be amended, restated, amended and restated, repealed or otherwise modified in any manner (whether by merger, consolidation, division, operation of law or otherwise) that would adversely affect any right thereunder of any such Indemnified Party.

(d) If Parent or the Surviving Corporation or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person or consummate any division transaction, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.10.

(e) The provisions of this Section 7.10 are (i) intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties and (ii) are in addition to any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

7.11 Treatment of Certain Existing Indebtedness. Subject to Sections 7.15(b) and 7.15(d), prior to the Closing Date, the Company shall use its commercially reasonable efforts to, as reasonably requested by Parent, (i) deliver (or cause to be delivered) notices of the payoff, prepayment, discharge and termination of any outstanding Indebtedness or obligations of the Company under the Company Debt and obligations or agreements that are secured pursuant thereto (including interest rate swaps) (the “Existing Indebtedness Payoff Amount”), (ii) take all other actions required to facilitate the repayment of the Existing Indebtedness Payoff Amount, including the termination of the commitments under the Company Debt and the release of any Encumbrances and termination of all guarantees granted under the Company Debt, subject to Parent having made (on behalf of the Company) such payment or having caused such payment to be made, as provided in the second sentence of this Section 7.11 as applicable and (iii) obtain customary payoff letters or other similar evidence with respect to the Company Debt at least two (2) Business Days prior to Closing (but shall be subject to customary conditions). Subject to Sections 7.15(b) and 7.15(d), Parent shall (A) irrevocably pay off, or cause to be paid off, at or prior to the Effective Time the Existing Indebtedness Payoff Amount and (B) use its commercially reasonable efforts to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligation under this Section 7.11.

7.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of Parent the Company and the Parent Board and the Company Board, respectively, shall to the extent permitted by applicable Law, use reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that such transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, as the case may be, and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

7.13 Section 16 Matters. The Company and Parent, shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause any dispositions of equity securities of the Company (including deemed dispositions or cancellations and any derivative securities with respect to any equity securities of the Company) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

7.14 Transaction Litigation.

(a) In the event that any stockholder litigation related to this Agreement or the transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, in a writing delivered to the Company, against the Company or any members of the Company Board from and following the date of this Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), the Company shall (i) promptly notify Parent of such Transaction Litigation, (ii) give Parent the opportunity to participate in the Company’s defense and/or settlement of any Transaction Litigation, (iii) timely consult with Parent with respect to the defense and/or settlement of any Transaction Litigation and (iv) consider in good faith Parent’s advice and recommendations with respect to such Transaction Litigation. The Company shall not agree to settle or offer to settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed).

(b) Immediately after execution of this Agreement, the Parties will execute the Settlement Agreement. In accordance with the Settlement Agreement, within 24 hours of the receipt by counsel to the Company of a fully executed original of the Settlement Agreement and a fully executed original of the Stipulation and Order of Dismissal With Prejudice in the form attached to the Settlement Agreement (the “Stipulation and Order of Dismissal”), the Company shall (a) e-file the Stipulation and Order of Dismissal and (b) provide a courtesy copy of the Stipulation and Order of Dismissal to the Chambers of The Hon. Joseph R. Slights III, Vice Chancellor.

7.15 Financing Cooperation.

(a) Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective Affiliates and Representatives to, use commercially reasonable efforts to provide all customary cooperation that is reasonably requested by Parent in connection with any debt financing obtained by Parent or any of its Subsidiaries for the purpose of financing the transactions contemplated hereby (it being understood that the receipt of any such financing is not a condition to the Merger) (the “Financing”).

(b) If reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective Affiliates and Representatives to, use commercially reasonably efforts to reasonably cooperate with Parent, Holding and Merger Sub to, with respect to the Senior Unsecured Notes and the related indentures or note purchase agreements, as the case may be (as amended or supplemented prior to the date hereof and for purposes of this Section 7.15(b), the “indentures”), (i) reasonably cooperate with Parent, Holdings and Merger Sub if any of them determines to commence any of (A) one or more offers to purchase any or all of the outstanding series of Senior Unsecured Notes for cash (the “Offers to Purchase”) or (B) one or more offers to exchange any or all of the outstanding Senior Unsecured Notes for securities issued by Parent or any of its Subsidiaries (the “Offers to Exchange”) and (ii) conduct consent solicitations to obtain from the requisite holders thereof consent to certain amendments to, or waivers with respect to certain provisions of, such indentures (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”); provided that any such transaction shall be funded using consideration provided by Parent or any of its Subsidiaries and that Parent shall be responsible for all other liabilities incurred by the Company or any of its Subsidiaries in connection with any Company Note Offers and Consent Solicitations and any Offer to Purchase or Offer to Exchange shall be consummated no earlier than the Closing. Any Company Note Offers and Consent Solicitations shall be made on customary terms and conditions (including price to be paid and conditionality) as are reasonably proposed by Parent or any of its Subsidiaries, are reasonably acceptable to the Company and are permitted or required by the terms of such Senior Unsecured Notes, the applicable indentures and applicable

Laws, including SEC rules and regulations. Subject to the receipt of the requisite consents, in connection with any or all of the Consent Solicitations, the Company shall execute supplemental indentures, amendments or waivers to the applicable indentures in accordance with the terms thereof amending the terms and provisions of such indentures in a form as reasonably requested by Parent and reasonably acceptable to the Company, which supplemental indentures, amendments or waivers shall become effective no earlier than the Closing. In connection with the cooperation provided for in this Section 7.15(b), at the expense of Parent and its Subsidiaries, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective Affiliates and Representatives to, upon the reasonable request of Parent or any of its Subsidiaries, use commercially reasonably efforts to provide reasonable assistance and cooperation (i) with Parent’s and its respective agents’ due diligence (including by providing access to documentation reasonably requested by such Persons in connection with the Company Note Offers and Consent Solicitations), (ii) to aid in the preparation by Parent of customary documentation used to complete the Company Note Offers and Consent Solicitations and (iii) by requesting, and using commercially reasonable efforts to cause, (A) to the extent historical financial statements of the Company are or would be required to be included by Parent in a relevant registration statement of Parent for any Company Note Offers and Consent Solicitations under the rules and regulations of the Securities and Exchange Commission, the Company’s independent accountants to provide customary consents for use of their reports to the extent customary and necessary in connection with such Company Note Offers and Consent Solicitations and (B) the Company’s Representatives to furnish any customary or necessary certificates, or comfort letters in connection with the indentures and the Company Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent or any of its Subsidiaries and be reasonably acceptable to the Company and their fees and out-of-pocket expenses will be paid directly by Parent. The Merger is not conditioned on the occurrence or success, or the making or obtaining, as applicable, of any Company Note Offers and Consent Solicitations.

(c) Parent shall (i) promptly upon request by the Company, reimburse (or cause to be reimbursed) the Company and its Subsidiaries for all reasonable out-of-pocket fees and expenses (including reasonable out-of-pocket auditor’s and attorneys’ fees and expenses) of the Company and its Subsidiaries and all reasonable out-of-pocket fees and expenses of their Representatives incurred in connection with the requested cooperation set forth in this Section 7.15 or Section 7.15 of the Original Merger Agreement and (ii) indemnify (or cause to be indemnified), defend and hold harmless the Company, its Subsidiaries, its Affiliates and its and their respective Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable out-of-pocket fees and expenses of counsel) or settlement payment, of any kind, incurred, imposed on, sustained, suffered by or asserted against, any of them, directly or indirectly relating to, arising out of or resulting from the Financing, the performance by the Company, its Subsidiaries, its Affiliates and its and their respective Representatives of any obligations set forth in this Section 7.15 or Section 7.15 of the Original Merger Agreement and any information utilized in connection therewith and such Representatives shall be third-party beneficiaries of this Section 7.15. Parent acknowledges and agrees that, except for obligations from and after the Closing Date that arise under the definitive agreements governing the Financing or closing certificates relating to the Financing, the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to, any person under any arrangement with respect to the Financing that Parent may request in connection with the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary in Section 7.11 and this Section 7.15, the cooperation or other actions contemplated in Section 7.11 and this Section 7.15 (i) do not and shall not require such cooperation from the Company or the Company to take any such action to the extent it would (A) unreasonably disrupt or interfere with the conduct of the Company’s or its Subsidiaries’ business, (B) require the Company or any of its Subsidiaries to incur any fees, expenses or other liability prior to the Effective Time for which it is not entitled to be reimbursed or indemnified pursuant to the terms of this Agreement (other than customary authorization letters required in connection with the Financing), (C) subject any director, officer or employee of the Company or any of its Subsidiaries to personal liability, (D) require the Company to breach, waive or amend any terms of this Agreement, (E) require the Company to provide any information that is prohibited or restricted by applicable

Law or is attorney-client privilege or protection (including attorney-client privilege, attorney work product protections and confidentiality protections), (F) require cooperation to the extent that it would reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any Contract (including a breach of any confidentiality obligation), (G) require the directors of the Company or any Subsidiary to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with the cooperation or actions contemplated by Section 7.11 or this Section 7.15, (H) require the Company, any of its Subsidiaries or any of its or their respective Representatives to make any representation to Parent, any of its Affiliates, in connection with the cooperation or actions contemplated by Section 7.11 or this Section 7.15, or any other Person with respect to any cooperation or action under Section 7.11 or this Section 7.15 (other than customary authorization letters required in connection with the Financing), (I) require the Company to furnish any financial statements, audit reports or financial information other than as required under Section 7.15(b) and other than to the extent such statements, reports or information are readily available to the Company, any of its Subsidiaries or any of their respective Representatives, (J) require the Company, any of its Subsidiaries, or any of its or their respective Affiliates or Representatives to be the issuer of any securities or issue any offering document prior to the Closing Date or (K) to furnish any legal opinions and (ii) the Company and its Subsidiaries shall not be required to execute or perform any agreement, document or instrument, including any definitive financing agreement, with respect to the cooperation or actions contemplated by Section 7.11 or this Section 7.15 or provide any indemnity the effectiveness of which is not conditioned upon Closing occurring.

7.16 Merger Sub Consent. In accordance with applicable Law and Merger Sub’s Organizational Documents, immediately following the execution of this Agreement, Holding, as the sole stockholder of Merger Sub, shall (a) approve the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (b) adopt this Agreement, the execution and delivery of this Agreement by each of the Parties.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Requisite Company Vote shall have been obtained.

(b) Requisite Regulatory Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated, and the authorizations, consents, orders and approvals listed in Section 8.1(b) of the Company Disclosure Letter, shall have been obtained or terminated; it being understood that the Existing Competition Clearances shall be deemed to satisfy the foregoing condition to the extent still in effect.

8.2 Conditions to Obligations of Parent, Holding and Merger Sub. The obligations of Parent, Holding and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Effective Time, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):

(a) Representations and Warranties. Each of the representations and warranties set forth in: Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.2(a) and Section 5.2(b)(iv) (Capital Structure) (except for de minimis inaccuracies; provided, however, that no inaccuracies in excess of an aggregate 6,000 Shares shall be deemed to be de minimis), Section 5.3 (Corporate Authority and Approval), Section 5.20 (Takeover Statutes; No Rights Plan), Section 5.21 (Brokers and Finders) and Section 5.22 (Opinion of Financial Advisor) shall be true and correct in all respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly, including by virtue of the lead in to Article V, speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations (subject to Section 7.2(d)) required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Closing Certificate. Parent, Holding and Merger Sub shall have received (i) a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) above have been satisfied.

8.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction, at or prior to the Effective Time, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(a) Representations and Warranties. The representations and warranties of Parent, Holding and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent, Holding and Merger Sub. Each of Parent, Holding and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent, Holding and Merger Sub Closing Certificate. The Company shall have received a certificate signed on behalf of Parent, Holding and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) above have been satisfied.

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote has been obtained, by mutual written consent of the Company and Parent.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, by either the Company or Parent if:

(a) the Merger shall not have been consummated on or before June 30, 2021 (the “Outside Date”); provided, however, that if the conditions to Closing set forth in Section 8.1(b) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VIII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the Outside Date will be automatically extended to December 31, 2021 and such date, as so extended, shall be the “Outside Date”; or

(b) the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (or at any adjournment or postponement thereof, subject to Section  7.5) held in accordance with this Agreement.

9.3 Termination by the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Company:

(a) if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Holding or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent, Holding or

Merger Sub shall have become untrue following the date of this Agreement, in either case such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) twenty (20) days after the giving of notice thereof by the Company to Parent describing such breach or failure in reasonable detail and (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to the Company if the Company is then in material breach of this Agreement or if any representation or warranty of the Company shall have become untrue, in either case, so as to result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b); or

(b) prior to the time the Requisite Company Vote is obtained, to enter into an Alternative Acquisition Agreement in compliance with the terms of this Agreement, including Section 7.3(d)(ii); provided that the Company pays the Company Termination Fee to Parent prior to or concurrently with such termination in accordance with Section 9.5(b).

9.4 Termination by Parent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Parent prior to the time the Requisite Company Vote is obtained, if there shall have been a Change of Recommendation or if the Company or any of its Representatives shall have materially breached any of its obligations under Section  7.3.

9.5 Effect of Termination and Abandonment.

(a) In the event of the termination of this Agreement by either Parent or the Company as provided in Article IX, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. Except to the extent provided in Section 9.5(b), in the event of termination of this Agreement in compliance with Article IX, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything to the contrary set forth in this Agreement, (i) no such termination shall relieve any Party from any liability or damages for Willful Breach of this Agreement prior to such termination or the requirement to make the payments set forth in Section 9.5(b) and (ii) the provisions set forth in this Section 9.5 and Article X shall survive the termination of this Agreement.

(b) The Company shall pay to Parent, by wire transfer of immediately available funds, a termination fee in the amount of $575,000,000 (the “Company Termination Fee”) in the event that this Agreement is terminated:

(i) by either the Company or Parent pursuant to Section 9.2(a), or Section 9.2(b) and, in each case;

(A) any Person shall have made an Acquisition Proposal to the Company or its stockholders (whether or not conditional or not withdrawn) or publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, and

(B) within twelve (12) months after such termination, the Company enters into any Alternative Acquisition Agreement with respect to any Acquisition Proposal (with “fifty percent (50%)” being substituted in lieu of “fifteen percent (15%)” in each instance thereof in the definition of “Acquisition Proposal” for purposes of this Section 9.5(b)(i)(B)), then immediately prior to or concurrently with the occurrence of such entry into an Alternative Acquisition Agreement, or

(ii) by Parent pursuant to Section 9.4, then promptly, but in no event later than two (2) Business Days after the date of such termination; or

(iii) by the Company pursuant to Section 9.3(b), then simultaneously with, and as a condition to, the effectiveness of any such termination.

In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) The Parties acknowledge that (i) the agreements set forth in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, (ii) the Company Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without this agreement, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fees set forth in this Section 9.5 or any portion of such fees, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount due pursuant to this Section 9.5 from the date such payment was required to be made until the date of payment at the annual rate of two percent (2%) plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment (or such lesser rate as is the maximum permitted by applicable Law). Notwithstanding any other provision of this Agreement, other than in the case of actual or intentional fraud or Willful Breach of this Agreement by the Company and subject to Section 10.6, the Parties agree that in the event this Agreement is terminated under circumstances where the Company Termination Fee is payable pursuant to this Section 9.5, the payment of the Company Termination Fee shall be the sole and exclusive monetary remedy of Parent, Holding and Merger Sub, with respect to this Agreement and the transactions contemplated by this Agreement, against the Company and its Subsidiaries and any of their respective directors, officers, employees and stockholders and Affiliates (the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee, other than in the case of actual or intentional fraud or any Willful Breach of this Agreement by the Company, none of the Company Related Parties shall have any further liability or obligation to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements of the Parties that by their terms contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

10.2 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) personally delivered or by an internationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.2 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 10.2). Such communications must be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.2 (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver).

If to the Company:

Tiffany & Co.

200 Fifth Avenue

New York, New York 10010

Attention: Leigh M. Harlan

Email:       LEIGH.HARLAN@Tiffany.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attention: Frank J. Aquila

                 Melissa Sawyer

Email:       aquilaf@sullcrom.com

                 sawyerm@sullcrom.com

If to Parent, Holding or Merger Sub:

LVMH Moët Hennessy Louis Vuitton SE

22 avenue Montaigne

75008 Paris, France

Attention: Bernard Kuhn (Group General Counsel)

Email:       b.kuhn@lvmh.fr

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Howard L. Ellin

                 Sean C. Doyle

Email:       howard.ellin@skadden.com

                 sean.doyle@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP

68, rue du Faubourg Saint-Honoré

75008 Paris, France

Attention: Armand W. Grumberg

Email:       armand.grumberg@skadden.com

10.3 Expenses. Subject to Section 7.10 and Section 9.5, whether or not the Merger is consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement including all costs, fees and expenses of its Representatives, shall be paid by the party incurring such cost, fee or expense, except as otherwise expressly provided herein.

10.4 Modification or Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 7.10(c), at any time prior to the time the Requisite Company Vote is obtained, this Agreement may be modified or amended, if, and only if, such modification or amendment is in writing and signed by the Parties; provided, however, that after the Requisite Company Vote has been obtained, there shall not be made any amendment or modification to this Agreement that by Law requires the further approval of the stockholders of the Company without such further approval; provided, further, that this Section 10.4, Section 10.5, Section 10.7 and Section 10.8 (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions), in each case solely with respect to provisions relating directly to the Financing

Sources, may not be modified, waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of the affected Financing Source, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) The conditions to each of the respective Parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except to the extent specifically provided otherwise in Section 9.5.

10.5 Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THIS AGREEMENT, AND ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS, RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH LAWS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, each of the Parties agrees that, except as specifically set forth in any commitment letter or definitive financing agreement to the contrary, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Financing or the performance thereof or the financing contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(a) Each of the Parties irrevocably agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably submits to the exclusive venue of any such Proceeding in the Chosen Courts and waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum, do not have jurisdiction over any Party or that this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts, (D) irrevocably waives any claim that it or its property is exempt or immune from the jurisdiction of the Chosen Courts or from any Proceeding commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (E) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (F) agrees that it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (E) of this Section 10.5(a) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. Each Party agrees that a final judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon judgment. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(b) Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim, or third-party claim of any kind or description (whether at law, in equity, in contract, in tort or otherwise), against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any financing commitment or the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, Borough of Manhattan or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof).

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT (INCLUDING, IN CONNECTION WITH THE FINANCING OR ANY FINANCING COMMITMENT), ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 10.5(c).

(d) Notwithstanding anything to the contrary contained herein, the Company agrees on behalf of itself and its Affiliates that none of the Financing Sources shall have any liability or obligation to the Company or any of their Affiliates relating to this Agreement or any of the transactions contemplated herein (including with respect to the Financing). The Company and its Affiliates hereby waive any and all claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources that may be based upon, arise out of or relate to this Agreement, any Financing commitment or the transactions contemplated hereby or thereby.

10.6 Specific Performance; Remedies.

(a) Each of the Parties acknowledges and agrees that irreparable harm would occur in the event that the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached and for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement and to obtain or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 10.5(a), in the Chosen Courts without necessity of posting a bond or similar instrument. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and any right it may have to require the obtaining, furnishing or posting of any bond or similar instrument.

(b) In the event that any Proceeding is brought by the Company to enforce the terms of this Agreement or for money damages, the “Per Share Merger Consideration” shall be deemed, for all purposes in that Proceeding, including any award of specific performance or damages, to be $135.00 in cash, without interest and less any required withholding Taxes.

10.7 Third-Party Beneficiaries. Except (a) from and after the Effective Time, the Indemnified Parties with respect to the provisions of Section 7.10 as provided for therein and (b) from and after the Effective Time, the holders of Shares, Company Options, Company PSUs and Company RSUs shall be third-party beneficiaries with respect to their respective rights to receive the consideration payable pursuant to Article IV, the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (other than the Parties and those Persons referred to in clauses (a) and (b) of this Section 10.7, but only to the extent expressly provided for in this Agreement) or their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; provided, however, that the Financing Sources are hereby made express third-party beneficiaries of, and are entitled to enforce, Section 9.5(c), Section 10.4, Section 10.5, this Section 10.7 and Section  10.8.

10.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Except as may be required to satisfy the obligations contemplated by Section 7.9, no Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties and any attempted or purported assignment or delegation in violation of this Section 10.8 shall be null and void.

10.9 Entire Agreement. This Agreement (including the Company Disclosure Letter, Parent Disclosure Letter and Exhibits) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.

10.10 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.11 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties and unless and until such receipt, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

TIFFANY & CO.

By:	/s/ Alessandro Bogliolo
Name:	Alessandro Bogliolo
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED MERGER AGREEMENT]

LVMH MOËT HENNESSY - LOUIS VUITTON SE

By:	/s/ Bernard Arnault
Name:	Bernard Arnault
Title:	Chairman and Chief Executive Officer

BREAKFAST HOLDINGS ACQUISITION CORP.

By:	/s/ Anish Melwani
Name:	Anish Melwani
Title:	Chairman

BREAKFAST ACQUISITION CORP.

By:	/s/ Anish Melwani
Name:	Anish Melwani
Title:	Chairman

[SIGNATURE PAGE TO AMENDED AND RESTATED MERGER AGREEMENT]

ANNEX B

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

October 28, 2020

The Board of Directors

Tiffany & Co.

200 Fifth Avenue

New York, NY 10010

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of Tiffany & Co., a Delaware corporation (the “Company”), of the $131.50 per Share in cash, without interest and less any required withholding taxes, proposed to be paid to such holders pursuant to the Amended and Restated Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among the Company, LVMH Moët Hennessy Louis Vuitton S.E., a societas Europaea (European company) organized under the laws of France (“Parent”), Breakfast Holdings Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Holding”), Breakfast Acquisition Corp., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”). The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become an indirect wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares owned or held in treasury immediately prior to the effective time of the Merger by the Company or any wholly owned subsidiary of the Company, (ii) Shares owned immediately prior to the effective time of the Merger by Parent or any wholly owned subsidiary of Parent (including Holding and Merger Sub), and (iii) Shares issued and outstanding immediately prior to the effective time of the Merger (other than the Shares described in clauses (i) and (ii)) and held by a holder of record who did not vote in favor of the adoption of the Agreement and is entitled to demand and validly demands appraisal of such Shares pursuant to, and complies in all respects with, Section 262 of the Delaware General Corporation Law (the shares referred to in clauses (i) - (iii), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive $131.50 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions contained in the Agreement (the $131.50 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which has already been paid, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

PHONE (212) 380-2650        FAX (212) 380-2651        WWW.CENTERVIEWPARTNERS.COM

NEW YORK    •    LONDON    •    PARIS    •    SAN FRANCISCO    •    PALO ALTO    •    LOS ANGELES

The Board of Directors

Tiffany & Co.

October 28, 2020

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period other than in connection with our current engagement. In the past two years, we have not been engaged to provide financial advisory or other services to Parent and we have not received any compensation from Parent during such period. In the past two years, we have been engaged to provide and are currently providing financial advisory services unrelated to the Company or the Transaction to two portfolio companies of L Catterton Management Limited (“L Catterton”), an affiliate of Parent, and we have received, and may in the future receive, compensation for certain of the foregoing services. We may provide financial advisory and other services to or with respect to the Company, Parent, L Catterton or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co -invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, L Catterton or any of their respective affiliates or portfolio companies, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated October 28, 2020 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended January 31, 2020, January 31, 2019 and January 31, 2018; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in

The Board of Directors

Tiffany & Co.

October 28, 2020

any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. We also do not express any view on, and our opinion does not address, the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement as compared to the consideration per Share that was to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement and Plan of Merger, dated as of November 24, 2019, by and among the Company, Parent, Holding and Merger Sub (the “Prior Agreement”), or the likelihood that the Company would be successful in compelling the consummation of the Transaction in accordance with the terms of the Prior Agreement. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

The Board of Directors

Tiffany & Co.

October 28, 2020

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

ANNEX C

PERSONAL AND CONFIDENTIAL

October 28, 2020

Board of Directors

Tiffany & Co.

727 Fifth Avenue

New York, NY 10022

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than LVMH Moët Hennessy—Louis Vuitton, Société Européenne (“LVMH”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Tiffany & Co. (the “Company”) of the $131.50 in cash per Share to be paid to such holders pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 28, 2020 (the “Agreement”), by and among LVMH, Breakfast Holdings Acquisition Corp., a wholly owned subsidiary of LVMH (“Holding”), Breakfast Acquisition Corp., a wholly owned subsidiary of Holding, and the Company.

Goldman Sachs & Co. LLC and its affiliates (“Goldman Sachs”) are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, LVMH, any of their respective affiliates and third parties, including Groupe Arnault SAS, a significant shareholder of LVMH (“Groupe Arnault”), and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Groupe Arnault and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a bookrunning manager with respect to a bank loan (aggregate principal amount $225,000,000) to Equinox Holdings Inc., a portfolio company of L Catterton Management Limited (“L Catterton”), an affiliate of Groupe Arnault and LVMH, in March 2019; as joint lead book-running manager with respect to a public offering of 21,500,000 shares of common stock of Vroom, Inc., a portfolio company of L Catterton, in June 2020; and as joint lead book-running manager with respect to a follow on public offering of 10,800,000 shares of common stock of Vroom, Inc., in September 2020. We may also in the future provide financial advisory and/or underwriting services to the Company, LVMH, Groupe Arnault, L Catterton and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Goldman Sachs also may have co-invested with Groupe Arnault or L Catterton or their respective affiliates from time to time and may have invested in limited partnership units or affiliates of Groupe Arnault or L Catterton from time to time and may do so in the future. In addition, a Director on the Board of LVMH is currently affiliated with Goldman Sachs as a Regional Advisor.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 31, 2020; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the

Board of Directors

Tiffany & Co.

October 28, 2020

Company; and certain updated internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the luxury goods industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than LVMH and its affiliates) of Shares, as of the date hereof, of the $131.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $131.50 in cash per Share to be paid to the holders (other than LVMH and its affiliates) of Shares pursuant to the Agreement or otherwise. We also do not express any view on, and our opinion does not address, the $131.50 in cash per Share to be paid to the holders (other than LVMH and its affiliates) of Shares pursuant to the Agreement as compared to the consideration per Share that was to be paid to the holders (other than LVMH and its affiliates) of Shares pursuant to the agreement and plan of merger, dated November 24, 2019, by and among the parties to the Agreement (the “Prior Agreement”) or the likelihood that the Company would be successful in compelling consummation of the transaction contemplated by the Prior Agreement in accordance with the terms of the Prior Agreement. We are not expressing any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company or LVMH or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or LVMH or the ability of the Company or LVMH to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services

Board of Directors

Tiffany & Co.

October 28, 2020

and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $131.50 in cash per Share to be paid to the holders (other than LVMH and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Transmit your voting instructions by 11:59 P.M. Eastern Time on December 29, 2020, or by 11:59 P.M. Eastern Time on December 27, 2020 for shares of common stock held through the Tiffany and Company Employee Profit Sharing and Retirement Savings Plan (the “Tiffany 401(k) Plan”). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

TIFFANY & CO.	VOTE BY PHONE - 1-800-690-6903
200 FIFTH AVENUE ATTN: INVESTOR RELATIONS NEW YORK, NY 10010	Use any touch-tone telephone to transmit your voting instructions. Transmit your voting instructions by 11:59 P.M. Eastern Time on December 29, 2020, or by 11:59 P.M. Eastern Time on December 27, 2020 for shares of common stock held through the Tiffany 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by mail must be received by the close of business on December 29, 2020, or by the close of business on December 27, 2020 for shares of common stock held through the Tiffany 401(k) Plan.

VOTE DURING THE MEETING - www.virtualshareholdermeeting.com/TIF2020SM
You may attend the special meeting via the Internet and vote during the special meeting. Have the 16-digit control number information that is printed in the box marked by the arrow available and then follow the instructions. Please note that for shares of common stock held through the Tiffany 401(k) Plan, you will not be able to vote those shares in person at the special meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D26813-S12978                     KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                    DETACH AND RETURN THIS PORTION ONLY

TIFFANY & CO.

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain

1.  The merger proposal - To adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 28, 2020, as it may be amended from time to time (the “merger agreement”), by and among the Tiffany & Co. (the “Company”), LVMH Moët Hennessy-Louis Vuitton SE, a societas Europaea (European company) organized under the laws of France (“Parent”), Breakfast Holdings Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Holding”), and Breakfast Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Holding (“Merger Sub”), which amended and restated the Agreement and Plan of Merger, dated as of November 24, 2019, by and among the Company, Parent, Holding and Merger Sub. Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving corporation in the merger and an indirect wholly owned subsidiary of Parent.

				☐	☐	☐

				For	Against	Abstain

2. The compensation proposal - To approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.				☐	☐	☐

				For	Against	Abstain

3.  The adjournment proposal - To adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal described above in Proposal 1.

				☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM IN THE ENCLOSED ENVELOPE.        D26814-S12978

Special Meeting of Stockholders December 30, 2020, 9:00 a.m. Eastern Time

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS OF TIFFANY & CO. (THE “COMPANY”) TO BE HELD DECEMBER 30, 2020, 9:00 A.M. EASTERN TIME IN A VIRTUAL MEETING FORMAT ONLY ON WWW.VIRTUALSHAREHOLDERMEETING.COM/TIF2020SM, OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE BOARD OF DIRECTORS RECOMMENDS A VOTE: “FOR” APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT IN PROPOSAL 1; “FOR” THE PROPOSAL TO APPROVE, BY NON-BINDING, ADVISORY VOTE, CERTAIN COMPENSATION ARRANGEMENTS FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER IN PROPOSAL 2; AND “FOR” THE PROPOSAL TO APPROVE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY AND APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE PROPOSAL TO ADOPT THE MERGER AGREEMENT IN PROPOSAL 3. SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

The undersigned hereby appoints A. BOGLIOLO, M. J. ERCEG, L. M. HARLAN and each of them as proxies, with full power of substitution, to act for the undersigned, and to vote all shares of common stock represented by this proxy which the undersigned may be entitled to vote at the Special Meeting (or any adjournment or postponement thereof) as directed and permitted on the reverse side of this card and, in their judgment, on such matters as may be incident to the conduct of, or may properly come before, the meeting.

YOUR VOTE IS IMPORTANT. EVEN IF YOU WISH TO ATTEND THE SPECIAL MEETING VIRTUALLY, PLEASE VOTE BY INTERNET, CALL IN YOUR VOTE, OR SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

Continued and to be signed on reverse side